Exhibit 2.2

EXECUTION VERSION

SEPARATION AGREEMENT

by and between

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.,

VISTANA SIGNATURE EXPERIENCES, INC.,

and

INTERVAL LEISURE GROUP, INC.

(for the purposes set forth herein)

Dated as of October 27, 2015

i

ii

EXHIBITS

Exhibit A	Employee Matters Agreement
Exhibit B	License Agreement
Exhibit C	Noncompetition Agreement
Exhibit D	SPG Affiliation Agreement
Exhibit E	Tax Matters Agreement
Exhibit F	Transition Services Agreement

SCHEDULES

Schedule I	– Intercompany Agreements
Schedule II	– Starwood Assumed Liabilities
Schedule III	– Starwood Transferred Assets
Schedule IV	– Vistana Assumed Liabilities
Schedule V	– Vistana Transferred Assets
Schedule VI	– Alternate Structure

ANNEXES

Annex A – Capital Spend Schedule and Principles

Annex B – Cash Flow Schedule and Principles

iii

SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT, dated as of October 27, 2015 (this “Agreement”), is entered into by and between Starwood Hotels & Resorts Worldwide, Inc., a Maryland corporation and the sole stockholder of Vistana (“Starwood”), Vistana Signature Experiences, Inc., a Delaware corporation and a wholly-owned Subsidiary of Starwood (“Vistana”) and, solely for purposes of Section 2.1(a), Section 3.4, Section 4.3(c), Section 4.3(e), Section 4.4(b), Section 6.10, Section 7.6(c) and Section 7.8 prior to the Effective Time, and for all purposes after the Effective Time, Interval Leisure Group, Inc., a Delaware corporation (“ILG”). Each of the foregoing parties is referred to herein as a “Party” and collectively as the “Parties.” Capitalized terms used in this Agreement and not otherwise defined have the meanings ascribed to such terms in Article I of this Agreement.

RECITALS

WHEREAS, Starwood, acting through itself and its direct and indirect Subsidiaries, currently conducts the Vistana Business and the Starwood Business;

WHEREAS, the board of directors of Starwood (“Starwood Board”) has determined that it is appropriate, desirable and in the best interests of Starwood and its stockholders to separate the Vistana Business from the Starwood Business;

WHEREAS, Starwood has caused Vistana to be formed in order to facilitate the separation of the Vistana Business from the Starwood Business;

WHEREAS, Starwood currently owns all of the issued and outstanding shares of common stock, par value $0.01 per share, of Vistana (the “Vistana Common Stock”);

WHEREAS, each of Starwood and Vistana has determined that it would be appropriate and desirable (a) for Starwood and certain of its Subsidiaries to contribute and transfer to Vistana, and Vistana and certain of its Subsidiaries to accept and assume, the Vistana Assets and Vistana Assumed Liabilities, and (b) in consideration for such transferred Assets, for Vistana to (i) issue additional shares of Vistana Common Stock to Starwood, calculated in accordance with the Merger Agreement and (c) distribute to Starwood the Distribution Date Payment as further described herein (the “Internal Reorganization”);

WHEREAS, Starwood and Vistana contemplate that, following the Internal Reorganization, Starwood will either (a) distribute all of the shares of Vistana Common Stock to holders of Starwood Common Stock without consideration on a pro rata basis (the “One-Step Spin-Off”) or (b) consummate an offer to exchange (the “Exchange Offer”) shares of Vistana Common Stock for currently issued and outstanding shares of Starwood’s common stock, par value $0.01 per share (“Starwood Common Stock”), and, in the event that Starwood’s stockholders subscribe for less than all of the Vistana Common Stock in the Exchange Offer, Starwood will distribute, on a pro rata basis to holders of Starwood Common Stock, any unsubscribed Vistana Common Stock on the Distribution Date immediately following the consummation of the Exchange Offer so that Starwood will be treated for U.S. federal income Tax purposes as having distributed all of the Vistana Common Stock to its stockholders (the “Clean-Up Spin-Off”);

WHEREAS, the disposition by Starwood of 100% of the Vistana Common Stock, whether by way of the One-Step Spin-Off or the Exchange Offer (followed by any Clean-Up Spin-Off), is referred to herein as the “Distribution”;

WHEREAS, pursuant to the Agreement and Plan of Merger, dated as of October 27, 2015 (the “Merger Agreement”), by and among Starwood, Vistana, Interval Leisure Group, Inc., a Delaware corporation (“ILG”), and Iris Merger Sub, Inc., a Delaware corporation and a wholly-owned Subsidiary of ILG (“Merger Sub”), immediately following the Distribution, Merger Sub will merge with and into Vistana, with Vistana surviving as the surviving corporation (the “Merger”) and Vistana Common Stock will be converted into shares of common stock of ILG, on the terms and subject to the conditions of the Merger Agreement;

WHEREAS, it is a condition to the Merger that, prior to the Effective Time, the Internal Reorganization and the Distribution be consummated in accordance herewith;

WHEREAS, the Parties intend that the execution of this Agreement and the Merger Agreement evidence a “plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulation Section 1.368-2(g); and

WHEREAS, the Parties intend in this Agreement to set forth the principal arrangements between them regarding the Internal Reorganization and the Distribution, and certain other agreements that will, following the Distribution, govern certain matters relating to the Internal Reorganization and the Distribution and the relationship of Starwood, Vistana and their respective Subsidiaries.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I

DEFINITIONS

As used herein, the following terms have the following meanings:

“Action” has the meaning set forth in the Merger Agreement.

“Additional Payment Amount” means $100,000,000.

“Affiliate” means, with respect to any Person, any other Person (other than any Association) that, directly or indirectly, controls, is controlled by, or is under common control with, such Person, through one or more intermediaries or otherwise; provided, however, that for purposes of this Agreement, from and after the Distribution Date, no member of the Starwood Group shall be deemed an Affiliate of any member of the ILG Group or the Vistana Group, and no member of the ILG Group or the Vistana Group shall be deemed an Affiliate of any member of the Starwood Group; and provided, further, that Liberty Interactive Corporation and its Affiliates shall not be considered Affiliates of Vistana and its Affiliates solely by virtue of their ownership of the common stock of ILG so long as they own no more than 35% of the common stock of ILG.

2

“Agent” has the meaning set forth in the Merger Agreement.

“Ancillary Agreements” means the Employee Matters Agreement, the Tax Matters Agreement, the License Agreement, the Noncompetition Agreement, the SPG Affiliation Agreement, the Transition Services Agreement and any other instruments, assignments, documents and agreements executed on the Distribution Date or otherwise in connection with the implementation of the transactions contemplated by this Agreement and including all annexes, exhibits, schedules, attachments and appendices thereto.

“Ancillary Amenities” means amenities of Vacation Ownership Properties (e.g., country clubs, spas, golf courses, food and beverage outlets, gift and sundry shops) located at or in the general vicinity of Vacation Ownership Properties, and businesses that are ancillary to the foregoing activities (e.g., travel insurance), all of which are associated with Vacation Ownership Interests.

“Assets” means all assets, properties claims and rights of any kind, nature and description, whether real, personal or mixed, tangible or intangible, whether accrued, contingent or otherwise, and wherever situated and whether or not recorded or reflected, or required to be recorded or reflected, on the books of any Person.

“Association” has the meaning set forth in the Merger Agreement.

“Bank Letter” means a letter from a financial institution stating its view, subject to reasonable and customary assumptions, that Vistana could be expected to borrow the principal amount of the Vistana Loan(s) or the Refinancing, as the case may be, without a guarantee or other form of credit support from ILG or any of its Subsidiaries.

“Business Day” has the meaning set forth in the Merger Agreement.

“Capital Spend” means the total amount actually spent by Starwood and its Affiliates (including the Vistana Entities) with respect to the Vistana Business using the line items under the heading “Capital Spend” as set forth in Annex A.

“Cash Flow” means the operating cash flow of the Vistana Business for the relevant period using the line items under the heading “Operating Cash Flow” as set forth in Annex B.

“Closing Date” has the meaning set forth in the Merger Agreement.

“Code” has the meaning set forth in the Merger Agreement.

“Competition Law” has the meaning set forth in the Merger Agreement.

“Confidentiality Agreements” has the meaning set forth in the Merger Agreement.

“Consent” has the meaning set forth in the Merger Agreement.

“Contribution” means the contribution and transfer of the Vistana Assets by Starwood and certain of its Subsidiaries to Vistana and certain of its Subsidiaries.

3

“Contract” or “agreement” means any Contract as defined in the Merger Agreement, other than any Starwood Benefit Plan, Vistana Benefit Plan or ILG Benefit Plan.

“Deficit” means the amount, if any, by which the Post-3-31 Capital Spend exceeds the Post-3-31 Cash Flow.

“Distribution Date” means the date selected by the Starwood Board or its designee for the Distribution to occur, through a One-Step Spin-Off or an Exchange Offer followed by the Clean-Up Spin-Off (if necessary).

“Distribution Date Payment” means an amount in cash equal to, without duplication or interest, and as adjusted (with respect to clauses (e), (f) and (h)) in accordance with Section 3.4(b): (a) the Additional Payment Amount, plus (b) the Vistana Transaction Expenses, plus (c) the Vistana Separation Expenses, plus (d) the Target Cash Flow Total Amount, plus (e) the amount, if any, by which the Estimated Pre-3-31 Capital Spend exceeds the Target Pre-3-31 Capital Spend, less (f) the amount, if any, by which the Target Pre-3-31 Capital Spend exceeds the Estimated Pre-3-31 Capital Spend, less (g) $28,000,000, and, only if the Distribution Date occurs after March 31, 2016, (h) less the amount of the Estimated Surplus or plus the amount of the Estimated Deficit, as applicable.

“Effective Time” has the meaning set forth in the Merger Agreement.

“Employee Matters Agreement” means the Employee Matters Agreement entered into on the date of this Agreement, by and among Starwood, Vistana and ILG.

“Exchange Act” has the meaning set forth in the Merger Agreement.

“Exchange Program” means any method, arrangement, program or procedure for the voluntary exchange by Owners of the right to use and occupy Vacation Ownership Units for the right to use, occupy or benefit from other accommodations, facilities, programs or services.

“Final Determination” has the meaning set forth in the Tax Matters Agreement.

“GAAP” has the meaning set forth in the Merger Agreement.

“Governmental Authority” has the meaning set forth in the Merger Agreement.

“Group” means the Starwood Group, the Vistana Group or the ILG Group, as the context requires.

“HSR Act” has the meaning set forth in the Merger Agreement.

“Information” means information, including books and records, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names,

4

communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.

“Insurance Proceeds” means those monies: (a) received by an insured from any insurance carrier or program; (b) paid by any insurance carrier on behalf of an insured or program; or (c) received (including by way of set-off) from any third party in the nature of insurance, contribution or indemnification in respect of any Liability, in each case, net of any deductible or retention amount or any other third-party costs or expenses incurred by the Indemnitor in obtaining such recovery, including any increased insurance premiums.

“Intercompany Agreements” means Contracts between or among any Vistana Entity, on the one hand, and any Starwood Entity, on the other hand, a list of which is set forth on Schedule I.

“Interests” has the meaning set forth in the Merger Agreement.

“ILG Benefit Plan” has the meaning set forth in the Merger Agreement.

“ILG Business” has the meaning set forth in the Merger Agreement.

“ILG Group” means ILG and each of its Subsidiaries, including, after the Effective Time, the Vistana Group.

“IRS” has the meaning set forth in the Merger Agreement.

“Law” has the meaning set forth in the Merger Agreement.

“Liabilities” means any and all debts, obligations and other liabilities, including all contractual obligations, whether absolute or contingent, inchoate or otherwise, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, and including those arising under any pending, threatened or contemplated Action (including the costs and expenses of demands, assessments, judgments, settlements and compromises relating thereto and attorneys’ fees and any and all costs and expenses whatsoever reasonably incurred in investigating, preparing or defending against any such pending, threatened or contemplated Action), any Law, order or consent decree of any Governmental Authority or any award of any arbitrator of any kind, in each case, whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person.

“License Agreement” means the License, Services and Development Agreement to be entered into at or prior to the Effective Time by and among Starwood, Vistana and ILG, substantially in the form attached hereto as Exhibit B.

“Lien” has the meaning set forth in the Merger Agreement.

“Los Cabos Project” means the renovation and remediation of the Westin Resort & Spa Los Cabos.

5

“Noncompetition Agreement” means the Noncompetition Agreement to be entered into at or prior to the Effective Time by and between Starwood and Vistana, substantially in the form attached hereto as Exhibit C.

“Owner” has the meaning set forth in the Merger Agreement.

“Person” has the meaning set forth in the Merger Agreement.

“Post-3-31 Capital Spend” means the total amount of Capital Spend from April 1, 2016, until the Distribution Date.

“Post-3-31 Cash Flow” means the total amount of Cash Flow from April 1, 2016, until the Distribution Date.

“Pre-3-31 Capital Spend” means the total amount of Capital Spend from October 1, 2015, until the earlier of March 31, 2016 and the Distribution Date.

“Record Date” means the close of business on the date to be determined by the Starwood Board as the record date for determining stockholders of Starwood entitled to receive shares of Vistana Common Stock in the Distribution, to the extent the Distribution is effected through a One-Step Spin-Off, or in connection with any Clean-Up Spin-Off.

“Record Holders” means the holders of Starwood Common Stock on the Record Date but shall not include any holder of unvested restricted shares granted under the Starwood Stock Plans solely with respect to such restricted shares.

“Representative” has the meaning set forth in the Merger Agreement.

“SEC” has the meaning set forth in the Merger Agreement.

“Securities Act” has the meaning set forth in the Merger Agreement.

“SPG Affiliation Agreement” means the Starwood Preferred Guest Affiliation Agreement to be entered into at or prior to the Effective Time by and among Starwood, Preferred Guest Inc. and Vistana, substantially in the form attached hereto as Exhibit D.

“Starwood Assets” means:

(a) the Starwood Transferred Assets;

(b) all Interests of the Subsidiaries of Starwood (other than any Vistana Entity) immediately prior to the Effective Time (after giving effect to the Internal Reorganization) and all Interests of any other Person (other than any Vistana Entity) owned by any Starwood Entity immediately prior to the Effective Time (after giving effect to the Internal Reorganization);

(c) all Assets reflected as assets of Starwood and the other Starwood Entities on the Starwood Balance Sheet and any Assets acquired by or for Starwood or any other

6

Starwood Entity subsequent to the date of the Starwood Balance Sheet that, had they been acquired on or before such date and owned as of such date, would have been reflected on the Starwood Balance Sheet if prepared on a consistent basis, after taking into account any dispositions of any such Assets subsequent to the date of the Starwood Balance Sheet; and

(d) all other Assets owned or held immediately prior to the Effective Time (after giving effect to the Internal Reorganization) by Starwood or any of its Subsidiaries (excluding, for the avoidance of doubt, Vistana and its Subsidiaries).

For the avoidance of doubt, the Starwood Assets shall include all assets of or relating to any Starwood Benefit Plan (other than any Vistana Benefit Plan), except to the extent expressly transferred to the ILG Group (including the Vistana Entities) under the Employee Matters Agreement, but shall not include the Vistana Assets or any items expressly governed by the Tax Matters Agreement.

“Starwood Assumed Liabilities” means the Liabilities listed in Schedule II and the Liabilities expressly assumed by or assigned to the Starwood Group under the Employee Matters Agreement.

“Starwood Balance Sheet” means the pro forma consolidated balance sheet of Starwood, including the notes thereto, as of the same date as the Vistana Balance Sheet, that Starwood will file with the SEC following the Distribution and that gives effect to the Internal Reorganization and the Distribution.

“Starwood Benefit Plan” has the meaning set forth in the Merger Agreement.

“Starwood Business” means all businesses conducted by Starwood and its Subsidiaries and any other businesses or operations conducted through the use of the Starwood Transferred Assets, in each case, other than the Vistana Business.

“Starwood Entities” means the members of the Starwood Group.

“Starwood Group” means Starwood and each of its Subsidiaries, but excluding any member of the Vistana Group.

“Starwood Indemnitees” means Starwood, its Affiliates, and all Persons who are or have been stockholders, directors, partners, managers, managing members, officers, agents or employees of Starwood or any of its Affiliates (in each case, in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns.

“Starwood Liabilities” means the Liabilities of the Starwood Group (other than Taxes as provided for in the Tax Matters Agreement), including all Liabilities reflected as Liabilities of Starwood and the other Starwood Entities on the Starwood Balance Sheet and any Liabilities of Starwood or any other Starwood Entity accrued subsequent to the date of the Starwood Balance Sheet that, had they accrued on or before such date and been outstanding as of such date, would have been reflected on the Starwood Balance Sheet if prepared on a consistent basis, after taking into account the satisfaction of any such Liabilities subsequent to the date of the Starwood Balance Sheet, Starwood Assumed Liabilities, but excluding the Vistana Assumed Liabilities.

7

“Starwood Stock Plans” has the meaning set forth in the Employee Matters Agreement.

“Starwood Transferred Assets” means the Assets listed in Schedule III and any Asset transferred to the Starwood Group by the Vistana Group under the Employee Matters Agreement.

“Subsidiary” has the meaning set forth in the Merger Agreement.

“Surplus” means the amount, if any, by which the Post-3-31 Cash Flow exceeds the Post-3-31 Capital Spend

“Target Pre-3-31 Capital Spend” means the total amount of Capital Spend from October 1, 2015, until the earlier of March 31, 2016 and the Distribution Date as set forth on Annex A (prorated for any partial month in which the date on which the end of such period occurs based on the number of days elapsed from the first day of the month in which the date on which the end of such period occurs).

“Target Cash Flow Total Amount” means $30,000,000.

“Tax” or “Taxes” has the meaning set forth in the Tax Matters Agreement.

“Tax Benefit” has the meaning set forth in the Tax Matters Agreement.

“Tax Cost” has the meaning set forth in the Tax Matters Agreement.

“Tax Matters Agreement” means the Tax Matters Agreement to be entered into at or prior to the Effective Time by and among Starwood, Vistana and ILG, substantially in the form attached hereto as Exhibit E.

“Tax Return” has the meaning set forth in the Tax Matters Agreement.

“Transactions” has the meaning set forth in the Tax Matters Agreement.

“Transition Services Agreement” means the Transition Services Agreement to be entered into at or prior to the Effective Time by and between Starwood and Vistana, substantially in the form attached hereto as Exhibit F.

“Vacation Ownership Interests” has the meaning set forth in the Merger Agreement.

“Vacation Ownership Property” means a property that includes Vacation Ownership Units, including (a) all improvements, structures, facilities, entry and exit rights, parking, pools, landscaping, and other appurtenances (including the property building and all operating systems) located at the site of the property and (b) all furniture, fixtures, equipment, supplies and inventories installed or located in such improvements at the site of the property.

8

“Vacation Ownership Unit” means a physical unit used for overnight accommodation as part of a Vacation Ownership Interest.

“Vistana Assets” means:

(a) the Vistana Transferred Assets;

(b) all Interests of the Vistana Subsidiaries immediately prior to the Effective Time (after giving effect to the Internal Reorganization) and all Interests of any other Person owned by any Vistana Entity immediately prior to the Effective Time (after giving effect to the Internal Reorganization);

(c) all Assets reflected as assets of Vistana and the other Vistana Entities on the Vistana Balance Sheet and any Assets acquired by or for Vistana or any other Vistana Entity subsequent to the date of the Vistana Balance Sheet that, had they been acquired on or before such date and owned as of such date, would have been reflected on the Vistana Balance Sheet if prepared on a consistent basis, after taking into account any dispositions of any such Assets subsequent to the date of the Vistana Balance Sheet; and

(d) all other Assets not expressly covered in clauses (a) through (c) of this definition of “Vistana Assets” that are owned, in whole or in part, by Vistana or any Vistana Entity, but not owned in part by any Starwood Entity immediately prior to the Effective Time (after giving effect to the Internal Reorganization).

For the avoidance of doubt, the Vistana Assets shall not include the Starwood Assets or any items expressly governed by the Tax Matters Agreement or licensed to Vistana under the License Agreement.

“Vistana Assumed Liabilities” means the Liabilities listed in Schedule IV, the Liabilities relating to the Vistana Assets, and the Liabilities expressly assumed by or assigned to the Vistana Group under the Employee Matters Agreement.

“Vistana Balance Sheet” means the pro forma consolidated balance sheet of Vistana, including the notes thereto, included in the final version of the Vistana Registration Statement, which balance sheet shall give effect to the Internal Reorganization and the Distribution and shall be prepared on a consistent basis with the June 30, 2015 consolidated balance sheet of Vistana attached to the Merger Agreement pursuant to Section 5.08(a) thereof, other than with respect to adjustments to such balance sheet that are intended to reflect transactions effected by the Vistana Entities in the ordinary course of business between June 30, 2015, and the date of the pro forma consolidated balance sheet included in the final version of the Vistana Registration Statement.

“Vistana Benefit Plan” has the meaning set forth in the Merger Agreement.

“Vistana Business” means (a) the business of (i) developing, marketing, managing, and operating Vacation Ownership Properties; (ii) developing, selling, marketing, managing, operating and financing Vacation Ownership Interests and Vacation Ownership Units; (iii) developing, selling, marketing and operating Exchange Programs; (iv) managing rental

9

programs associated with Vacation Ownership Interests; (v) establishing and operating sales facilities for Vacation Ownership Interests; (vi) managing the Owner services related to Vacation Ownership Interests; (vii) servicing purchase money loans for Vacation Ownership Interests; and (viii) managing or operating the Ancillary Amenities of Vacation Ownership Properties, (b) any other business conducted by any member of the Vistana Group and (c) any other business conducted primarily through the use of Vistana Assets, whether before, at or after the Business Transfer Time.

“Vistana Confidentiality Agreement” has the meaning set forth in the Merger Agreement.

“Vistana Entities” means the members of the Vistana Group after giving effect to the Internal Reorganization, consisting of Vistana and the entities shown on Schedule V.

“Vistana Financial Statements” has the meaning set forth in the Merger Agreement.

“Vistana Group” means Vistana and each Person that would be a direct or indirect Subsidiary of Vistana after giving effect to the Internal Reorganization and immediately prior to the Effective Time; provided, that the ILG Group shall be deemed to be members of the Vistana Group as of the Effective Time, except as otherwise expressly provided for herein.

“Vistana Indemnitees” means Vistana, its Affiliates, and all Persons who are or have been stockholders, directors, partners, managers, managing members, officers, agents or employees of Vistana or any of its Affiliates (in each case, in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns.

“Vistana Liabilities” means the Liabilities of the Vistana Group (other than Taxes as provided for in the Tax Matters Agreement), including all Liabilities reflected as Liabilities of Vistana and the other Vistana Entities on the Vistana Balance Sheet and any Liabilities of Vistana or any other Vistana Entity accrued subsequent to the date of the Vistana Balance Sheet that, had they accrued on or before such date and been outstanding as of such date, would have been reflected on the Vistana Balance Sheet if prepared on a consistent basis, after taking into account the satisfaction of any such Liabilities subsequent to the date of the Vistana Balance Sheet, the Vistana Assumed Liabilities, Liabilities related to the Vistana Benefit Plans, but excluding the Starwood Assumed Liabilities.

“Vistana Separation Expenses” means those expenses, in an amount which in no event shall exceed $10,000,000, to the extent incurred by Starwood or its Affiliates on behalf of the Vistana Group in connection with the transactions contemplated by this Agreement after October 1, 2015, including information technology separation and standalone costs, human resources separation consultants, Separation Management Office separation consultants, tax separation consultants and other legal and separation costs. For the avoidance of doubt, (i) for purposes of the calculating the Distribution Date Payment, Vistana Separation Expenses shall equal $10,000,000, and (ii) no member of the Vistana Group shall be responsible for any other separation expenses incurred by Starwood or its Affiliates.

10

“Vistana Subsidiaries” means all direct and indirect Subsidiaries of Vistana, after giving effect to the Internal Reorganization.

“Vistana Transaction Expenses” means those expenses, in an amount which in no event shall exceed $20,000,000, and which include, without duplication, the amount of all out-of-pocket fees and expenses incurred prior to the Distribution Date by Starwood or Vistana or their Affiliates in connection with the transactions contemplated by this Agreement and the Merger Agreement or otherwise relating to the negotiation, preparation or execution of this Agreement and the Merger Agreement or any document or agreement contemplated hereby or thereby or the performance or consummation of the transactions contemplated hereby or thereby, including (A) any fees and expenses associated with obtaining necessary or appropriate waivers, consents or approvals of any Governmental Authority or any other third Person; (B) any fees or expenses associated with obtaining the release and termination of any Liens; (C) all brokers’ or finders’ fees; (D) fees and expenses of counsel, advisors, consultants, investment bankers, accountants, auditors and experts; (E) all sale, “stay-around,” retention, or similar bonuses or payments to current or former directors, officers, managers, employees or consultants to be paid as a result of or in connection with the transactions contemplated by this Agreement and the Merger Agreement; and (F) the cost of the directors’ and officers’ liability insurance policy to the extent procured by ILG pursuant to Section 7.08(b) of the Merger Agreement. For the avoidance of doubt, “Vistana Transaction Expenses” shall not include any fees or expenses (a) the treatment of which is addressed in Section 6.10(d) of this Agreement, the Tax Matters Agreement or Employee Matters Agreement, (b) contemplated to be paid by ILG or its Affiliates pursuant to this Agreement or the Merger Agreement or any document or agreement contemplated hereby or thereby or the performance or consummation of the transactions contemplated hereby or thereby or (c) incurred by the Vistana Entities after the Effective Time. For the avoidance of doubt, (i) for purposes of the calculating the Distribution Date Payment, Vistana Transaction Expenses shall equal $20,000,000, and (ii) no member of the Vistana Group shall be responsible for any other transaction expenses incurred by Starwood or its Affiliates in connection with the transactions contemplated by this Agreement and the Merger Agreement or incurred by the Vistana Entities prior to the Effective Time.

“Vistana Transferred Assets” means the Assets listed in Schedule V and any Asset transferred to the Vistana Group by the Starwood Group under the Employee Matters Agreement.

11

TERMS DEFINED IN THIS AGREEMENT

Defined Term	Section

After-Tax Basis	Section 5.4(c)
Agreement	Preamble
Alternate Structure	Section 6.10(a)
Arbiter	Section 3.4(d)
Business Transfer Date	Section 3.1
Business Transfer Time	Section 3.1
Clean-Up Spin-Off	Recitals
Contribution	Recitals
Counsel	Section 6.8(b)
Distribution	Recitals
Distribution Date Capital Spend	Section 3.4(e)
Distribution Date Capital Spend Statement	Section 3.4(c)
Distribution Date Adjustment Statement	Section 3.4(c)
Distribution Date Payment	Section 3.3(c)
Estimated Capital Spend	Section 3.4(b)
Estimated Deficit	Section 3.4(b)
Estimated Financial Statement(s)	Section 3.4(b)
Estimated Post-3-31 Adjustment Statement	Section 3.4(b)
Estimated Surplus	Section 3.4(b)
Exchange Offer	Recitals
Financial Information Statement(s)	Section 3.4(c)
Financing Sources	Section 6.10(b)
Indemnitee	Section 5.4(a)
Indemnitor	Section 5.4(a)
Indemnity Payment	Section 5.4(a)
Internal Reorganization	Recitals
ILG	Recitals
Loan Period	Section 6.10(b)
Merger	Recitals
Merger Agreement	Recitals
Merger Sub	Recitals
One-Step Spin-Off	Recitals
Party	Preamble
Post-3-31 Distribution Date Adjustment Statement	Section 3.4(c)
Pre-Closing Insurance Claim	Section 6.9(b)
Pre-Closing Insurance Policies	Section 6.9(a)
Refinancing	Section 6.10(b)
Step Plan	Section 2.1(a)
Starwood	Preamble
Starwood Accounts	Section 2.6
Starwood Board	Recitals
Starwood Common Stock	Recitals

12

Defined Term	Section
Starwood Released Persons	Section 5.1(a)
Third-Party Claim	Section 5.5(a)
Third-Party Proceeds	Section 5.4(a)
Vistana	Preamble
Vistana Common Stock	Recitals
Vistana Financing	Section 6.10(b)
Vistana Loan(s)	Section 6.10(b)
Vistana Registration Statement	Section 4.3(a)
Vistana Released Persons	Section 5.1(b)
Vistana Stock Issuance	Section 3.2(a)

ARTICLE II

THE INTERNAL REORGANIZATION

Section 2.1 Internal Reorganization. Except as provided in Section 2.2(b), subject to the terms and conditions of this Agreement and effective as of the Business Transfer Time, and to the extent not previously effected, the Parties shall:

(a) cause the Internal Reorganization to be completed, subject to Section 2.2(b), in all respects in accordance with the plan and structure set forth on Schedule 2.1(a) (such plan and structure, the “Step Plan”); provided, that Starwood may implement the Internal Reorganization hereunder in any other manner that Starwood determines is necessary, appropriate, advisable or desirable; provided, further, that Starwood shall (i) provide ILG and Vistana with at least ten (10) Business Days’ notice prior to any change in the implementation of the Internal Reorganization other than as contemplated by the Step Plan, (ii) consider in good faith any comments regarding such proposed changes provided by ILG or Vistana in writing within five (5) Business Days after receipt of such notice, and (iii) reimburse and indemnify ILG and Vistana for any incremental costs or liabilities incurred by any member of the Vistana Group as a result of any change in the implementation of the Internal Reorganization other than as contemplated by the Step Plan;

(b) execute such instruments of assignment and transfer and take such other corporate actions as are necessary to transfer to the Vistana Group all of the right, title and interest to all Vistana Assets to the extent that such transfer was not previously effected pursuant to the Internal Reorganization and take all actions necessary to cause the Vistana Group to assume all of the Vistana Assumed Liabilities to the extent that such assumption was not previously effected pursuant to the Internal Reorganization; and

(c) execute such instruments of assignment and transfer and take such other corporate actions as are necessary to transfer to the Starwood Group all of the right, title and interest to all Starwood Transferred Assets to the extent that such transfer was not previously effected pursuant to the Internal Reorganization, and take all actions necessary to cause the Starwood Group to assume all of the Starwood Assumed Liabilities to the extent that such assumption was not previously effected pursuant to the Internal Reorganization.

13

(d) In the event that at any time or from time to time (whether prior to, at or after the Business Transfer Time), any member of the Starwood Group or the Vistana Group, respectively, is the owner of, receives or otherwise comes to possess any Vistana Asset or Starwood Transferred Asset, as the case may be (including the receipt of payments made pursuant to Contracts and proceeds from accounts receivable) or Vistana Assumed Liability or Starwood Assumed Liability, as the case may be, that is allocated to member of the Starwood Group or the Vistana Group, respectively, pursuant to this Agreement or any Ancillary Agreement, the applicable Party shall promptly transfer, or cause to be transferred, such Vistana Asset, Starwood Transferred Asset, Vistana Assumed Liability or Starwood Assumed Liability to the Person so entitled thereto or responsible therefor. Prior to any such transfer, such Vistana Asset, Starwood Transferred Asset, Vistana Assumed Liability or Starwood Assumed Liability shall be held in accordance with Section 2.2(b).

Section 2.2 Consents.

(a) To the extent that the consummation of the Internal Reorganization or the Distribution requires any Consents from any third parties (including any Governmental Authorities), each Party shall use its reasonable best efforts to obtain promptly such Consents; provided, that, with respect to Consents from third parties (other than Governmental Authorities) required under existing Contracts, such efforts shall not include any requirement or obligation to make any payment to any such third party or assume any Liability not otherwise required to be paid or assumed by the applicable Party pursuant to the terms of an existing Contract or offer or grant any financial accommodation or other benefit to such third party not otherwise required to be made by the applicable Party pursuant to the terms of an existing Contract. For the avoidance of doubt, the required efforts and responsibilities of the Parties (i) to seek the Consents necessary to provide the Services (as defined in the Transition Services Agreement) shall be governed the Transition Services Agreement and (ii) to seek approval pursuant to the HSR Act or other Competition Laws (each as defined in the Merger Agreement) and the ILG Shareholder Approval (as defined in the Merger Agreement) shall be governed by the Merger Agreement. The obligations set forth in this Section 2.2(a) shall terminate on the one (1)-year anniversary of the Distribution Date. Notwithstanding anything in this Section 2.2(a) to the contrary, nothing in this Agreement or any other Ancillary Agreement shall be construed as an attempt or agreement to transfer any Vistana Asset, including any Contract, permit or other right, if an attempted transfer thereof, without the Consent of a third party (including any Governmental Authority), would constitute a breach or other contravention under any agreement to which any Starwood Entity or any Vistana Entity is a party or any Law or by which any Starwood Entity or any Vistana Entity is bound, or would in any way adversely affect the rights, upon transfer or otherwise, of any Vistana Entity under such Vistana Asset.

(b) Transfers and Assumptions Not Consummated Prior To or At the Business Transfer Time. If the transfer or assumption (as applicable) of any Vistana Asset, Vistana Assumed Liability, Starwood Transferred Asset, or Starwood Assumed Liability intended to be transferred or assumed (as applicable) is not consummated prior to or at the Business Transfer Time, whether as a result of the provisions of Section 2.2(a) or for any other reason (including any misallocated transfers subject to Section 2.1(d)), then, the Distribution shall, subject to the satisfaction of the conditions set forth in Article IV, nevertheless take place on the terms set forth herein, and, insofar as reasonably practicable (taking into account any applicable

14

restrictions or considerations relating to the contemplated Tax treatment of the Transactions) and to the extent permitted by applicable Law, the Person retaining such Vistana Asset, Vistana Assumed Liability, Starwood Transferred Asset, or Starwood Assumed Liability, as the case may be, (i) shall thereafter hold such Vistana Asset, Vistana Assumed Liability, Starwood Transferred Asset, or Starwood Assumed Liability, as the case may be, in trust for the use and benefit and burden of the Person entitled thereto (and at such Person’s sole expense) until the consummation of the transfer or assumption (as applicable) thereof (or as otherwise determined by Starwood and Vistana, as applicable, in accordance with Section 2.2(a)); and (ii) use reasonable best efforts to take such other actions as may be reasonably requested by the Person to whom such Vistana Asset, Vistana Assumed Liability, Starwood Transferred Asset, or Starwood Assumed Liability is to be transferred or assumed (as applicable) (at the expense of the Person to whom such Vistana Asset, Vistana Assumed Liability, Starwood Transferred Asset, or Starwood Assumed Liability is to be transferred or assumed (as applicable)) in order to place such Person in substantially the same position as if such Vistana Asset, Vistana Assumed Liability, Starwood Transferred Asset, or Starwood Assumed Liability had been transferred or assumed (as applicable) as contemplated hereby and so that all the benefits and burdens relating to such Vistana Asset, Vistana Assumed Liability, Starwood Transferred Asset, or Starwood Assumed Liability, as the case may be, including possession, use, risk of loss, potential for gain, any Tax liabilities in respect thereof and dominion, control and command over such Vistana Asset, Vistana Assumed Liability, Starwood Transferred Asset, or Starwood Assumed Liability, as the case may be, are to inure from and after the Business Transfer Time to the Person to whom such Vistana Asset, Vistana Assumed Liability, Starwood Transferred Asset, or Starwood Assumed Liability is to be transferred or assumed (as applicable). Any Person retaining any Vistana Asset, Vistana Assumed Liability, Starwood Transferred Asset, or Starwood Assumed Liability due to the deferral of the transfer or assumption (as applicable) of such Vistana Asset, Vistana Assumed Liability, Starwood Transferred Asset, or Starwood Assumed Liability, as the case may be, shall not be required, in connection with the foregoing, to make any payments, assume any Liability, or offer or grant any accommodation or other benefit (financial or otherwise) to any third party, except to the extent that the Person entitled to the Vistana Asset or Starwood Transferred Asset, or responsible for the Vistana Assumed Liability or Starwood Assumed Liability, as applicable, agrees to reimburse and make whole the Person retaining a Vistana Asset or Starwood Transferred Asset, or a Vistana Assumed Liability or Starwood Assumed Liability, to such Person’s reasonable satisfaction, for any payment or other accommodation made by the Person retaining a Vistana Asset or Starwood Transferred Asset, or a Vistana Assumed Liability or Starwood Assumed Liability, at the request of the Person entitled to the Vistana Asset or Starwood Transferred Asset or responsible for the Vistana Assumed Liability or Starwood Assumed Liability. The obligations set forth in this Section 2.2(b) shall terminate on the one (1)-year anniversary of the Distribution Date.

Section 2.3 Termination of Intercompany Agreements; Settlement of Intercompany Accounts.

(a) Termination of Intercompany Agreements. Except as set forth in Section 2.3(b) and Section 2.3(c), Vistana, on behalf of itself and each other member of the Vistana Group, on the one hand, and Starwood, on behalf of itself and each other member of the Starwood Group, on the other hand, shall terminate, effective as of the Business Transfer Time, any and all Intercompany Agreements. No such terminated Intercompany Agreement (including any

15

provision thereof which purports to survive termination) shall be of any further force or effect after the Business Transfer Time and all parties shall be released from all Liabilities thereunder. Each Party shall, at the reasonable request of any other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing. The Parties, on behalf of the members of their respective Groups, hereby waive any advance notice provision or other termination requirements with respect to such Intercompany Agreements.

(b) Exceptions to Termination of Intercompany Agreements. The provisions of Section 2.3(a) shall not apply to any of the following Intercompany Agreements (or to any of the provisions thereof):

(i) this Agreement, the Merger Agreement and the Ancillary Agreements (and each other Contract expressly contemplated by this Agreement, the Merger Agreement or any Ancillary Agreement to be entered into or continued by any of the Parties or any of the members of their respective Groups);

(ii) any Contracts to which any Person other than the Parties and their respective Affiliates is a party;

(iii) any Contracts to which any non-wholly-owned Subsidiary of Starwood or Vistana, as the case may be, is a party (it being understood that directors’ qualifying shares or similar interests shall be disregarded for purposes of determining whether a Subsidiary is wholly owned);

(iv) any confidentiality or non-disclosure agreements among any Starwood Entity, any Vistana Entity and any of their respective employees, including any obligation not to disclose proprietary or privileged information; and

(v) any Contracts listed or described on Schedule 2.3(b)(v).

(c) Settlement of Intercompany Accounts. Other than Liabilities for payment and/or reimbursement for costs and other fees and charges relating to goods or services provided by any Starwood Entity to any Vistana Entity, or vice versa, prior to the Business Transfer Time in the ordinary course of business, including under the Intercompany Agreements described in Section 2.3(b), and except as otherwise expressly provided in this Agreement or any Ancillary Agreement, all intercompany receivables, payables, loans and other accounts between any Starwood Entity, on the one hand, and any Vistana Entity, on the other hand, in existence as of immediately prior to the Business Transfer Time and after giving effect to the Internal Reorganization, shall be extinguished by the applicable Starwood Entities and the applicable Vistana Entities no later than the Business Transfer Time by (i) cancellation, forgiveness or release by the applicable obligor or (ii) one or a related series of payments, settlements, netting, distributions of and/or contributions to capital, in each case, as determined by Starwood and such that the Vistana Entities, on the one hand, and the Starwood Entities, on the other hand, do not have any further Liability to one another in respect of such intercompany receivables, payables, loans and other accounts.

16

Section 2.4 No Representation or Warranty.

(a) EXCEPT TO THE EXTENT OTHERWISE EXPRESSLY PROVIDED IN THE MERGER AGREEMENT OR ANY ANCILLARY AGREEMENT, VISTANA (ON BEHALF OF ITSELF AND MEMBERS OF THE VISTANA GROUP) ACKNOWLEDGES THAT NEITHER STARWOOD NOR ANY MEMBER OF THE STARWOOD GROUP MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY HEREIN AS TO ANY MATTER WHATSOEVER, INCLUDING ANY REPRESENTATION OR WARRANTY WITH RESPECT TO: (A) THE CONDITION OR THE VALUE OF ANY VISTANA ASSET, THE VISTANA BUSINESS OR THE AMOUNT OF ANY VISTANA LIABILITY; (B) THE FREEDOM FROM ANY LIEN OF ANY VISTANA ASSET; (C) THE ABSENCE OF DEFENSES OR FREEDOM FROM COUNTERCLAIMS WITH RESPECT TO ANY CLAIM TO BE TRANSFERRED TO OR ASSUMED BY VISTANA OR HELD BY A MEMBER OF THE VISTANA GROUP; OR (D) ANY IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE OR TITLE. EXCEPT TO THE EXTENT OTHERWISE EXPRESSLY PROVIDED IN THE MERGER AGREEMENT OR ANY ANCILLARY AGREEMENT, VISTANA (ON BEHALF OF ITSELF AND MEMBERS OF THE VISTANA GROUP) FURTHER ACKNOWLEDGES THAT ALL OTHER WARRANTIES THAT STARWOOD OR ANY MEMBER OF THE STARWOOD GROUP GAVE OR MIGHT HAVE GIVEN, OR WHICH MIGHT BE PROVIDED OR IMPLIED BY APPLICABLE LAW OR COMMERCIAL PRACTICE, ARE HEREBY EXPRESSLY EXCLUDED. EXCEPT TO THE EXTENT OTHERWISE EXPRESSLY PROVIDED IN THE MERGER AGREEMENT OR ANY ANCILLARY AGREEMENT, ALL ASSETS, BUSINESSES AND LIABILITIES TO BE TRANSFERRED TO OR ASSUMED BY VISTANA SHALL BE TRANSFERRED WITHOUT ANY COVENANT, REPRESENTATION OR WARRANTY (WHETHER EXPRESS OR IMPLIED), AND ALL OF THE ASSETS, BUSINESSES AND LIABILITIES HELD BY THE VISTANA ENTITIES ARE HELD, “AS IS, WHERE IS,” AND, FROM AND AFTER THE EFFECTIVE TIME, VISTANA SHALL BEAR THE ECONOMIC AND LEGAL RISK THAT ANY SUCH TRANSFER OR ASSUMPTION SHALL PROVE TO BE INSUFFICIENT TO VEST IN VISTANA GOOD AND MARKETABLE TITLE, FREE AND CLEAR OF ANY LIEN OR ANY NECESSARY CONSENTS THAT ARE NOT OBTAINED OR THAT ANY REQUIREMENTS OF LAWS ARE NOT COMPLIED WITH (BUT SUBJECT TO COMPLIANCE BY STARWOOD WITH ITS OBLIGATIONS IN SECTIONS 2.1 AND 2.2), AND NONE OF THE STARWOOD ENTITIES OR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO ANY INFORMATION, DOCUMENTS OR MATERIAL MADE AVAILABLE IN CONNECTION WITH THE DISTRIBUTION, OR EXECUTION, DELIVERY OR FILING OF THIS AGREEMENT, THE MERGER AGREEMENT OR ANY ANCILLARY AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

(b) EXCEPT TO THE EXTENT OTHERWISE EXPRESSLY PROVIDED IN THE MERGER AGREEMENT OR ANY ANCILLARY AGREEMENT, STARWOOD (ON BEHALF OF ITSELF AND MEMBERS OF THE STARWOOD GROUP) ACKNOWLEDGES THAT NEITHER VISTANA NOR ANY MEMBER OF THE VISTANA GROUP MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY HEREIN AS TO ANY MATTER WHATSOEVER, INCLUDING ANY REPRESENTATION OR WARRANTY WITH RESPECT TO: (A) THE CONDITION OR THE VALUE OF ANY STARWOOD ASSET, THE STARWOOD BUSINESS OR THE AMOUNT OF ANY

17

STARWOOD LIABILITY; (B) THE FREEDOM FROM ANY LIEN OF ANY STARWOOD ASSET; (C) THE ABSENCE OF DEFENSES OR FREEDOM FROM COUNTERCLAIMS WITH RESPECT TO ANY CLAIM TO BE TRANSFERRED TO OR ASSUMED BY STARWOOD OR HELD BY A MEMBER OF THE STARWOOD GROUP; OR (D) ANY IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE OR TITLE. EXCEPT TO THE EXTENT OTHERWISE EXPRESSLY PROVIDED IN THE MERGER AGREEMENT OR ANY ANCILLARY AGREEMENT, STARWOOD (ON BEHALF OF ITSELF AND MEMBERS OF THE STARWOOD GROUP) FURTHER ACKNOWLEDGES THAT ALL OTHER WARRANTIES THAT VISTANA OR ANY MEMBER OF THE VISTANA GROUP GAVE OR MIGHT HAVE GIVEN, OR WHICH MIGHT BE PROVIDED OR IMPLIED BY APPLICABLE LAW OR COMMERCIAL PRACTICE, ARE HEREBY EXPRESSLY EXCLUDED. EXCEPT TO THE EXTENT OTHERWISE EXPRESSLY PROVIDED IN THE MERGER AGREEMENT OR ANY ANCILLARY AGREEMENT, ALL ASSETS, BUSINESSES AND LIABILITIES TO BE TRANSFERRED TO OR ASSUMED BY STARWOOD SHALL BE TRANSFERRED WITHOUT ANY COVENANT, REPRESENTATION OR WARRANTY (WHETHER EXPRESS OR IMPLIED), AND ALL OF THE ASSETS, BUSINESSES AND LIABILITIES HELD BY THE STARWOOD ENTITIES ARE HELD, “AS IS, WHERE IS,” AND, FROM AND AFTER THE EFFECTIVE TIME, STARWOOD SHALL BEAR THE ECONOMIC AND LEGAL RISK THAT ANY SUCH TRANSFER OR ASSUMPTION SHALL PROVE TO BE INSUFFICIENT TO VEST IN STARWOOD GOOD AND MARKETABLE TITLE, FREE AND CLEAR OF ANY LIEN OR ANY NECESSARY CONSENTS THAT ARE NOT OBTAINED OR THAT ANY REQUIREMENTS OF LAWS ARE NOT COMPLIED WITH (BUT SUBJECT TO COMPLIANCE BY VISTANA WITH ITS OBLIGATIONS IN SECTIONS 2.1 AND 2.2), AND NONE OF THE VISTANA ENTITIES OR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO ANY INFORMATION, DOCUMENTS OR MATERIAL MADE AVAILABLE IN CONNECTION WITH THE DISTRIBUTION, OR EXECUTION, DELIVERY OR FILING OF THIS AGREEMENT, THE MERGER AGREEMENT OR ANY ANCILLARY AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

ARTICLE III

CLOSING OF THE INTERNAL REORGANIZATION

Section 3.1 Business Transfer Time. Unless otherwise provided in this Agreement or in any Ancillary Agreement, and subject to the satisfaction or waiver of the conditions set forth in Article IV (other than those conditions that by their terms are to be satisfied at the Business Transfer Time, but subject to the satisfaction or waiver of such conditions), the effective time and date of each transfer or assumption (as applicable) of any Vistana Asset, Starwood Transferred Asset, Vistana Assumed Liability or Starwood Assumed Liability in accordance with Article II in connection with the Internal Reorganization shall be 12:01 a.m., Eastern Time on the Distribution Date (such time, the “Business Transfer Time,” and such date the “Business Transfer Date”).

Section 3.2 Recapitalization of Vistana. At the Business Transfer Time, in consideration for the transfer of the Vistana Assets contemplated by Section 2.1, Vistana shall:

(a) issue to Starwood shares of Vistana Common Stock as set forth in Section 7.14 of the Merger Agreement (the “Vistana Stock Issuance”), which Vistana Common Stock, together with the 100 shares of Vistana Common Stock owned by Starwood as of the date hereof, shall constitute all of the issued and outstanding common stock of Vistana as of the Business Transfer Time;

18

(b) declare and pay a cash dividend (which will be payable to Starwood, as the sole stockholder of Vistana, no later than immediately prior to the Distribution) in an amount in cash equal to the Distribution Date Payment; and

(c) assume the Vistana Assumed Liabilities in accordance with Section 2.1.

Section 3.3 Business Transfer Time Deliveries.

(a) At the Business Transfer Time, Starwood shall deliver, or shall cause its applicable Subsidiaries to deliver, to Vistana the following:

(i) in each case where any member of the Starwood Group is a party to any Ancillary Agreement to be entered into on the Business Transfer Date, a counterpart of such Ancillary Agreement duly executed by the member of the Starwood Group party thereto; and

(ii) resignations of each individual who serves as an officer or director of members of the Vistana Group in his or her capacity as such and the resignation of any other Person who will be an employee of any member of the Starwood Group after the Business Transfer Time and who is a director or officer of any member of the Vistana Group, to the extent requested by Vistana at least five (5) Business Days prior to the Distribution Date.

(b) At the Business Transfer Time, Vistana shall deliver, or shall cause its Subsidiaries to deliver, as appropriate, to Starwood the following:

(i) in each case where any member of the Vistana Group is a party to any Ancillary Agreement to be entered into on the Business Transfer Date, a counterpart of such Ancillary Agreement duly executed by the member of the Vistana Group party thereto; and

(ii) resignations of each individual who serves as an officer or director of members of the Starwood Group in his or her capacity as such and the resignations of any other Persons that will be an employee of any member of the Vistana Group after the Business Transfer Time and who is a director or officer of any member of the Starwood Group, to the extent requested by Starwood at least five (5) Business Days prior to the Distribution Date.

Section 3.4 Financial Information Adjustments.

(a) Target Financial Information. Starwood hereby agrees that the amounts reflected in Annex A are reasonable and good faith estimates of the projected Capital Spend of

19

Starwood and its Affiliates (including the Vistana Entities) with respect to the Vistana Business on a monthly basis during the next twelve (12) months and that the amounts in Annex B are reasonable and good faith estimates of the projected Cash Flow for the period between April 1, 2016 and October 31, 2016.

(b) Estimated Financial Statements. Not less than ten (10) Business Days prior to the anticipated Distribution Date, Starwood shall deliver to ILG (i) a statement detailing the estimated Pre-3-31 Capital Spend (the “Estimated Pre-3-31 Capital Spend Statement”) and (ii) if the Distribution Date is anticipated to occur after March 31, 2016, a statement detailing the estimated Surplus (the “Estimated Surplus”) or estimated Deficit (the “Estimated Deficit”), as applicable (the “Estimated Post-3-31 Adjustment Statement”), in each case, calculated on a reasonable basis and in good faith. The Estimated Pre-3-31 Capital Spend and Estimated Post-3-31 Adjustment Statement shall be prepared in a manner consistent with Annex A and Annex B, respectively, and using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of Annex A and Annex B, in each case, as described therein. If ILG has any objections to the Estimated Pre-3-31 Capital Spend Statement or Estimated Post-3-31 Adjustment Statement (each and, subject to modification as contemplated below, an “Estimated Financial Statement” and collectively, the “Estimated Financial Statements”) delivered to ILG, it shall deliver to Starwood within five (5) Business Days of its receipt thereof a statement describing in reasonable detail its objections, and Starwood and ILG shall use their respective good faith efforts to resolve any dispute regarding such Estimated Financial Statements at least two (2) Business Days prior to the Distribution Date. If Starwood and ILG agree to modifications to the Estimated Financial Statements at least two (2) Business Days prior to the Distribution Date, then such modified Estimated Financial Statements shall be utilized for purposes of determining the Distribution Date Payment contemplated in Section 3.3(c) above. If Starwood and ILG are unable to resolve any such dispute at least two (2) Business Days prior to the Distribution Date, then the disputed Estimated Financial Statement originally delivered to ILG by Starwood shall be utilized for purposes of determining the Distribution Date Payment contemplated in Section 3.3(c) above.

(c) Financial Information Statements. Vistana shall cause to be prepared and delivered to Starwood no later than ninety (90) calendar days after the Distribution Date, (i) a statement that sets forth Vistana’s calculation of the Pre-3-31 Capital Spend (the “Distribution Date Pre-3-31 Capital Spend Statement”) and (ii) only if the Distribution Date occurs after March 31, 2016, a statement that sets forth Vistana’s calculation of the Surplus or Deficit, as applicable (the “Post-3-31 Distribution Date Adjustment Statement, and together with the Distribution Date Pre-3-31 Capital Spend Statement, the “Financial Information Statements” and each, a “Financial Information Statement”), in each case, calculated on a reasonable basis and in good faith; provided, however, that, for the avoidance of doubt, Vistana shall not be restricted in making in its calculations set forth in the Financial Information Statements based on any matters to which it may have objected prior to the Distribution Date as contemplated in Section 3.4(b). The Distribution Date Pre-3-31 Capital Spend Statement and any Post-3-31 Distribution Date Adjustment Statement shall each be prepared in a manner consistent with Annex A and Annex B, respectively, and using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of Annex A and Annex B, in each case, as described therein.

20

(d) Acceptance of Statements; Dispute Procedures. Each of the Financial Information Statements (and the computations indicated thereon) delivered to Starwood by Vistana shall be conclusive and binding upon the parties unless Starwood, within thirty (30) days after delivery to Starwood of such Financial Information Statement, notifies Vistana in writing that Starwood disputes any of the amounts set forth therein, specifying the nature of the dispute and the basis therefor. During the thirty (30)-day period following receipt by Starwood of the Financial Information Statements, Vistana shall, promptly following a request of Starwood, provide Starwood with copies of all documents, work papers, schedules, memoranda, and records used by or prepared by Vistana or its Representatives in preparing the Financial Information Statements, and Vistana shall, and shall cause its Representatives to, cooperate reasonably with Starwood in connection herewith. The Parties shall in good faith attempt to resolve any dispute and, if the Parties so resolve all disputes, then the Financial Information Statements (and the computations indicated thereon), as amended to the extent necessary to reflect the resolution of the dispute, shall be conclusive and binding on the Parties. If the Parties do not reach agreement in resolving all disputes within forty-five (45) days after notice is given to Vistana by Starwood pursuant to the first sentence of this Section 3.4(d), the Parties shall submit the dispute to BDO USA, LP or another mutually satisfactory nationally recognized independent accounting firm (the “Arbiter”) for resolution. Promptly, but no later than thirty (30) days after acceptance by the Arbiter, the Arbiter shall determine (it being understood that in making such determination, the Arbiter shall be functioning as an expert and not as an arbitrator), based solely on written submissions by Vistana and Starwood, and not by independent review, only those issues in dispute and shall render a written report as to the resolution of the dispute and the resulting computation of the Financial Information Statement, which shall be conclusive and binding on the Parties. In resolving any disputed item, the Arbiter (x) shall be bound by the provisions of this Section 3.4(d) and (y) may not assign a value to any item greater than the greatest value for such items claimed by either party or less than the smallest value for such items claimed by either party. The fees, costs and expenses of the Arbiter shall be allocated to and borne by Vistana and Starwood based on the inverse of the percentage that the Arbiter’s determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to the Arbiter. For example, should the items in dispute total in amount to $1,000 and the Arbiter awards $600 in favor of Starwood’s position, 60% of the costs of its review would be borne by Vistana and 40% of the costs would be borne by Starwood.

(e) Post-Distribution Date Financial Information Adjustment Payment. Upon final determination of the Pre-3-31 Capital Spend (the “Distribution Date Capital Spend”) and, if the Distribution Date occurs after March 31, 2016, the Surplus (the “Distribution Date Surplus”) or Deficit (the “Distribution Date Deficit”), as applicable, as provided in Section 3.4(d) above, (A) (x) if the Distribution Date Pre-3-31 Capital Spend is greater than the Estimated Pre-3-31 Capital Spend, Vistana shall pay the amount of such excess to Starwood, and (y) if the Estimated Pre-3-31 Capital Spend is greater than the Distribution Date Pre-3-31 Capital Spend, Starwood shall pay to Vistana the amount of such excess, (B) (x) if the Distribution Date Surplus is greater than the Estimated Surplus, then Starwood shall pay the amount of such excess to Vistana and (y) if the Estimated Surplus is greater than the

21

Distribution Date Surplus, then Vistana shall pay the amount of such excess to Starwood and if the Distribution Date Surplus becomes a Distribution Date Deficit, then Vistana shall pay the Distribution Date Deficit plus the amount of the Estimated Surplus it previously received from Starwood to Starwood and (C) (x) if the Distribution Date Deficit is greater than the Estimated Deficit, then Vistana shall pay the amount of such excess to Starwood and (y) if the Estimated Deficit is greater than the Distribution Date Deficit, then Starwood shall pay the amount of such excess to Vistana, and if the Distribution Date Deficit becomes a Distribution Date Surplus, then Starwood shall pay the Distribution Date Surplus plus the amount of the Estimated Deficit it previously received from Vistana to Vistana. Each Party required to make any payment under this Section 3.4(e) shall make such payment promptly, but no later than two (2) Business Days after the date of final determination of the Distribution Date Pre-3-31 Capital Spend, Distribution Date Surplus and Distribution Date Deficit; provided, that each Party shall be entitled, at its election, to set-off any of the payments contemplated by this Section 3.4(e) against other amounts contemplated by this Section 3.4(e) and pay to the other Party the amount of all sums due and owing following such set-off.

ARTICLE IV

THE DISTRIBUTION

Section 4.1 Form of Distribution. (a) Starwood may elect, in its sole discretion, to effect the Distribution in the form of either (i) a One-Step Spin-Off or (ii) an Exchange Offer (including any Clean-Up Spin-Off, as set forth below).

(b) If Starwood elects to effect the Distribution in the form of a One-Step Spin-Off, then the Starwood Board, in accordance with applicable Law, shall establish (or designate Persons to establish) a Record Date and the Distribution Date and Starwood shall establish appropriate procedures in connection with, and to effectuate in accordance with applicable Law, the Distribution. All shares of Vistana Common Stock held by Starwood on the Distribution Date shall be distributed to the Record Holders in the manner determined by Starwood and in accordance with Section 4.5(b).

(c) If Starwood elects to effect the Distribution as an Exchange Offer, Starwood shall determine the terms of such Exchange Offer, including the number of shares of Vistana Common Stock that will be offered for each validly tendered share of Starwood Common Stock, the period during which such Exchange Offer shall remain open, the procedures for the tender and exchange of shares and all other terms and conditions of such Exchange Offer, which terms and conditions shall comply with all securities Law requirements applicable to such Exchange Offer. In the event that Starwood’s stockholders subscribe for less than all of the Vistana Common Stock in the Exchange Offer, Starwood shall consummate the Clean-Up Spin-Off on the Distribution Date immediately following the consummation of the Exchange Offer and the Record Date for the Clean-Up Spin-Off shall be established as of such date in the same manner as provided in Section 4.1(b). The terms and conditions of any Clean-Up Spin-Off shall be as determined by Starwood and shall comply with the requirements of all applicable Laws; provided, however, that any shares of Vistana Common Stock that are not subscribed for in the Exchange Offer shall be distributed to Starwood’s stockholders in the Clean-Up Spin-Off.

22

Section 4.2 Manner of Distribution. (a) To the extent the Distribution is effected as a One-Step Spin-Off, subject to the terms thereof, in accordance with Section 4.5(b), each Record Holder shall be entitled to receive for each share of Starwood Common Stock held by such Record Holder a number of shares of Vistana Common Stock equal to the total number of shares of Vistana Common Stock held by Starwood on the Distribution Date, multiplied by a fraction, the numerator of which is number of shares of Starwood Common Stock held by such Record Holder and the denominator of which is the total number of shares of Starwood Common Stock outstanding on the Distribution Date. For the avoidance of doubt, holders of unvested restricted shares granted under the Starwood Stock Plans will not receive any shares of Vistana Common Stock with respect to such Starwood unvested restricted shares.

(b) To the extent the Distribution is effected as an Exchange Offer, subject to the terms thereof, in accordance with Section 4.5(b), each Starwood stockholder may elect in the Exchange Offer to exchange a number of shares of Starwood Common Stock (other than unvested restricted shares granted under a Starwood Stock Plan) held by such Starwood stockholder for shares of Vistana Common Stock. Subject to applicable securities Laws, Starwood shall determine, in its sole discretion, the terms and conditions of the Exchange Offer, including the exchange ratio (including any discount to the reference price of common stock of Vistana), the timing of the offer period and any extensions thereto, and other customary provisions, each as will be set forth in the Vistana Registration Statement. The terms and conditions of any Clean-Up Spin-Off will be as determined by Starwood, subject to the provisions of Section 4.2(a), mutatis mutandis.

(c) None of the Parties, nor any of their Affiliates hereto shall be liable to any Person in respect of any shares of Vistana Common Stock (or dividends or distributions with respect thereto) that are properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

Section 4.3 Actions Prior to Distribution.

(a) Vistana shall cooperate with Starwood to accomplish the Distribution, including in connection with the preparation of all documents and the making of all filings required in connection with the Distribution. Starwood shall be permitted to reasonably direct and control the efforts of the Parties in connection with the Distribution (including the selection of an investment bank or manager in connection with the Distribution, as well as any financial printer, solicitation and/or exchange agent and financial, legal, accounting and other advisors for Starwood), and Vistana shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things reasonably necessary to facilitate the Distribution as reasonably directed by Starwood in good faith and in accordance with the applicable terms and subject to the conditions of this Agreement, the Merger Agreement and all Ancillary Agreements. Without limiting the generality of the foregoing, Vistana shall and shall cause its Representatives to, as reasonably directed by Starwood in good faith, reasonably cooperate in and take the following actions: (i) preparing and filing the registration under the Securities Act or the Exchange Act of Vistana Common Stock on an appropriate registration form or forms to be designated by Starwood (including any amendment or supplement thereto, the “Vistana Registration Statement”), (ii) participating in meetings, drafting sessions, due diligence sessions, management presentation sessions, and “road shows” in connection with the

23

Distribution (including any marketing efforts), which participation shall be subject to, and may be concurrent with, any such activities required with respect to the Exchange Offer, (iii) furnishing to any dealer manager or other similar agent participating in the Distribution (A) “cold comfort” letters from independent public accountants in customary form and covering such matters as are customary for an underwritten public offering (including with respect to events subsequent to the date of financial statements included in any offering document) and (B) opinions and negative assurance letters of counsel in customary form and covering such matters as may be reasonably requested, and (iv) furnishing all historical and forward-looking financial and other pertinent financial and other information that is available to Vistana and is reasonably required in connection with the Distribution.

(b) Starwood and Vistana shall prepare and mail, prior to any Distribution Date, to the holders of Starwood Common Stock, such information concerning Vistana, ILG, their respective businesses, operations and management, the Distribution and such other matters as Starwood shall reasonably determine and as may be required by Law. Starwood and Vistana shall prepare, and Vistana shall, to the extent required under applicable Law, file with the SEC any such documentation and any requisite no action letters which Starwood determines is necessary or desirable to effectuate the Distribution and Starwood and Vistana shall each use its reasonable best efforts to obtain all necessary approvals from the SEC with respect thereto as soon as practicable.

(c) Notwithstanding anything to the contrary in Section 4.3(a) or Section 4.3(b), to the extent any mailing or filing contemplated by this Section 4.3 contains information concerning ILG, the Vistana Entities or any of their respective businesses, operations or management, ILG shall be provided with copies of, and given an opportunity to review and comment on, such documentation before it is mailed or filed, and no such documentation shall be so mailed or filed without ILG’s express approval (not to be unreasonably withheld, conditioned or delayed).

(d) Starwood and Vistana shall take all such action as may be necessary or appropriate under the securities or “blue sky” Laws of the United States (and any comparable Laws under any foreign jurisdiction) in connection with the Distribution.

(e) From the date of this Agreement up to and including the Distribution Date, Starwood shall, with respect to the Vistana Entities, and shall cause each of the Vistana Entities, to operate substantially in accordance with Annex A, including by effecting the material investments and capital expenditures substantially in accordance with Annex A, in each case, in the manner as would be conducted by a prudent owner and operator of a business of this kind. In furtherance thereof, except as contemplated by this Agreement (including the Internal Reorganization), as disclosed in Section 7.02(a) of the Vistana Disclosure Schedule, as consented to by ILG in writing (which consent shall not be unreasonably withheld, conditioned, delayed or denied), or as required by Law, Starwood shall, with respect to the Vistana Entities, and shall cause each of the Vistana Entities, to:

(i) manage and operate its management accounts in good faith, in the ordinary course of business consistent with past practice;

24

(ii) not repurchase, repay, refinance or incur any indebtedness for borrowed money in excess of the amount necessary to effect the Distribution Date Payment, issue any debt securities, engage in any securitization transactions or similar arrangements or assume, guarantee or endorse, or otherwise as an accommodation become responsible for (whether directly, contingently or otherwise), the obligations of any Person (other than a Vistana Entity) for borrowed money;

(iii) with respect to the treatment of all trade creditors and related accounts of the Vistana Group, operate in good faith and in accordance with payment and accounting practices that are in the ordinary course of business consistent with past practice, including by not delaying the payment of liabilities owed to such creditors that are not in the ordinary course of business consistent with past practice; and

(iv) with respect to the treatment of all trade debtors and related accounts of the Vistana Group, operate in good faith and in accordance with invoicing and collections practices that are in the ordinary course of business consistent with past practice, including by not accelerating any payments to such debtors in advance of the due date of such payment that is owed in a manner not in the ordinary course of business consistent with past practice.

For the avoidance of doubt, in no event shall the covenants and agreements of Starwood or its Affiliates (including the Vistana Entities) hereunder be construed as a representation, warranty, covenant or other agreement that any particular results of operations, financial condition or performance of the Vistana Business have occurred or will occur.

Section 4.4 Conditions to the Distribution. The obligations of Starwood pursuant to this Agreement to effect the Distribution shall be subject to the fulfillment (or waiver by Starwood) at or prior to the Distribution Date of the following conditions:

(a) Vistana shall have received pursuant to the Vistana Loan(s) proceeds sufficient to declare and pay the Distribution Date Payment and shall have made the Distribution Date Payment to Starwood.

(b) Starwood and Vistana shall have prepared and mailed to the holders of record of Starwood Common Stock such information concerning Vistana, its business, operations and management, the Distribution and such other matters as Starwood shall determine and as may otherwise be required by Law; provided, that to the extent any mailing contemplated by this Section 4.4(b) contains information concerning ILG, the Vistana Entities or any of their respective businesses, operations or management, ILG shall be provided with copies of, and given an opportunity to review and comment on, such documentation before it is mailed, and no such documentation shall be so mailed without ILG’s express approval (not to be unreasonably withheld, conditioned or delayed); and

(c) each of the parties to the Merger Agreement shall have irrevocably confirmed to each other that each condition to such party’s respective obligations to effect the Merger in Article VIII of the Merger Agreement has been satisfied or waived (other than the consummation of the Distribution and the conditions that by their terms are to be satisfied at the

25

Effective Time, but subject to the satisfaction or waiver of such conditions) and the Merger will be consummated immediately following the Distribution on the Distribution Date; provided, that, notwithstanding anything set forth in this Article IV to the contrary, the Parties agree that the Distribution Date shall occur on the same date as the Closing Date, as determined in accordance with the applicable terms and conditions of the Merger Agreement.

Section 4.5 Additional Matters.

(a) Tax Withholding. Starwood, Vistana, or the transfer agent or the exchange agent in the Distribution, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payments under the Code or any provision of local or foreign Tax Law. Any withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Persons otherwise entitled thereto.

(b) Delivery of Certificate. Upon the consummation of the One-Step Spin-Off or the Exchange Offer, Starwood shall deliver to the Agent, a global certificate representing the Vistana Common Stock being distributed in the One-Step Spin-Off or exchanged in the Exchange Offer, as the case may be, for the account of the Starwood stockholders that are entitled thereto. Upon a Clean-Up Spin-Off, if any, Starwood shall deliver to the Agent an additional global certificate representing the Vistana Common Stock being distributed in the Clean-Up Spin-Off for the account of the Starwood stockholders that are entitled thereto. The Agent shall hold such certificate or certificates, as the case may be, for the account of the Starwood stockholders pending the Merger, as provided in Section 3.02 of the Merger Agreement. Immediately after the time of the Distribution and prior to the Effective Time, the shares of Vistana Common Stock shall not be transferable and the transfer agent for the Vistana Common Stock shall not transfer any shares of Vistana Common Stock. The Distribution shall be deemed to be effective upon written authorization from Starwood to the transfer agent or the exchange agent in the Distribution to proceed as set forth in Section 4.2.

ARTICLE V

MUTUAL RELEASES; INDEMNIFICATION

Section 5.1 Release of Pre-Business Transfer Time Claims.

(a) Mutual Release. Except as provided in Section 5.1(c), effective as of the Business Transfer Time, Vistana does hereby, for itself and each wholly-owned Vistana Entity and their respective Affiliates, predecessors, successors and assigns, remise, release and forever discharge each Starwood Entity, their respective Affiliates, successors and assigns, and all Persons that at any time prior to the Business Transfer Time have been stockholders, members, partners, directors, managers, officers, agents or employees of Starwood or any such wholly-owned Starwood Entity (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns (collectively, the “Starwood Released Persons”), from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from or relating to any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to

26

have existed on or before the Business Transfer Time, whether or not known as of the Business Transfer Time, including in connection with the transactions and all other activities to implement the Internal Reorganization and the Distribution. Without limitation, the foregoing release includes a release of any rights and benefits with respect to such Liabilities that each Vistana Entity and its respective Affiliates, predecessors, successors and assigns, now has or in the future may have conferred upon them by virtue of any statute or common law principle which provides that a general release does not extend to claims which a party does not know or suspect to exist in its favor at the time of executing the release, if knowledge of such claims would have materially affected such party’s settlement with the obligor. In this connection, Vistana hereby acknowledges that it is aware that factual matters now unknown to it may have given or may hereafter give rise to Liabilities that are presently unknown, unanticipated and unsuspected, and it further agrees that this release has been negotiated and agreed upon in light of that awareness and it nevertheless hereby intends to release the Starwood Released Persons from the Liabilities described in the first sentence of this Section 5.1(a).

(b) Starwood Release. Except as provided in Section 5.1(c), effective as of the Business Transfer Time, Starwood does hereby, for itself and each wholly-owned Starwood Entity and their respective Affiliates, predecessors, successors and assigns, remise, release and forever discharge each Vistana Entity, their respective Affiliates, successors and assigns, and all Persons that at any time prior to the Business Transfer Time have been stockholders, members, partners, directors, managers, officers, agents or employees of Vistana or any such Vistana Entity (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns (collectively, the “Vistana Released Persons”), from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from or relating to any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Business Transfer Time, whether or not known as of the Business Transfer Time, including in connection with the transactions and all other activities to implement the Internal Reorganization and the Distribution. Without limitation, the foregoing release includes a release of any rights and benefits with respect to such Liabilities that each Starwood Entity and its respective Affiliates, predecessors, successors and assigns, now has or in the future may have conferred upon them by virtue of any statute or common law principle which provides that a general release does not extend to claims which a party does not know or suspect to exist in its favor at the time of executing the release, if knowledge of such claims would have materially affected such party’s settlement with the obligor. In this connection, Starwood hereby acknowledges that it is aware that factual matters now unknown to it may have given or may hereafter give rise to Liabilities that are presently unknown, unanticipated and unsuspected, and it further agrees that this release has been negotiated and agreed upon in light of that awareness and it nevertheless hereby intends to release the Vistana Released Persons from the Liabilities described in the first sentence of this Section 5.1(b).

(c) No Impairment. Nothing contained in Section 5.1(a) or 5.1(b) releases or shall release any Person from (nor impairs or will impair any right of any Person to enforce the applicable agreements, arrangements, commitments or understandings relating thereto) the obligations under this Agreement, the Merger Agreement or any Ancillary Agreement, in each case in accordance with its terms. In addition, nothing in Section 5.1(a) or 5.1(b) shall release any Person from:

(i) any Liability provided in or resulting from any agreement or obligation among any members of the Starwood Group, on the one hand, and any members of the Vistana Group, on the other hand, that survives the Effective Time, or any other Liability that survives the Effective Time, pursuant to the terms of this Agreement, the Merger Agreement or any Ancillary Agreement;

27

(ii) any Liability assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with this Agreement, the Merger Agreement or any other Ancillary Agreement, or any other Liability of any member of any Group under this Agreement, the Merger Agreement or any other Ancillary Agreement;

(iii) any Liability that the Parties may have with respect to indemnification or contribution pursuant to this Agreement for claims brought against the Parties by third parties, and, if applicable, the appropriate provisions of the Ancillary Agreements;

(iv) any Liability for which either Party is entitled to, and actually receives, indemnification from a third party to the extent that assignment, release or discharge of such Liability pursuant to Section 5.1(a) or Section 5.1(b) would cause such third party indemnification obligations to be terminated;

(v) any Liability the release of which would result in the release of any Person other than a Person released pursuant to this Section 5.1; or

(vi) honoring its existing obligations to indemnify any Person who was a director, manager, officer or employee of such party on or prior to the Effective Time, to the extent that such director, manager, officer or employee becomes a named defendant in any Action with respect to which such director, manager, officer or employee was entitled to such indemnification pursuant to then-existing obligations; provided, however, that, to the extent applicable, Section 5.2 and Section 5.3 shall determine whether any Party shall be required to indemnify the other in respect of the underlying obligation giving rise to such Action.

(d) No Actions as to Released Pre-Business Transfer Time Claims. Following the Business Transfer Time, no Party hereto shall make or permit any other member of its Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against any member of the Group of the other Party, or any other Person released pursuant to Section 5.1(a), with respect to any Liabilities released pursuant to Section 5.1(a), or any other Person released pursuant to Section 5.1(b), with respect to any Liabilities released pursuant to Section 5.1(b).

(e) General Intent. It is the intent of each of Starwood and Vistana, by virtue of the provisions of this Section 5.1, to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on

28

or before the Business Transfer Time, between or among Vistana or any member of the Vistana Group, on the one hand, and Starwood or any member of the Starwood Group, on the other hand (including any Contractual agreements or arrangements existing or alleged to exist between or among any such members on or before the Business Transfer Time), except as expressly set forth in Section 5.1(c). At any time, at the request of any other Party, each Party shall cause each member of its Group to execute and deliver releases reflecting the provisions hereof.

Section 5.2 Indemnification by the Vistana Group. Without limiting or otherwise affecting the indemnity or limitations of liability provisions of the Ancillary Agreements, from and after the Business Transfer Time, Vistana, and each member of the Vistana Group shall, on a joint and several basis, indemnify, defend (or, where applicable, pay the defense costs for) and hold harmless the Starwood Indemnitees from and against, and shall reimburse such Starwood Indemnitees with respect to, any and all Liabilities that result from, relate to or arise, whether prior to, at or following the Business Transfer Time, out of any of the following items (without duplication):

(a) the Vistana Business, including any failure of Vistana or any other member of the Vistana Group or any other Person to pay, perform, fulfill, discharge and, to the extent applicable, comply with, promptly and in full, any Liability relating to, arising out of or resulting from the Vistana Business;

(b) the Vistana Assets and Vistana Liabilities;

(c) any breach by Vistana or any other member of the Vistana Group of any agreement or obligation to be performed by such Persons pursuant to this Agreement or any Ancillary Agreement unless such Ancillary Agreement expressly provides for separate indemnification therein (which, including any limitation of liability contained therein, shall be controlling);

(d) if Starwood elects to effect the Exchange Offer, any documents and information related to ILG expressly provided by ILG for inclusion in any documents and information delivered to the stockholders of Starwood in connection with the Exchange Offer or Clean-Up Spin-Off that otherwise would not have been delivered to such stockholders if Starwood had elected to effect the One-Step Spin-Off, and any Liabilities resulting therefrom; and

(e) the enforcement by the Starwood Indemnitees of their rights to be indemnified, defended and held harmless under this Section 5.2.

Section 5.3 Indemnification by Starwood. Without limiting or otherwise affecting the indemnity or limitation of liability provisions of the Ancillary Agreements, from and after the Business Transfer Time, Starwood, and each member of the Starwood Group shall, on a joint and several basis, indemnify, defend (or, where applicable, pay the defense costs for) and hold harmless the Vistana Indemnitees from and against, and shall reimburse such Vistana Indemnitees with respect to, any and all Liabilities that result from, relate to or arise, whether prior to or following the Business Transfer Time, out of any of the following items (without duplication):

(a) the Starwood Business, including any failure of Starwood or any other member of the Starwood Group or any other Person to pay, perform, fulfill, discharge and, to the extent applicable, comply with, promptly and in full any Liability relating to, arising out of or resulting from the Starwood Business;

29

(b) the Starwood Assets and the Starwood Liabilities

(c) any breach by Starwood or any other member of the Starwood Group of any agreement or obligation to be performed by such Persons pursuant to this Agreement or any Ancillary Agreement unless such Ancillary Agreement expressly provides for separate indemnification therein (which, including any limitations on liability contained therein, shall be controlling);

(d) if Starwood elects to effect the Exchange Offer, any documents and information delivered to the stockholders of Starwood in connection with the Exchange Offer or Clean-Up Spin-Off that otherwise would not have been delivered to such stockholders if Starwood had elected to effect the One-Step Spin-Off, and any Liabilities resulting therefrom, except with respect to documents and information related to ILG expressly provided by ILG for inclusion therein or incorporated by reference therein; and

(e) the enforcement by the Vistana Indemnitees of their rights to be indemnified, defended and held harmless under this Section 5.3.

Section 5.4 Indemnification Obligations Net of Insurance Proceeds and Other Amounts.

(a) The Parties intend that any Liability subject to indemnification or reimbursement pursuant to this Agreement shall be net of (i) Insurance Proceeds that actually reduce the amount of the Liability for which indemnification is sought or (ii) other amounts recovered from any third party that actually reduce the amount of, or are paid to the applicable Indemnitee in respect of, such Liability (“Third-Party Proceeds”). Accordingly, the amount which any Party (the “Indemnitor”) is required to pay to any Person entitled to indemnification or reimbursement under Section 5.2 or Section 5.3 of this Agreement (the “Indemnitee”) shall be reduced by any Insurance Proceeds or Third-Party Proceeds theretofore actually recovered by or on behalf of the Indemnitee in reduction of the related Liability. If the Indemnitee receives a payment (an “Indemnity Payment”) required by this Agreement from the Indemnitor in respect of any Liability and subsequently receives Insurance Proceeds or Third-Party Proceeds, then the Indemnitee shall promptly pay to the Indemnitor an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds or Third-Party Proceeds had been received, realized or recovered before the Indemnity Payment was made. For the avoidance of doubt, in no event shall this Section 5.4(a) require any Party to seek insurance or other third-party proceeds.

(b) An insurer that would otherwise be obligated to defend or make payment in response to any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or any other third party shall be

30

entitled to any benefit that it would not be entitled to receive in the absence of the indemnification provisions of this Agreement by virtue of the indemnification provisions hereof.

(c) Except to the extent otherwise required by applicable Law, any Indemnity Payment hereunder except for any interest for any period beginning after the Distribution Date shall be treated, for all Tax purposes, as made immediately before the Effective Time (i) as a distribution by Vistana to Starwood, if made pursuant to Section 5.2 and (ii) as a contribution by Starwood to Vistana, if made pursuant to Section 5.3.

Section 5.5 Procedures for Defense, Settlement and Indemnification of Third-Party Claims.

(a) If the Indemnitee receives notice or otherwise becomes aware that a Person (including any Governmental Authority) other than a Starwood Entity or a Vistana Entity has asserted any claim or commenced an Action for which the Indemnitee may be entitled to indemnification under this Agreement or any Ancillary Agreement (collectively, a “Third-Party Claim”), then the Indemnitee shall notify the Indemnitor in writing as promptly as practicable thereafter. Any such notice shall describe the Third-Party Claim in reasonable detail and include any relevant written correspondence from the third party regarding the Third-Party Claim. If the Indemnitee does not provide this notice of a Third-Party Claim, then the Indemnitor shall not be relieved of its indemnification obligations under this Article V, except to the extent that the Indemnitor is actually prejudiced as a result of such Indemnitee’s failure to give timely notice. The Indemnitee shall deliver copies of all documents it receives regarding the Third-Party Claim to the Indemnitor promptly (and in any event within five (5) Business Days) after the Indemnitee receives them.

(b) With respect to any Third-Party Claim:

(i) Unless the Parties otherwise agree and subject to the cooperation and consultation rights and obligations of the Parties described in Section 5.6, to the extent applicable, within thirty (30) days after the Indemnitor receives notice of a Third-Party Claim in accordance with Section 5.5(a), the Indemnitor shall have the right to assume the defense of the Third-Party Claim (and, unless the Indemnitor has specified any reservations or exceptions and subject to this Section 5.5(b), seek to settle or compromise such Third-Party Claim), at its expense and with its counsel; provided, however, that the defense of such Third-Party Claim by the Indemnitor (A) shall not, in the reasonable determination of the Indemnitee, affect the Indemnitee or any of its controlled Affiliates in a materially adverse manner (and, for the avoidance of doubt, any Third-Party Claim relating to or arising in connection with any criminal proceeding, Action, indictment, allocation or investigation against Starwood or its Affiliates shall be deemed materially adverse to Starwood, and any Third-Party Claim relating to or arising in connection with any criminal proceeding, Action, indictment, allocation or investigation against Vistana or its Affiliates shall be deemed materially adverse to Vistana), (B) shall with respect to a Third-Party Claim that solely seeks (and continues to seek) monetary damages and not equitable relief and (C) shall not, in the reasonable determination of the Indemnitee’s counsel, result in a conflict between the positions of

31

the Indemnitor and Indemnitee in conducting such defense. The Indemnitee may, at its expense, employ separate counsel and participate in (but not control) the defense, compromise, or settlement of the Third-Party Claim with respect to which the Indemnitor has assumed the defense. However, the Indemnitor shall pay the fees and expenses of counsel that the Indemnitee engages for any period during which the Indemnitor has not assumed (or is prohibited from assuming) the defense of the Third-Party Claim (other than for any period in which the Indemnitee did not notify the Indemnitee of the Third-Party Claim as required by Section 5.5(a)).

(ii) No Indemnitor shall consent to entry of a judgment or settle a Third-Party Claim without the applicable Indemnitee’s consent, which consent shall not be unreasonably withheld or delayed. However, the Indemnitee shall consent to entry of a judgment or a settlement if it (A) does not include a finding or admission by the Indemnitee of a violation of Law or the rights of any Person, (B) involves only monetary relief which the Indemnitor has agreed to pay and could not reasonably be expected to have a material adverse impact (financial or nonfinancial) on the Indemnitee, or any of its Subsidiaries or Affiliates and (C) includes a full and unconditional release of the Indemnitee. The Indemnitee shall not be required to consent to entry of a judgment or a settlement if it would permit an injunction, declaratory judgment, other order or other non-monetary relief to be entered, directly or indirectly, against any Indemnitee.

(c) No Indemnitee shall admit any Liability with respect to, or settle, compromise or discharge, a Third-Party Claim without the Indemnitor’s prior written consent (which consent shall not be unreasonably withheld or delayed), unless the Indemnitee releases the Indemnitor of such Indemnitor’s indemnification obligations with respect to such Third-Party Claim.

Section 5.6 Additional Matters.

(a) With respect to any Third-Party Claim for which Vistana, on the one hand, and Starwood, on the other hand, may have Liability under this Agreement or any of the Ancillary Agreements, the Parties agree to cooperate fully and maintain a joint defense (in a manner that shall preserve the attorney-client privilege, joint defense or other privilege with respect thereto) so as to seek to minimize such Liabilities and defense costs associated therewith. The Party that is not responsible for managing the defense of such Third-Party Claims shall, upon reasonable request, be consulted with respect to significant matters relating thereto and may retain counsel to monitor or assist in the defense of such claims at its own cost.

(b) In the event of an Action that involves solely matters that are indemnifiable and in which (i) the Indemnitor is not a named defendant or (ii) any Indemnitee is a named defendant along with the Indemnitor, if either the Indemnitee or the Indemnitor so requests, the Parties shall endeavor, in the case of clause (i), to substitute the Indemnitor for the named defendant and, in the case of clause (ii), cause the Indemnitee to be removed as a named defendant. If such substitution, addition or removal cannot be achieved for any reason or is not requested, the rights and obligations of the Parties regarding indemnification and the management of the defense of claims as set forth in this Article V shall not be affected.

32

Section 5.7 Contribution.

(a) If the indemnification provided for under this Agreement is judicially determined to be unavailable, or insufficient to hold harmless the Indemnitee in respect of any indemnifiable Liability, then the Indemnitor, in lieu of indemnifying such Indemnitee, shall contribute to the amount paid or payable by the Indemnitee as a result of such Liabilities. The amount contributed by the Indemnitor shall be in such proportion as reflects the relative fault of the Indemnitor and the Indemnitee in connection with the actions or omissions resulting in the Liability and any other relevant equitable considerations.

(b) The Parties agree that any method of allocation of contribution under this Section 5.7 shall take into account the equitable considerations referred to in Section 5.7(a). The amount paid or payable by the Indemnitee to which the Indemnitor shall contribute shall include any legal or other expenses reasonably incurred by the Indemnitee to investigate any claim or defend any Action. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act of 1933) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

Section 5.8 Exclusive Remedy.

(a) Each of ILG and Starwood is an established business entity that has been represented by experienced counsel in connection with the execution and delivery of this Agreement and the Ancillary Agreements, and intends and hereby agrees that this Article V sets forth the exclusive remedies and rights of the Parties following the Business Transfer Time in respect of the matters indemnified under this Article V, except that nothing contained in this Section 5.8 will impair any right of any Person (i) to specific performance under this Agreement, and (ii) to equitable relief as provided in Section 7.16 hereof. In furtherance of the foregoing, each of the Parties hereto hereby waives, for itself and their respective Affiliates, predecessors, successors and assigns, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action it may have against the other Party and its Affiliates, successors and assigns in respect of the matters indemnified under this Article V, arising under or based upon any Law other than the right to seek indemnity pursuant to this Article V and the right to seek the relief described in clauses (i) and (ii) of the preceding sentence.

(b) Notwithstanding anything to the contrary set forth herein, indemnification, limitations on remedies and limitations on liabilities with respect to (i) the Intercompany Agreements set forth Schedule 2.3(b)(v), (ii) the Ancillary Agreements and (iii) any agreements or arrangements entered into after the Business Transfer Time between any member of the Vistana Group or any of their respective Affiliates, on the one hand, and any member of the Starwood Group or any of their respective Affiliates, on the other hand, in each case, shall be governed by the terms of such agreements or arrangements and not by this Article V.

Section 5.9 Survival of Indemnities. The rights and obligations of Starwood and Vistana and their respective Indemnitees under this Article V shall survive the Business Transfer Time and the sale or other transfer by any Party of any Assets or businesses or the assignment by any Party of any Liabilities. The indemnity agreements contained in this Article V shall remain operative and in full force and effect, regardless of (a) any investigation made by or on behalf of any Indemnitee and (b) the knowledge by the Indemnitee of Liabilities for which it might be entitled to indemnification hereunder.

33

Section 5.10 Limitations of Liability. Except as may expressly be set forth in this Agreement, in no event shall Starwood, Vistana or any member of their respective Groups have any Liability to the other or to any other member of the other’s Group, or to any other Starwood Indemnitee or Vistana Indemnitee, as applicable, under this Agreement (a) to the extent that any such Liability resulted from any willful violation of Law or fraud by the party seeking indemnification or (b) for any indirect or punitive damages or any damages that are not, as of the Business Transfer Time, reasonably foreseeable (other than to the extent that the Indemnitee is liable for such damages under an order issued by a Governmental Authority in connection with a Third-Party Claim).

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1 Further Assurances. Subject to the limitations of Section 2.2 and the other terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing or causing to be done, all things necessary, proper or advisable under this Agreement and applicable Laws to consummate the transactions contemplated by this Agreement as soon as practicable after the date hereof.

Section 6.2 Agreement for Exchange of Information.

(a) Except for any request for Information relating to adversarial Action or threatened adversarial Action by any Starwood Entity or Vistana Entity against any member of the other’s Group (which shall be governed by such discovery rules as may be applicable thereto), and subject to Section 6.2(b), each of Starwood and Vistana, on behalf itself and the members of its respective Group, shall use reasonable efforts to provide, to the other Group, at any time prior to, on or after the Business Transfer Time, as soon as reasonably practicable after written request therefor, any Information in the possession or under the control of the members of such Group that the requesting party reasonably requests (i) in connection with reporting, disclosure, filing or other requirements imposed on the requesting party (including under applicable securities or Laws in respect of Taxes) by a Governmental Authority having jurisdiction over the requesting party, (ii) for use in any other judicial, regulatory, administrative, Tax, insurance or other proceeding or in order to satisfy audit, accounting, claims, regulatory, investigation, litigation, Tax or other similar requirements, or (iii) to comply with its obligations under this Agreement, the Merger Agreement, any Ancillary Agreement, any agreement listed in Section 2.3(b) or any other agreements or arrangements entered into prior to the Business Transfer Time with respect to which the requesting party requires Information from the other Party in order to fulfill the requesting party’s obligations under such agreement or arrangement. The receiving party may use any Information received pursuant to this Section 6.2(a) solely to the extent reasonably necessary to satisfy the applicable obligations or requirements described in the immediately preceding sentence and shall otherwise take reasonable steps to protect such Information. Nothing in this Section 6.2 may be construed as obligating a Party to create Information not already in its possession or control. Each Party agrees that, after the Effective Time, Information provided to the other Party or its Group pursuant to this Section 6.2 shall be subject to the confidentiality obligations in the applicable Confidentiality Agreements as if such Information were provided prior to the Business Transfer

34

Time; provided, that, for the avoidance of doubt, for such purpose and after the Effective Time, the Vistana Entities shall be considered Representatives of ILG under the Vistana Confidentiality Agreement.

(b) If any Party determines that the exchange of any Information pursuant to Section 6.2(a) is reasonably likely to violate any Law or Contract, or waive or jeopardize any attorney-client privilege, or attorney work-product protection, then such party shall not be required to provide access to or furnish such Information to the other Party; provided, however, that the Parties shall take all reasonable measures to permit compliance with Section 6.2(a) in a manner that avoids any such violation, waiver or jeopardy. Starwood and Vistana intend that any provision of access to or the furnishing of Information that would otherwise be within the ambit of any legal privilege shall not operate as a waiver of such privilege.

Section 6.3 Ownership of Information. The provision of Information pursuant to Section 6.2 shall not grant or confer rights of license or otherwise in any such Information.

Section 6.4 Compensation for Providing Information. Except as otherwise set forth in the Merger Agreement or any Ancillary Agreement, the party requesting Information pursuant to Section 6.2 agrees to reimburse the other Party for the reasonable out-of-pocket costs, if any, actually incurred in seeking, creating, gathering, copying and delivering such Information, to the extent that such costs are incurred for the benefit of the requesting Party.

Section 6.5 Record Retention. To facilitate the possible exchange of Information pursuant to this Article VI and other provisions of this Agreement from and after the Effective Time, each Party agrees to use its reasonable efforts to retain all Information in accordance with its record retention policy as in effect immediately prior to the Effective Time or as modified in good faith thereafter; provided, that, to the extent that any Ancillary Agreement provides for a longer retention period for certain Information, such longer period shall control. Starwood shall be entitled to retain a copy of the books and records of the Vistana Group relating to periods prior to the Effective Time; provided, that, to the extent required to satisfy Starwood’s legal or Contractual obligations, Starwood shall be entitled to retain original books and records relating to such periods, and shall provide Vistana with a copy of all such retained books and records. No Party shall destroy, or permit any of its Subsidiaries to destroy, any Information that any other Party may have the right to obtain pursuant to this Agreement before the end of the period provided in the applicable record retention policy without first using its reasonable efforts to notify such other Party of the proposed destruction and giving such other Party the opportunity to take possession of such Information before it is destroyed. In the case of any Information relating to a pending or threatened Action (including any pending or threatened investigation by a Governmental Authority) subject to a “litigation hold” known to any member of the Group that possesses relevant documents or records, such member shall issue and comply (or cause the applicable members of its Group to comply) with the requirements of such “litigation hold.” Notwithstanding the foregoing, Section 7.02 of the Tax Matters Agreement shall govern the retention of Tax Returns, schedules and work papers and all material records or other documents relating thereto. No Party shall have any liability to any other Party if any Information is destroyed after reasonable efforts by such party to comply with the provisions of this Section 6.5.

35

Section 6.6 Other Agreements Providing for Exchange of Information. The rights granted and obligations imposed under this Article VI shall be subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of Information set forth in the Merger Agreement, any Ancillary Agreement or the Confidentiality Agreements.

Section 6.7 Production of Witnesses; Records; Cooperation. From and after the Business Transfer Time, except in the case of an adversarial Action or threatened adversarial Action by any Starwood Entity or Vistana Entity against any member of the other’s Group (which shall be governed by such discovery rules as may be applicable thereto), each Party, shall (a) cooperate and consult in good faith as reasonably requested in writing by the other Party with respect to (i) any Action, or (ii) any audit or any other legal requirement, in each case, whether relating to this Agreement, the Merger Agreement or any Ancillary Agreement or any of the transactions contemplated hereby or thereby or otherwise, and (b) use reasonable efforts to make available to such other party the former, current and future directors, managers, officers, employees, other personnel and agents of the members of its respective Group (whether as witnesses or otherwise) and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such person (giving consideration to business demands of such directors, managers, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection therewith. Notwithstanding the foregoing, this Section 6.7 does not require a Party to take any step that would materially interfere, or that it reasonably determines could materially interfere, with its business. The requesting Party agrees to reimburse the other Party for the reasonable out-of-pocket costs, if any, incurred in connection with a request under this Section 6.7.

Section 6.8 Privilege; Conflicts of Interest.

(a) The Parties acknowledge and agree that the Vistana Entities’ attorney-client privilege, attorney work-product protection and expectation of client confidence with respect to any communications concerning any proposed sale, spin-off or other disposition of the Vistana Business or any other transaction contemplated by this Agreement, the Merger Agreement or any Ancillary Agreement or in lieu of any of the foregoing, and all information and documents covered by such privilege, protection or expectation shall be retained and controlled by Starwood, and may be waived only by Starwood. Vistana acknowledges and agrees, on behalf of itself and the members of its Group, that (i) the foregoing attorney-client privilege, attorney work-product protection and expectation of client confidence shall not be controlled, owned, used, waived or claimed by the Vistana Entities upon consummation of the Distribution; and (ii) in the event of a dispute between any member of the Vistana Group and a third party or any other circumstance in which a third party requests or demands that the member of the Vistana Group produce privileged materials or attorney work-product of a Starwood Entity (including the privileged communications and attorney work-product covered by this Section 6.8), Vistana shall cause such member of the Vistana Group to assert such attorney-client privilege on behalf of the applicable Starwood Entity to prevent disclosure of privileged communications or attorney work-product to such third party.

36

(b) The Parties acknowledge and agree that the attorney-client privilege, attorney work-product protection and expectation of client confidence with respect to any communications concerning general business matters related to the Vistana Business and the Vistana Entities and arising prior to the Distribution for the benefit of both Starwood and the Vistana Entities (other than with respect to any communications concerning any proposed sale, spin-off or other disposition of the Vistana Business or any other transaction contemplated by this Agreement, the Merger Agreement or any Ancillary Agreement or in lieu of any of the foregoing) shall be subject to a joint privilege and protection between Starwood, on the one hand, and the Vistana Entities, on the other hand, and Starwood and the Vistana Entities shall have equal right to assert such joint privilege and protection and no such joint privilege or protection may be waived by (i) Starwood without the prior written consent of such Vistana Entity or (ii) by any Vistana Entity without the prior written consent of Starwood; provided, however, that any such privileged communications or attorney-work product, whether arising prior to, or after the Distribution Date, with respect to any matter for which a Party has an indemnification obligation hereunder, shall be subject to the sole control of such party, which shall be solely entitled to control the assertion or waiver of the privilege or protection, whether or not such communications or work product is in the possession of or under the control of such party. Notwithstanding the foregoing, the Parties acknowledge and agree that Latham & Watkins LLP, Skadden, Arps, Slate, Meagher & Flom LLP, Jones Day, Kilpatrick, Townsend & Stockton, LLP (“Counsel”) and in-house counsel of Starwood represent only Starwood and not the Vistana Entities and that (A) any advice given by or communications with Counsel shall not be subject to any joint privilege and shall be owned solely by Starwood, (B) any advice given by or communications with in-house counsel of Starwood (to the extent it relates to any proposed sale, spin-off or other disposition of the Vistana Business or any other transaction contemplated by this Agreement, the Merger Agreement or any Ancillary Agreement or in lieu of any of the foregoing) shall not be subject to any joint privilege and shall be owned solely by Starwood, and (C) no other party has the status of a client of Counsel for conflict of interest or any other purposes as a result thereof. Starwood and Vistana (for itself and on behalf of the Vistana Group, including, after the Effective Time, the ILG Group) hereby agree that, in the event that any dispute, or any other matter in which the interests of Starwood, its Affiliates and its direct and indirect equity holders, on the one hand, and the Vistana Group (including, after the Effective Time, the ILG Group), on the other hand, are adverse, arises after the Effective Time between the Vistana Group, on the one hand, and Starwood, its Affiliates and its direct and indirect equity holders, on the other hand, Counsel may represent Starwood, its Affiliates and its direct and indirect equity holders in such dispute, even though the interests of Starwood, its Affiliates and its direct and indirect equity holders may be directly adverse to one or more members of the Vistana Group (including, after the Effective Time, the ILG Group), unless Counsel formerly represented one or more of members of the Vistana Group in any matter substantially related to such dispute.

Section 6.9 Insurance.

(a) Except as otherwise provided in the License Agreement or any other Ancillary Agreement, from and after the Business Transfer Time, the Vistana Entities shall cease to be insured by the Starwood Group’s insurance policies or by any of their self-insured or captive insurance programs, except with respect to insurance policies providing coverage on an occurrence basis, including defense and indemnity benefits attributable to or arising from or

37

under such policies or programs (such policies or programs, the “Pre-Closing Insurance Policies”). Any Starwood Entity may, to be effective at the Business Transfer Time, amend any insurance policies in the manner they deem appropriate to give effect to this Section 6.9; provided, that in no event shall a Starwood Entity be permitted to amend any insurance policy in any manner which would eliminate, reduce or otherwise limit coverage for any occurrence or action that occurred prior to the Distribution if such coverage was then available. Other than as stated in the foregoing sentences of this Section 6.9(a), from and after the Business Transfer Time, Vistana shall be responsible for securing all insurance it considers appropriate for its operation of the Vistana Entities and the Vistana Business and for promptly providing evidence thereof, as may be required, to third parties under any Contract or lease; provided, that notwithstanding the foregoing, Vistana shall comply (and shall cause the members of its Group to comply) with the applicable requirements relating to insurance matters set forth in the Ancillary Agreements.

(b) From and after the Business Transfer Time, Vistana shall not, and shall cause the members of its Group not to, assert any right, claim or interest in, to or under any Pre-Closing Insurance Policies, other than any right, claim or interest that existed prior to the Business Transfer Time. From and after the Business Transfer Time, in the event Vistana incurs any Liabilities covered by “occurrence form” Pre-Closing Insurance Policies (“Pre-Closing Insurance Claims”), and notifies Starwood and/or the Insurer of such Pre-Closing Insurance Policies, in accordance with the notice provisions of such policies of such Pre-Closing Insurance Claim, Starwood shall, or shall cause its applicable Subsidiaries to, submit such Pre-Closing Insurance Claim to the applicable insurer following such notification. To the extent not covered by or payable under Pre-Closing Insurance Policies, Vistana shall be solely responsible to Starwood and its Subsidiaries for all costs, expenses and fees in connection with any Pre-Closing Insurance Claim, and for any deductibles, retentions, premium increases on any Pre-Closing Insurance Policies which are attributable to any Pre-Closing Insurances Claims submitted pursuant to this Section 6.9(b). Vistana shall, and shall cause the members of its Group to, reasonably cooperate with Starwood or its applicable Subsidiaries or the applicable insurer in the investigation, contesting, defense or settlement of such Pre-Closing Insurance Claim. For the avoidance of doubt, (i) any Liabilities involving or related to Pre-Closing Insurance Claims that are in excess of insurance coverage therefor (net of any retention amounts, recovery costs, increases in premium and related deductible payable by Starwood or its Subsidiaries in connection therewith) under applicable Pre-Closing Insurance Policies shall not be the responsibility of Starwood or its Subsidiaries, unless otherwise required by this Agreement, including the provisions of Article V, (ii) Starwood or its Subsidiaries shall have the right, subject to the terms and provisions of the applicable Pre-Closing Insurance Policy, to investigate, contest, assume the defense of or settle any Pre-Closing Insurance Claim and (iii) any amounts paid by an insurer and/or received by the Vistana Group pursuant to this Section 6.9(b) shall not constitute indemnifiable Liabilities under Article V, and the Vistana Group shall have no right to indemnification under Article V with respect to any such amounts. Furthermore, to the extent any Pre-Closing Insurance Claim has been brought under a Pre-Closing Insurance Policy by Starwood or its Subsidiaries, Vistana shall, and shall cause the members of its Group to, from and after the Business Transfer Time, reasonably cooperate with Starwood or such Subsidiaries in the investigation, contesting, defense or settlement of any such Pre-Closing Insurance Claim.

38

(c) Subject to Starwood’s compliance with the applicable terms of this Section 6.9, the Starwood Group shall have no Liability to the Vistana Group whatsoever as a result of the insurance policies and practices of the Starwood Group as in effect at any time, including as a result of the level or scope of any such insurance, the creditworthiness of any insurance carrier, the terms and conditions of any policy, or the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim or otherwise.

(d) Notwithstanding anything to the contrary herein or in the Merger Agreement or any Ancillary Agreement, Starwood and its Affiliates (other than the Vistana Entities) shall be entitled to receive and retain all Insurance Proceeds recovered or recoverable by any Party or any of its Group members in respect of restoration of the Los Cabos Resort, which shall be remitted promptly to Starwood after the Effective Time to the extent actually received by any of member of the ILG Group.

Section 6.10 Funding of Distribution Date Payment.

(a) Promptly following the date hereof, the Parties shall discuss in good faith amending the terms of this Agreement, the Merger Agreement and any other applicable Ancillary Agreement and entering into such other agreements, instruments and documents, in each case, as may be reasonably necessary to provide that in lieu of effectuating the funding of the Distribution Date Payment through the Vistana Financing, ILG or one or more Subsidiaries thereof shall purchase for cash certain assets from Subsidiaries of Starwood, as further as described in Schedule VI, on the terms set forth therein (the “Alternate Structure”), and ILG shall dedicate resources to determine the effect on ILG and Vistana if it were to agree to implement the Alternate Structure, rather than the Vistana Financing; provided, that the Parties will not implement the Alternate Structure unless ILG reasonably determines, in good faith, that the Alternate Structure would not reasonably be expected have an adverse economic, legal, Tax or commercial impact on ILG or Vistana, as compared to the Vistana Financing. In the event that the Parties have not agreed on or prior to January 15, 2016, to implement the Alternate Structure as contemplated by this Section 6.10(a), then the provisions of Section 6.10(b) through (d) shall apply.

(b) From and after January 15, 2016, Vistana shall use commercially reasonable efforts to enter into a credit facility or credit facilities (the “Vistana Loan” or “Vistana Loans,” as the case may be) pursuant to which certain third-party lender parties thereto (the “Financing Sources”) agree, in each case, on terms reasonably acceptable to Starwood and ILG, to provide to Vistana available credit sufficient to pay the Distribution Date Payment, up to $160,000,000, in the aggregate, which shall be secured by assets of the Vistana Group based on the borrowing capacity of solely the Vistana Group (the “Vistana Financing”); provided, that Starwood and Vistana shall jointly determine the form of such Vistana Loan, which may be partial securitization, warehouse facility, corporate facility, bridge financing facility or any combination of the foregoing and in no event shall Vistana be obligated to secure the loan with assets that would result in adverse Tax consequences for Starwood. Any such Vistana Loan shall remain outstanding for at least twenty-four (24) months) following the Distribution Date (the “Loan Period”), and Vistana (or another Vistana Entity) shall remain the obligor on such Vistana Loan at all times during such period; provided, that (i) Vistana shall be permitted to refinance (a “Refinancing”) such Vistana Loan with new debt (including securitization debt)

39

with respect to which Vistana (or another Vistana Entity) remains the obligor and that has a maturity of not less than the remainder of the Loan Period, and Vistana (or another Vistana Entity) shall remain the obligor of such Refinancing at all times during such remaining period, and such Refinancing shall remain secured by assets of the Vistana Group based on the borrowing capacity of solely the Vistana Group at all times during such remaining period, and which Refinancing shall have the substantially the same mandatory prepayment terms as the Vistana Loan, and (ii) ILG and/or any of its Subsidiaries (but no other Person) may, after the Effective Time, guarantee Vistana’s obligations under such Vistana Loan or such Refinancing if, in each case of clauses (i) and (ii), Vistana receives a Bank Letter. Vistana shall provide a copy of any Bank Letter to Starwood promptly after receipt thereof. Solely for purposes of this Section 6.10(b), “Vistana Group” and “Vistana Entities” shall exclude members of the ILG Group from and after the Effective Time.

(c) ILG represents and warrants, as of the Distribution Date, that it has no plan or intention to refinance, or to cause any member of the Vistana Group to refinance, any Vistana Loan after the Distribution Date other than pursuant to a Refinancing in accordance with Section 6.10(b)(i), which will be based upon the existing market conditions at that time.

(d) Each of Starwood and ILG shall cooperate in a commercially reasonable manner with Vistana in connection with the arrangement of the Vistana Financing, including by (i) using (and causing their respective Subsidiaries to use) commercially reasonable efforts to assist Vistana in satisfying all conditions precedent to be satisfied by Vistana or any Vistana Subsidiary in the documentation relating to the Vistana Loan, (ii) providing financial and other pertinent information regarding the Vistana Business that is reasonably requested by the Financing Sources and their Representatives, (iii) permitting the Financing Sources and their Representatives access to the Vistana Business and the ILG Business, respectively, (iv) participating in meetings with prospective Financing Sources, (v) assisting with the preparation of offering materials, bank information memoranda and similar documents for any portion of the Vistana Financing, and (vi) participating, and causing members of their respective Representatives to participate, in meetings, drafting sessions, presentations and rating agency and due diligence sessions for the Vistana Financing. Starwood and Vistana will reasonably consult with ILG with respect to its efforts to complete the documentation relating to any Vistana Loan and to consummate the Vistana Financing. Notwithstanding the foregoing, (i) if market conditions prevent the ability of Vistana to obtain debt financing sufficient to declare and pay the Distribution Date Payment, then ILG may, at its option, or (ii) if Starwood so elects in lieu of the Vistana Financing at any time by delivering notice of such election to ILG, then ILG shall, at Starwood’s option, contribute the Distribution Date Payment to Vistana in exchange for Vistana Common Stock; provided, that in no event shall the Vistana Common Stock issued pursuant to this Section 6.10(d) be entitled to shares of Common Stock of ILG in the Merger and the Parties agree to amend the Merger Agreement and any other Ancillary Agreements as may be necessary to effectuate the foregoing. Each of Starwood and Vistana shall bear fifty percent (50%) of the fees and expenses of the Vistana Financing; provided, that if Starwood elects that ILG contribute the Distribution Date Payment pursuant to the immediately preceding sentence for any reason other than market conditions preventing the ability of Vistana to obtain financing sufficient to declare the Distribution Date Payment, then Starwood shall bear one hundred (100%) of the fees and expenses of the Vistana Financing.

40

ARTICLE VII

MISCELLANEOUS

Section 7.1 Expenses. Except as otherwise provided in this Agreement, each Party shall be responsible for the fees and expenses of the Parties as provided in the Merger Agreement.

Section 7.2 Entire Agreement. This Agreement, the Merger Agreement, the Ancillary Agreements and the Confidentiality Agreements, including any related annexes, exhibits and schedules, as well as any other agreements and documents referred to herein and therein, shall together constitute the entire agreement between the Parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Affiliates relating to the transactions contemplated hereby.

Section 7.3 Governing Law. This Agreement and, unless expressly provided therein, each Ancillary Agreement, (and all Actions (whether in contract or tort) that may be based upon, arise out of or relate hereto or thereto or the negotiation, execution or performance hereof or thereof (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be governed by and construed in accordance with the Law of the State of Delaware, without regard to the choice of law or conflicts of law principles thereof. The Parties expressly waive any right they may have, now or in the future, to demand or seek the application of a governing Law other than the Law of the State of Delaware.

Section 7.4 Notices. All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) when delivered by facsimile (solely if receipt is confirmed) or email (so long as the sender of such email does not receive an automatic reply from the recipient’s email server indicating that the recipient did not receive such email), addressed as follows:

If to Starwood or, prior to the Effective Time, Vistana:

Starwood Hotels & Resorts Worldwide, Inc.
One Star Point
Stamford, Connecticut 06902
Attention:	Chief Financial Officer
Facsimile No.:	(203) 351-2519
Email:	thomas.mangas@starwoodhotels.com

with a copy (which shall not constitute notice) to the same address:

Attention:	Kenneth S. Siegel
Facsimile No.:	(203) 351-2401
Email:	kenneth.siegel@starwoodhotels.com

41

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
885 Third Avenue
New York, New York 10022
Attention:	Edward Sonnenschein
Jennifer Perkins
Facsimile No.:	(212) 751-4864
Email:	ted.sonnenschein@lw.com
jennifer.perkins@lw.com

If to Vistana, after the Effective Time, or to ILG:

Interval Leisure Group, Inc.
6262 Sunset Drive
Miami, Florida 33143
Attention: Victoria J. Kincke, General Counsel
Facsimile No.: (305) 667-2072
Email: Victoria.Kincke@iilg.com

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attention: Michael E. Lubowitz
Facsimile No.: (212) 310-8007
Email: michael.lubowitz@weil.com

or to such other address addresses as the Parties hereto may from time to time designate in writing.

Section 7.5 Priority of Agreements. If there is a conflict between any provision of this Agreement and a provision in any of the Ancillary Agreements (other than the Tax Matters Agreement and Employee Matters Agreement), each of this Agreement and the other Ancillary Agreement is to be interpreted and construed, if possible, so as to avoid or minimize such conflict, but to the extent, and only to the extent, of such conflict, the provision of this Agreement shall control unless specifically provided otherwise in this Agreement or in the Ancillary Agreement. Except as otherwise specifically provided herein, this Agreement shall not apply to matters relating to Taxes or employees, employee benefits plans, and related assets and liabilities including pension and other post-employment benefit assets and liabilities, which shall be exclusively governed by the Tax Matters Agreement and Employee Matters Agreement, respectively. In the case of any conflict between this Agreement and the Tax Matters Agreement or Employee Matters Agreement, respectively, in relation to any matters

42

addressed by the Tax Matters Agreement or Employee Matters Agreement, the Tax Matters Agreement or Employee Matters Agreement, as applicable, shall prevail. The procedures relating to indemnification for Tax matters shall be exclusively governed by the Tax Matters Agreement.

Section 7.6 Amendments and Waivers. (a) Subject to Section 7.6(c), any Party may, at any time, by action taken by its board of directors (or other governing body), or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement or (without limiting Section 7.6(b)) agree to an amendment or modification to this Agreement by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement. No waiver by any of the Parties of any breach hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent breach hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No waiver by any of the Parties of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the Party sought to be charged with such waiver.

(b) Subject to Section 7.6(c), this Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by the Parties in the same manner as this Agreement and which makes reference to this Agreement.

(c) In addition, unless the Merger Agreement shall have been terminated in accordance with its terms, any waiver or amendment of this Agreement shall also require the written consent of ILG.

Section 7.7 Termination. This Agreement shall terminate without further action at any time before the Effective Time upon termination of the Merger Agreement. If terminated, no Party shall have any Liability of any kind to the other Party or any other Person on account of this Agreement, except as provided in the Merger Agreement.

Section 7.8 Parties in Interest. Notwithstanding anything herein to the contrary, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. ILG shall have the rights to enforce the rights of Vistana under this Agreement and shall have the rights to enforce Section 2.1(a), Section 3.4, Section 4.3(c), Section 4.3(e), Section 4.4(b), Section 6.10, Section 7.6(c) and this Section 7.8. As of the Effective Time, this Agreement shall be binding on ILG (including as a member of the Vistana Group) and ILG shall be, as between Starwood and ILG, subject to the obligations and restrictions (including any acknowledgements, releases and waivers) imposed on, and shall be the beneficiary of the rights of, Vistana and the other Vistana Entities under this Agreement. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any rights or remedies under or by reason of this Agreement, except (i) as contemplated in the preceding sentence and (ii) for the provisions of Article V with respect to the indemnification of Indemnitees and the release of Starwood Released Persons and Vistana Released Persons.

Section 7.9 Assignability. No Party may assign its rights or delegate its duties under this Agreement without the written consent of the other Party, except that a Party may assign its rights or delegate its duties under this Agreement to an Affiliate thereof; provided, that Vistana

43

may assign this Agreement, without obtaining the prior written consent of Starwood, to any lender (or agent for any lender) for collateral purposes only (and upon any assignment permitted by this proviso, the references to Vistana Group shall also apply to any such assignee unless the context otherwise acquires); provided, further, that no assignment or delegation shall relieve any Party of its indemnification obligations or obligations in the event of a breach of this Agreement and any assignee shall agree in writing to be bound by the terms and conditions contained in this Agreement. Any attempted assignment or delegation in breach of this Section 7.9 shall be null and void.

Section 7.10 Interpretation.

(a) Unless the context of this Agreement otherwise requires:

(i) (A) words of any gender include each other gender and neuter form; (B) words using the singular or plural number also include the plural or singular number, respectively; (C) derivative forms of defined terms will have correlative meanings; (D) the terms “hereof,” “herein,” “hereby,” “hereto,” “herewith,” “hereunder” and derivative or similar words refer to this entire Agreement; (E) the terms “Article,” “Section,” “Annex,” “Exhibit,” and “Schedule” refer to the specified Article, Section, Annex, Exhibit or Schedule of this Agreement and references to “paragraphs” or “clauses” shall be to separate paragraphs or clauses of the section or subsection in which the reference occurs; (F) the word “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” and (G) the word “or” shall be disjunctive but not exclusive;

(ii) references to Contracts (including this Agreement) and other documents or Laws shall be deemed to include references to such Contract or Law as amended, supplemented or modified from time to time in accordance with its terms and the terms hereof, as applicable, and in effect at any given time (and, in the case of any Law, to any successor provisions);

(iii) references to any federal, state, local, or foreign statute or Law shall include all regulations promulgated thereunder; and

(iv) references to any Person include references to such Person’s successors and permitted assigns, and in the case of any Governmental Authority, to any Person succeeding to its functions and capacities.

(b) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent. The Parties acknowledge that each Party and its attorney has reviewed and participated in the drafting of this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

44

(d) The word “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”

(e) The term “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.

(f) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP unless the context otherwise requires.

(g) All monetary figures shall be in United States dollars unless otherwise specified.

(h) Except as otherwise expressly provided elsewhere in this Agreement, the Merger Agreement, or any Ancillary Agreement, any provision herein which contemplates the agreement, approval or consent of, or exercise of any right of, a Party, such Party may give or withhold such agreement, approval or consent, or exercise such right, in its sole and absolute discretion.

Section 7.11 Severability. If any provision of this Agreement or any Ancillary Agreement, or the application of any provision to any Person or circumstance, is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

Section 7.12 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts (including by electronic or .pdf transmission), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of any signature page by facsimile, electronic or pdf. transmission shall be binding to the same extent as an original signature page.

Section 7.13 Survival of Covenants. Except as expressly set forth in any Ancillary Agreement, the covenants, representations and warranties contained in this Agreement and each Ancillary Agreement, and liability for the breach of any obligations contained herein, shall survive each of the Internal Reorganization and the Distribution and shall remain in full force and effect.

45

Section 7.14 Jurisdiction; Consent to Jurisdiction.

(a) Exclusive Jurisdiction. Except as otherwise expressly provided in any Ancillary Agreement, each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if such court shall not have jurisdiction, any federal court of the United States of America sitting in Delaware, and any appellate court from any appeal thereof, in any Action arising out of or relating to this Agreement, the Ancillary Agreements, the documents referred to in this Agreement, or any of the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such Action except in such courts, (ii) agrees that any claim in respect of any such Action may be heard and determined in the Court of Chancery of the State of Delaware or, to the extent permitted by Law, in such federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Action in the Court of Chancery of the State of Delaware or such federal court and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Action in the Court of Chancery of the State of Delaware or such federal court. Each of the Parties agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to service of process in the manner provided for notices in Section 7.4. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

(b) Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY AGREEMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND THE ANCILLARY AGREEMENTS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY LITIGATION, SEEK TO ENFORCE SUCH WAIVERS, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (iii) EACH PARTY MAKES SUCH WAIVERS VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.14(b).

Section 7.15 Plan of Reorganization. This Agreement and the Merger Agreement together shall constitute a “plan of reorganization” under Treasury Regulations Section 1.368-2(g).

Section 7.16 Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any other Ancillary Agreement, the Party who is, or is to be, thereby aggrieved shall have the right to

46

specific performance and injunctive or other equitable relief in respect of its rights under this Agreement or such Ancillary Agreement, in addition to any and all other rights and remedies at law or in equity, subject to Section 5.8. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any Action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties to this Agreement.

[Signature page follows.]

47

IN WITNESS WHEREOF, each of the Parties has caused this Separation Agreement to be executed on its behalf by its officers hereunto duly authorized effective on the day and year first above written.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

By:	/s/ Thomas B. Mangas
Name:	Thomas B. Mangas
Title:	Executive Vice President, Chief Financial Officer

[Signature Page to Separation Agreement]

VISTANA SIGNATURE EXPERIENCES, INC.

By:	/s/ Sergio D. Rivera
Name:	Sergio D. Rivera
Title:	Chief Executive Officer and President

[Signature Page to Separation Agreement]

INTERVAL LEISURE GROUP, INC., for purposes of Sections 2.1(a), 3.4, 4.3(c), 4.3(e), 4.4(b), 6.10, 7.6(c) and 7.8

By:	/s/ Jeanette E. Marbert
Name:	Jeanette E. Marbert
Title:	Executive Vice President and Chief Operating Officer

[Signature Page to Separation Agreement]

EXHIBIT A

Employee Matters Agreement

See Attached.

FORM OF EMPLOYEE MATTERS AGREEMENT

by and among

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.,

VISTANA SIGNATURE EXPERIENCES, INC.

And

INTERVAL LEISURE GROUP, INC.

dated as of

[●]

-i-

TABLE OF CONTENTS

(continued)

-ii-

SCHEDULES

Schedule 2.01(a)	Employees Transferred to Vistana
Schedule 2.01(b)	Employees Transferred to Starwood
Schedule 2.01(d)	Employment Agreements
Schedule 2.01(e)	Severance Guidelines
Schedule 2.11(a)	Starwood Time-Based Awards
Schedule 2.11(b)	Starwood Performance-Based Awards

- iii -

FORM OF EMPLOYEE MATTERS AGREEMENT

This EMPLOYEE MATTERS AGREEMENT (this “Agreement”) is made and entered into as of October 27, 2015, by and among STARWOOD HOTELS & RESORTS WORLDWIDE, INC., a Maryland corporation (“Starwood”), VISTANA SIGNATURE EXPERIENCES, INC., a Delaware corporation (“Vistana”) and INTERVAL LEISURE GROUP, INC., a Delaware corporation (“ILG,” and together with Starwood and Vistana, the “Parties”).

RECITALS

WHEREAS, pursuant to that certain Separation Agreement dated as of October 27, 2015, between Starwood and Vistana (the “Separation Agreement”), Starwood and Vistana have set out the terms on which, and the conditions subject to which, they wish to implement the Internal Reorganization (as defined in the Separation Agreement) and the Distribution (as defined in the Separation Agreement);

WHEREAS, pursuant to the Agreement and Plan of Merger, dated as of October 27, 2015, by and among Starwood, Vistana, ILG and Iris Merger Sub, Inc. a Delaware corporation (the “Merger Agreement”), immediately following the Distribution, a Subsidiary of ILG will merge with and into Vistana, and Vistana Common Stock will be converted into ILG Common Stock on the terms and subject to the conditions of the Merger Agreement (the “Merger”); and

WHEREAS, in connection with the foregoing, the Parties have agreed to enter into this Agreement to allocate, among Starwood, Vistana and ILG, Assets, Liabilities and responsibilities with respect to certain employee compensation, benefits, labor and certain other employment matters pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Starwood, ILG, and Vistana agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.01 Definitions. As used in this Agreement, the following terms shall have the meanings indicated below:

Action: has the meaning specified in the Merger Agreement.

Adjustment Ratio: means a fraction, (x) the numerator of which is the closing sale price of a share of Starwood Common Stock on the New York Stock Exchange immediately preceding the Distribution (as traded on the “regular way” market) as reported by Bloomberg L.P. or any successor thereto, and (y) the denominator of which is the opening sale price of a share of ILG Common Stock on the Nasdaq Stock Market immediately following the Effective Time (as traded on the “regular way” market) as reported by Bloomberg L.P. or any successor thereto.

Affiliate: has the meaning specified in the Separation Agreement.

Assets: has the meaning specified in the Separation Agreement.

Assumed Time-Based Stock Award: has the meaning specified in Section 2.11(a).

Business Day: has the meaning specified in the Merger Agreement.

Business Transfer Date: has the meaning specified in the Separation Agreement.

Business Transfer Time: has the meaning specified in the Separation Agreement.

Closing: has the meaning specified in the Merger Agreement.

Closing Date: has the meaning specified in the Merger Agreement.

Closing Plan Year: means the calendar year in which the Closing Date occurs.

COBRA: has the meaning specified in Section 2.05(d).

Code: means the Internal Revenue Code of 1986, as amended, or any successor federal income tax Law. Reference to a specific Code provision also includes any temporary or final regulation in force under that provision.

Collective Bargaining Agreement: means any collective bargaining agreement, labor agreement, or other written agreement to which Starwood, ILG, or any of their respective direct or indirect Subsidiaries is a party with any labor union, works council, its predecessors-in-interest, and its constituent local unions.

Contract: has the meaning specified in the Separation Agreement.

Converted RSU: has the meaning specified in Section 2.11(b).

Distribution Date: has the meaning specified in the Separation Agreement.

Earned Starwood Performance Shares: has the meaning specified in Section 2.11(b).

Effective Time: has the meaning specified in the Merger Agreement.

Employee: means with respect to any entity, an individual who is considered, according to the payroll and other records of such entity, to be employed by such entity, whether active or inactive, on disability leave, or on other leave of absence.

Employment Agreement: means any individual employment, offer, retention, consulting, change in control, split dollar life insurance, sale bonus, incentive bonus, severance, restrictive covenant or other employment related or individual compensatory agreement related to the Vistana Business between any current or former employee and Starwood or any of its Affiliates (including Vistana) which is listed on Schedule 2.01(d).

Employment Claim: means any actual or threatened lawsuit, arbitration, ERISA claim, or federal, state, or local judicial or administrative proceeding of whatever kind involving a demand by or on behalf of or relating to an employee, former employee, job applicant, intern or volunteer, independent contractor, leased employee, or anyone claiming to be an employee or joint employee, or by or relating to a collective bargaining agent of employees, or by or relating to any federal, state, or local government agency alleging liability against an employer or against an employee pension, welfare or other benefit plan, or an administrator, trustee or fiduciary thereof.

ERISA: means the Employee Retirement Income Security Act of 1974, as amended. Reference to a specified provision of ERISA also includes any temporary or final regulations in force under that provision.

Foreign Service DB Plan: has the meaning specified in Section 2.02(e)(i).

Former Vistana Employee: means former Employees of Starwood or its Affiliates whose last employment with Starwood or its Affiliates before the Closing Date was with a Vistana Entity.

FY ILG AIP Award: has the meaning specified in Section 2.04(a).

Governmental Authority: has the meaning specified in the Merger Agreement.

Hotel Trust Fund: has the meaning specified in Section 3.03(a).

ILG: has the meaning specified in the preamble of this Agreement.

ILG AIP: has the meaning specified in Section 2.04(a).

ILG Common Stock: means the common stock, par value $0.01 per share, of ILG.

ILG Equity Award: means each Assumed Time-Based Stock Award and Converted RSU.

ILG FSA: has the meaning specified in Section 2.05(c).

ILG Flexible Benefits Plan: has the meaning specified in Section 2.05(b).

ILG HRA: means the Plan established or designed and maintained by ILG pursuant to Section 2.05(e).

ILG Restricted Share Award: means an award of restricted ILG Common Stock that is subject only to time-based vesting requirements and granted pursuant to an ILG Stock Plan.

ILG Retirement Plan: means the Plan established or designated and maintained by ILG pursuant to Section 2.02(b).

ILG RSU Award: has the meaning specified in the Merger Agreement.

ILG Stock Plans: has the meaning specified in the Merger Agreement.

ILG Time-Based Stock Award: means an ILG RSU Award or ILG Restricted Share Award granted by ILG under an ILG Stock Plan as described in Section 2.11(a).

Law: has the meaning specified in the Merger Agreement.

Liabilities: has the meaning specified in the Separation Agreement.

Merger: has the meaning specified in the recitals of this Agreement.

Merger Agreement: has the meaning specified in the recitals of this Agreement.

Parties: has the meaning set forth in the preamble of this Agreement.

Person: has the meaning specified in the Merger Agreement.

Plan: means any plan, policy, arrangement, contract or agreement providing compensation or benefits for any group of Employees or individual Employee, or the dependents or beneficiaries of any such Employee(s), whether formal or informal or written or unwritten, and including, without limitation, any means, whether or not legally required, pursuant to which any benefit is provided by an employer to any Employee or the beneficiaries of any such Employee. The term “Plan” as used in this Agreement does not include any contract, agreement or understanding relating to settlement of actual or potential Employment Claims. Notwithstanding the foregoing, no Employment Agreement will constitute a Plan for purposes hereof.

Plan Payee: means an individual who is entitled to payment of Plan benefits in his or her capacity as a beneficiary with respect to the benefits of a deceased participant in the Plan or an alternate payee under a qualified domestic relations order within the meaning of Section 414(p)(1)(A) of the Code and Section 206(d)(3)(B)(i) of ERISA with respect to the benefits of a participant in the Plan.

Representative: has the meaning specified in the Merger Agreement.

SEC: has the meaning specified in the Merger Agreement.

Separation Agreement: has the meaning specified in the recitals of this Agreement.

Starwood: has the meaning specified in the preamble of this Agreement.

Starwood AIP: has the meaning specified in Section 2.04(a).

Starwood Common Stock: has the meaning specified in the Merger Agreement.

Starwood Deferred Compensation Plan: means the Amended and Restated Starwood Hotels & Resorts Worldwide, Inc. Deferred Compensation Plan (effective as of January, 1, 2008).

Starwood Equity Award: means each Starwood Time-Based Stock Award and Starwood Performance Share.

Starwood Flexible Benefits Plan: means the Starwood Hotels & Resorts Worldwide, Inc. Flexible Benefits Plan.

Starwood FSA: has the meaning specified in Section 2.05(c).

Starwood HRA: has the meaning specified in Section 2.05(e).

Starwood Performance Share: means a performance share award granted by Starwood under the Starwood Stock Plan before the Distribution Date.

Starwood Plan: means any of (i) the Starwood Flexible Benefits Plan, the Starwood Retirement Plan, the Starwood Deferred Compensation Plan, and (ii) any other Plan that, as of the close of business on the day before the Closing Date, is sponsored or maintained solely by Starwood.

Starwood Retirement Plan: means the Starwood Hotels & Resorts Worldwide, Inc. Savings and Retirement Plan, as in effect immediately prior to the Closing Date.

Starwood Stock Plan: means the Starwood Hotels & Resorts Worldwide, Inc. 2013 Long-Term Incentive Compensation Plan.

Starwood Time-Based Stock Award: means an award of Starwood restricted stock or, in the case of certain Employees based outside the United States, restricted stock units, granted by Starwood under the Starwood Stock Plan before the Distribution Date.

Subsidiary: has the meaning specified in the Merger Agreement.

Transaction: means those certain transactions contemplated by the Transaction Documents.

Transaction Documents: has the meaning specified in the Merger Agreement.

Vistana: has the meaning specified in the preamble of this Agreement.

Vistana Benefit Plans: has the meaning specified in the Merger Agreement.

Vistana Business: has the meaning specified in the Separation Agreement.

Vistana Common Stock: has the meaning specified in the Separation Agreement.

Vistana Deferred Compensation Plan: has the meaning specified in Section 2.03(b).

Vistana Employee(s): has the meaning specified in Section 2.01(a).

Vistana Entities: has the meaning specified in the Separation Agreement.

Vistana Group: has the meaning specified in the Separation Agreement.

WARN: has the meaning specified in Section 3.02.

Withdrawal Liability: has the meaning specified in Section 3.03(a).

Workers’ Compensation Event: means the event, injury, illness or condition giving rise to a workers’ compensation claim.

Section 1.02 Other Terms. Any capitalized terms used herein but not defined herein shall have the meaning specified in the Merger Agreement or Separation Agreement, as applicable.

Section 1.03 Interpretation; Construction.

(a) Unless the context of this Agreement otherwise requires:

(i) (A) words of any gender include each other gender and neutral form; (B) words using the singular or plural number also include the plural or singular number, respectively; (C) the terms “hereof,” “herein,” “hereby,” “hereto,” “herewith,” “hereunder” and derivative or similar words refer to this entire Agreement; (D) the terms “Article,” “Section,” “Annex,” “Exhibit,” “Schedule,” and “Disclosure Schedule” refer to the specified Article, Section, Annex, Exhibit, Schedule or Disclosure Schedule of this Agreement and references to “paragraphs” or “clauses” shall be to separate paragraphs or clauses of the section or subsection in which the reference occurs; (E) the word “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” and (F) the word “or” shall be disjunctive but not exclusive;

(ii) references to Contracts (including this Agreement) and other documents or Laws shall be deemed to include references to such Contract or Law as amended, supplemented or modified from time to time in accordance with its terms and the terms hereof, as applicable, and in effect at any given time (and, in the case of any Law, to any successor provisions);

(iii) references to any federal, state, local, or foreign statute or Law shall include all regulations promulgated thereunder; and

(iv) references to any Person include references to such Person’s successors and permitted assigns, and in the case of any Governmental Authority, to any Person succeeding to its functions and capacities.

(b) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any party hereto.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(d) The word “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”

(e) All monetary figures shall be in United States dollars unless otherwise specified.

Section 1.04 Survival. If the Merger is consummated, the obligations set forth in this Agreement shall remain in full force and effect and shall survive the Closing Date.

Section 1.05 Termination. This Agreement shall terminate automatically without any further action of the Parties upon a termination of the Merger Agreement, and no Party will have any further obligations to the other Parties.

ARTICLE II.

EMPLOYEE BENEFITS

Section 2.01 Employment.

(a) Transfer of Employees to Vistana. At or prior to the Business Transfer Time, Starwood shall take all steps necessary and appropriate so that all of the following Employees are transferred to the Vistana Entities: (i) each Employee (other than any Employees who are on long-term disability leave as of the Business Transfer Time) whose employment duties immediately prior to the Business Transfer Date relate exclusively to the Vistana Business and (ii) each Employee listed on Schedule 2.01(a) attached hereto (clauses (i) and (ii) collectively, the “Vistana Employees,” and each such Employee a “Vistana Employee”). Between the date hereof and the Business Transfer Date, Starwood and ILG may mutually agree to update, amend or supplement Schedule 2.01(a) attached hereto to correct any inadvertent inclusions and exclusions thereto. Starwood shall deliver the final Schedule 2.01(a), as amended, updated or supplemented by mutual agreement of the Parties subject to this Section 2.01(a), to ILG immediately prior to the Business Transfer Time.

(b) Employees of the Vistana Entities. Starwood shall not, and shall cause its Affiliates not to, terminate the employment of any Employees of the Vistana Entities other than in the ordinary course of business and shall not transfer the employment of such Employees prior to the Closing Date except as provided below. Notwithstanding the foregoing, at or prior to the Business Transfer Time, Starwood shall take all steps necessary and appropriate so that the Employees of the Vistana Entities listed on Schedule 2.01(b) shall be transferred to Starwood. Between the date hereof and the Business Transfer Date, Starwood and ILG may mutually agree to update, amend or supplement Schedule 2.01(b) attached hereto to correct any inadvertent inclusions and exclusions thereto. Starwood shall deliver the final Schedule 2.01(b), as amended, updated or supplemented by mutual agreement of the Parties subject to this Section 2.01(b), to ILG immediately prior to the Business Transfer Time.

(c) Allocation of Responsibilities as Employer. At the Business Transfer Time, except as otherwise provided under this Agreement or any other agreement relating to the Transaction, the Vistana Group shall retain or assume, as the case may be, responsibility as employer of the Vistana Employees.

(d) Employment Agreements. At or prior to the Business Transfer Time, Starwood shall cause Vistana to assume and be solely and exclusively responsible for all Employment Agreements entered between the Vistana Employees or Former Vistana Employees and Starwood or any of its Affiliates that are listed on Schedule 2.01(d) and all obligations and liabilities with respect thereto, to be effective as of the Business Transfer Date, and on and after the Business Transfer Date Starwood and its

Affiliates (other than Vistana Entities) shall have no obligations or liabilities with respect to such Employment Agreements. From and after the Closing Date, ILG shall, or shall cause Vistana to, assume and honor all liabilities and obligations to or in respect of the Vistana Employees or Former Vistana Employees (and any dependents or beneficiaries thereof) under all Vistana Benefit Plans and all Employment Agreements, severance, termination, consulting, retirement and other compensation and benefit plans, arrangements and agreements to which any Vistana Entity is a party, as in effect immediately prior to the Closing. Starwood shall take all steps necessary to terminate the Employment Agreement between Matthew Avril and Starwood Vacation Ownership, Inc., dated April 13, 2015 prior to the Business Transfer Time without any payment by Starwood Vacation Ownership, Inc. or any of the Vistana Entities, and ILG and the Vistana Entitles shall have no liability with respect to such employment agreement or the Consulting Agreement between MAE Business Enterprises, Inc. and Starwood, dated December 15, 2014, as amended.

(e) Comparable Benefits. For the period from the Closing Date through December 31, 2016, ILG shall or shall cause Vistana to provide to each Vistana Employee (i) annual base salary, target bonus opportunities (as a percentage of base salary) and commission opportunities that are no less than the annual base salary, target bonus opportunities and commission opportunities, respectively, provided to such Vistana Employee immediately prior to the Closing Date, (ii) employee benefits that are comparable in the aggregate to such Vistana Employee to those benefits provided to such Vistana Employee immediately prior to the Closing Date but excluding any defined benefit pension benefits, employer or matching contributions under any defined contribution retirement plan, equity compensation arrangement, stock purchase programs, retiree medical or insurance benefits, any benefits under a nonqualified deferred compensation plan or employee discount program, (iii) severance benefit opportunities that are not less favorable to such Vistana Employee than the greater of (A) the severance benefit opportunities available to such Vistana Employee under such Vistana Employee’s offer letter (if listed on Schedule 2.01(d)) or (B) the severance benefit opportunities available to such Vistana Employee under Starwood’s severance benefit guidelines listed on Schedule 2.01(e), in each case immediately prior to the Closing Date, and (iv) an opportunity to participate in the ILG Retirement Plan on substantially the same terms as similarly situated employees of ILG.

(f) Service Credit. From and after the Closing, ILG shall give each Vistana Employee full credit for determining the amount of paid time off, vacation or sick leave, and the level of employer contributions under any defined contribution retirement plan, and for purposes of eligibility to participate and vesting (but not benefit accruals (if applicable)) under any employee benefit plans, arrangements, collective agreements and employment-related entitlements (including under any applicable pension, defined contribution (for example, 401(k)), deferred compensation, savings, medical, dental, life insurance, disability, vacation, long-service leave or other leave entitlements, post-retirement health and life insurance, termination indemnity, severance or separation pay plans) provided, sponsored, maintained or contributed to by ILG or any of its Affiliates (including Vistana and its

Subsidiaries) under which such Vistana Employee is eligible to participate after the Closing for such Vistana Employee’s service with Starwood, Vistana or their Subsidiaries prior to the Effective Time, to the same extent recognized by any of Starwood, Vistana and their Subsidiaries immediately prior to the Effective Time, except to the extent such credit would result in the duplication of benefits for the same period of service. Notwithstanding the foregoing, to the extent permitted under applicable Law, neither ILG nor Vistana shall be required to provide credit for such service for benefit accrual purposes under any employee benefit plan of ILG that is a defined benefit pension plan.

Section 2.02 Retirement Plans.

(a) Starwood Retirement Plan. Effective on the Closing Date, Vistana Employees shall cease to be eligible to: (A) have elective deferrals contributed on their behalf to the Starwood Retirement Plan with respect to pay paid after the Closing Date, (B) be credited with future employer contributions (for example, matching contributions) in the Starwood Retirement Plan, or (C) make contributions (for example, rollovers or loan repayments) to the Starwood Retirement Plan. Starwood shall contribute to the applicable Vistana Employee or Former Vistana Employee accounts under the Starwood Retirement Plan the employer match true-up pursuant to Section 4.2(b) of such plan with respect to the completed plan year prior to the Closing Plan Year in the ordinary course but no later than the day before the Closing Date. Such employer match true-up shall be charged to and paid by Vistana pursuant to Starwood’s normal operating rules for the employer match true-up.

(b) ILG Retirement Plan. Prior to the Closing Date, ILG shall take, or cause to be taken, or have taken, all action necessary and appropriate to establish or maintain for the benefit of Vistana Employees (i) a defined contribution plan qualified under Section 401(a) of the Code that includes a cash or deferred arrangement qualified under Section 401(k) of the Code that is a participant-directed individual account plan that complies with Section 404(c) of ERISA, and (ii) a related trust or trusts exempt under Section 501(a) of the Code, each to be effective no later than the Closing Date (such plan and trust(s), the “ILG Retirement Plan”).

(c) Spin-Off of the Starwood Retirement Plan and Merger into the ILG Retirement Plan. Effective on the Closing Date, Starwood shall cause the Starwood Retirement Plan to spin off the portion of the Starwood Retirement Plan attributable to the Vistana Employees and Former Vistana Employees, as well as to any respective Plan Payees, such spinoff to include (but not be limited to) any and all such individual’s accounts, liabilities, related assets, unvested amounts, zero dollar accounts, forfeited accounts, unlocatable participant accounts and outstanding loan balances. Effective immediately thereafter, ILG or one of its Affiliates shall cause the ILG Retirement Plan to accept the merger of such spun-off portion of the Starwood Retirement Plan. All assets shall be transferred in cash as soon as administratively practicable thereafter and shall be mapped to appropriate investment options in the ILG Retirement Plan pursuant to Section 404(c)(4) of ERISA or to the appropriate qualified default investment fund under the ILG Retirement Plan pursuant to Section 404(c)(5) of ERISA. Such spinoff and merger shall be conducted in accordance with Section 414(l) of the Code, Treasury Regulation Section 1.414(l)-1 and Section 208 of ERISA. The benefits of the Vistana Employees participating in the Starwood Retirement Plan as of immediately prior to the plan merger described in this Section 2.02(c) shall be preserved in the ILG Retirement Plan effective as of the plan merger described in this Section 2.02(c) to the extent required under the anti-cutback rules of Section 411(d)(6) of the Code.

(d) Alternative to Spin-Off and Merger. Starwood represents that, with respect to the Starwood Retirement Plan (i) the plan is qualified within the meaning of Section 401(a) of the Code, (ii) Starwood has received a favorable determination from the Internal Revenue Service with respect to the qualified status of the plan covering the terms of the plan as currently in effect, (iii) nothing has occurred since the date of such letter that would reasonably be expect to adversely affect the qualified status of the plan, and (iv) the plan has been administered materially in accordance with its terms and all applicable Laws, including ERISA and the Code. Notwithstanding anything herein to the contrary, if events happen such that the representations made by Starwood set forth in the preceding sentence are not materially true and correct with respect to the Starwood Retirement Plan at any time prior to the Closing Date and have not been fully corrected by the Closing Date, then ILG may elect, in a written notice to Starwood delivered not later than three (3) business days prior to the Closing Date, not to effectuate the transactions described in Section 2.02(c) (which shall be the only consequence of any such breach of Starwood’s representation in this Section 2.02(d)). In such case, after the Closing Date the Starwood Retirement Plan shall give each Vistana Employee, Former Vistana Employee, and any respective Plan Payee who has a vested account balance under the Starwood Retirement Plan at the Closing Date the opportunity to elect a distribution of the portion of such balance that would be an eligible rollover distribution within the meaning of Section 402(c)(4) of the Code (including any outstanding loan notes that are not in default at the time of the rollover) (“eligible rollover distributions”) in the form of a direct rollover to the ILG Retirement Plan, pursuant to procedures and time frames agreed to by the parties to facilitate this process. The Starwood Retirement Plan shall arrange for a transfer of these direct eligible rollover distributions to the ILG Retirement Plan in one or more transmissions to occur no later than sixty (60) days following the Closing Date. ILG shall cause the ILG Retirement Plan and related trust to accept such rollovers (including such outstanding loan notes), except for any for which it has evidence that they are not in fact eligible rollover distributions. Vistana Employees, Former Vistana Employees, and any respective Plan Payees who do not take advantage of this rollover opportunity retain the right to make direct or indirect rollovers to the ILG Retirement Plan under its usual rules.

(e) Foreign Service Defined Benefit Plan.

(i) General. Starwood will, or will cause one of its Affiliates (other than Vistana Entities) to, assume or retain the Starwood Hotels & Resorts Retirement Plan for Foreign Service Employees (the “Foreign Service DB Plan”), which is a frozen plan.

(ii) Foreign Service DB Shortfall. Notwithstanding Section 2.02(e)(i) above, within seven (7) days following the Closing Date, ILG shall transfer to Starwood $180,000, which Starwood shall immediately contribute to the Foreign Service DB Plan. ILG and Vistana shall have no liability with respect to the Foreign Services DB Plan, other than as provided in the preceding sentence.

(f) Foreign Service Defined Contribution Plan. Starwood will, or will cause one of its Affiliates (other than Vistana Entities) to, assume or retain the Starwood Hotels & Resorts Defined Contribution Plan for Foreign Service Employees.

Section 2.03 Nonqualified Plans.

(a) Starwood Deferred Compensation Plan. Vistana Employees shall not be permitted to defer compensation to the Starwood Deferred Compensation Plan on or after the Closing Date.

(b) Vistana Deferred Compensation Plan. Effective immediately prior to the Closing Date, Vistana shall take, or cause to be taken, or have taken, all action necessary and appropriate to establish for the benefit of Vistana Employees a nonqualified deferred compensation plan (such plan, the “Vistana Deferred Compensation Plan”). The Vistana Deferred Compensation Plan shall have terms and features that are substantially similar to the Starwood Deferred Compensation Plan, other than with respect to investment options, such that (for the avoidance of doubt), the Starwood Deferred Compensation Plan shall be substantially replicated by the Vistana Deferred Compensation Plan, except that neither ILG nor Vistana shall be under any obligation to offer any employees the opportunity to make future deferral elections under such Plan, and if it does, neither ILG nor Vistana shall be under any obligation to make deferral elections available under the same terms as applied under the Starwood Deferred Compensation Plan. However, the Vistana Deferred Compensation Plan shall honor deferral elections made by Vistana Employees in the Starwood Deferred Compensation Plan before the Closing Date. Vistana shall designate one or more phantom investment options that are commercially reasonable for a nonqualified deferred compensation plan like the Vistana Deferred Compensation Plan, the gains and losses and income and expenses of which shall be used to determine investment return equivalents by which the account of participants in the Vistana Deferred Compensation Plan shall be adjusted. From and after the Closing Date, Vistana shall be solely and exclusively responsible for all obligations and liabilities with respect to, or in any way related to, the Vistana Deferred Compensation Plan, whether accrued before, on or after the Closing Date. The Vistana Deferred Compensation Plan is intended to be an unfunded plan maintained primarily for the purpose of providing deferred compensation to a select group of management or highly compensated employees within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, and Department of Labor Regulation § 2520.104-23. The Vistana Deferred Compensation Plan shall not be a funded plan, and neither Vistana nor any of its Affiliates is under any obligation to set aside any funds for the purpose of making payments under the Vistana Deferred Compensation Plan.

(c) Transfer of Interests and Elections as of Closing Date.

(A) Transfer of Interests. Prior to the Closing Date, Starwood shall cause the Starwood Deferred Compensation Plan to transfer to the Vistana Deferred Compensation Plan, and Vistana or an Affiliate thereof will cause such Vistana Deferred Compensation Plan to accept the transfer of, the interests of participants in the Starwood Deferred Compensation Plan who are Vistana Employees or Former Vistana Employees, as well as any respective Plan Payees. Starwood will not transfer to Vistana or an Affiliate thereof any assets that are earmarked for the payment of benefits with respect to these transferred interests.

(B) Transfer of Elections. Prior to the Closing Date and as permitted by Section 409A of the Code, Vistana will cause the Vistana Deferred Compensation Plan to recognize and maintain existing elections, including deferral, payment form elections, and beneficiary designations with respect to Vistana Employees and Former Vistana Employees, as well as any respective Plan Payees, under the Starwood Deferred Compensation Plan, but Vistana is under no obligation to recognize or maintain the investment elections and options under the Starwood Deferred Compensation Plan. The transfer of elections contemplated in this Section 2.03(c) shall be expressly conditioned on Starwood providing to ILG, no later than thirty (30) days prior to the Closing Date, a data report of all elections (other than investment elections) made by the Vistana Employees or Former Vistana Employees under the Starwood Deferred Compensation Plan, in a format reasonably acceptable to ILG.

(d) Transfer of Liabilities. Within seven (7) days following the Closing Date, Starwood or one of its Affiliates shall transfer to ILG an amount in cash equal to the sum of the value of each of the existing subaccounts under the Starwood Deferred Compensation Plan with respect to each of the participants in the Starwood Deferred Compensation Plan who are Vistana Employees or Former Vistana Employees, as well as any respective plan payees, determined as of the last “Valuation Date” (as defined therein) immediately before the Closing Date, and after crediting such subaccounts with earnings and gains (and debited for expenses and losses) as specified in Section 6 thereof through such Valuation Date. The recordkeeper for the Starwood Deferred Compensation Plan, which is MullinTBG as of the execution hereof, shall make this determination pursuant to the terms of the Starwood Deferred Compensation Plan and its customary rules for valuing such subaccounts (to the extent such rules do not conflict with the terms of the Starwood Deferred Compensation Plan), subject to the review and approval of ILG which approval shall not be unreasonably withheld.

(e) Section 409A. The Parties will cooperate in good faith so that the transfers contemplated by this Section 2.03 will not result in adverse Tax consequences under Section 409A of the Code.

Section 2.04 Annual Bonus.

(a) ILG will be responsible for establishing, or causing Vistana to establish, effective as of the Closing Date, a bonus program in which Vistana Employees who participated in Starwood’s Annual Incentive Plan or any other bonus or incentive compensation plan or program maintained by Starwood, Vistana or any of their Affiliates (the “Starwood AIP”) immediately prior to the Closing Date will participate effective on the Closing Date (the “ILG AIP”). The ILG AIP will be structured so that it provides a bonus opportunity for the Closing Plan Year that preserves to the extent practicable the bonus opportunity that each Vistana Employee would have had if he or she would have remained a participant in the Starwood AIP for the entire Closing Plan Year (the “FY ILG AIP Award”). The FY ILG AIP Award shall consist of (1) a pro-rated award calculated based upon the achievement of the performance objectives applicable to the related Starwood AIP award and the number of days in the Closing Plan Year that occurs prior to the Closing Date and (2) a pro-rated award calculated based upon performance of ILG and the number of days in the Closing Plan Year that occurs following the Closing Date and including the Closing Date. ILG will pay all FY ILG AIP Awards. Starwood shall provide ILG with any necessary performance results for the Closing Plan Year and any other information necessary to enable ILG to meet its obligations under this Section 2.04(a).

(b) Starwood will retain all obligations related to bonus compensation earned by Vistana Employees under the Starwood AIP with respect to any calendar year ended prior to the Closing Date that is earned but unpaid as of the Effective Time; provided, however, that, if requested by Starwood, ILG or an Affiliate thereof will make all cash payments in respect of any such bonus compensation so long as Starwood transfers to ILG, prior to the date that such payment is to be made to the applicable Vistana Employee, the amounts payable in respect of such cash payments, including all applicable withholding amounts and the employer’s portion of any employment taxes.

Section 2.05 Health and Welfare Benefits.

(a) Starwood Flexible Benefits Plan. Effective as of the Closing Date, Vistana Employees will cease to participate in the Starwood Flexible Benefits Plan.

(b) Establishment of ILG Flexible Benefits Plan. Prior to the Closing Date, ILG shall or shall cause one of its Affiliates to take, or cause to be taken, or have taken, all action necessary and appropriate to establish or designate and administer a group welfare benefits plan for the benefit of all Vistana Employees effective as of the Closing Date (the “ILG Flexible Benefits Plan”) and to provide benefits thereunder for all eligible Vistana Employees who choose to enroll in such Plan. ILG will cause such ILG Flexible Benefits Plan to cover those Vistana Employees and their dependents who immediately prior to the Closing Date were participating in, or entitled to present or future benefits under, the Starwood Flexible Benefits Plan, and shall recognize the most recent hire date of such Vistana Employee with Starwood or a member of the controlled group of organizations of which

Starwood is a part (as defined by Section 414 of the Code and regulations issued thereunder) for purposes of determining whether such Vistana Employee has met any otherwise applicable waiting period. Starwood will be responsible for all liabilities associated with claims incurred prior to the Closing Date by Vistana Employees and Former Vistana Employees and their dependents under the Starwood Flexible Benefits Plan, which are paid on or after the Closing Date, regardless of when such claims are filed and/or paid.

(c) Dependent Care Flexible Spending Account. Notwithstanding anything contained in Section 2.05(b), to the extent Vistana Employees participate in a dependent care spending account under the Starwood Flexible Benefits Plan (the “Starwood FSA”) during the Closing Plan Year, ILG shall establish (or cause its Affiliate, if applicable, to establish) one or more comparable plans (the “ILG FSA”) that will recognize the elections that such Vistana Employees had in effect for purposes of the Closing Plan Year under the Starwood FSA. The ILG FSA shall (1) assume the assets and obligations of the Starwood FSA with respect to Vistana Employees as of the Closing Date and (2) provide the same level of dependent care spending account benefits as those provided under the Starwood FSA at least through the end of the Closing Plan Year. After the Closing Date, the ILG FSA will be responsible for reimbursement of all previously unreimbursed reimbursable dependent care claims incurred by Vistana Employees, regardless of when the claims were incurred.

(d) Continuation Coverage. As of the Closing Date, ILG and the ILG Flexible Benefits Plan shall assume or retain and shall be solely responsible for providing and meeting the continuation coverage requirements imposed by Section 4980B of the Code and Sections 601 through 608 of ERISA (“COBRA”) for all Vistana Employees and all Former Vistana Employees, as well as their “qualified beneficiaries” (as defined under COBRA), regardless of whether such liabilities arose before, on or after the Closing Date.

(e) Health Reimbursement Account. Notwithstanding anything contained in Section 2.05(b), ILG shall or shall cause one of its Affiliates to adopt a health reimbursement account (the “ILG HRA”), effective as of the Closing Date. The ILG HRA shall have similar terms and provide the same level of benefits as Starwood’s health reimbursement account in effect immediately prior to the Closing Date (the “Starwood HRA”). Effective as of the Closing Date, ILG shall assume the liabilities and obligations with respect to the account balances for all Vistana Employees and Former Vistana Employees under the Starwood HRA and shall pay all benefits with respect thereto to such Vistana Employees and Former Vistana Employees on and after the Closing Date.

(f) 6055/6056 Reporting. ILG shall be solely responsible for ensuring that Vistana complies with the reporting obligations under Section 6056 of the Code (Reporting of Offers of Coverage) with respect to Vistana Employees for the Closing Plan Year (including while Vistana was owned by Starwood) and periods after the Closing Date, for which Vistana has a reporting obligation, provided that Starwood shall be responsible for complying with all reporting obligations with respect to the year prior to the Closing Plan Year. In this regard, Vistana shall be responsible for distributing IRS Form 1095-C to applicable individuals and filing IRS Forms 1094-C and 1095-C with the IRS, all according to the applicable rules and regulations governing such forms. ILG shall also be solely responsible for ensuring that Vistana complies with the reporting obligations under Section 6055 of the Code (Reporting of Enrollment in Minimum Essential Coverage) with respect to all Vistana Employees who are enrolled in a self-insured medical plan under the Starwood Flexible Benefits Plan. Vistana may meet this obligation either through IRS Forms 1094-C and 1095-C or IRS Forms 1094-B and 1095-B, all in accordance with applicable rules and regulations. The reporting obligations under Section 6055 of the Code for Vistana Employees who are enrolled in a fully insured medical plan under the Starwood Flexible Benefits Plan shall be met by the applicable insurance carrier or HMO. Starwood shall work with ILG to provide all necessary, pre-Closing Date information for Vistana to meet its reporting obligation, which information shall be complete, accurate and provided to Vistana no later than thirty (30) days prior to the date that such reporting obligation is due; provided, however, that to the extent reasonably necessary such time frame shall be reduced to fifteen (15) days for any data related to the four (4) month period ending on the date such reporting obligation is due.

(g) Credit for Benefits. ILG shall (1) waive for each Vistana Employee and his or her dependents, any waiting period provision, payment requirement to avoid a waiting period, pre-existing condition limitation, actively-at-work requirement and any other restriction that would prevent immediate or full participation under the welfare plans of ILG or any of its Affiliates applicable to (or was previously satisfied by) such Vistana Employee to the extent such waiting period, pre-existing condition limitation, actively-at-work requirement or other restriction would not have been applicable to such Vistana Employee under the terms of the welfare plans of Vistana and its Affiliates (including Starwood) immediately prior to the Effective Time, and (2) give full credit under the welfare plans of ILG and its Affiliates applicable to each Vistana Employee and his or her dependents for all co-payments and deductibles satisfied prior to the Effective Time in the Closing Plan Year, and for any lifetime maximums, as if there had been a single continuous employer.

Section 2.06 Workers’ Compensation. Starwood will be solely responsible for all United States (including its territories) workers’ compensation claims for all Employees and former Employees of Starwood or its Affiliates other than the Vistana Employees, regardless of when the Workers’ Compensation Events to which such claims relate occur. Effective as of the Closing Date, ILG and its Affiliates will be solely responsible for all United States (including its territories) workers’ compensation claims of Vistana Employees with respect to Workers’ Compensation Events, regardless of when such Workers Compensation Events to which such claims relate occur except to the extent claims related to events occurring prior to the Closing Date are covered under an applicable Starwood’s workers’ compensation insurance policy.

Section 2.07 Vacation and Sick Pay Liabilities. On and after the Closing Date, ILG shall provide the Vistana Employees with the same vested and unvested balances of vacation and sick leave as credited to the Vistana Employees on Starwood’s or its Affiliate’s payroll system immediately prior to the Closing Date. On and after the Closing Date, ILG shall continue to accrue vacation and sick leave in respect of each Vistana Employee according to Starwood’s accrual schedule as in effect immediately prior to the Closing Date.

Section 2.08 Severance. Effective as of the Effective Time, ILG shall assume all severance obligations under any Starwood Plan with respect to any Former Vistana Employee.

Section 2.09 Preservation of Right To Amend or Terminate Plans. Except as otherwise expressly provided in this Agreement, the Separation Agreement or the Merger Agreement, no provisions of this Agreement, shall be construed as a limitation on the right of Starwood, Vistana or ILG or any Affiliate thereof to amend any Plan or terminate its participation therein which Starwood, Vistana or ILG or any Affiliate thereof would otherwise have under the terms of such Plan or otherwise, and no provision of this Agreement shall be construed to create a right in any Employee or former Employee, or dependent or beneficiary of such Employee or former Employee, or any Plan Payee under a Plan which such person would not otherwise have under the terms of the Plan itself.

Section 2.10 No Right to Employment. Notwithstanding anything to the contrary set forth in this Agreement, no provisions of this Agreement shall be deemed to guarantee employment for any period of time for, or preclude the ability of Vistana, ILG or any of its or their Affiliates (as defined in the Merger Agreement) to terminate any employee or individual service provider for any reason.

Section 2.11 Equity Compensation Awards. Each Starwood Equity Award granted in 2014 or later and held by a Vistana Employee that is outstanding immediately prior to the Effective Time will be converted as described in subsections (a) and (b) below, so that each such Starwood Equity Award will become an ILG Equity Award. Starwood shall provide all information or documentation reasonably requested by ILG to fulfill such obligation within seven (7) days of receiving such request. From and after the Closing Date, ILG will retain, pay, perform, fulfill and discharge all liabilities arising out of or relating to the ILG Equity Awards.

(a) Starwood Time-Based Stock Awards. Each Starwood Time-Based Stock Award granted in 2014 or later and held by a Vistana Employee and listed on Schedule 2.11(a) will be assumed by ILG and converted, effective as of the Effective Time, into an ILG Time-Based Stock Award of the same type (the “Assumed Time-Based Stock Award”). Each such Assumed Time-Based Stock Award will be subject to substantially the same terms, vesting conditions and other restrictions, if any, that were applicable to the related Starwood Time-Based Stock Award immediately prior to the Closing Date, except that such terms, conditions and restrictions will be modified to the extent necessary to reflect that the holder of such Assumed Time-Based Stock Award provides services to ILG or its Affiliates (and not Starwood or its Affiliates) and the issuer of the common stock underlying the Assumed Time-Based Stock Award is ILG (and not Starwood). The number of shares of ILG Common Stock covered by each Assumed Time-Based Stock Award for each Vistana Employee will be equal to the product (rounded up to the nearest whole share) of (1) the number of shares of Starwood Common Stock covered by such Starwood Time-Based Stock Award immediately prior to the Effective Time and (2) the Adjustment

Ratio. For the avoidance of doubt, the holder of any Starwood Time-Based Stock Award that consists of restricted shares will not be entitled to receive any shares of Vistana Common Stock to which such holder may have been entitled with respect to such restricted shares as a stockholder at the Record Date. As soon as reasonably practicable following the Effective Time, ILG will issue each Person who holds an Assumed Time-Based Stock Award a document evidencing the foregoing assumption of such Assumed Time-Based Stock Award by ILG.

(b) Starwood Performance Shares. Each Starwood Performance Share award granted in 2014 or later and held by a Vistana Employee and listed on Schedule 2.11(b) will be deemed to have been earned (the “Earned Starwood Performance Shares”) at the greater of (1) the target level of achievement of the applicable management objectives or (2) the actual level of achievement of the applicable management objectives measured as of the Closing Date and reasonably determined by Starwood in accordance with the terms of the Starwood Stock Plan using a methodology consistent with the methodology used in Starwood’s past practice in the ordinary course of business. For the avoidance of doubt, although the amount of Earned Starwood Performance Shares may be affected as a result of determining the achievement of the applicable management objectives as of the Closing Date rather than as of the end of the original performance period, such Earned Starwood Performance Shares shall not be further reduced or pro-rated based on the Vistana Employee ceasing to be employed by Starwood or its Affiliates as of such date. The Earned Starwood Performance Shares will be assumed by ILG and converted, effective as of the Effective Time, into a restricted stock units award covering ILG Common Stock (the “Converted RSUs”) and subject to substantially the same terms as the related Starwood Performance Shares, except that (y) such restricted stock units awards will vest in full on the third anniversary of the grant date of the original Starwood Performance Share award (generally subject to continued employment or service with ILG or an Affiliate thereof through such date) and will not be subject to any additional performance objectives and (z) the other terms and conditions will be modified to the extent necessary to reflect that the holder of such Converted RSU provides services to ILG or its Affiliates (and not Starwood or its Affiliates) and the issuer of the common stock underlying the Converted RSU is ILG (and not Starwood). The number of such Converted RSUs for each such Vistana Employee will be equal to the product (rounded up to the nearest whole share) of (1) the number of Earned Starwood Performance Shares, as determined in accordance with the above, and (2) the Adjustment Ratio. Any portion of the Starwood Performance Share awards that is not earned as of the Closing Date will be cancelled and forfeited. As soon as reasonably practicable following the Effective Time, ILG will issue each Person who holds a Converted RSU a document evidencing the foregoing assumption of such Converted RSU by ILG.

(c) Miscellaneous. Starwood and ILG shall take any and all actions reasonably necessary to effectuate the transactions contemplated by this Section 2.11. Without limiting the generality of the foregoing, as soon as practicable after the Effective Time, to the extent necessary, ILG shall prepare and file with the SEC a registration statement registering the number of shares of ILG Common Stock necessary to fulfill ILG’s obligations under this Section 2.11.

ARTICLE III.

LABOR AND EMPLOYMENT MATTERS

Notwithstanding any other provision of this Agreement or any other agreement between ILG, Vistana and/or Starwood to the contrary, the Parties understand and agree that:

Section 3.01 Collective Bargaining Agreements.

(a) With regard to Employees of Starwood and its Subsidiaries covered by a Collective Bargaining Agreement immediately prior to the Closing Date, the Parties covenant to cooperate with each other to avoid any action which could, on a reasonably foreseeable basis, disrupt or otherwise negatively impact the labor relations of any other Party.

(b) Effective as of the Business Transfer Date, Vistana or an Affiliate of Vistana shall retain or assume each Collective Bargaining Agreement covering Vistana Employees, and Starwood shall have no further liability thereunder. Prior to the Business Transfer Date, Starwood agrees that it will comply and will cause any Affiliate of Starwood to comply, in all material respects, with all of the terms and conditions set forth in each such Collective Bargaining Agreement and with applicable Law covering Starwood and any Starwood Affiliate’s Employees, including but not limited to, the fulfillment of any labor or employment-related notice, information or consultation requirements relating to the matters contemplated hereby.

Section 3.02 WARN Obligations. Before and after the Closing Date, each party shall comply in all material respects with the Worker Adjustment and Retraining Notification Act and similar state and local laws (“WARN”). As of the Closing Date, ILG and its Affiliates shall be responsible for all obligations and liabilities under WARN relating to the Vistana Employees arising from mass layoffs or plant closings (each as defined under WARN) occurring on or after the Closing Date, and Starwood shall be responsible for all obligations and liabilities under WARN relating to the Vistana Employees arising from mass layoff or plant closings (each as defined under WARN) occurring prior to the Closing Date and all obligations and liabilities under WARN relating to Former Vistana Employees.

Section 3.03 Multiemployer Plan.

(a) In the event the Hotel Union And Hotel Industry Of Hawaii Pension Trust Fund (the “Hotel Trust Fund”) assesses withdrawal liability under Section 4201(a) of ERISA against Starwood, and/or its Affiliates as the result of a complete or partial withdrawal from the Hotel Trust Fund that is caused by actions taken by either Vistana or ILG without the consent of Starwood with respect to Employees at the resort currently known as the Sheraton Kauai Resort (“Withdrawal Liability”) (examples would include, but are not limited to, Withdrawal Liability that is caused by ILG closing the Sheraton Kauai Resort or converting it to timeshares, or terminating its management contract with Starwood), ILG shall indemnify Starwood for such Withdrawal Liability as follows:

(i) in the event Withdrawal Liability is assessed against Starwood or its Affiliates with respect to a withdrawal event that occurs on or after the Closing Date and prior to the first anniversary of the Closing Date, ILG shall not indemnify Starwood for any portion of such Withdrawal Liability;

(ii) in the event Withdrawal Liability is assessed against Starwood or its Affiliates with respect to a withdrawal event that occurs on or after the first anniversary of the Closing Date and prior to the second anniversary of the Closing Date, ILG shall indemnify Starwood for one-third of such Withdrawal Liability;

(iii) in the event Withdrawal Liability is assessed against Starwood or its Affiliates with respect to a withdrawal event that occurs on or after the second anniversary of the Closing Date and prior to the third anniversary of the Closing Date, ILG shall indemnify Starwood for two-thirds of such Withdrawal Liability; and

(iv) in the event Withdrawal Liability is assessed against Starwood or its Affiliates on or after the third anniversary of the Closing Date, ILG shall indemnify Starwood for the full amount of such Withdrawal Liability.

Starwood shall remain fully responsible, with no right to any indemnification or reimbursement from ILG, for any Withdrawal Liability for which ILG does not expressly agree to indemnify Starwood pursuant to this Section 3.03(a).

(b) Notwithstanding anything herein to the contrary, Starwood shall have no right to any indemnification against ILG for any Withdrawal Liability pursuant to Section 3.03(a) above until Starwood or an Affiliate satisfies any of its required ongoing obligations to make contributions under the Hotel Trust Fund that remain unpaid at the time of the withdrawal triggering such indemnification right under Section 3.03(a).

(c) In the event that Starwood incurs any Withdrawal Liability for which Starwood is entitled to indemnification from ILG pursuant to this Section 3.03, then with respect to such Withdrawal Liability, ILG shall have the right to direct Starwood to challenge such assessment of Withdrawal Liability to the full extent permitted by applicable Law and the Hotel Trust Fund, including, without limitation, a proceeding under Section 4221 of ERISA provided that ILG pays (or reimburses Starwood for) the costs of such defense in proportion to its obligation to indemnify Starwood for such Withdrawal Liability pursuant to Section 3.03(a).

(d) ILG shall not be considered or deemed to be a participating employer in the Hotel Trust Fund and shall have no liability to the Hotel Trust Fund.

Section 3.04 Attorney-Client Privilege. The provisions herein requiring the Parties to cooperate shall not be deemed to be a waiver of the attorney-client privilege for the Parties nor shall it require the Parties to waive their attorney-client privilege. In the event of any conflict between the applicable terms of the Separation Agreement or the Merger Agreement and the terms of this Agreement with respect to matters relating to attorney-client privilege, the work product doctrine and all other evidentiary privileges and non-disclosure doctrines, the applicable terms of the Merger Agreement or the Separation Agreement, as applicable (including Sections 7.06 and 7.07 of the Merger Agreement and Section 6.8 of the Separation Agreement), shall prevail.

ARTICLE IV.

REMEDIES

Section 4.01 Indemnification. Any breach of this Agreement by any party hereto or any indemnification obligation under this Agreement shall be subject to the provisions set forth in Article V of the Separation Agreement which shall apply to this Agreement as if incorporated in their entirety herein.

Section 4.02 Enforcement. The Parties agree that irreparable damage would occur, and that the Parties would not have any adequate remedy at Law, in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement, without proof of actual damages or otherwise, in addition to any other remedy to which any party hereto is entitled at Law or in equity. Each party hereto agrees to waive any requirement for the securing or posting of any bond in connection with such remedy. The Parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy. In furtherance of the foregoing, the Parties hereby further acknowledge and agree that prior to the Closing, Starwood and Vistana shall be entitled to specific performance to enforce specifically the terms and provisions of and to prevent or cure breaches of this Agreement by ILG.

ARTICLE V.

MISCELLANEOUS

Section 5.01 Relationship of Parties. Nothing in this Agreement shall be deemed or construed by the Parties or any third party as creating the relationship of principal and agent, partnership or joint venture between the Parties, it being understood and agreed that no provision contained herein, and no act of the Parties, shall be deemed to create any relationship between the Parties other than the relationship set forth herein.

Section 5.02 Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other Parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.

Section 5.03 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement.

Section 5.04 Captions. The captions in this Agreement are inserted for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

Section 5.05 Severability of Provisions. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

Section 5.06 Notices. All notices, consents, approvals and other communications among the Parties shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service, (d) when delivered by facsimile (solely if receipt is confirmed) or (e) or by email (so long as the sender of such email does not receive an automatic reply from the recipient’s email server indicating that the recipient did not receive such email), addressed as follows:

if to Starwood

Starwood Hotels & Resorts Worldwide, Inc. One StarPoint Stamford, Connecticut 06902 Attention: Chief Financial Officer Facsimile: (203) 351-2519 Email: thomas.mangas@starwoodhotels.com with a copy (which shall not constitute notice) to the same address:

Attention:	Kenneth S. Siegel
Facsimile No.:	(203) 351-2401
Email:	kenneth.siegel@starwoodhotels.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP 885 Third Avenue New York, New York 10022
Attention:	Jennifer Perkins
Facsimile No.:	(212) 751-4864
Email:	jennifer.perkins@lw.com

with a copy (which shall not constitute notice) to:

Jones Day North Point 901 Lakeside Avenue Cleveland, OH 44114-1190
Attention:	Stephen Coolbaugh
Facsimile No.:	(216) 579-0212
Email:	spcoolbaugh@jonesday.com

with a copy (which shall not constitute notice) to:

Kilpatrick Townsend & Stockton LLP 607 14th Street, NW Suite 900 Washington, DC 20005-2018
Attention:	Devon Miller
Facsimile No.:	(202) 253-1967
Email:	dmiller@kilpatricktownsend.com

if to ILG

Interval Leisure Group, Inc. 6262 Sunset Drive Miami, Florida 33143
Attention: Victoria J. Kincke, General Counsel
Facsimile: 305-667-2072

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, NY 10153
Attention: Michael E. Lubowitz
Facsimile No.: (212) 310-8007
Email: michael.lubowitz@weil.com

if to Vistana

Vistana Signature Experiences, Inc. 9002 San Marco Court Orlando, Florida 32819
Attention:	President and Chief Executive Officer
Facsimile No.:	(407) 417-7110

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, NY 10153 Attention: Michael E. Lubowitz Facsimile No.: (212) 310-8007 Email: michael.lubowitz@weil.com or to such other address or addresses as the Parties may from time to time designate in writing.

Section 5.07 Further Assurances. Each party hereto agrees that it will execute and deliver or cause its respective Affiliates to execute and deliver such further instruments, and take (or cause their respective Affiliates to take) such other action, as may be reasonably necessary to carry out the purposes and intents of this Agreement.

Section 5.08 Amendment; Waiver. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by the Parties in the same manner as this Agreement and which makes reference to this Agreement. Any party hereto may waive any of the terms or conditions of this Agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement. No waiver by any of the Parties of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the party hereto sought to be charged with such waiver. No waiver by any of the Parties of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

Section 5.09 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 5.10 Consent to Jurisdiction: Waiver of Jury Trial.

(a) Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby shall be brought exclusively in the Court of Chancery of the State of Delaware, or, if it cannot acquire jurisdiction, in any federal court of the United States of America sitting in Delaware, and, in each case, appellate courts therefrom, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in such courts and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party hereto to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party hereto in any other jurisdiction, in each case, to enforce judgments obtained in any action, suit or proceeding brought pursuant to this Section 5.10(a).

(b) Each party hereto hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any suit, action or other proceeding arising out of this Agreement or the transactions contemplated hereby. Each party hereto (i) certifies that no Representative of any other party hereto has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other Parties have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 5.10.

Section 5.11 Entire Agreement. This Agreement, the Separation Agreement and the Merger Agreement constitute the entire agreement among the Parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the Parties, except as expressly set forth in this Agreement, the Separation Agreement and the Merger Agreement.

Section 5.12 Counterparts. This Agreement may be executed in two or more counterparts (including by electronic or .pdf transmission), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of any signature page by facsimile, electronic or .pdf transmission shall be binding to the same extent as an original signature page.

Section 5.13 Expenses. Each party hereto shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

By:
Name:
Title:

VISTANA SIGNATURE EXPERIENCES, INC.

By:
Name:
Title:

INTERVAL LEISURE GROUP, INC.

By:
Name:
Title:

[Signature Page to Employee Matters Agreement]

EXHIBIT B

License Agreement

See Attached.

FORM OF LICENSE, SERVICES AND DEVELOPMENT AGREEMENT

dated as of

[ ● ]

by and among

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

and

VISTANA SIGNATURE EXPERIENCES, INC.

and

INTERVAL LEISURE GROUP, INC.

i

6.	CENTRALIZED SERVICES		22

	6.1	Centralized Services	22
	6.2	Participation in Centralized Services	23
	6.3	Centralized Services Charges	23
	6.4	Vistana Services	24

7.	OPERATIONS		24

	7.1	Standard of Operation	24
	7.2	Management of the Licensed Vacation Ownership Properties	28
	7.3	Staff	28
	7.4	Marketing	29
	7.5	Purchasing	30
	7.6	Inspections; Starwood Personnel Visits; Employee Rates	32
	7.7	Delegation of Certain Functions	32
	7.8	Quality Assurance System	33
	7.9	Licensed Vacation Ownership Properties Controlled by Non-Controlled Property Owners’ Association	35
	7.10	Vistana Initial Business Plan	36

8.	RESTRICTIONS AND LIMITATIONS ON CONDUCT OF LICENSED BUSINESS		36

	8.1	Offers and Sales of Vacation Ownership Interests	36
	8.2	Transient Rentals of Vacation Ownership Units	39
	8.3	No Affiliation with Other Brands/Businesses	40
	8.4	Exchange Programs	41
	8.5	Licensed Clubs	43
	8.6	Changes in Programs, Services or Benefits	43

9.	TECHNOLOGY		44

	9.1	Technology Installation and Modification	44
	9.2	Restrictions on Use of Starwood Technology	44
	9.3	Reservation System	44
	9.4	Network Security	45

10.	OTHER STARWOOD SERVICES		46

11.	GOVERNANCE		46

12.	MAINTENANCE AND REPAIRS		47

	12.1	Implementation of Maintenance and Repairs	47
	12.2	Funding of Maintenance and Repairs	47
	12.3	Capital Expenditure Plans	47
	12.4	Non-Routine Maintenance and Repairs	48
	12.5	Maintenance and Repairs by Property Owners’ Associations	48

13.	PROPRIETARY MARKS AND INTELLECTUAL PROPERTY RIGHTS		49

	13.1	Starwood’s and Vistana’s Representations and Responsibility Regarding the Licensed Marks	49
	13.2	Vistana’s Use of Applicable System and Starwood Intellectual Property; Agreements Regarding Starwood’s Intellectual Property Rights	50
	13.3	Vistana’s Use of Other Marks	54
	13.4	Use of Vistana Marks	54

14.	CONFIDENTIAL INFORMATION; CUSTOMER INFORMATION		56

	14.1	Starwood Confidential Information	56
	14.2	Guest Data	56
	14.3	Vistana Data	57
	14.4	Vistana Confidential Information	57
	14.5	Common Data	58
	14.6	Survival	58

15.	ACCOUNTING AND REPORTS		58

	15.1	Books, Records, and Accounts	58
	15.2	Reports	59
	15.3	Starwood Examination and Audit of Vistana’s Records	59

16.	INDEMNIFICATION; LIMITATION ON LIABILITY		60

	16.1	Indemnification	60
	16.2	Limitations on Liability	64
	16.3	Survival	65

17.	INSURANCE		65

	17.1	Insurance Requirements of Vistana	65
	17.2	Other Insurance Provisions	68
	17.3	Release from Liability	70
	17.4	Insurance Terms	70

18.	TRANSFERABILITY OF INTERESTS		70

	18.1	Transfers by Vistana	70
	18.2	Transfers by Starwood	72
	18.3	Proposed Transfers to Lodging Competitors	73
	18.4	Proposed Transfers of Properties or Bulk Vacation Ownership Interests	73
	18.5	Grant of Security Interests by Vistana	74

19.	DEFAULTS AND REMEDIES		75

	19.1	Vistana Property-, Sales Gallery-, Marketing Facility, and Owner Service Center-Level Defaults and Remedies	75
	19.2	Vistana Agreement-Level Defaults	78
	19.3	No Waiver	81
	19.4	Starwood Defaults	81
	19.5	Other Defaults	83
	19.6	Extraordinary Events	84

20.	POST-TERMINATION OBLIGATIONS; DE-IDENTIFICATION		85

	20.1	Property De-Identification and Post-Termination Obligations	85
	20.2	Agreement De-Identification and Post-Termination Obligations	88
	20.3	Survival	89

21.	COMPLIANCE WITH LAWS; LEGAL ACTIONS		89

	21.1	Compliance with Laws	89
	21.2	Block Exemption	90
	21.3	Sanction and Anti-Corruption Laws	90

22.	GOVERNING LAW; INJUNCTIVE RELIEF; COSTS OF ENFORCEMENT; ARBITRATION; AND EXPERT RESOLUTION		91

	22.1	Governing Law; Venue	91
	22.2	Injunctive Relief	92
	22.3	Costs of Enforcement	92
	22.4	Mediation	92
	22.5	Arbitration	92
	22.6	Expert Resolution	93
	22.7	Litigation	94
	22.8	Class Actions	95
	22.9	Decisions in Prior Claims	95
	22.10	Survival	95

23.	REPRESENTATIONS, WARRANTIES AND COVENANTS		95

	23.1	Existence and Power; Authorization; Contravention	95
	23.2	Acknowledgements and Representations Regarding Territorial Restrictions in Existing Contracts	96

24.	GENERAL PROVISIONS		96

	24.1	Notices	96
	24.2	Independent Contractor	97
	24.3	Interpretation of this Agreement	98
	24.4	Approvals, Consents and Waivers	99

	24.5	Entire Agreement	99
	24.6	Amendments	99
	24.7	Translations	100
	24.8	Multiple Counterparts	100
	24.9	Survival	100

25.	STARWOOD MANAGED PROPERTIES		100

26.	GUARANTY		100

	26.1	Guaranty	100
	26.2	Parent Waivers	101
	26.3	Maximum Liability of Parent	102
	26.4	Representations and Warranties of Parent	103

EXHIBIT A – DEFINITIONS

EXHIBIT B-1 – EXISTING PROPERTIES

EXHIBIT B-2 – UNDEVELOPED PARCELS

EXHIBIT C – FORM OF AFFILIATE SUBLICENSE AGREEMENT

EXHIBIT D – FORM OF PROPERTY APPROVAL REQUEST

EXHIBIT E – DESIGN REVIEW PROCEDURES

EXHIBIT F – FORM OF DISCLOSURE TO PROSPECTIVE PURCHASERS

EXHIBIT G – REGISTRATIONS AND APPLICATIONS FOR LICENSED MARKS

EXHIBIT H – REGISTRATIONS AND APPLICATIONS FOR VISTANA MARKS

EXHIBIT I – CONFIRMATION OF INSURANCE PLACEMENT FORM

EXHIBIT J-1 – FORM OF LENDER LETTER (PLEDGE OF LICENSE AGREEMENT)

EXHIBIT J-2 – FORM OF LENDER LETTER (PLEDGE OF OWNERSHIP INTERESTS)

v

FORM OF LICENSE, SERVICES, AND DEVELOPMENT AGREEMENT

This LICENSE, SERVICES, AND DEVELOPMENT AGREEMENT (“Agreement”), effective as of [ ● ], (“Effective Date”), is entered into by and among Starwood Hotels & Resorts Worldwide, Inc., a Maryland corporation (“Starwood”), Vistana Signature Experiences, Inc., a Delaware corporation (“Vistana”) and, solely for the purposes of the Guaranty in Section 26 and Sections 18, 21.1, 22, and 24 and, as applicable, Exhibit A, Interval Leisure Group, Inc., a Delaware corporation (“Parent”).

RECITALS

A. Pursuant to that certain Agreement and Plan of Merger, dated as of October 27, 2015 by and among Starwood, Vistana, Interval Leisure Group, Inc., a Delaware corporation (“Buyer”), and Iris Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Buyer (“Merger Sub”) (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), Merger Sub will merge with and into Vistana immediately following the spin-off of Vistana to Starwood’s stockholders.

B. Vistana has been operating the Licensed Business by developing, selling, marketing, operating and financing Vacation Ownership Properties under the Licensed Marks using the Applicable System.

C. Vistana desires to continue operating the Licensed Business under the Licensed Marks using the Applicable System.

D. Starwood or its Affiliates will provide certain services to Vistana and its Affiliates with respect to the Licensed Business in accordance with the terms hereof.

E. Unless otherwise specified, capitalized terms used in this Agreement are defined in Exhibit A.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Vistana and Starwood agree as follows:

1.	LICENSE

A. Subject to the terms and conditions of this Agreement, Starwood hereby grants to Vistana within the Territory during the Term, and Vistana hereby accepts, under the terms hereof:

(i) the limited exclusive right for the Vacation Ownership Business to be developed, sold, marketed, managed, operated and/or financed (including the servicing of purchase money loans for Vacation Ownership Interests) under the Licensed Names using the Applicable System;

(ii) the limited exclusive right for the Licensed Vacation Ownership Properties to be developed, marketed, managed, and/or operated under the marks listed in clause (i) of the definition of Licensed Marks using the Applicable System;

(iii) the limited exclusive right for the Vacation Ownership Business, solely to the extent it relates to the Specified Fractional Properties, to be sold, marketed, managed, operated and/or financed (including the servicing of purchase money loans for Vacation Ownership Interests) under the Specified Fractional Licensed Names using the Applicable System;

(iv) the limited exclusive right for the Specified Fractional Properties to be marketed, managed, developed and/or operated under the Specified Fractional Licensed Marks using the Applicable System;

(v) the limited exclusive or non-exclusive (as applicable) right for the programs, products and services of the Vacation Ownership Business agreed in writing by the parties to be marketed, developed or operated under the marks specified pursuant to clause (v) of the definition of Licensed Marks using the Applicable System; and

(vi) the limited right for the Licensed Unbranded Properties to be marketed, developed and/or operated using the Applicable System. For the avoidance of doubt, all provisions of this Agreement shall apply to the Licensed Unbranded Properties in the same manner as all Licensed Vacation Ownership Properties, except solely to the extent such provisions relate to (a) the use of the Licensed Marks (including the application of Standards and Policies relating to the Licensed Marks) and (b) Centralized Services that are specific to properties operated under the Licensed Marks. Notwithstanding anything to the contrary in this Agreement, Starwood does not grant Vistana any rights to use the Licensed Marks with respect to the Licensed Unbranded Properties, provided, however, that Vistana shall have no right under this Agreement to develop, own, operate, or manage, any Licensed Vacation Ownership Interests or Licensed Unbranded Vacation Ownership Interests other than those designed and intended primarily for leisure and vacation use, it being understood that recreational uses, social uses, and uses for educational or other affinity group events, meetings or classes, family reunions, and the conducting of business during leisure and vacation stays shall be considered consistent with leisure and vacation use, but Licensed Vacation Ownership Interests or Licensed Unbranded Vacation Ownership Interests designed and intended primarily for business travelers or for group, meeting, association or convention business shall not be considered leisure and vacation use.

B. The limited rights granted in Section 1.A shall extend on a non-exclusive basis during the Tail Period.

C. Vistana shall have no right to use the Licensed Marks or the Applicable System in connection with the development or sales, or the marketing, operating, managing or financing of units in a (i) Hotel (including a Condominium Hotel) other than the Transferred Lodging Properties or any Future Conversion Lodging Properties pursuant to the applicable Hotel Management Agreements, or (ii) the operation of a Whole Ownership Residential Business.

2.	NONCOMPETITION AGREEMENT; EXCLUSIVITY AND RESERVED RIGHTS

2.1	Noncompetition Agreement.

In partial consideration for the parties’ agreement to enter into this Agreement, Starwood and Vistana have entered into a Noncompetition Agreement (“Noncompetition Agreement”) contemporaneously herewith under which Starwood and Vistana have agreed to certain noncompetition covenants, and the parties hereby agree to comply with the terms of the Noncompetition Agreement.

2.2	Exclusivity.

A. Subject to Section 7.2, during the Term, neither Starwood nor its Affiliates will:

(i) use, or license any third party to use, the names and marks “Westin” and “Sheraton” (other than as part of one or more corporate names of Starwood or its Affiliates) in connection with the activities described in clauses (i) through (vii) of the definition of Vacation Ownership Business,

(ii) other than on behalf of Vistana, use, or license any third party to use, Starwood’s knowledge of an Owner’s ownership of Licensed Vacation Ownership Interests or Licensed Unbranded Vacation Ownership Interests specifically to target such Owner in connection with the marketing or selling of interests in Vacation Ownership Units, or

(iii) conduct, or permit any third party to conduct, any marketing, leasing or sales activities for Vacation Ownership Interests (other than in connection with the Licensed Business) at any “Sheraton”-branded or “Westin”-branded Starwood Lodging Facilities which are owned by Starwood and its Affiliates.

B. Notwithstanding the foregoing, nothing in this Agreement shall restrict Starwood or any of its Affiliates from engaging in the activities described in Section 2.3 of this Agreement.

2.3	Starwood’s Reserved Rights.

A. Vistana agrees that, except as set forth in Section 2.2, Starwood and its Affiliates expressly retain the right to engage in any Vacation Ownership Business under existing brands and brands including all Intellectual Property Rights therein, that Starwood or its Affiliates may develop or acquire in the future, without restriction of any kind, and to use and sublicense the use of the Starwood Intellectual Property in connection therewith; provided that, unless Vistana otherwise agrees in writing in its sole discretion, no such activities above involve or utilize in any way the Vistana Intellectual Property.

B. Vistana agrees that Starwood and its Affiliates expressly retain the right to:

(i) engage in the Lodging Business and any other business operations, subject to Section 2.2;

(ii) allow Starwood Lodging Facilities to use the System (in whole or in part);

(iii) use the Licensed Marks or the System in connection with developing, selling, marketing, managing, operating, and financing units in a Hotel (including a Condominium Hotel) or in connection with the Whole Ownership Residential Business; and

(iv) accept advance deposits or payments for stays at Starwood Lodging Facilities, and accept multi-year advanced bookings for stays at Starwood Lodging Facilities (provided that any such multi-year advance bookings relate to specific, identified Starwood Lodging Facilities and are not on a systemwide basis).

C. Starwood reserves all rights in the Licensed Marks not expressly and exclusively granted to Vistana in this Agreement and in all other Starwood Intellectual Property, including without limitation any individual elements or components thereof.

D. Vistana acknowledges and agrees that, notwithstanding anything in this Agreement to the contrary, Starwood shall not be restricted in any manner from using the terms “vacation,” “resort,” “club,” “lodge,” “villa,” “destination,” or similar terms in connection with the development, promotion, or operation of any of Starwood’s businesses; provided that any such usage would not violate any other provisions of the Transaction Agreements.

E. While the parties acknowledge that Starwood retains the rights in the term “Starwood Vacation Network,” Starwood agrees not to use or license such term in connection with a Vacation Ownership Business other than the Licensed Business during the Term.

F. The parties acknowledge and agree that the Noncompetition Agreement provides for additional limitations on, and certain retained rights with respect to, the activities of Starwood and its Affiliates.

2.4	Vistana’s Reserved Rights.

A. Starwood agrees that, subject to Section 13.4, Vistana and its Affiliates expressly retain the right to engage in the Lodging Business; provided that, unless Starwood otherwise agrees in writing in its sole discretion, no such activities involve or utilize in any way the Starwood Intellectual Property, including the Applicable System.

B. Starwood agrees that, except with respect to such limitations as are set forth in this Agreement solely with respect to the Licensed Business, Vistana and its Affiliates expressly retain the right to engage in the Vacation Ownership Business, including under brands that Vistana or its Affiliates may develop or acquire in the future, without restriction of any kind, and to use and sublicense the use of the Vistana Intellectual Property in connection therewith;

provided that, unless Starwood otherwise agrees in writing in its sole discretion, no such activities involve or utilize in any way the Starwood Intellectual Property, including the Applicable System.

C. Subject to Section 13.4, Vistana reserves all rights in the Vistana Intellectual Property, including without limitation any individual elements or components thereof.

D. Starwood acknowledges and agrees that Vistana shall not be restricted in any manner from using the terms “hotel,” “inn,” or similar terms in connection with the development, promotion, or operation of any of Vistana’s businesses; provided that any such usage would not violate any other provisions of the Transaction Agreements.

E. The parties acknowledge and agree that the Noncompetition Agreement provides for additional limitations on, and certain retained rights with respect to, the activities of Vistana and its Affiliates.

2.5	Loss of Exclusivity.

A. The parties agree that the exclusivity granted in Section 1 of this Agreement shall become non-exclusive and the restrictions and limitations on Starwood and its Affiliates in Section 2.2A of this Agreement shall cease upon the last to occur of the following events in connection with clauses (i) through (vi) below, as applicable: (x) the calculations required to determine the amounts as set forth in any of clauses (i) through (vi) below are completed, as applicable, (y) any dispute in connection with the results of such calculations is resolved, and (z) an installment of the applicable Exclusivity Continuation Fee has become due and payable and Vistana has failed to make the required payment thereof before the end of the applicable cure period (each of clauses (i) through (vi) below being an “Exclusivity Test”):

(i) If the aggregate Gross Sales Price for sales of Licensed Vacation Ownership Interests and Licensed Unbranded Vacation Ownership Interests, during the period commencing on January 1, 2021 and ending on December 31, 2040 and calculated by Vistana by no later than February 28, 2041 is less than six billion dollars ($6,000,000,000);

(ii) If the aggregate Gross Sales Price for sales of Licensed Vacation Ownership Interests and Licensed Unbranded Vacation Ownership Interests, during the prior twenty (20) year period ending on December 31, 2060 and calculated by Vistana by no later than February 28, 2061 is less than six billion dollars ($6,000,000,000), as adjusted annually after the Effective Date by the GDP Deflator;

(iii) If the aggregate Gross Sales Price for sales of Licensed Vacation Ownership Interests and Licensed Unbranded Vacation Ownership Interests during the prior twenty (20) year period ending on December 31, 2080 and calculated by Vistana by no later than February 28, 2081 is less than six billion dollars ($6,000,000,000), as adjusted annually after the Effective Date by the GDP Deflator;

(iv) In the event Vistana obtains the first Extension Term in accordance with Section 4.2, if the aggregate Gross Sales Price for sales of Licensed Vacation Ownership

Interests and Licensed Unbranded Vacation Ownership Interests during the prior twenty (20) year period ending on December 31, 2100 and calculated by Vistana by no later than February 28, 2101 is less than six billion dollars ($6,000,000,000), as adjusted annually after the Effective Date by the GDP Deflator;

(v) In the event Vistana obtains the first Extension Term in accordance with Section 4.2, if the aggregate Gross Sales Price for sales of Licensed Vacation Ownership Interests and Licensed Unbranded Vacation Ownership Interests during the prior twenty (20) year period ending on December 31, 2120 and calculated by Vistana by no later than February 28, 2121 is less than six billion dollars ($6,000,000,000), as adjusted annually after the Effective Date by the GDP Deflator; or

(vi) In the event Vistana obtains the second Extension Term in accordance with Section 4.2, if the aggregate Gross Sales Price for sales of Licensed Vacation Ownership Interests and Licensed Unbranded Vacation Ownership Interests during the prior twenty (20) year period ending on December 31, 2140 and calculated by Vistana by no later than February 28, 2141 is less than six billion dollars ($6,000,000,000), as adjusted annually after the Effective Date by the GDP Deflator.

(vii) For the purposes hereof, each twenty (20) year period, as applicable, described in clauses (i) through (vi) above shall be an “Exclusivity Test Period”, and the respective six billion dollar ($6,000,000,000) amount (as appropriately adjusted by the GDP Deflator) for each such Exclusivity Test Period shall be an “Exclusivity Test Target”. Any Exclusivity Test Target shall be replaced in one or more of clauses (i) through (vi) above by the Adjusted Exclusivity Test Target, if any, as determined in accordance with Section 2.5B(iii) below.

B. (i) Notwithstanding the foregoing to the contrary, in the event an Exclusivity Test Target is not satisfied for any Exclusivity Test Period as provided in Section 2.5A above, Vistana may maintain the exclusivity granted to it in Section 1 of this Agreement by paying an Exclusivity Continuation Fee (as defined below). Each Exclusivity Continuation Fee, if any, shall be paid in six (6) equal installments, with the first installment due within ten (10) Business Days after the calculations to determine the Exclusivity Continuation Fee for the applicable Exclusivity Test Period are finalized, and the remaining five (5) installments paid on the next five (5) anniversaries of the payment of the first installment for the applicable period. Vistana may prepay any Exclusivity Continuation Fee without penalty. If Vistana fails to pay any installment when the same becomes due and payable, then Starwood may issue a notice to Vistana with respect to such failure. Vistana shall have thirty (30) days following Vistana’s receipt of such notice to cure the failure to pay. If Vistana fails to cure any payment failure within such thirty (30) day period, then the entire outstanding amount of the Exclusivity Continuation Fee shall become immediately due and payable. Without limiting any other remedies that may be available to Starwood under this Agreement or otherwise, in the event of an uncured default by Vistana of its payment of an Exclusivity Continuation Fee, Starwood may at any time after the end of the applicable cure period, upon delivery of written notice to Vistana, declare that the grant of exclusive rights under this Agreement have become non-exclusive, at which time the exclusivity granted in Section 1 and the restrictions and limitations on Starwood and its Affiliates in Section 2.2A shall immediately cease and be of no further force or effect.

(ii) Vistana shall calculate the amount of any shortfall for an Exclusivity Test Period by determining the difference between the applicable Exclusivity Test Target for such Exclusivity Test Period and the actual aggregate Gross Sales Price for sales of Licensed Vacation Ownership Interests and Licensed Unbranded Vacation Ownership Interests occurring during such Exclusivity Test Period (the “Sales Performance Shortfall Amount”). The Sales Performance Shortfall Amount shall be multiplied by two percent (2%) to determine the Variable Sale Royalty to be paid for the applicable Exclusivity Test Period attributable to sales of Licensed Vacation Ownership Interests and Licensed Unbranded Vacation Ownership Interests. The amount so calculated is the “Exclusivity Continuation Fee,” (which, for the avoidance of doubt, shall be payable in addition to the Variable Sale Royalty payable for sales of Licensed Vacation Ownership Interests and Licensed Unbranded Vacation Ownership Interests which did occur during such period).

(iii) The Exclusivity Test Target shall be reduced for any Exclusivity Test Period, as applicable, by an amount determined at the time of calculation which is equal to the following fraction,

(a) the numerator of which is the total number of Vacation Ownership Units in Vacation Ownership Properties which were rejected by Starwood during the applicable Exclusivity Test Period and subsequently developed by Vistana or its Affiliate as unbranded Vacation Ownership Properties during the applicable Exclusivity Test Period (but not on account of a rejection based on the location for such proposed New Properties being within a Permitted Territorial Restriction previously identified to Vistana); provided, however, that all such rejections must have been made after the complete Property Approval Request of such proposed New Property has been submitted in good faith and the related Property Approval Request Fee has been paid in full; and

(b) the denominator of which is the total number of Vacation Ownership Units in all approved New Properties as of the date of determination.

The resulting fraction shall be multiplied by the then Exclusivity Test Target and the product thereof shall be subtracted from such Exclusivity Test Target to determine an adjusted Exclusivity Test Target (the “Adjusted Exclusivity Test Target”).

3.	FEES

3.1	Royalty Fees; Other Fees.

A. Vistana shall pay to Starwood a royalty (the “Royalty Fee”) in an amount equal to:

(i) the Base Royalty, plus

(ii) the Variable Sale Royalty.

B. (i) A sale of a Licensed Vacation Ownership Interest or Licensed Unbranded Vacation Ownership Interest (as applicable) occurs when all of the following conditions have been satisfied:

(a) a written agreement has been executed by a purchaser and accepted by Vistana or its Affiliates pursuant to which such purchaser has contractually committed to acquire such interest (“Purchase Contract”);

(b) the purchaser has duly tendered payment of the full purchase price in respect of such Purchase Contract (or full down payment installment thereof in the case of purchase money financing) including by cash, by check which has cleared, or by credit card which has been duly processed, to either (x) Vistana or its Affiliates or (y) a fiduciary, escrow agent, trustee or other independent third-party designated by Vistana or its Affiliates, as may be required by law;

(c) all rescission periods applicable to such Purchase Contract have expired, without any such right of rescission having been exercised; and

(d) all pre-conditions set forth in such Purchase Contract and any legal requirements under Applicable Law in order to close the transaction which is the subject of the Purchase Contract as set forth in such Purchase Contract shall have been duly satisfied (or waived by Vistana), without the purchaser having exercised any right of cancellation afforded such purchaser under the terms of such Purchase Contract or under Applicable Law.

Any delay in the recording, registration or filing of any conveyance documents that have otherwise been executed and delivered in connection with the transfer or assignment of an interest will not delay the occurrence of a “sale” for purposes of this Agreement.

(ii) The conversion of interests that were previously sold to end-user customers on an equivalent value basis into other types of interests that derive their value from the interests being converted (for example, interests that are initially sold in the form of a weeks-based Vacation Ownership Interest and are subsequently converted to a trust-based beneficial interest Vacation Ownership Interest) shall not be considered a sale for purposes of Sections 3.1A and 3.1B.

C. The Gross Sales Price shall, for purposes of calculating the Variable Sale Royalty, include (i) the amount of any newly-created initial or ongoing, recurring, or installment fees or charges that may be imposed by Vistana or its Affiliates after the Effective Date that are currently included, free of separate charge, for the rights, benefits and services currently obtained by purchasers of interests in Licensed Vacation Ownership Units or Licensed Unbranded Vacation Ownership Units (as applicable), upon payment of the purchase price thereof (other than promotional or trial features for which separate fees or charges may be contemplated), or (ii) the amount by which any other fees existing as of the Effective Date are increased after the Effective Date, as a direct or indirect offset to any decrease in the purchase price of an interest in a Licensed Vacation Ownership Unit or Licensed Unbranded Vacation Ownership Unit (as applicable). In the event any such new or changed fee or charge is implemented, the Royalty Fee shall be restructured such that the amount of the Royalty Fee Starwood receives is not reduced as a result of the implementation of such new or changed fee or charge, which restructuring may, by agreement of the parties, include adding to the Gross Sales Price the net present value of fees or charges that are paid on an ongoing, recurring, or installment basis discounted by a discount rate of nine percent (9%).

D. The Gross Sales Price shall, for purposes of calculating the Royalty Fee, exclude the amount attributable to a gross up for imputed interest associated with a zero percent (0%) or below market interest rate program used in relation to financing a purchaser’s acquisition of interests in Licensed Vacation Ownership Units or Licensed Unbranded Vacation Ownership Units (as applicable), but only where the Gross Sales Price is offered at different amounts to the customers on a programmatic basis, depending on the financing or payment terms selected by the customer.

E. The Variable Sale Royalty shall be earned as and when a sale of an interest in a Licensed Vacation Ownership Unit or Licensed Unbranded Vacation Ownership Unit (as applicable) occurs pursuant to Section 3.1B, regardless of when, or whether, any part of the Gross Sales Price is actually paid to, or received by or on behalf of, Vistana and/or its Affiliates or any third party. For the avoidance of doubt, the Variable Sale Royalty shall not be due for any interests in Licensed Vacation Ownership Units or Licensed Unbranded Vacation Ownership Units (as applicable), the Purchase Contracts for which were signed prior to the Effective Date, regardless of when such Purchase Contracts actually close or would otherwise be deemed to occur.

F. For the avoidance of doubt, in addition to the Royalty Fee, Vistana shall pay to Starwood the Centralized Services Charges as set forth in Section 6.

3.2	Making of Payments; Delegation of Duties and Performance of Services.

A. The Base Royalty payable under Section 3.1 shall be paid within fifteen (15) days following the end of each calendar quarter, as applicable, during the Term (it being acknowledged that no Base Royalty shall be payable during the Tail Period) for the immediately preceding calendar quarter along with any reports required under Section 15.2. The Base Royalty payable under Section 3.1A(i) shall be paid in quarterly installments, with the amount to be paid each quarter equal to one-fourth of the amount to be paid for such calendar year (such amount shall be prorated for any partial calendar quarter occurring at the beginning or end of the Term). All other payments (including Variable Sale Royalty, Centralized Service Charges and Reimbursable Expenses) required by this Agreement, whether payable by Vistana or its Affiliates to Starwood or its Affiliates or by Starwood or its Affiliates to Vistana or its Affiliates, will be made within thirty (30) days after receipt by Vistana or its Affiliate or Starwood or its Affiliate, as the case may be, of each statement for such payment.

B. Starwood may designate that all or part of any payment be made to one of its Affiliates instead of Starwood, and Vistana and its Affiliates must make such payments as designated.

C. Vistana may designate that all or part of any payment be made to one of its Affiliates instead of Vistana, and Starwood and its Affiliates must make such payments as designated.

D. If either party, in good faith, disputes the amount due and payable by that party in accordance with this Agreement and the parties are unable to resolve the discrepancy, then the party required to make payment (the “payor”) may submit the disagreement regarding the disputed amount to an arbitration panel for resolution pursuant to Section 22.5 and at such time shall pay the amount that the other party (the “payee”) purports is owed to the payee into an escrow account set up at the payor’s sole cost. Notwithstanding anything to the contrary in Section 22.5, the non-prevailing party shall pay the prevailing party’s costs of the arbitration, including attorneys’ fees. If the arbitration panel determines that any or all of the disputed amount is owed to the payee or its Affiliates, then such amount shall be released to the payee from the funds in escrow, with any remaining funds in escrow to be returned to the payor. To the extent the arbitration panel awards an amount that is greater than the funds in escrow (the “additional amount”), then the payor shall immediately pay such additional amount to the payee in addition to releasing the funds in escrow to the payee. If the arbitration panel determines that none of the disputed amount is owed to the payee or its Affiliates, then the payor shall not be required to pay the disputed amount, and the funds in escrow shall be released to the payor.

3.3	Interest on Late Payments.

If a party does not make any payment due under this Agreement within fourteen (14) days after its due date, such party shall pay interest from the due date until the date of payment compounded monthly, at the Interest Rate.

3.4	Currency and Taxes.

A. Vistana shall bear and be responsible for all taxes, duties and deductions (including any sales, value added, use, excise, gross receipts, income, goods and service taxes, stamp or other duties, fees, deductions, withholdings or other payments, and including penalties and interest as a result of failure to comply) (collectively, “Taxes”) levied on, deducted or withheld from, or assessed or imposed on any payments or reimbursements made by Vistana to Starwood or its designee (including Reimbursable Expenses) under this Agreement by any Governmental Authority or imposed on Starwood or its designee due to any such payments or reimbursements, other than corporate net income taxes imposed as a result of (i) Starwood or its designee, as applicable, being organized under the laws of, or having its principal office in, the jurisdiction imposing such tax or (ii) a present or former connection between Starwood or its designee, as applicable, and the jurisdiction imposing the tax (other than any connection arising from Starwood or its designee, as applicable, having executed, delivered, become a party to, performed its obligations under, received payments under, engaged in any other transaction pursuant to or enforced this Agreement) (collectively, “Connection Income Taxes”). If Starwood or its designee pays such amounts due, then Vistana must reimburse Starwood for all payments of such Taxes Starwood or its designee makes so that the amount of Vistana’s payments that Starwood retains after payment of the applicable Taxes equals the full amount of the payments Vistana was required to make under this Agreement had the Tax not been imposed upon Starwood. All amounts payable pursuant to this Agreement or any related agreement between

Starwood (or its designee) and Vistana are exclusive of any such Taxes. For clarification, if Taxes (other than Connection Income Taxes) are required to be deducted or withheld from any payment or reimbursement under this Agreement (including payments pursuant to this Section 3.4) to Starwood or its designee, Vistana shall gross-up or increase such payment so that Starwood or its designee receives the same amount that it would have received if no Taxes were applicable. To the extent any Applicable Law requires or allows deduction, payment or withholding of Taxes to be paid by the paying party directly to a Governmental Authority, the paying party must account for and pay such amounts promptly and provide to the other party receipts or other proof of such payment promptly upon request of the other party.

B. Vistana shall be responsible for and administer payment of all stamp duties and other Taxes or charges imposed with respect to the execution or registration of this Agreement.

C. Vistana and its Affiliates must promptly pay when due all Taxes levied or assessed against Vistana and its Affiliates by any Tax authority relating to the Licensed Vacation Ownership Properties and the Licensed Business, Vistana, its Affiliates, this Agreement, the payment obligations hereunder or otherwise in connection with the operation of the Licensed Vacation Ownership Properties or the Licensed Business.

D. All amounts payable to Starwood shall be invoiced in U.S. Dollars unless Starwood otherwise designates the currency of the jurisdiction in which the Entity issuing the relevant invoice is located or in which the expense was incurred. The exchange rate shall be set each month by Starwood as taken from an international reporting service and applied to substantially all Starwood Lodging Facilities. Payment shall be due within thirty (30) days of delivery of the invoice (unless this Agreement expressly provides otherwise), and made in the currency of the invoice in immediately available funds, at the location designated by Starwood from time to time. Starwood may require that any such payments be made through electronic debit/credit transfer of funds programs specified by Starwood from time to time, and Vistana shall pay such fees and costs and do such things as Starwood deems necessary or advisable to effect such transfers of funds. Vistana shall use all available means to obtain any Approvals necessary to make payments in the currency and to the location designated in accordance with this Section 3.4D. If any Applicable Law or the paying bank restricts payment in any manner, Vistana shall immediately notify Starwood and Starwood may require Vistana to make payments in such other currency (at the exchange rate reported by an authorized foreign exchange bank designated by Starwood) and/or to such other place as are designated by Starwood and permitted under Applicable Law or the paying bank for so long as the restriction remains in effect.

E. All payments to be made by Vistana under this Agreement shall be made pursuant to independent covenants and Vistana shall not set off any claim for damages or money due from Starwood.

F. If any payments by Vistana under this Agreement are less than the full amounts due and payable by Vistana (including any past due amounts), such payments shall be applied as designated by Starwood, regardless of any conditions or instructions of Vistana to the contrary, and Vistana may not designate an order for application of any payments different from that designated by Starwood.

4.	TERM

4.1	Initial Term.

The initial term of this Agreement begins on the Effective Date and expires December 31, 2095 (the “Initial Term”).

4.2	Extension Term; Tail Period.

A. Vistana shall have the option to extend this Agreement for up to two (2) additional extension terms of thirty (30) years each (each, an “Extension Term”); provided that Vistana meets the following conditions: (i) Vistana must provide Starwood with notice of its desire to obtain the applicable Extension Term not earlier than December 31, 2080 or later than December 31, 2093 for the first Extension Term and not earlier than December 31, 2110 or later than December 31, 2123 for the second Extension Term; (ii) Vistana is not in Default pursuant to Section 19.2 at the time of its delivery of the extension notice; and (iii) the sale of interests in Licensed Vacation Ownership Units and Licensed Unbranded Vacation Ownership Units must have generated at least three hundred fifty million dollars ($350,000,000) (as adjusted annually after the Effective Date by the GDP Deflator) or more in average annual revenues from the Gross Sales Prices during the five (5) year period preceding the date of such notice. For each Extension Term, Starwood shall provide Vistana with written confirmation of Starwood’s acceptance (or if applicable, rejection, and the grounds for such rejection pursuant to the terms hereof) within six (6) months of Vistana’s submission of its notice of extension to Starwood pursuant to this Section 4.2A. For the avoidance of doubt, any termination of this Agreement shall also result in the termination of any Extension Term.

B. For a tail period of thirty (30) years following the expiration of the Term (which, for the avoidance of doubt, shall not include the early termination of this Agreement in whole for any reason, the “Tail Period”), Vistana shall be entitled (but not required) to continue to operate the then-existing Licensed Vacation Ownership Properties (including any New Properties under development as contemplated in clause (ii) below) in the Territory; provided that such operation is in compliance with the terms and conditions of this Agreement. The parties agree that (i) the exclusivity granted in Section 1 and the restrictions and limitations on Starwood and its Affiliates in Section 2.2 shall immediately cease and be of no further force or effect as of the first day of the Tail Period; (ii) Vistana shall have no right to propose New Properties or Material Changes or Expansions during the Tail Period (but will have the right to continue and complete the development of any New Properties or any Material Changes or Expansions that have been approved by Starwood pursuant to this Agreement prior to the commencement of the Tail Period), and (iii) Vistana shall not be required to pay any Base Royalty during the Tail Period. All other applicable terms and conditions of this Agreement, including, without limitation, the requirement to pay all fees (other than the Base Royalty) shall remain in place and be applicable during the Tail Period.

5.	EXISTING PROPERTIES; DEVELOPMENT RIGHTS AND RESTRICTIONS

5.1	Existing Properties.

A. The Existing Properties are listed on Exhibit B-1 to this Agreement. Vistana may continue to operate the Existing Properties under the Applicable System and Standards and Policies in accordance with the terms and conditions of this Agreement. Each Existing Property may operate only under the applicable Existing Property name set forth in Exhibit B-1, which name may be changed only with Starwood’s prior written consent, which consent may be withheld in its sole discretion; provided that Starwood will use reasonable efforts to cooperate with a name change if reasonably required based on legal exposure. Except as expressly provided under this Agreement, Vistana may not voluntarily Deflag an Existing Property without the prior written consent of Starwood.

B. In the event that Vistana delegates (or prior to the Effective Date has delegated) the authority to operate an Existing Property to an Affiliate, Vistana shall sublicense to such Affiliate the right to operate the applicable Existing Property only under the form of sublicense agreement attached hereto as Exhibit C, under which such Affiliate will be required to operate the Existing Property in accordance with the sublicense agreement and the terms and conditions of this Agreement, and such Affiliate will agree to be bound by the same responsibilities, limitations, and duties of Vistana under this Agreement with respect to such Existing Property. Vistana shall provide Starwood with a fully-executed copy of each sublicense agreement entered into hereunder promptly following its execution and will notify Starwood in writing upon the termination or expiration of any sublicense agreement. Except to the extent required by Applicable Law, Vistana shall not amend or otherwise modify any such sublicense agreement without Starwood’s prior written approval.

C. The parties understand and agree that, to the extent that the transactions relating to Existing Properties described in this Agreement constitute or could be construed as constituting a franchise sale, such franchise sale shall be exempt from the Federal Trade Commission’s Franchise Rule disclosure requirements pursuant to 16 C.F.R. 436.8(a)(6) and/or one or more exemptions or exclusions under each Applicable Law with a Registration/Disclosure Requirement. Vistana represents and warrants to Starwood that Vistana or at least one of its Affiliates is an Entity that has been in business for at least five (5) years and has a net worth of at least $5,424,500.

D. For the purposes of this Agreement, a “Registration/Disclosure Requirement” means (i) in the United States, any Applicable Law with respect to the Federal Trade Commission, and any state or other jurisdiction regulating the offer and/or sale of franchises, business opportunities or seller assigned marketing plans, including all franchise disclosure and franchise registration laws relating to the Licensed Business, and (ii) outside the United States, any Applicable Law that regulates agreements or relationships which, if conducted in the United States, would be covered by the Applicable Law described in clause (i) above, in each case, that requires Starwood, Vistana, and/or any of their respective Affiliates or permitted sublicensees, prior to the grant of rights under this Agreement or the exercise of any rights as contemplated by this Agreement, to register or make any franchise related filing with any Governmental Authority and/or deliver to Vistana, any permitted sublicensees, or any other Person a related disclosure document or other information concerning those rights or the obligations relating thereto.

5.2	New Properties.

Vistana shall provide Starwood with a property approval request in the form attached hereto as Exhibit D, as modified by Starwood from time to time (“Property Approval Request”) for each proposed New Property. For each Property Approval Request for New Properties submitted to Starwood, Vistana shall pay to Starwood simultaneously with the submission of such Property Approval Request a property approval request fee (a “Property Approval Request Fee”) in the amount of $50,000 (as adjusted annually after the Effective Date by the GDP Deflator); provided, however, that if Vistana requested a Location Confirmation for such proposed New Property in accordance with Section 5.2B(i) below, the Property Approval Request Fee shall be reduced by an amount equal to the Location Confirmation Fee, if any, paid by Vistana to Starwood in respect of such proposed New Property. The Property Approval Request Fee shall be inclusive of all costs and expenses incurred by Starwood in connection with providing evaluation and other approval and vetting services for each New Property in accordance with this Section 5.2, other than any Reimbursable Expenses relating to such Property Approval Request.

A. Starwood may reject a proposed New Property if:

(i) Starwood determines, in Starwood’s sole discretion, that the proposed New Property does not meet the applicable Standards and Policies (including related to construction and design);

(ii) Starwood determines, in Starwood’s sole discretion, that using the Licensed Marks in association with the proposed New Property would be reasonably likely to (a) materially interfere with Starwood’s or its Affiliate’s ownership of the Proprietary Marks, (b) pose a material risk to Vistana’s use of the Licensed Marks or Starwood’s use of the Proprietary Marks in the jurisdiction(s) in which the proposed New Property would be developed, sold, marketed or operated, (c) violate a settlement or co-existence agreement relating to the Proprietary Marks; or (d) violate Applicable Law;

(iii) Starwood determines that (a) in Starwood’s sole discretion, the location of the proposed New Property does not meet applicable Standards and Policies or is otherwise not appropriate for the proposed New Property; (b) the proposed New Property (x) jeopardizes the commercial viability of an existing Starwood Lodging Facility or Residential Property, or (y) Starwood’s ability to proceed with a proposed Starwood Lodging Facility or Residential Property that is being actively pursued by Starwood (and “active pursuit” shall commence upon the initiation of negotiations for a letter of intent with respect to such proposed Starwood Lodging Facility or Residential Property and shall continue until the earlier of the opening day of such facility or the abandonment of such facility); or (c) will be located in an Urban Location and (x) will have more than fifty (50) Vacation Ownership Units or (y) the facilities proposed to be included at such proposed New Property are not consistent with the facilities of then-comparable Vacation Ownership Properties in such Urban Location;

(iv) Starwood determines that the development of the proposed New Property would breach, or be reasonably likely to breach, any Permitted Territorial Restrictions;

(v) Vistana proposes to delegate the authority to develop, market, sell and/or operate the proposed New Property to a third party, or the proposed New Property will otherwise involve a co-investor with Vistana, and Starwood determines that such co-investor or third-party (a) is a Lodging Competitor of Starwood, (b) is or has an Affiliate that is a Prohibited Person, or (c) will have an Ownership Interest in a permitted sublicensee sufficient to allow the co-investor or third-party (as applicable) to Control such permitted sublicensee, and does not have, in Starwood’s judgment, the necessary business experience and know-how to operate the New Property and meet the Standards and Policies;

(vi) Starwood determines that the proposed New Property is not adequately capitalized;

(vii) Starwood does not approve of the agreements proposed to be entered into in connection with the proposed New Property pursuant to this Agreement; provided, however, that unless changes are required to comply with Applicable Law, Starwood may not reject the proposed New Property on this basis if any agreement or document referred to in this Section 5.2A(vii) is in the same form as attached hereto as an exhibit or otherwise previously approved by Starwood (or in a modified form; provided, however, that any such modifications are immaterial or non-substantive in nature);

(viii) The proposed New Property will have three thousand (3,000) square feet or more dedicated to meeting and/or conference space;

(ix) The proposed New Property will charge a fixed price for substantially all of the following: lodging, drinks (both alcoholic and non-alcoholic), food (three (3) meals: breakfast, lunch and dinner, or open bar), gratuities, non-motorized water sports and entertainment at such New Property, and is to be located outside of Mexico and the Caribbean; or

(x) Starwood reasonably demonstrates that the proposed New Property violates, or, when completed, would result in a violation of, any other provision of this Agreement.

B. Property Approval Requests.

(i) Prior to submitting any Property Approval Request for a New Property, Vistana may, within one hundred and eighty (180) days prior to such submission, seek prior written confirmation from Starwood on a confidential basis that any proposed New Property will not be rejected for the failure to satisfy the conditions described in clauses (ii), (iii) or (iv) of Section 5.2A above (each, a “Location Confirmation”). Vistana may request up to five (5) Location Confirmations per calendar year at no cost. For each additional Location Confirmation (if any) requested by Vistana during any calendar year, Vistana shall pay to Starwood a fee (a “Location Confirmation Fee”) in the amount of $5,000 (as adjusted annually after the Effective Date by the GDP Deflator). Starwood shall respond in writing to Vistana within sixty (60) days after Starwood’s receipt of any request for a Location Confirmation. Any such solicitation of a Location Confirmation, which must be made by Vistana in good faith and solely with respect to any proposed New Property that Vistana has legitimate and documented interest in pursuing, by itself, will not trigger the obligation to pay the Property Approval Request Fee.

(ii) Starwood shall provide a written response to each Property Approval Request for a New Property within sixty (60) days after receipt of the Property Approval Request; provided, however, that in the event Vistana sought a Location Confirmation and such proposed New Property was not rejected pursuant to Section 5.2B(i), Starwood shall provide its response within forty-five (45) days. If the Property Approval Request for a New Property is rejected by Starwood, Starwood shall provide an explanation indicating with respect to the Property Approval Request, which of the conditions described in clauses (i) through (x) of Section 5.2A above were not satisfied based on the information and documentation provided in the Property Approval Request.

C. If Starwood does not approve the proposed New Property under Sections 5.2A and 5.2B and Vistana disagrees with such determination, then Vistana may refer the matter for Expert resolution pursuant to Section 22.6. The Expert shall make its determination based upon whether Starwood’s rejection was reasonable, given the market positioning and Standards and Policies applicable to the proposed New Property.

D. Each New Property may operate only under the applicable name agreed to by the parties, which name may be changed only with Starwood’s prior written consent, which consent may be withheld in its sole discretion; provided that Starwood will use reasonable efforts to cooperate with a name change if reasonably required based on legal exposure. Except as expressly provided under this Agreement, Vistana may not voluntarily Deflag a New Property without the prior written consent of Starwood.

E. (i) In the event that Vistana delegates the authority to develop a New Property to an Affiliate, Vistana shall sublicense to such Affiliate the right to develop such New Property under the form of sublicense agreement attached hereto as Exhibit C, under which such Affiliate will be required to develop the New Property in accordance with the sublicense agreement and the terms and conditions of this Agreement, and such Affiliate will agree to be bound by the same responsibilities, limitations, and duties of Vistana under this Agreement with respect to such New Property.

(ii) In the event that Vistana delegates the authority to operate a New Property to an Affiliate, Vistana shall sublicense to such Affiliate the right to operate such New Property under the form of sublicense agreement attached hereto as Exhibit C, under which such Affiliate will be required to operate the New Property in accordance with the sublicense agreement and the terms and conditions of this Agreement, and such Affiliate will agree to be bound by the same responsibilities, limitations, and duties of Vistana under this Agreement with respect to such New Property.

(iii) Vistana shall provide Starwood with a fully-executed copy of each sublicense agreement entered into hereunder promptly following its execution and will notify Starwood in writing upon the termination or expiration of any sublicense agreement. Except to the extent required by Applicable Law, Vistana shall not amend or otherwise modify any such sublicense agreement without Starwood’s prior written approval.

F. If the offer or execution of the sublicense agreement for any Existing Property or proposed New Property (including any New Property that is to be developed through a third party) results in a requirement for Vistana to comply with regulatory requirements, including, without limitation, the preparation and provision to the property developer of a disclosure document or filing of the disclosure document or other documents with regulatory authorities, Vistana shall comply with such regulatory requirements at its sole cost and expense and provide Starwood with evidence satisfactory to Starwood of Vistana’s compliance therewith within the timeframe required by the applicable regulations. If Starwood determines that Starwood is required to comply with such regulatory requirements in connection with any Existing Property or proposed New Property, Vistana will fully cooperate with Starwood with respect to Starwood’s compliance requirements, and Starwood will not charge Vistana any amounts for costs incurred by Starwood in connection with Starwood’s compliance requirements.

G. Vistana’s obligations regarding the development of New Properties are further set forth in Exhibit E.

5.3	Undeveloped Parcels.

Parcels owned by Vistana or its Affiliates that have not been developed as of the Effective Date are listed on Exhibit B-2 (“Undeveloped Parcels”). Starwood hereby approves the Undeveloped Parcels and the Transferred Lodging Properties as sites for Licensed Vacation Ownership Properties; provided, however, that any New Properties developed on any such Undeveloped Parcel or at any such Transferred Lodging Property must be developed and operated in accordance with the terms and conditions of this Agreement, including, without limitation, Section 5.2 and the Standards and Policies related to construction and design for New Properties.

5.4	Material Changes and Expansions.

Except with Starwood’s prior written approval (which Starwood may withhold in its sole discretion) and subject to Section 12.5, Vistana shall not make any alterations, improvements, replacements, renewals or additions to any Licensed Vacation Ownership Property that (i) involve a significant change in the primary use of any part of a Licensed Vacation Ownership Property, or (ii) involve a material physical expansion, material alteration or material reconfiguration of a Licensed Vacation Ownership Property, (collectively, “Material Changes or Expansions”). Vistana shall provide Starwood with a Property Approval Request for each proposed Material Change or Expansion. For each Property Approval Request for Material Changes or Expansions, Vistana shall pay to Starwood simultaneously with the submission of such Property Approval Request a Property Approval Request Fee in the amount of $15,000 (as adjusted annually after the Effective Date by the GDP Deflator). If any Material Changes or Expansions are approved by Starwood pursuant to this Section 5.4, Vistana shall carry them out in accordance with the Standards and Policies and Applicable Law and in the manner set forth in Exhibit E.

5.5	Properties Located at Unbranded Co-Located Hotels.

If Vistana desires to develop a Vacation Ownership Property that is located in, co-located with, or is otherwise a part of any Hotel that is not a Starwood Lodging Facility (such Hotel, a

“Unbranded Co-Located Hotel”), and Vistana reasonably determines that there may be an opportunity for Starwood to participate in the relevant project, Vistana will attempt to secure an introduction on Starwood’s behalf with the owner of the Unbranded Co-Located Hotel, but shall have no obligation to attempt to persuade such owner of the Unbranded Co-Located Hotel to pursue the opportunity with Starwood. For the avoidance of doubt, nothing in this Section 5.5 shall restrict Vistana (or the relevant owner of the Unbranded Co-Located Hotel) from proceeding with such project without Starwood’s involvement; provided that to the extent the Vacation Ownership Property will be a New Property (i) Vistana obtains Starwood’s consent pursuant to Section 5.2, (ii) Vistana and the Hotel owner agree upon reasonable restrictions required by Starwood regarding the facilities and services to ensure a level of brand separation sufficient to avoid customer confusion as determined by Starwood in its sole discretion, and (iii) Vistana implements appropriate safeguards to protect the confidentiality and security of, and to restrict the access to, the Starwood Intellectual Property (including Guest Data) and the Applicable System.

5.6	Prohibitions To Be Included in Future Franchise and Management Agreements.

A. Starwood will include in the initial draft of its future “Sheraton”-branded or “Westin”-branded Starwood Lodging Facility management, operating, and franchise agreements with third-party Hotel owners and franchisees, prohibitions on the operation, promotion and sale of interests in Vacation Ownership Properties, other than Licensed Vacation Ownership Properties, at the applicable Hotel and attempt to persuade such third-party Hotel owners or franchisees (as applicable) to agree to retain such prohibitions in the applicable agreements. However, Starwood will not be required to offer any concessions to such third-party Hotel owners or franchisees in order to retain such prohibitions in the applicable agreements.

B. Vistana acknowledges and agrees (provided that Starwood meets the requirements of Section 5.6A as expressly set forth therein) that neither Starwood nor its Affiliates will have any liability under this Agreement for failure to obtain such prohibitions in such agreements under this Section 5.6. This Section 5.6 shall not affect any other obligations of Starwood and its Affiliates hereunder.

5.7	Vacation Ownership Properties at Third-Party Owned Starwood Lodging Facilities.

A. If a third-party developer of a Starwood Lodging Facility desires to have a Vacation Ownership Property as a component of or adjacent to such Starwood Lodging Facility project (the “Co-Located Starwood Lodging Facility”), and Starwood reasonably determines that there may be an opportunity for Vistana to participate in the relevant project, Starwood will attempt to secure an introduction on Vistana’s behalf with the third-party developer, but shall have no obligation to attempt to persuade such developer to pursue the opportunity with Vistana.

B. For the avoidance of doubt and subject to the exclusivity provisions in Section 2.2A(i) and (ii), nothing in this Section 5.7 shall restrict Starwood (or the relevant developer) from proceeding with such Vacation Ownership Property without Vistana’s involvement nor restrict Starwood (or developer) from engaging in any activities to the extent not prohibited under this Agreement. Notwithstanding anything to the contrary in this

Agreement, the following activities shall not be deemed to be prohibited under this Agreement: (i) the marketing, offering, and selling of units in such Vacation Ownership Property at the Co-Located Starwood Lodging Facility to any Person, including guests of the Co-Located Starwood Lodging Facility, whether or not such guest is a member of any Brand Loyalty Program; provided that, during the term of the Noncompetition Agreement, such Vacation Ownership Property is not affiliated with a Vacation Ownership Competitor, (ii) the provision of operational services to such Vacation Ownership Property; provided that such services are also being provided to the Co-Located Starwood Lodging Facility, (iii) the placing of overflow guests of the Co-Located Starwood Lodging Facility in such Vacation Ownership Property on a transient basis, and (iv) the offering of potential customers of such Vacation Ownership Property stays at the Co-Located Starwood Lodging Facility in connection with the marketing and sale of the units of such adjacent Vacation Ownership Property; provided that Starwood will take reasonable steps to provide for appropriate brand separation sufficient to avoid customer confusion, if necessary. For the avoidance of doubt, in the event Starwood proceeds, without Vistana’s involvement, with such Vacation Ownership Property, Starwood will not, except with respect to Ancillary Amenities related to such Vacation Ownership Property, license the developer to use the “Sheraton” or “Westin” brands in connection with such Vacation Ownership Property.

C. Notwithstanding anything to the contrary in this Agreement:

(i) any Vacation Ownership Properties that are a component of or adjacent to or integrated with Starwood Lodging Facilities, and any and all shared services, marketing, sales and other activities conducted in connection therewith as of the Effective Date, are hereby permitted (and prior to the Effective Date, Starwood has provided Vistana with a list of “Sheraton”-branded and “Westin”-branded Starwood Lodging Facilities, which, to the knowledge of Starwood’s regional vice-presidents, are adjacent to or integrated with any Vacation Ownership Property that has shared facilities with or receives services from the relevant Starwood Lodging Facility or where sales and marketing for such Vacation Ownership Property is conducted in the relevant Starwood Lodging Facility); provided that the parties agree to use commercially reasonable efforts (taking into account Starwood’s relationship with the applicable owner, developer, operator, or franchisee of the relevant Starwood Lodging Facility) to cooperate in order to reduce the impact to the Licensed Business to the extent Vistana reasonably demonstrates that the sales and marketing activities conducted pursuant to this Section 5.7C at any “Sheraton”-branded or “Westin”-branded Starwood Lodging Facility adjacent to or integrated with a Vacation Ownership Property would reasonably have an adverse effect on the Licensed Business; provided, however, that any such efforts to cooperate shall not apply with respect to any activities permitted under any contract or agreement in place as of the Effective Date; and

(ii) any Vacation Ownership Properties that are acquired by Starwood pursuant to Section 2.4 of the Noncompetition Agreement, or acquired by Starwood after the expiry of the Noncompetition Agreement, and any and all activities conducted in connection therewith as of the date of acquisition thereof, are hereby permitted.

5.8	Limitations on Licensed Business; Compliance with Contractual Restrictions

A. Starwood shall not enter into any contract or agreement that limits or restricts Vistana’s or its Affiliates’ right to engage in the Licensed Business (i) with respect to the Existing Properties (including all future phases thereof), the Undeveloped Parcels, the operation or conversion of the Transferred Lodging Properties or any other Licensed Vacation Ownership Properties (including all future phases) which then have been approved for development, or (ii) in any of the following markets: Mexico; Costa Rica; the Caribbean; Hawaii; Florida; Las Vegas; New York City; Chicago; Washington D.C.; California; Arizona; Colorado; Park City, Utah; and British Columbia, Canada (which such list may be updated from time to time by mutual written agreement of the parties), in each case without Vistana’s consent. Nothing in this Section 5.8A will restrict or limit Starwood’s or its Affiliates’ ability to grant territorial protections solely with respect to Hotels to owners, developers, operators, lessees, licensees, or franchisees of any Starwood Lodging Facilities (“Agreed Territorial Protections”), and Starwood will not be in breach of this Agreement as a result of the grant of such Agreed Territorial Protections or the enforcement or the attempted enforcement of such Agreed Territorial Protections against Vistana or its Affiliates by such owners, developers, operators, lessees, licensees, or franchisees, so long as the Agreed Territorial Protections do not restrict the Licensed Business.

B. Vistana shall abide by (i) all territorial and other contractual restrictions that are in effect as of the Effective Date, (ii) all territorial and other contractual restrictions that are agreed to after the Effective Date with Vistana’s consent, (iii) all territorial and other contractual restrictions that are implemented after the Effective Date pursuant to Section 5.8A and C, and (iv) all territorial and other contractual restrictions imposed by Applicable Law, in each case to the extent applicable to Starwood and/or its Affiliates relating to the Licensed Business (the “Permitted Territorial Restrictions”); provided that, in the case of the Permitted Territorial Restrictions in clauses (i) and (iii) above, Starwood has identified such restrictions to Vistana. As of the Effective Date, Starwood has not identified any territorial restrictions that would limit or restrict in any manner Vistana’s or its Affiliate’s right to engage in the Licensed Business or transient rental activity at Existing Properties, the Undeveloped Parcels or the Transferred Properties; provided that with respect to any Undeveloped Parcel adjacent to an Existing Property, such Undeveloped Parcel is developed as part of the applicable Existing Property under the name of such Existing Property. Neither Starwood nor its Affiliates shall agree to an extension of the duration, or a broadening of the scope, of any Permitted Territorial Restriction described in clause (i) or (ii) above without Vistana’s consent; provided that such consent may only be withheld where Vistana can reasonably demonstrate that the proposed extension or broadening would materially and adversely affect the then-existing operation of, or reasonably documented plans for, the Licensed Business; provided, however, that nothing herein shall prohibit Starwood or its Affiliates from extending or renewing agreements containing such Permitted Territorial Restrictions in accordance with the terms of such agreements, even if such extension or renewal has the effect of extending the duration of any such Permitted Territorial Restriction.

C. In the event Starwood requests Vistana’s consent under Section 5.8A or 5.8B, the parties agree that if Vistana does not have a legitimate and reasonably documented interest in pursuing operations in a particular market within the ten (10) years following such request by Starwood, the proposed limitation or restriction or proposed extension or broadening, as the case may be, shall be deemed not to materially and adversely affect the then-existing operation of, or reasonably documented plans for, the Licensed Business, and Vistana shall not be entitled to withhold its consent. In the event Vistana’s consent is required pursuant to Section 5.8A(ii) or 5.8B, and Vistana withholds such consent, Starwood may override such denied consent, and proceed with any contract or agreement that does not expressly exclude the Licensed Business without Vistana’s prior written consent one (1) time in any three (3) year period, a maximum of five (5) times in any twenty (20) calendar year period during the Term; provided that no such override may occur with respect to Mexico, Hawaii, Florida, or Las Vegas which list may be updated from time to time by mutual written agreement of the parties.

D. For the purposes of this Section 5.8, in determining what constitutes a “market” hereunder, the relevant market will be appropriately construed in a reasonable manner, and the parties agree that any dispute as to the determination of what constitutes a market hereunder may be referred by either party for Expert resolution pursuant to Section 22.6. In the event a dispute is referred to Expert resolution pursuant to this Section 22.6, the Expert may give consideration to the concentration of Hotels and volume of tourism in the relevant market for the purposes of determining what is a reasonable area of protection.

E. In the event that Starwood or its Affiliates enters into any contract or agreement that limits or restricts Vistana’s or its Affiliates’ right to engage in the Licensed Business in any territory, without having sought Vistana’s prior written consent under Section 5.8A or 5.8B (where such failure to seek Vistana’s consent was unintentional), such action shall not be considered a breach of this Agreement if Starwood can reasonably demonstrate that Vistana would not have been entitled to withhold its consent to such request pursuant to this Section 5.8.

F. Vistana shall not enter into any contract or agreement that limits or restricts Starwood’s or its Affiliates’ right to develop, operate, sell, market, license, or franchise Starwood Lodging Facilities or otherwise operate the Lodging Business, Whole Ownership Residential Business, or any other activity or business of Starwood or its Affiliates.

5.9	Conversion of Transferred Lodging Properties and Future Conversion Lodging Properties.

Notwithstanding any other provision of this Agreement, the parties acknowledge and agree that on and from the Effective Date, each of the Transferred Lodging Properties shall be managed by Starwood or franchised to Vistana (as the case may be) subject to a separate agreement between Starwood and Vistana or their respective Affiliates (each, an “Existing Hotel Management Agreement” and a “Hotel Management Agreement”) and in the event that Vistana in the future acquires any Hotels with the intent of having such Hotels become Starwood Lodging Facilities and for the purpose of converting such Starwood Lodging Facilities to Licensed Vacation Ownership Properties (the “Future Conversion Lodging Properties”), one or more of the Future Conversion Lodging Properties may be managed by Starwood or franchised to Vistana pursuant to a separate agreement between Starwood and Vistana or their respective Affiliates (each, a “Future Hotel Management Agreement” and a “Hotel Management Agreement”). To the extent that any or all of the rooms at a Transferred Lodging Property or a Future Conversion Lodging Property, as applicable, are deemed converted into one or more

Licensed Vacation Ownership Units pursuant to and in accordance with the terms of the applicable Hotel Management Agreement, the converted Licensed Vacation Ownership Units shall be treated as part of or deemed to constitute a Licensed Vacation Ownership Property hereunder and subject to the terms and conditions of this Agreement. In addition, upon termination of the applicable Hotel Management Agreement due to conversion of a sufficient number of rooms at the Transferred Lodging Property or Future Conversion Lodging Property, as applicable, such that such Transferred Lodging Property or Future Conversion Lodging Property, as applicable, is treated as converted in its entirety to a Licensed Vacation Ownership Property under the applicable Hotel Management Agreement, such Transferred Lodging Property or such Future Conversion Lodging Property, as the case may be, shall, in its entirety, be deemed to be a Licensed Vacation Ownership Property hereunder and subject to the terms and conditions of this Agreement. Notwithstanding the foregoing, Vistana and its Affiliates shall be required to comply with this Agreement prior to any such conversion to the extent the applicable Hotel Management Agreement requires such compliance prior to conversion.

5.10	Association Management Services.

As of the Effective Date, Vistana is providing certain association management services to the Residential Properties as agreed to in writing between Starwood and Vistana or their respective Affiliates (“Existing Association Management Services”). During the Term (and any Tail Period), Vistana shall continue to provide the Existing Association Management Services for such properties pursuant to the terms of separate agreements related thereto. At Starwood’s request, Vistana will provide association management services for any additional Residential Properties or Residential Units reasonably requested by Starwood from time to time on terms substantially consistent with the Existing Association Management Services (including with respect to the scope of services, structure, performance standards, and fee structure taking into account the GDP Deflator, to the extent applicable) pursuant to separate agreements with Starwood or the homeowners associations for the Residential Properties. In the event that Starwood determines to provide such association management services or source services with another provider of association management services, then upon Starwood’s request Vistana shall reasonably cooperate in the transitioning of such services, including considering, in good faith, any request to transition to Starwood or its designee Individuals employed by Vistana but primarily providing services with respect to the Residential Properties.

6.	CENTRALIZED SERVICES

6.1	Centralized Services.

Starwood shall provide or make available to Vistana for use in the operation of each Licensed Vacation Ownership Property those programs and services that it provides or makes available on a centralized basis to substantially all of the Branded Starwood Lodging Facilities or to a category thereof in which the relevant Licensed Vacation Ownership Property would be included if it was a Branded Starwood Lodging Facility (the “Centralized Services”). Starwood or any of its designees shall have the exclusive right to maintain and administer the Centralized Services. The Centralized Services may be provided by one or more of Starwood, its Affiliates, or any third parties designated by Starwood, and Starwood may own or have investments in the suppliers and other providers of the Centralized Services. Starwood may (i) change the structure, scope, delivery and terms of any Centralized Service, (ii) add a new, or discontinue all or part of an existing, Centralized Service or (iii) make a mandatory Centralized Service optional, or an optional Centralized Service mandatory, in each case as Starwood deems advisable from time to time; provided that such changes are applicable to the Branded Starwood Lodging Facilities.

6.2	Participation in Centralized Services.

Unless Starwood agrees in writing to an exception with respect thereto (including, without limitation, due to differences between the Licensed Vacation Ownership Property and the Branded Starwood Lodging Facilities), each Licensed Vacation Ownership Property shall participate in all Centralized Services that Starwood designates as mandatory and may participate in any of the Centralized Services made available to Vistana that Starwood designates as optional; provided that, in each case, the relevant Licensed Vacation Ownership Property is treated in a manner consistent with the manner in which the Branded Starwood Lodging Facilities are treated, or a category thereof in which the affected Licensed Vacation Ownership Property would be included if it was a Branded Starwood Lodging Facility. The Centralized Services may not benefit all participants proportionately. Vistana shall comply with all Standards and Policies applicable to the Centralized Services in which a Licensed Vacation Ownership Property participates, including executing any related documents. Vistana at its expense shall purchase and install all Equipment and Supplies necessary for a Licensed Vacation Ownership Property to participate in the Centralized Services required under this Agreement or any other written agreement between Starwood and Vistana or their respective Affiliates. Vistana shall provide Starwood with at least ninety (90) days’ notice to terminate a Licensed Vacation Ownership Property’s participation in an optional Centralized Service, unless the termination is in connection with such termination by at least four (4) other Licensed Vacation Ownership Properties, in which case the notice period shall be at least one (1) year. Vistana shall not use the Centralized Services in connection with any other property, site, business, product, service or activity at any time (other than those services being offered to and paid for by any of the Licensed Unbranded Properties) or allow any Licensed Vacation Ownership Property to participate in any program or receive any services that are similar to the mandatory Centralized Services, without Starwood’s prior approval. Starwood has provided to Vistana a true and complete list of all mandatory Centralized Services as of the Effective Date.

6.3	Centralized Services Charges.

A. Fees for Centralized Services with respect to each Licensed Vacation Ownership Property (“Centralized Services Charges”) shall be determined by Starwood on a fair and commercially reasonable basis in a manner consistent with the manner in which such charges are made with respect to substantially all of the Branded Starwood Lodging Facilities or a category thereof in which the Licensed Vacation Ownership Property would be included if it was a Branded Starwood Lodging Facility receiving the services or participating in the programs and systems to which such fees, expenses or costs are applicable, subject to modifications agreed to in writing by Starwood and Vistana (including, without limitation, those due to differences between the Licensed Vacation Ownership Property and the Branded Starwood Lodging Facilities). The Centralized Services Charges may include amounts reasonably calculated to cover Starwood’s or its Affiliates’ overheads and other costs incurred in providing (or arranging for the provision of) the Centralized Services, including costs of personnel and equipment and developing, promoting, operating, maintaining and upgrading the Centralized Services and associated Starwood Technology. The Centralized Services Charges also may include fees and costs from third-party providers of Centralized Services, or if Starwood or its Affiliates pay such fees or costs directly, Vistana shall reimburse such amounts. Starwood may increase or decrease any Centralized Services Charges from time to time; provided that such changes are applicable to substantially all of the Branded Starwood Lodging Facilities or to a category thereof in which the Licensed Vacation Ownership Property would be included if it was a Branded Starwood Lodging Facility, subject to any appropriate modifications agreed to in writing by Starwood to reflect appropriate differences between the Branded Starwood Lodging Facilities and such Licensed Vacation Ownership Property. The Centralized Services Charges might not benefit all participants proportionately and Starwood and its Affiliates shall determine in their sole discretion how and when the Centralized Services Charges, including but not limited to funds collected for sales and marketing, are spent and allocated on behalf of a region, locality or subset of participants. The Centralized Services do not create any trust and Starwood and its Affiliates do not act as trustee or in any other fiduciary capacity with respect to the Centralized Services Charges.

B. The Centralized Services Charges for mandatory Centralized Services shall be calculated to reimburse costs, including pass-through fees of third-party suppliers, and shall not include a mark-up that results in a profit for Starwood or its Affiliates. In any given year the amount of Centralized Services Charges collected might differ from the cost of delivering Centralized Services and Starwood may use any surplus to fund the deficit from a previous year or the delivery of Centralized Services in a future year. Any such surplus, and any interest earned on the Centralized Services Charges retained by Starwood, shall not be deemed a profit. Starwood and its Affiliates may accept marketing or promotional funds from manufacturers and suppliers of goods or services made available through a Centralized Service. Such funds shall be used for programs intended to benefit the brands covered by the Licensed Marks and/or other Starwood brands and in accordance with any manufacturer or supplier requirements.

C. The Centralized Services Charges for optional Centralized Services may include a mark-up that results in a profit for Starwood or its Affiliates. Starwood and its Affiliates may use the systems, resources and assets related to the Centralized Services to deliver products, services and programs to third parties for a profit by way of a trademark license fee, price mark up, administrative fee, commission, sale-leaseback arrangement, contribution for marketing or promotions and other forms of compensation.

6.4	Vistana Services.

Vistana may, from time to time, make available to Starwood for use in its business any centrally offered marketing or sales programs that Vistana uses in or makes available to the Licensed Business, which Starwood may accept or decline to use, in its sole discretion.

7.	OPERATIONS

7.1	Standard of Operation.

A. Standards and Policies. Starwood shall make the Standards and Policies, including any revisions and updates, available to Vistana in electronic form or such other format as Starwood may specify. Starwood shall have no obligation to provide Standards and Policies in a language other than English. Vistana at its expense shall maintain the necessary equipment at the Licensed Vacation Ownership Properties to access and use in a secure manner the up-to-date Standards and Policies. If there is any dispute as to the contents of the Standards and Policies, the master versions maintained by Starwood shall control.

B. Operating the Licensed Vacation Ownership Properties and the Licensed Business. Vistana will operate the Licensed Vacation Ownership Properties and the Licensed Business in strict compliance with the Standards and Policies, and implement all parts of the Applicable System. Without limiting the generality of the foregoing, Vistana shall:

(i) not use or permit the use of any Licensed Vacation Ownership Property for any other purpose or activity without Starwood’s prior written approval, which Starwood may withhold in its sole discretion;

(ii) operate each Licensed Vacation Ownership Property at a high moral and ethical standard and atmosphere and in a clean, safe and orderly manner, providing efficient, courteous and high-quality service to the public;

(iii) not take any action that would be reasonably likely to adversely affect Starwood or its Affiliates, the Licensed Marks or the System (including the Trademarks) or the goodwill associated with them;

(iv) comply with the Privacy Policy;

(v) keep the Licensed Vacation Ownership Properties open and operating twenty-four (24) hours a day, every day during the Term (and any Tail Period), and keep the Licensed Vacation Ownership Properties’ facilities open for the minimum hours prescribed in the Standards and Policies, except in each case to the extent (a) required for any Material Changes or Expansions under Section 5.4, or other refurbishments or capital improvements under Section 12, or (b) the closure of a Licensed Vacation Ownership Property has been approved by Starwood due to the seasonal nature of the Licensed Vacation Ownership Property and Owner use patterns (including decreased Owner use in low demand seasons);

(vi) purchase or lease, install, use, maintain, update, repair and replace all Equipment and Supplies required by Section 7.5 and not install or use, or permit to be installed or used, at or in connection with the Licensed Vacation Ownership Properties, any Equipment and Supplies that do not comply with the Standards and Policies;

(vii) offer for sale at the Licensed Vacation Ownership Properties all goods and services as required to comply with the Standards and Policies and no goods or services inconsistent with the Standards and Policies, except as approved in writing by Starwood;

(viii) determine and communicate all charges for guest rooms and goods and services provided at the Licensed Vacation Ownership Properties in compliance with Applicable Law and, unless prohibited by Applicable Law, the Standards and Policies (including any promotional programs offered to the public);

(ix) comply with all Standards and Policies relating to customer, Owner and guest services, (including but not limited to the quality assurance requirements set forth in Section 7.8), respond promptly to complaints, ensure positive customer, guest and Owner relations and participate in all surveys and complaint resolution procedures and programs required by Starwood; and

(x) comply with all restrictions and requirements set forth in Starwood’s promotional, marketing or other alliance programs in place as of the Effective Date to the extent they apply to Vistana following the Effective Date and Starwood has identified in writing such restrictions and requirements to Vistana.

C. Modification of Applicable System.

(i) Starwood may from time to time change, add to or remove parts of the Applicable System (including the Standards and Policies) to respond to market trends, customer demands, economic conditions, technological advances and Applicable Law or for other reasons, and Vistana, at its expense, shall implement or comply with such modifications to the extent applicable to the Licensed Business and with appropriate modifications to reflect appropriate differences between hotel service levels and service levels applicable to the Licensed Business. Starwood shall provide Vistana with notice of any modifications to the Applicable System, in a manner consistent with the manner in which such notice is given to substantially all of the Branded Starwood Lodging Facilities or a category thereof in which the affected Licensed Vacation Ownership Properties would be included if they were Branded Starwood Lodging Facilities; provided, however, that if Vistana, in good faith, objects to the applicability of such modifications to the Licensed Business, it shall promptly notify Starwood thereof and the parties shall discuss the matter in good faith and attempt to resolve such dispute. If the parties cannot resolve such dispute within fifteen (15) Business Days, either party may refer such dispute for Expert resolution pursuant to Section 22.6.

(ii) Starwood may grant a variance or exemption from any Standards and Policies based on any conditions that Starwood in its sole discretion deems to be of importance to the operation of a particular Licensed Vacation Ownership Property or category of property, including the characteristics of a particular location or circumstance, differences from the Branded Starwood Lodging Facilities, business potential or Applicable Law. Except for those variances designated as “permanent variances” by agreement of Starwood and Vistana which require the agreement of both parties to revoke (including the list of “permanent variances” provided by Starwood to Vistana prior to the Effective Date), Starwood shall have no obligation to grant to Vistana the same or similar variance or exemption then-granted or previously granted to Vistana or any Starwood Lodging Facility. Vistana shall have no recourse against Starwood due to any variance or exemption granted to any Starwood Lodging Facility.

(iii) For the avoidance of doubt, where a modification to the Applicable System would require Vistana to increase the maintenance fee assessment at any Licensed Vacation Ownership Property, then the implementation of such modification may be delayed until the next annual maintenance fee budget process at such Licensed Vacation Ownership Property; provided that an assessment that significantly increases the annual maintenance fee may need to be phased over multiple years to the extent reasonable under the circumstances, giving consideration to the amount to be collected; provided, however, that where the change is reasonably required to (a) comply with any Applicable Law, (b) avoid or minimize any risk of injury to individuals or damage to the applicable Licensed Vacation Ownership Property, or (c) avoid or minimize any risk to Starwood and its Affiliates of criminal or civil liability, Vistana shall be required to make or cause to be made such changes as soon as reasonably required by Starwood. Where implementation of any modification is delayed or takes place in phases as contemplated by this Section 7.1C(iii), Vistana shall comply with Starwood’s reasonable directions as to the priority that should be given to the implementation of such modifications.

(iv) Vistana may, at the annual meeting between the parties described in Section 11.C, propose modifications to the Applicable System that would not impose an unreasonable burden or cost on Starwood or any of its Affiliates. Starwood shall determine whether or not to make such modifications and have the modifications become part of the Applicable System.

D. Compliance with Laws. Vistana shall lawfully obtain and maintain all Approvals required for the operation of the Licensed Vacation Ownership Properties (and the development of any New Properties and any Material Changes or Expansions), operate the Licensed Vacation Ownership Properties in compliance with Applicable Law and all Approvals, including any Applicable Law that affords protections to Individuals with disabilities, and promptly cure any violation. Starwood shall have no obligation to ensure that the Standards and Policies comply with Applicable Law and if any Standards and Policies would violate any Applicable Law, Applicable Law shall prevail.

E. No Gaming. Vistana shall not (i) operate or permit the operation of a casino or any other gambling activities at the Licensed Vacation Ownership Properties (except for those which are incidental to a reputable event of short duration held at a Licensed Vacation Ownership Property) or (ii) otherwise directly or indirectly associate with any gambling or gaming license activity, in each case without Starwood’s prior approval, which Starwood may withhold in its sole discretion.

F. Vistana’s Debts and Taxes. Vistana shall have sole responsibility for all debts, liabilities and obligations incurred in the operation of the Licensed Vacation Ownership Properties (and the development of any New Properties and any Material Changes or Expansions) and the operation of the Licensed Business generally, and shall make all such payments when due, including all Taxes imposed on Vistana. Starwood shall have no liability for any such debts, liabilities or obligations. If Vistana in good faith disputes any liability for such amounts, Vistana may contest such liability in accordance with Applicable Law; provided that Vistana shall not permit a tax sale, seizure or attachment to occur against the Licensed Vacation Ownership Properties or any of its assets. Unless specifically stated in this Agreement that Starwood is to bear a specific cost (and regardless of whether the words “at Vistana’s expense” are used), Vistana is solely responsible for all costs incurred with respect to the Licensed Vacation Ownership Properties and the Vacation Ownership Business and Vistana’s performance of this Agreement.

G. Notice Regarding Legal Actions. As soon as reasonably practicable (but always within ten (10) Business Days), Vistana shall give Starwood notice of (i) any occurrence that reasonably could materially adversely affect any Licensed Vacation Ownership Property or the Licensed Business, or the financial condition of Vistana or its shareholders, or with respect to which the amount in controversy relating to the Licensed Business exceeds five million dollars ($5,000,000) (as adjusted annually after the Effective Date by the GDP Deflator) (ii) any communication from a Governmental Authority alleging that any Licensed Vacation Ownership Property or the Licensed Business fails to comply with any Applicable Law, or any other governmental instrumentality that may materially adversely affect the operation or financial condition of any Licensed Vacation Ownership Property, Starwood or Vistana or the Licensed Business or (iii) any legal action or proceeding of which Vistana becomes aware that (a) names Starwood or its Affiliates, or (b) would be reasonably likely to have a material adverse effect on Vistana, Starwood, any Licensed Vacation Ownership Property, the Licensed Business or Starwood’s businesses. Nothing in this Section 7.1G, however, will abrogate any notice requirement that Starwood or Vistana may have under any insurance program or contract.

7.2	Management of the Licensed Vacation Ownership Properties.

Except to the extent otherwise expressly provided under this Agreement, Vistana shall self-operate each Licensed Vacation Ownership Property, and shall not permit any other Person to operate any Licensed Vacation Ownership Property; provided, however, that: (i) Vistana may delegate certain management and non-management functions in accordance with Section 7.7; (ii) Starwood or its Affiliates may operate certain Licensed Vacation Ownership Properties (“Starwood Managed Properties”) under separate management agreements (“Starwood Management Agreements”); and (iii) certain aspects of certain Licensed Vacation Ownership Properties may be subject to shared service and integrated facility arrangements with co-located Starwood Lodging Facilities and managed in whole or in part by the manager of such Starwood Lodging Facilities.

7.3	Staff.

A. Throughout the Term (and any Tail Period), Vistana shall ensure that each Licensed Vacation Ownership Property is staffed with a sufficient number of qualified and trained Individuals to operate the Licensed Vacation Ownership Property in accordance with the Standards and Policies. Vistana shall (i) ensure that the Licensed Vacation Ownership Property staff wear uniforms that comply with the Standards and Policies, present a neat and clean appearance and conduct themselves in a competent and courteous manner, (ii) use reasonable efforts to manage each Licensed Vacation Ownership Property’s employment and labor relations policies and practices so as to avoid incidents that materially disrupt the operation of the Licensed Vacation Ownership Property or damage the reputation of the Licensed Marks or Starwood or its Affiliates, and (iii) comply with Applicable Law relating to or governing the workplace, including without limitation, wage and hour laws, anti-discrimination and anti-retaliation laws, and laws requiring a healthy and safe workplace. Starwood does not have the right to exercise or assume any direction or control over the employment practices, policies or decisions of Vistana, including without limitation, the hiring, training, supervision, discipline, discharge, performance, assignment of duties, setting of wages, or any other aspects of employment. Vistana shall be solely responsible for all employment decisions, regardless of whether Vistana requests or receives input from Starwood regarding any such decision.

B. Vistana shall ensure that each Licensed Vacation Ownership Property’s staff completes, to Starwood’s satisfaction, all training programs designated as mandatory in the Standards and Policies from time to time, at the time and place designated by Starwood. Vistana shall pay all costs of such training programs, including salaries, transportation, accommodation and meals for trainers and trainees. Training programs provided by Starwood shall be conducted in English only and Vistana at its expense may provide a translator. Starwood reserves the right to require that employees of Vistana or its Affiliates and other Individuals receiving training execute confidentiality agreements in form and substance satisfactory to Starwood.

7.4	Marketing.

A. Subject to this Section 7.4, Vistana shall (i) conduct advertising, marketing, promotional and public relations programs and activities for each Licensed Vacation Ownership Property and the Licensed Business in accordance with Standards and Policies, (ii) with respect to each Licensed Vacation Ownership Property, join, and remain a member in good standing of, such advertising and marketing cooperative groups that Starwood may require for Branded Starwood Lodging Facilities or for a category thereof in which the applicable Licensed Vacation Ownership Property would be included if it was a Branded Starwood Lodging Facility, and (iii) obtain and maintain listings of each Licensed Vacation Ownership Property in appropriate directories and any promotional materials that Starwood requires for Branded Starwood Lodging Facilities or for a category thereof in which the applicable Licensed Vacation Ownership Property would be included if it was a Branded Starwood Lodging Facility.

B. Vistana may only enter into marketing arrangements with respect to the Licensed Business with third parties that are consistent with the brand positioning of the Licensed Business, are in compliance with the Standards and Policies, and for which Starwood provides its prior written consent.

C. Marketing Content.

(i) Starwood and Vistana shall work together in good faith to develop Marketing Content and templates thereof to support the Licensed Business (including sales of interests in Licensed Vacation Ownership Units and Licensed Unbranded Vacation Ownership Units) and to agree upon the manner and the mediums (e.g., print, website) in which such Marketing Content and templates can be used. Vistana shall submit Marketing Content to Starwood to review and approve in accordance with the terms of this Agreement and the Standards and Policies, including the marketing review processes. Starwood has provided approval of templates and other Marketing Content identified for use as of the Effective Date. Vistana shall not make any material modifications or changes to any Marketing Content approved by Starwood, without obtaining Starwood’s prior written approval. Vistana shall promptly make changes to its Marketing Content that does not comply with this Agreement or that Starwood believes does not comply with the Standards and Policies or Applicable Law. If Starwood subsequently withdraws its approval of any Marketing Content, Vistana shall promptly cease the use, distribution or dissemination of any such unapproved items. Notwithstanding anything in this Section 7.4 to the contrary, Starwood’s review and approval of any Marketing Content shall not constitute any judgment or determination by Starwood that such Marketing Content is in compliance with Applicable Law.

(ii) Vistana shall provide Starwood with representative samples of any advertising, marketing, promotional, or public relations materials and other Marketing Content associated with Vistana’s marketing initiatives and programs, as reasonably requested by Starwood.

(iii) Vistana shall not, without the prior written approval of Starwood, bid on or purchase placement rights for any keywords or adwords that incorporate any of the Licensed Marks, the Trademarks or anything similar to them or use any advertising method that creates or overlays links or banners on websites by using the Licensed Marks, the Trademarks or anything similar to them.

(iv) Starwood may obtain, and upon request, Vistana at its expense shall obtain and provide to Starwood, photographs, descriptive content, video, floor plans and other media relating to the Licensed Vacation Ownership Properties. All such materials used by Vistana or submitted to Starwood and its Affiliates must be complete and accurate and comply with Starwood’s specifications. Any Marketing Content developed by or on behalf of Vistana with respect to the Licensed Business or one or more Licensed Vacation Ownership Properties generally and provided to Starwood pursuant to this Section 7.4.C(iv) may be used by Starwood or any of its Affiliates on an unlimited basis for the benefit of any Starwood Lodging Facility or Residential Property of Starwood without compensation to Vistana.

D. Vistana shall promote at the Licensed Vacation Ownership Properties the use of all Starwood Lodging Facilities in accordance with the Standards and Policies. Vistana shall not: (i) divert any business from the Licensed Vacation Ownership Properties to any other facilities or products (except other Licensed Vacation Ownership Properties, through an approved Exchange Program, or facilities or products affiliated with Starwood); (ii) sell any condominium, residential, timeshare, interval ownership or other lodging product (other than the Licensed Vacation Ownership Interests and related incentives, exit programs or similar products) at the premises of any Licensed Vacation Ownership Property; (iii) promote, market or advertise, at or in connection with the Licensed Vacation Ownership Properties, any business unrelated to the marketing and sale of products designed and intended for leisure and vacation use; provided, however, that the promotion, marketing or advertisement of Hotels, Vacation Ownership Interests and Residential Properties other than Starwood Lodging Facilities, the Licensed Business, approved Exchange Programs, and Starwood’s Residential Properties, shall be prohibited; or (iv) use any Guest Data or Starwood Confidential Information in promoting, advertising or marketing any Hotel, condominium, residential timeshare, interval ownership or other lodging product (except related to the Licensed Business to the extent permitted hereunder).

7.5	Purchasing.

A. Equipment and Supplies. Vistana at its expense shall (i) buy, lease, install, use, maintain, update, repair and replace any Equipment and Supplies designated in the Standards and Policies to be used as part of the Applicable System and (ii) maintain service contracts necessary or advisable to keep all such Equipment and Supplies working properly.

B. Approved Suppliers. Subject to Section 7.5C, Starwood may require Vistana to buy any Equipment and Supplies or services used as part of the Applicable System solely from Approved Suppliers. In designating an Approved Supplier, Starwood will consider if the prices and terms of the products or services available from such supplier are competitive with those of similar items of equal quality available on an arm’s length basis to similar companies in the hotel industry from other reputable and qualified unrelated third-party suppliers. These may be grouped in reasonable categories rather than being compared item by item. Starwood or its Affiliates may offer products and services for sale to Vistana and other Persons and Starwood may designate Starwood or its Affiliates as an Approved Supplier or sole Approved Supplier for any Equipment and Supplies and/or services. If any supplier ceases to be an Approved Supplier, Vistana may not reorder from such supplier after receiving notice of such change. Starwood will determine the number of Approved Suppliers (if any) for any product or service, which could be only one. Notwithstanding anything to the contrary in this Agreement, Starwood and its Affiliates may (i) receive payments, fees, rebates, commissions or reimbursements from suppliers (including Approved Suppliers) and other third parties in respect of any products and services purchased by the Licensed Vacation Ownership Properties, (ii) own or have investments in such suppliers and third parties and (iii) derive a financial benefit from the Licensed Vacation Ownership Properties’ purchases of such products and services.

C. Vistana’s Right to Choose Alternative Suppliers. If Vistana wishes to buy any Equipment and Supplies or services used as part of the Applicable System (i) from a supplier who is not an Approved Supplier for the relevant item or (ii) for which no Approved Supplier has been designated, Vistana shall first provide Starwood with (a) all information that Starwood may request to assess such supplier’s ability to meet the relevant Standards and Policies, its quality controls, its capacity to supply Vistana’s needs promptly and reliably and its insurance protecting Starwood and its Affiliates from any relevant claims and (b) upon Starwood’s request, a reasonable quantity (as determined by Starwood) of samples of the applicable Equipment and Supplies. Starwood may charge Vistana or the supplier for the costs of Starwood’s evaluation. Starwood may approve or disapprove any proposed supplier, may approve a supplier conditionally and may revoke any approval. Vistana may not buy any Equipment and Supplies or services used as part of the Applicable System from a supplier disapproved by Starwood.

D. Purchasing Programs. Starwood may from time to time make available to Vistana programs through which one or more Licensed Vacation Ownership Properties may purchase goods or services under terms negotiated by Starwood. Vistana’s participation in any such purchasing program is optional and, subject to the rest of this Section 7.5, Vistana may choose to have the relevant Licensed Vacation Ownership Property(ies) participate in all, some or none of the purchasing programs made available to it, subject to their terms. Starwood may (i) change the structure, scope, delivery, fees, costs and terms of any such purchasing program, including adding or discontinuing all or any part of a purchasing program or the goods or services provided under such program, and (ii) charge a fee for participation in the purchasing program. Starwood may accept marketing, promotional or sponsorship funds from manufacturers or suppliers, including in respect of purchases made through such a purchasing program.

7.6	Inspections; Starwood Personnel Visits; Employee Rates.

A. Inspections. Starwood and its representatives may enter the Licensed Vacation Ownership Properties (including all facilities) at any time without notice to inspect the Licensed Vacation Ownership Properties and their operations to verify that Vistana is complying with the terms of this Agreement and the Standards and Policies. Vistana shall provide such assistance as may be requested by Starwood’s inspectors to facilitate such inspections and immediately take all actions necessary to correct any deficiencies found during any inspection. If Vistana requires more than one (1) quality assurance inspection in any twelve (12) months because of Vistana’s failure to comply with the Standards and Policies or to obtain an acceptable inspection score, Vistana shall reimburse Starwood for the reasonable costs of such additional inspections. Starwood may disclose the results of quality assurance inspections to other Starwood Lodging Facilities and Residential Properties. Starwood shall have no duty or obligation to conduct ongoing inspections of the Licensed Vacation Ownership Properties or other facilities utilized by Vistana in the Licensed Business.

B. Starwood Personnel Visits. All personnel of Starwood and its Affiliates, their representatives and third parties who travel to the Licensed Vacation Ownership Properties, as necessary to perform design review, training, inspections, assistance or other services for the Licensed Vacation Ownership Properties shall be permitted subject to availability to stay at the relevant Licensed Vacation Ownership Property and use its facilities (including food and beverage consumption) without charge and Vistana shall reimburse all Reimbursable Expenses incurred for such visits.

C. Employee Rates. All personnel of Starwood or its Affiliates or Starwood Lodging Facilities or Residential Properties may stay at the Licensed Vacation Ownership Property for other business or non-business purposes at reduced rates in accordance with the Standards and Policies.

7.7	Delegation of Certain Functions.

A. Delegation to Affiliates. Vistana may delegate any function of the Licensed Business (including management and non-management functions, and sales and marketing functions) to any Affiliate of Vistana without Starwood’s prior written consent. If Vistana’s Affiliate requires use of the Licensed Marks pursuant to any such delegation, Vistana and its Affiliate shall enter into a sublicense agreement in the form attached hereto as Exhibit C, under which such Affiliate will be required to use the Licensed Marks in accordance with the sublicense agreement and the terms and conditions of this Agreement, and such Affiliate will agree to be bound by the same responsibilities, limitations, and duties of Vistana under this Agreement with respect to such use.

B. Property-Level Delegation to Third Parties. Vistana may delegate to any unrelated third party, any property-level, non-management functions of any Licensed Vacation Ownership Property, such as housekeeping, security, printing services and recreational activities, that do not involve the sales or marketing of Licensed Vacation Ownership Interests or Licensed Unbranded Vacation Ownership Interests, without Starwood’s prior written consent; provided that (i) the delegated functions are conducted in accordance with the Standards and Policies and this Agreement; (ii) the delegated functions are covered by insurance policies that satisfy the applicable requirements of Section 17; (iii) any such third party to which such function has been delegated and that will have access to any Starwood Confidential Information agrees to keep such Starwood Confidential Information confidential in accordance with this Agreement, (iv) such delegate is not, and does not have an Affiliate that is, a Prohibited Person or Lodging Competitor; and (v) if such delegate requires use of the Licensed Marks pursuant to any such delegation, Vistana and such delegate enter into a sublicense agreement in form and substance reasonably acceptable to Starwood.

C. Delegation of Other Functions to Third Parties. Other than to an Affiliate in accordance with Section 7.7A above and except to the extent set forth in Section 7.7B above, Vistana may not delegate any other functions of the Licensed Business, including without limitation, Owner services, or sales or marketing activities, without the prior written consent of Starwood.

D. Vistana Obligations Upon Delegation. No delegation under this Section 7.7 shall result in a novation of any of Vistana’s obligations under this Agreement, and Vistana shall remain liable to Starwood for any breaches of this Agreement or other acts or omissions of its delegates. Vistana shall provide Starwood with a fully-executed copy of each sublicense agreement or undertaking entered into in connection with such delegation under this Section 7.7 promptly following its execution and will notify Starwood in writing upon the termination or expiration of any sublicense agreement or undertaking. Except to the extent required by Applicable Law, Vistana shall not amend or otherwise modify any such sublicense agreement or undertaking without Starwood’s prior written approval. For the avoidance of doubt, Vistana shall not, without Starwood’s prior consent (which Starwood may withhold in its sole discretion), delegate any functions to an unrelated third party that is, or has an Affiliate that is, a Prohibited Person or Lodging Competitor.

7.8	Quality Assurance System.

A. Starwood Quality Assurance System. Vistana acknowledges and agrees that, as of the Effective Date, Starwood administers a quality assurance system to monitor satisfaction with respect to the guest experience at Licensed Vacation Ownership Properties (“Guest Satisfaction”), and that Starwood may, from time to time during the Term (and any Tail Period) update its quality assurance system, including by implementing new or modified systems to (i) monitor satisfaction with respect to the customer experience regarding sales of Licensed Vacation Ownership Interests (“Customer Satisfaction”) and the Owner experience regarding services provided to Owners by or on behalf of the Licensed Business (“Owner Satisfaction”), and (ii) to ensure that each Licensed Vacation Ownership Property is operated in compliance with the Standards and Policies. During the Term (and any Tail Period) Vistana shall, at its cost, accept and comply with any quality assurance system reasonably implemented by Starwood from time to time and notified to Vistana, as contemplated by this Section 7.8A.

B. Vistana Quality Assurance System. In the event that Vistana wishes to implement its own quality assurance system with respect to any aspect of the Licensed Business, Vistana shall provide Starwood with details of such proposed system for Starwood’s prior review and written consent. Provided a quality assurance system is approved by Starwood pursuant to this Section 7.8B, such system may be implemented by Vistana, at Vistana’s cost; provided, however, that the implementation of such system shall not in any way limit Vistana’s obligation to accept and comply with Starwood’s quality assurance system under Section 7.8A. Vistana shall provide Starwood with the results of any quality assurance system it implements, with such results to be provided on a periodic basis but not less than once every three (3) months. In the event of any conflict between Starwood’s quality assurance system under Section 7.8A and a quality assurance system approved and implemented by Vistana under this Section 7.8B (including to the extent such systems would result in overlapping contact with guests, customers or Owners) Vistana shall comply with Starwood’s quality assurance system rather than the other system, to the extent of the conflict.

C. Audit. In addition to Starwood’s rights of inspection under Section 7.6A, Starwood has the right to periodically audit any quality assurance system implemented by Vistana in order to confirm the proper implementation of such system and reliability of the process and the results therefrom. Any such audits shall be at Starwood’s expense, unless such audit reveals (i) a material deficiency in the quality assurance system (other than a Starwood administered system) that adversely affects the reliability of the system or results or the accuracy of measuring satisfaction, (ii) a material deficiency in compliance with Standards and Policies, or (iii) a failure to achieve the Minimum Satisfaction Score for Customer Satisfaction, Owner Satisfaction or Guest Satisfaction (each of clause (i), (ii) and (iii), a “Deficiency”), in which case the costs of such audit shall be borne by Vistana.

D. Remedy of Deficiencies. If Starwood determines that there is a Deficiency, Starwood will notify Vistana of the Deficiency and the parties will work together to identify potential resolutions for, and agree on the measures that Vistana will take to resolve, such Deficiency.

(i) If the Deficiency is pursuant to clause (i) of the definition of Deficiency and is not resolved within one hundred and fifty (150) days following Starwood’s notice of such Deficiency (or such longer period as the parties may otherwise have agreed in writing), Starwood has the right to require that Vistana implement a new or modified quality assurance system, in which event, Vistana will (a) provide Starwood with all quality assurance system material that is not included in the documentation to which Starwood has been provided access, and (b) be required to pay the fees and charges applicable to such system. If Vistana fails to promptly implement such new or modified quality assurance system in all material respects or to comply with its obligations under clauses (a) and (b) above, Starwood may issue a notice of breach to Vistana, and Vistana shall, within ninety (90) days from the date of such notice of breach, implement such new or modified quality assurance system and comply with its obligations under clauses (a) and (b) above.

(ii) If the Deficiency is pursuant to clause (ii) or (iii) of the definition of Deficiency, and (a) the parties fail to agree on a process to resolve the Deficiency within seventy-five (75) days following Starwood’s notice of such Deficiency, or (b) the parties agree on a process to resolve the Deficiency and Vistana fails to diligently carry out the agreed upon process in all material respects to resolve the Deficiency, or otherwise fails to improve the performance of the relevant Licensed Vacation Ownership Property in accordance with such agreed upon process, then, in any such case, Starwood may issue a notice of breach to Vistana, and Vistana shall within ninety (90) days from the date of such notice of breach resolve the Deficiency.

7.9	Licensed Vacation Ownership Properties Controlled by Non-Controlled Property Owners’ Association.

A. If any Licensed Vacation Ownership Property that is controlled by a Non-Controlled Property Owners’ Association fails to develop, operate, maintain, or renovate the Licensed Vacation Ownership Property in compliance with the Standards and Policies or fails to implement the Applicable System, whether by failure to provide adequate funds to comply therewith or otherwise, Vistana shall:

(i) promptly provide the Non-Controlled Property Owners’ Association with notice of the failure and request that the Non-Controlled Property Owners’ Association cure the failure within the shorter of (a) the applicable cure periods set forth in Sections 7.8D, 19.1B, 19.2B and 19.6, as applicable or (b) the applicable cure periods set forth in the agreements governing such Licensed Vacation Ownership Property (or any longer period required by Applicable Law); provided, however, that if the failure is not capable of being cured within the applicable period, Vistana shall have the right to extend such period for such additional period as is reasonable under the circumstances if a cure is being diligently pursued, however, in no event will such additional period be more than twelve (12) months; and

(ii) until such time as the non-compliance or failure is cured, provide Starwood with such information as Starwood may reasonably request with respect to the non-compliance or failure and remediation efforts relating thereto, and provide Starwood with the opportunity to participate in all communications with the Non-Controlled Property Owners’ Association concerning such non-compliance or failure and remediation efforts; and

(iii) if the Non-Controlled Property Owners’ Association does not cure such non-compliance or failure within the applicable cure period, Vistana shall promptly issue default notices to the Non-Controlled Property Owners’ Association and, solely at Starwood’s request, promptly take such actions as are required to Deflag the Licensed Vacation Ownership Property in accordance with the agreements governing such Licensed Vacation Ownership Property or as otherwise required by Applicable Law. If the Non-Controlled Property Owners’ Association cures such non-compliance or failure prior to Deflagging in accordance with any cure rights provided in the agreements governing such Licensed Vacation Ownership Property or Applicable Law, Vistana will have the right to cease Deflagging the Licensed Vacation Ownership Property and maintain the Licensed Vacation Ownership Property as part of the Licensed Business.

B. If any Licensed Vacation Ownership Property that is controlled by a Non-Controlled Property Owners’ Association is not managed at any time during the Term (or any Tail Period) by Vistana or its Affiliates, then, at Starwood’s election in its sole discretion, Vistana shall (i) promptly take such actions as are required to Deflag the Licensed Vacation Ownership Property in accordance with the agreements governing such Licensed Vacation Ownership Property or as otherwise required by Applicable Law or this Agreement, or (ii) use commercially reasonable efforts to enter into a sublicense agreement, in form and substance reasonably acceptable to Starwood, with such Non-Controlled Property Owners’ Association or a third party operator of the relevant Licensed Vacation Ownership Property approved by Starwood, for the use of the Licensed Marks and the Applicable System in connection with the management of the Licensed Vacation Ownership Property within thirty (30) days of written notice being delivered to Vistana by Starwood. If the Non-Controlled Property Owners’ Association (or third party operator, as applicable) and Vistana do not enter into such a sublicense agreement within thirty (30) days of written notice being delivered to Vistana by Starwood, Vistana, upon the written request of Starwood, shall promptly take such actions as are required to Deflag the Licensed Vacation Ownership Property in accordance with the agreements governing such Licensed Vacation Ownership Property or as otherwise required by Applicable Law or this Agreement.

7.10	Vistana Initial Business Plan.

For five (5) years following the Effective Date, Vistana will, and will cause its subsidiaries to, undertake to execute on the Vistana business plan dated as of [ ● ] delivered to Starwood prior to the Effective Date; provided that such execution is subject to (i) the availability of third party financing on reasonable terms, (ii) with respect to any individual property identified therein, the return on investment with respect to such property not being materially adversely different than contemplated by such business plan, and (iii) the absence of legal or regulatory impediments to building or converting the properties set forth therein (provided that Vistana undertakes to reasonably resolve any such legal or regulatory impediments in a timely manner). In addition, Vistana may modify such business plan to substitute alternate development or other projects that are expected to generate Variable Sales Royalties similar to the business plan. The parties acknowledge that the business plan is an estimate of the future performance of the Licensed Business and the actual performance may vary from the business plan. Accordingly, Vistana shall not be deemed in default of its obligations due to a failure to achieve the estimates in the business plan.

8.	RESTRICTIONS AND LIMITATIONS ON CONDUCT OF LICENSED BUSINESS

8.1	Offers and Sales of Vacation Ownership Interests.

A. Vistana must comply with the Standards and Policies and Applicable Law in connection with the offer and sale of Licensed Vacation Ownership Interests. Without limiting the foregoing, Vistana shall be required to (i) comply with appropriate and commercially reasonable procedures and processes established by, or acceptable to, Starwood to prevent Vistana from doing business with prospective customers, Owners, purchasers or other persons in contravention of Applicable Law; (ii) comply in all material respects with applicable existing and future condominium, association and trust agreements, CC&Rs, zoning and land use restrictions, and property management agreements; (iii) comply with Permitted Territorial Restrictions; (iv) comply in all material respects with Starwood’s applicable customer and data privacy and security standards and protocols that Starwood uses in the conduct of its business as such standards and protocols apply to the Licensed Business, and (v) use commercially reasonable efforts to ensure that all brokers, salespersons, marketers and solicitors (a) conduct themselves in a professional manner at all times, (b) conform to and abide by Applicable Law, (c) maintain such licenses as may be required by Applicable Law, and (d) comply with the applicable Standards and Policies.

B. Offering Documents.

(i) To the extent that Vistana proposes to distribute or disseminate (including filing with any Governmental Authority) any (a) new Offering Document (except where such new Offering Document does not differ in any material respect from an Offering Document in use as of the Effective Date (or subsequently approved by Starwood) for the Licensed Vacation Ownership Property to which the new Offering Document also relates), or (b) materially modified version of any Offering Document used by Vistana as of the Effective Date (or subsequently approved by Starwood), then in each case, Vistana shall notify Starwood of such proposal and provide Starwood with a copy of such new or modified Offering Document for Starwood’s review and approval of such Offering Document or changes thereto (on the basis set forth in clause (ii) below) prior to Vistana’s distribution and dissemination thereof. Starwood shall provide its approval or proposed corrective action with respect to any of the items described in clause (ii) below, if any, within thirty (30) days of receipt of any such Offering Document from Vistana (and, if required by Starwood, the review process shall be repeated once such corrective action has been taken). In addition, Starwood may, from time to time, request that Vistana provide Starwood with copies of Vistana’s Offering Documents, and Vistana shall within ten (10) days of Starwood’s request, provide such Offering Documents. Subject to clause (ii) below, Starwood has approved the forms of the Offering Documents approved for use as of the Effective Date.

(ii) In the event that Starwood determines that any Offering Document (including any Offering Document previously approved by Starwood) (a) does not properly reflect the relationship between Starwood and Vistana and Vistana’s right to use the Licensed Marks or the rights to associate with or offer Brand Loyalty Programs, (b) is not in compliance with the requirements of this Agreement, or (c) is not in compliance with the Standards and Policies (including with respect to use of the Licensed Marks), Starwood may provide notice to Vistana to this effect (along with Starwood’s proposed corrective action, if any) and Vistana shall not use the Offering Document (or permit the Offering Document to be used) until the Offering Document has been revised and approved by Starwood; provided, however, that to the extent permitted by Applicable Law, Vistana may continue to use the existing Offering Documents until the revised Offering Documents are approved by Starwood and applicable Governmental Authorities.

(iii) Vistana understands and agrees that any review of the Offering Documents conducted by Starwood shall be solely for the above-referenced purposes and not for the benefit of any other Person, and that Starwood’s review and approval shall not be deemed an approval of the legal sufficiency, marketability or other effects or characteristics thereof; provided, however, that Starwood may withhold its approval if it notices any legal deficiency in the course of its review.

(iv) Vistana shall, in providing draft and final copies of Offering Documents to Starwood, deliver the same in a searchable electronic format reasonably acceptable to Starwood (including English translations if the originals are not in English). The electronic draft versions shall be in an unprotected softcopy format that allows edits and comments to be made directly on the same copy (such as, as of the Effective Date, unprotected “Microsoft Word” files).

C. Vistana shall, as part of the sales process, provide disclosure to each prospective purchaser in the form attached as Exhibit F, subject to modifications required by any Governmental Authority for the subject jurisdiction or that are necessary to properly describe the subject Licensed Vacation Ownership Property, and have each purchaser acknowledge receipt of such disclosure in writing, which, among other things, discloses to prospective purchasers that (i) the Licensed Business is owned and managed by Vistana; and (ii) neither Starwood nor any of its Affiliates is the developer, seller or operator of the Licensed Vacation Ownership Interests; and (iii) the relevant Licensed Mark(s) are used by Vistana pursuant to a license, and that if such license is revoked, terminated, or expires, Vistana will no longer have the right to use the Licensed Marks in connection with the Licensed Business or the relevant Licensed Vacation Ownership Property; and (iv) the relevant Brand Loyalty Program(s) are offered or accessed by Vistana pursuant to a written agreement with Starwood or its Affiliates, and that if such agreement is terminated or expires, Vistana will no longer have the right to offer or access such Brand Loyalty Program(s) in connection with the Licensed Business or the relevant Licensed Vacation Ownership Property. Vistana shall be permitted to incorporate such disclosure with other disclosures Vistana makes to prospective purchasers. Vistana will communicate the license arrangement to existing Owners of the Existing Properties in a form (e.g., newsletter, press release, etc.) and with content mutually acceptable to Starwood and Vistana, promptly after the Effective Date, but in no event more than thirty (30) days after the Effective Date.

D. Logoed Merchandise.

(i) Vistana will be permitted to use the Licensed Marks on logoed collateral merchandise, such as golf shirts, other apparel and promotional items (collectively, “Logoed Merchandise”), that is provided solely to promote the Licensed Vacation Ownership Properties and sold solely through gift or retail shops located at Licensed Vacation Ownership Properties or Sales Galleries, in accordance with the Standards and Policies. The overall level of quality and manner of sales of such Logoed Merchandise must also be in accordance with the Standards and Policies. For the avoidance of doubt, Logoed Merchandise shall only include items that are typically sold in gift shops (e.g. pencils, mugs, caps, golf shirts, etc.), and shall expressly exclude linens, beds, bedding and other furnishings and Soft Goods and Case Goods.

(ii) Vistana acknowledges and agrees that (a) Starwood has not applied for and does not maintain registrations for the Licensed Marks covering some or all of the Logoed Merchandise in any jurisdiction and has no obligation to apply for or maintain such registrations in the future; (b) Starwood makes no representations or warranties regarding Vistana’s ability to use the Licensed Marks on Logoed Merchandise in any jurisdiction or that Vistana’s use of the Licensed Marks on Logoed Merchandise in any jurisdiction will not infringe, dilute or otherwise violate the trademark or other rights of any third party; (c) Vistana’s use of the Licensed Marks on Logoed Merchandise will be at Vistana’s sole risk and without recourse against Starwood or its Affiliates; (d) Vistana will not knowingly engage in any act or omission that may diminish, impair or damage the goodwill, name or reputation of Starwood or its Affiliates or the Licensed Marks, including without limitation by utilizing any facility that manufactures or assembles Logoed Merchandise in violation of the laws of the country in which such facility is located or in a manner that fails to comply with the International Labor Organization’s Minimum Age Convention No. 138 and the Worst Forms of Child Labour Convention No. 182 (“Illegal Facilities”); (e) Vistana will comply, at its sole expense, with Applicable Law in connection with the manufacture, sale, marketing, and promotion of the Logoed Merchandise in the countries where such activities take place, including without limitation any prohibitions against Illegal Facilities; (f) at Starwood’s request, Vistana will promptly provide to Starwood representative samples of then-current Logoed Merchandise and any associated packaging and displays; (g) at Starwood’s request, Vistana will promptly make any changes to its Logoed Merchandise or its uses of the Licensed Marks on Logoed Merchandise that do not comply with this Section 8.1D, or that Starwood believes, in its sole discretion, (and so notifies Vistana) do not comply with the Standards and Policies; (h) Vistana will use the Licensed Marks on Logoed Merchandise in accordance with the then-current Standards and Policies; and (i) Vistana shall promptly cease use, distribution, promotion, marketing and sale of Logoed Merchandise bearing the Licensed Marks in any jurisdiction where Starwood requests such use to cease as a result of a claim or challenge raised by a third party or if Starwood in its sole discretion believes such use diminishes, impairs or damages the goodwill, name or reputation of Starwood or its Affiliates or the Licensed Marks.

8.2	Transient Rentals of Vacation Ownership Units.

A. Subject to Section 9.3, Vistana shall have the right, acting reasonably and in good faith, to engage in the transient rental of inventory of Licensed Vacation Ownership Units and Licensed Unbranded Vacation Ownership Units that: (i) are held for development and sale and owned by Vistana, its Affiliates or a Property Owners’ Association; (ii) are controlled by Vistana or its Affiliates as a result of Owner participation in programmatic elements of Licensed Vacation Ownership Interests and Licensed Unbranded Vacation Ownership Interests (e.g., exchange, banking, borrowing, Brand Loyalty Program trade, and similar programs); or (iii) are controlled by Vistana or its Affiliates or a Property Owners’ Association as a result of Owner default (e.g., maintenance fee defaults or financing defaults) pending foreclosure or cure in the ordinary course of business; in each case provided that (a) such transient rental would not violate any then-existing Permitted Territorial Restriction, and (b) Vistana does not list, promote, rent or sell any Licensed Vacation Ownership Unit or Licensed Unbranded Vacation Ownership Unit inventory for transient rental that is controlled or owned by Vistana or its Affiliates through any distribution channels of a Business Competitor; provided, however, that, for the purposes hereof, any distribution channels included within Starwood’s channel standards or otherwise approved by Starwood (including as set forth in Section 8.4 and as otherwise used by Vistana prior to the Effective Date) shall not be deemed distribution channels of a Business Competitor for the purposes of this Section 8.2A.

B. With respect to New Properties, Starwood will evaluate the territorial or other contractual or legal restrictions applicable to Starwood or any of its Affiliates in connection with the Property Approval Request process for New Properties described in Section 5.2. If Starwood determines that any transient rental activity would violate any then-existing Permitted Territorial Restriction, then Starwood shall so notify Vistana, and Vistana shall not be permitted to engage in such transient rental activity to the extent such transient rental activity would violate such Permitted Territorial Restriction and for so long as such restriction remains in effect.

C. If any transient rental activity of Licensed Vacation Ownership Units or Licensed Unbranded Vacation Ownership Units is materially greater than the transient activity (i) projected by Vistana as of the Effective Date with respect to any Licensed Vacation Ownership Properties under development as of the Effective Date, (ii) subsequently approved pursuant to Section 5.2, or (iii) occurring prior to the Effective Date, as applicable, in any such case as a result of:

(a) a material change in Vistana’s sales and marketing activities at the relevant Licensed Vacation Ownership Property such that a significant number of Licensed Vacation Ownership Units or Licensed Unbranded Vacation Ownership Units which were intended or proposed to be promoted for sale are, instead, held and used for transient rental purposes on a sustained basis, or

(b) any action by Vistana intended to materially alter how Licensed Vacation Ownership Units or Licensed Unbranded Vacation Ownership Units at such Licensed Vacation Ownership Property are used by the respective Owners so as to induce a substantial increase in inventory for transient rental on a sustained basis, such that it has become so prevalent that such Licensed Vacation Ownership Property’s operations are more consistent with a Hotel than a Vacation Ownership Property (in either case, “Prevalent Transient Rental Activity”), then Starwood shall so notify Vistana of such Prevalent Transient Rental Activity, and Vistana and Starwood shall meet within thirty (30) days of Starwood’s notice to discuss the nature of the concern and agree in good faith what, if any, corrective action should be taken to reduce the Prevalent Transient Rental Activity. If the parties cannot agree upon any corrective action within thirty (30) days after such meeting, or the agreed upon corrective action does not resolve such Prevalent Transient Rental Activity within the time period agreed by Starwood and Vistana, then, (x) upon written agreement between the parties, the fees payable by Vistana under this Agreement shall be adjusted to compensate Starwood for the Prevalent Transient Rental Activity, or (y) upon Starwood’s written notice, Vistana shall, at its expense, promptly take such actions as Starwood reasonably requires, which may include (1) reducing the Prevalent Transient Rental Activity at the relevant Licensed Vacation Ownership Property; provided that no such action would reasonably have an adverse effect on (A) Vistana’s ability to utilize the Licensed Vacation Ownership Units or Licensed Unbranded Vacation Ownership Units for preview stays for marketing purposes or (B) an Owner’s ability to occupy as a result of its interests therein, or to exchange through an approved Exchange Program its rights to use, the Licensed Vacation Ownership Units or Licensed Unbranded Vacation Ownership Units or (2) Deflagging the relevant Licensed Vacation Ownership Property pursuant to Section 20.1.

8.3	No Affiliation with Other Brands/Businesses.

A. Without Starwood’s prior written consent, which may be withheld in Starwood’s sole discretion, neither Vistana, whether itself or through an Affiliate, nor any permitted sublicensee of Vistana, shall affiliate or use the Starwood Intellectual Property in conjunction, or association, with any other company, brand, trademark, product, service, or business other than the Licensed Business, or use the Starwood Intellectual Property in a way that could reasonably be interpreted as endorsing, or suggesting affiliation with, any other company, brand, mark, product, service or business (other than marketing alliances and exchange affiliations of Vistana and its Affiliates in effect prior to the Effective Date and other marketing alliances, exchange affiliations and similar arrangements permitted under this Agreement), including by utilizing the same words, terms, designs or other elements or nomenclature in the operation and marketing of the Licensed Business and such other company, brand, mark, product, service or business.

B. Nothing in this Agreement is intended to prevent Vistana or its Affiliates from creating, developing, operating, licensing, or managing its own brand or system for Vacation Ownership Properties or Vacation Ownership Interests or for any other businesses; provided that Vistana does not use the Starwood Intellectual Property, the Applicable System, or the Starwood Confidential Information in connection with any business other than the Licensed Business, and Starwood and Vistana have agreed on a separation plan and other appropriate measures to (i) distinguish and separate the Licensed Business from Vistana’s other businesses, and (ii) protect against misuse of Starwood Confidential Information and against inappropriate sharing or discussion of pricing and other sensitive information.

C. Subject to the foregoing provisions of this Section 8.3, and Section 13.2A(vi)(b), Vistana may engage in a Vacation Ownership Business under or in connection with brands other than the Licensed Marks; provided that no Licensed Vacation Ownership Properties may be operated by Vistana or its Affiliates under another brand unless: (i) such Licensed Vacation Ownership Property is removed from the Applicable System (a) at Starwood’s request by Vistana in good faith for failure of a Non-Controlled Property Owners’ Association to comply with the management agreement (whether by failure to provide adequate funds to maintain the Standards and Policies or otherwise), or (b) if Vistana makes a commercially reasonable determination (and Starwood agrees with such determination) that such Licensed Vacation Ownership Property no longer adequately represents the then-current Licensed Vacation Ownership Property brand positioning; or (ii) Starwood terminates Vistana’s right to operate such Licensed Vacation Ownership Property in accordance with this Agreement. Without limiting Vistana’s obligations under Section 20.1, Licensed Vacation Ownership Property is removed from the Applicable System for purposes of this Section 8.3C when no customer-facing sales assets or facilities that contain or display any of the Starwood Intellectual Property are used by Vistana at or for such Licensed Vacation Ownership Property and no Starwood Intellectual Property is used to promote, market or sell any other product or service at or for the Licensed Vacation Ownership Property.

8.4	Exchange Programs.

A. Vistana shall not create or operate any Exchange Programs (“Vistana Exchange Programs”) or participate in any third party Exchange Programs involving Licensed Vacation Ownership Interests or Licensed Vacation Ownership Properties during the Term (or any Tail Period), or make any other products or services available to Owners in connection with the Licensed Business (other than those products or services expressly permitted pursuant to this Agreement), except in each case with Starwood’s prior written consent. As of the Effective Date, [Starwood]1 Vacation Network, [Starwood]2 Residence Network, Vistana Vacation Club,

[1]	NTD: To be renamed prior to closing to remove the name Starwood.
[2]	NTD: To be renamed prior to closing to remove the name Starwood

[Starwood]3 Pacific Vacation Club, and [Starwood]4 West Vacation Club are the only approved Vistana Exchange Programs, and Interval International Exchange Program is the only other approved Exchange Program. Vistana shall continue to operate each such Vistana Exchange Program and continue to participate in each such Exchange Program in the same manner as the operation thereof and participation therein immediately prior to the Effective Date. Vistana shall obtain Starwood’s written consent prior to modifying any feature of any such Vistana Exchange Program (including the addition or removal of any Vacation Ownership Properties participating therein or any change in the rights or obligations of Owners in connection with any such Vistana Exchange Program). If any feature of an Exchange Program that Vistana participates in as of the Effective Date should change during the Term (or any Tail Period), Vistana shall be required to obtain Starwood’s consent to Vistana’s ongoing participation in such Exchange Program; provided that Starwood’s consent shall not be required for any changes to the Interval International Exchange Program, so long as (i) the Interval International Exchange Program remains a general Exchange Program in which other Vacation Ownership Business operators participate and such changes are adopted generally across the system; and (ii) such changes would not cause (a) the Interval International Exchange Program to become a Distribution Platform that is competitive with Starwood’s Lodging Business, or (b) Vistana to be in violation of Section 10 of the SPG Affiliation Agreement. For the avoidance of doubt, Starwood does not waive any claims related to misuses of the Licensed Marks in connection with any Exchange Program first arising after the Effective Date.

B. With respect to any Vistana Exchange Program proposed after the Effective Date, Vistana shall provide Starwood with reasonably detailed specifications regarding such Vistana Exchange Program (including how such Vistana Exchange Program will be operated, the rights and obligations of Owners in connection with such Vistana Exchange Program, and the specific defined criteria for determining whether a Vacation Ownership Property may be included in such Vistana Exchange Program) (“Exchange Program Specifications”).

C. Vistana shall operate each Vistana Exchange Program approved by Starwood in accordance with the applicable Exchange Program Specifications approved by Starwood, and shall obtain Starwood’s written consent prior to modifying any Exchange Program Specifications. Vistana may include any additional Vacation Ownership Property in any Vistana Exchange Program; provided that the inclusion of such Vacation Ownership Property complies with the criteria for the addition of Vacation Ownership Properties in the Vistana Exchange Program set forth in the applicable Exchange Program Specifications. The Vistana Exchange Programs shall not include any properties other than Licensed Vacation Ownership Properties and Licensed Unbranded Properties.

D. Vistana shall not facilitate the exchange by Owners of any Licensed Vacation Ownership Interests or Licensed Unbranded Vacation Ownership Interests of their right to use and occupy a Licensed Vacation Ownership Unit or Licensed Unbranded Vacation

[3]	NTD: To be renamed prior to closing to remove the name Starwood
[4]	NTD: To be renamed prior to closing to remove the name Starwood

Ownership Unit for stays (or other benefits) at Hotels other than those operated or franchised by Starwood or its Affiliates, except through Exchange Programs approved by Starwood pursuant to this Section 8.4.

8.5	Licensed Clubs.

A. Vistana shall not create or operate any Licensed Club during the Term (or any Tail Period), or add any Licensed Vacation Ownership Properties to any Licensed Club, except in each case with Starwood’s prior written consent. As of the Effective Date, the only Licensed Club approved by Starwood is “Sheraton Flex.” Vistana shall continue to operate such Licensed Club in the same manner as the operation thereof immediately prior to the Effective Date. Vistana shall obtain Starwood’s written consent prior to modifying any material feature of the “Sheraton Flex” Licensed Club (including the addition or removal of any Licensed Vacation Ownership Properties to or from such Licensed Club or any material change in the rights or obligations of Owners in connection with such Licensed Club). For the avoidance of doubt, Starwood does not waive any claims related to misuses of the Licensed Marks in connection with any Licensed Club first arising after the Effective Date.

B. With respect to any Licensed Club proposed to be created or operated by Vistana after the Effective Date, Vistana shall provide Starwood with reasonably detailed specifications regarding such Licensed Club (including how such Licensed Club will be operated, the rights and obligations of Owners in connection with such Licensed Club, and the specific defined criteria for determining whether a Licensed Vacation Ownership Property may be included in such Licensed Club) (“Licensed Club Specifications”).

C. Vistana shall operate each Licensed Club approved by Starwood in accordance with the applicable Licensed Club Specifications approved by Starwood, and shall obtain Starwood’s written consent prior to modifying in any material respect Licensed Club Specifications. Only Licensed Vacation Ownership Properties may be included in a Licensed Club, and, unless and until Deflagged, all such Licensed Vacation Ownership Properties will be included in a Licensed Club, unless otherwise agreed to by Starwood in writing, or required by Starwood in the event a particular Licensed Vacation Ownership Property does not comply with the Licensed Club Specifications, subject to the provisions of Section 20.1 of this Agreement.

D. For the avoidance of doubt, Vistana’s rights to use the “Sheraton Flex” Licensed Mark for the “Sheraton Flex” Licensed Club are further set forth in Section 13.2A(v).

8.6	Changes in Programs, Services or Benefits.

Prior to making any change that Vistana reasonably believes, acting in good faith, would be a significant systemic change required in the Licensed Business, Vistana shall have the right to seek prior written confirmation from Starwood, on a confidential basis, that any such change will not result in a breach of this Agreement. In the event of a dispute regarding whether any such change will result in a breach of this Agreement (whether or not Vistana sought prior confirmation from Starwood with respect to such change), the dispute will be referred for Expert resolution pursuant to Section 22.6. This Section 8.6 is without limitation to Vistana’s obligations to obtain Starwood consent pursuant to Sections 7.4B, 8.3, 8.4 and 8.5, or as expressly required elsewhere in this Agreement.

9.	TECHNOLOGY

9.1	Technology Installation and Modification.

A. Vistana will, as a cost of the Licensed Business, arrange for the purchase or lease, installation, maintenance, and use at the Licensed Vacation Ownership Properties of all Technology that Starwood reasonably requires in order to access the Starwood Technology or to receive the Centralized Services and the other services provided by Starwood and its Affiliates under the other Transaction Documents in accordance with the Standards and Policies and specifications provided by or on behalf of Starwood. Vistana may not use Starwood Technology for anything not specifically related to the Licensed Vacation Ownership Properties and the Licensed Business. Other Technology Vistana chooses to use in connection with the Licensed Business, shall comply, to the extent applicable, with the Standards and Policies.

B. Vistana acknowledges that such Technology described in Section 9.1A will be modified, enhanced, replaced, or become obsolete, and that new Technology may be created to meet the needs of the Applicable System and the continual changes in technology.

C. Any Technology requirements under this Section 9.1 shall be consistent with the requirements applicable to substantially all of the Branded Starwood Lodging Facilities or a category thereof in which the relevant Licensed Vacation Ownership Property would be included if it was a Branded Starwood Lodging Facility.

9.2	Restrictions on Use of Starwood Technology.

Vistana’s use of any Starwood Technology shall be on a non-exclusive basis in accordance with this Agreement, the Standards and Policies and the terms of any other agreements between Starwood and Vistana or their respective Affiliates. Except where such restrictions are prohibited by Applicable Law, Vistana shall not, and shall not permit any other Person to (i) misuse, copy, modify, translate, disassemble, reverse engineer, decompile, create a derivative work based on, or merge with any other programs, any Starwood Technology, (ii) use any software provided by or on behalf of Starwood on any hardware other than the hardware required or approved by Starwood or (iii) use or retain any Starwood Technology for any purpose other than operating the Licensed Business in strict compliance with Standards and Policies.

9.3	Reservation System.

A. Starwood will make the Reservation System available to Vistana in connection with the Licensed Business, including for reservations relating to Owner usage, preview stays for marketing purposes, transient rental usage, and other usages of Licensed Vacation Ownership Units and Licensed Unbranded Vacation Ownership Units. Vistana shall load into the Reservation System all information specified in Standards and Policies or otherwise requested by Starwood, including a description of the Licensed Vacation Ownership Properties, rate categories, rates, charges, taxes, types of accommodations, services, conditions and availability, and shall update such information from time to time so as to ensure its accuracy, completeness and compliance with Standards and Policies at all times. All Licensed Vacation Ownership Units and Licensed Unbranded Vacation Ownership Units inventory made available by Vistana for transient rental (but not Owner usage or preview stays for marketing purposes) stays of thirty (30) days or less must be listed in the Reservation System, but such inventory shall not be included in Business Competitor’s distribution channels; provided that, for the purposes hereof, any distribution channels included within Starwood’s channel standards or otherwise approved by Starwood (including as set forth in Section 8.4 and as otherwise used by Vistana prior to the Effective Date) shall not be deemed Business Competitor’s distribution channels for the purposes of this Section 9.3A.

B. Vistana will comply with all Standards and Policies applicable to the Licensed Business related to participation in the Reservation System, including, without limitation, the prohibitions on the inclusion of transient rental inventory other than inventory in Starwood Lodging Facilities or in Licensed Vacation Ownership Properties in elements of the Reservation System visible by customers, travel agents, and other members of the public. For purposes of the foregoing, Starwood and Vistana acknowledge that the seasonal nature of the Licensed Business and Owner use patterns (including increased Owner use in high demand seasons) and leisure-based use patterns (including higher weekend occupancy and lower weekday occupancy) create transient rental inventory availability patterns that may differ from those for Starwood Lodging Facilities. As such, certain Standards and Policies relating to participation in the Reservation System may not be suitable for the Licensed Business.

C. Vistana shall honor all reservations and bookings for services received through the Reservation System on the terms specified to the guest at the time the reservation was made. Neither Starwood, nor any of its Affiliates (i) has made or will make any representation, warranty or guarantee to Vistana or any of its Affiliates, users of the Reservation System or any other Person as to the accuracy, quality, timeliness or completeness of information in the Reservation System or the fulfillment of any reservation made, or (ii) has any obligation to monitor, review, verify, correct or edit any information in the Reservation System. Vistana (and not Starwood or any of its Affiliates) shall be directly responsible to Owners and guests for all information in the Reservation System, all reservations and bookings offered or made through the Reservation System and performing the services displayed in the Reservation System for the Licensed Vacation Ownership Properties.

9.4	Network Security.

Vistana at its expense shall take all actions required by Starwood or any of its Affiliates (including as set out in Standards and Policies) to protect the integrity, confidentiality and security of the Starwood Technology (including networks made available by Starwood or any of its Affiliates to Vistana) and to protect the security of the data (including Guest Data), Starwood Confidential Information and other content stored on or communicated via such systems and networks, including by inserting firewalls and other security devices between such networks and other networks or interfaces or systems of Starwood or any of its Affiliates. Starwood may make such inspections or tests as Starwood deems necessary or advisable to verify compliance with these requirements. Vistana shall not cause or permit any attempt to breach the security of any networks, software or systems of Starwood or any of its Affiliates, or the disabling, avoidance or circumvention of any access control or security device, process or procedure established or required by Starwood or any of its Affiliates (including, for the avoidance of doubt, by undertaking any penetration testing or vulnerability assessments without Starwood’s prior written consent). Vistana shall notify Starwood immediately if it becomes aware of (i) any breach of confidentiality or security of the Starwood Technology and/or the data (including Guest Data) on Vistana’s network, or (ii) any attempt to breach the security of any networks, software or systems of Starwood or any of its Affiliates, or the disabling, avoidance or circumvention of any access control or security device, process or procedure established or required by Starwood or any of its Affiliates.

10.	OTHER STARWOOD SERVICES

Starwood shall review and consider in good faith Vistana requests for additions or modifications to the marketing services to be provided by Starwood and its Affiliates under the Transaction Agreements. The terms and conditions of any agreed upon additional or modified services shall be set forth in a separate agreement executed by both parties or their respective Affiliates.

11.	GOVERNANCE

A. Whenever a party has a right or discretion to grant or withhold any consent or approval, or to act or permit any action to be taken, or otherwise determine or require an action or result, then, except where expressly stated in this Agreement, such party shall make its decision or exercise its right or discretion on the basis of its reasonable business judgment, not to be unreasonably delayed. With respect to Starwood, Starwood may consider what is in the best interests of the System or the Licensed Marks at such time and may act with the intention to benefit the System and Starwood’s business; provided that Starwood does not act with the intention to benefit individual Starwood Lodging Facilities or other facilities. In granting any consent, approval or authorization, and in providing any advice, assistance, recommendation or direction, Starwood does not guarantee success or a satisfactory result. In the event a party has sought the other party’s consent, approval or authorization pursuant to this Agreement, and has not received a timely response to such request, the party seeking the consent, approval or authorization shall notify the other party’s Contact Person and such matter shall be addressed pursuant to the governance procedures set forth in this Section 11.

B. Each of Starwood and Vistana acknowledges and agrees that the other party has notified it in writing of an Individual within its organization at the vice president level or above (“Contact Person”) who will serve as the key contact person for such other party. Each party’s Contact Person shall function as the primary point of contact for the other party in connection with routine inquiries, discussion of all business matters of importance to the parties and the resolution of disputes. Although neither party will be obligated to communicate with the other party exclusively through the other party’s Contact Person, each such Contact Person will have the authority to communicate on behalf of their organization. Each party shall be entitled to replace its Contact Person by giving notice to the other party in accordance with Section 24.1.

C. The Contact Persons shall meet face-to-face quarterly during the term of the Transition Services Agreement, and thereafter (including during any Tail Period) at least annually not later than July 15 of each calendar year, to discuss, among other matters, the parties’ compliance with the terms of this Agreement, quality assurance protocols and results, development issues, sales and marketing matters, any proposed changes to Vistana’s budget cycle, any issues relating to the cooperative relationship of the parties, and any significant systemic program or system changes proposed by Vistana or Starwood. Either party may request additional meetings if desired, and the other party shall reasonably consider such request.

D. In the event that the Contact Persons cannot resolve any dispute, claim or controversy arising out of this Agreement within fifteen (15) Business Days, the parties shall refer the dispute to their senior business executives to negotiate in good faith in an effort to resolve the dispute without prejudice to either party’s rights under Section 22.4. In the event the senior business executives are unable to resolve the dispute within fifteen (15) Business Days, either party may then submit the dispute to mediation in accordance with Section 22.4.

12.	MAINTENANCE AND REPAIRS

12.1	Implementation of Maintenance and Repairs.

Without limitation to Starwood’s rights pursuant to Sections 19.1A(iii) and 19.6C, Vistana shall maintain each Licensed Vacation Ownership Property in good working order and condition and in compliance with Standards and Policies and Applicable Law. Vistana shall as expeditiously as possible perform all work necessary to remedy (i) any problems with the design or construction of any Licensed Vacation Ownership Property or other defects and (ii) any hazardous substance or other environmental problem or other health or safety hazards.

12.2	Funding of Maintenance and Repairs.

Vistana and its Affiliates shall approve and fund the cost of all maintenance and repairs, refurbishments, and other renovations at the Licensed Vacation Ownership Properties. Any Material Changes or Expansions will be carried out in accordance with the process set forth in Section 5.4 of this Agreement. For the avoidance of doubt, routine maintenance and repairs that are conducted in the ordinary course of business shall not be subject to the process set forth in Section 5.4 of this Agreement.

12.3	Capital Expenditure Plans.

A. With respect to each Existing Property, Vistana shall enforce and implement, in all material respects, the capital expenditure plans for such Existing Property in existence as of the Effective Date in the form and substance delivered to Starwood prior to the Effective Date.

B. With respect to each New Property, each Property Approval Request submitted by Vistana shall include a capital expenditure plan for such New Property, and Vistana shall enforce and implement, in all material respects, such capital expenditure plan in the form approved by Starwood pursuant to Section 5.2.

C. From time to time during the Term (and any Tail Period) upon Starwood’s request, Vistana shall provide to Starwood for review such information as Starwood reasonably requires to confirm Vistana’s implementation of the capital expenditure plans in accordance with this Section 12.3.

12.4	Non-Routine Maintenance and Repairs.

Vistana shall carry out all maintenance and repairs, refurbishments, and other renovations in compliance with the Standards and Policies and Applicable Law. To the extent any maintenance and repairs, refurbishments, or other renovations (that are not Material Changes or Expansions) would involve Significant Capital Expenditure or are otherwise not routine in nature, Vistana shall carry out such maintenance and repairs, refurbishments, and other renovations in the manner set forth in Exhibit E.

12.5	Maintenance and Repairs by Property Owners’ Associations.

A. For the purposes of the foregoing provisions of this Section 12, where Vistana has an obligation to take any action relating to a Licensed Vacation Ownership Property that is controlled by a Non-Controlled Property Owners’ Association, such obligation shall be limited to Vistana taking commercially reasonable efforts to cause such Non-Controlled Property Owners’ Association to take the relevant action, (where “commercially reasonable efforts” includes Vistana, its Affiliate or permitted sublicensee, in its role as manager, within a reasonable period of time and/or in reasonable phases:

(i) using reasonable efforts to propose annual budgets and/or other motions to the applicable Non-Controlled Property Owners’ Association that are adequate to permit such Non-Controlled Property Owners’ Association to comply with the Standards and Policies and the requirements of this Section 12;

(ii) using reasonable efforts to seek an Owner vote of the applicable Non-Controlled Property Owners’ Association (when Applicable Law or such Non-Controlled Property Owners’ Association governing documents require an Owner vote) to approve, as applicable, an increase in maintenance fees and/or special assessments or other motions that are adequate to permit such Non-Controlled Property Owners’ Association to comply with the Standards and Policies and the requirements of this Section 12, and then voting its voting interests, if any, in favor of such matters presented for an Owner vote;

(iii) using reasonable efforts to cause an Owner vote of the applicable Non-Controlled Property Owners’ Association to approve, as applicable, the increase in maintenance fees and/or special assessments or other motions (in accordance with Applicable Law and such Non-Controlled Property Owners’ Association governing documents) that are adequate to permit such Non-Controlled Property Owners’ Association to comply with the Standards and Policies and the requirements of this Section 12, and then voting its voting interests, if any, in favor of such matters presented for an Owner vote; and

(iv) upon Starwood’s request, providing Starwood with written evidence of the steps taken by Vistana to comply with its obligations under this Section 12, (including clauses (i) through (iii) above).)

B. With respect to any Licensed Vacation Ownership Property under the control of a Non-Controlled Property Owners’ Association, if the Non-Controlled Property Owners’ Association fails to comply with the Standards and Policies and the requirements of this Section 12 or Applicable Law, Vistana shall promptly seek to rectify such failure in accordance with Section 7.9, and shall have the rights and remedies set forth in Section 7.9. For the avoidance of doubt, any reference in this Section 12.5 to a Non-Controlled Property Owners’ Association’s compliance with the requirements of this Section 12 shall mean such Non-Controlled Property Owners’ Association’s compliance with Vistana’s obligations to take any action under Sections 12.1 through 12.4 above as if such Non-Controlled Property Owners’ Association and not Vistana was required to take such action.

C. For the avoidance of doubt, where Vistana has an obligation under this Section 12 to take any action relating to a Licensed Vacation Ownership Property that is controlled by a Controlled Property Owners’ Association, or for which no Property Owners’ Association exists, Vistana’s obligation shall remain absolute, subject to the provisions of the applicable condominium and vacation ownership plan documents (which such documents shall be made available to Starwood upon request); provided, however, that where the relevant actions are restricted by the provisions of such condominium or vacation ownership plan documents, Vistana’s obligations under this Section 12 shall instead be as if the relevant Licensed Vacation Ownership Property was controlled by a Non-Controlled Property Owners’ Association and governed by Section 12.5A and Section 12.5B.

13.	PROPRIETARY MARKS AND INTELLECTUAL PROPERTY RIGHTS

13.1	Starwood’s and Vistana’s Representations and Responsibility Regarding the Licensed Marks.

A. Starwood represents and warrants to Vistana that (i) the registrations and applications set forth in Exhibit G have been issued or filed, (ii) Starwood or one of its Affiliates owns such registrations and applications and (iii) Starwood and its Affiliates have taken reasonable steps to prosecute and maintain such registrations and applications. In the case of any pending applications, Vistana acknowledges that such applications are not officially registered as a trademark or service mark in the jurisdictions where the applications are pending, and may be subject to administrative proceedings. Starwood will take or will cause to be taken reasonable steps to prosecute and maintain the registrations and applications that are issued or filed for the Licensed Marks; provided that Starwood will not be required to maintain any particular registration or application for the Licensed Marks that Starwood determines cannot or should not be maintained, and Starwood will not be required to take action against any third party trademark, name or other identifier that Starwood determines cannot or should not be challenged.

B. Vistana acknowledges and agrees that: (i) neither Starwood nor its Affiliates own trademark registrations or applications for the Licensed Marks in every jurisdiction; (ii) some jurisdictions do not permit registration of service marks or do not have intellectual property registrars or laws in which Intellectual Property Rights may be protected or registered; (iii) some of the applications or registrations set forth in Exhibit G may be susceptible to or the subject of a cancellation action in whole or in part for non-use or abandonment now or in the future; and (iv) applications may be subject to opposition or similar administrative actions with third parties.

C. If Vistana has a commercially reasonable expectation that it will develop or operate a Vacation Ownership Property under the Licensed Marks in any particular jurisdiction, Vistana will provide prior written notice to Starwood of the Licensed Mark and the jurisdiction(s) in accordance with the process set forth in Section 5.2, and upon receipt of such notice(s) Starwood or its Affiliate will: (i) conduct the applicable due diligence, and (ii) if Starwood deems appropriate, file and prosecute new trademark or service mark application(s), at Starwood’s expense. Starwood shall have no obligation to file applications for or otherwise acquire any third party rights to perfect Starwood’s or its Affiliates’ rights to own or use the Licensed Marks in said jurisdiction. Starwood shall consult with Vistana upon learning of third-party rights that may conflict with Starwood’s ability to obtain a registration or Vistana’s ability to use a Licensed Mark in any jurisdiction; provided, however, that such consultation shall not, and is not intended to, modify the provision above that Starwood has no obligation to file or acquire such trademark rights and that Starwood may make such determination in its sole and final discretion. Vistana shall have no claim against Starwood or its Affiliates with respect to, and neither Starwood nor its Affiliates shall be liable for, any failure to obtain registration of the Licensed Marks in any jurisdiction, and Starwood is under no obligation to enforce its rights to the Licensed Marks in any jurisdiction. Vistana shall have no right to use, sublicense, or otherwise permit or consent to the use of, any of the Licensed Marks for any purpose in any jurisdiction for which Starwood notifies Vistana that such use is restricted. Notwithstanding the foregoing provisions of this Section 13.1C, and without limitation to Vistana’s obligation to obtain Starwood’s consent under Section 5.2, Vistana acknowledges and agrees that Starwood shall not be required to perform any due diligence with respect to Vistana’s actual or proposed use of any Licensed Mark in connection with a Property Approval Request for a New Property in the jurisdictions of either Mexico or the United States of America (inclusive of the US Virgin Islands and Puerto Rico for so long as they remain territories of the United States of America) for so long as Vistana has valid and continuing use of the relevant Licensed Mark in the applicable jurisdiction in connection with the operation of Vacation Ownership Properties.

13.2	Vistana’s Use of Applicable System and Starwood Intellectual Property; Agreements Regarding Starwood’s Intellectual Property Rights.

A. With respect to Vistana’s use of the Applicable System and Starwood Intellectual Property under this Agreement:

(i) Vistana will use the Applicable System and Starwood Intellectual Property only as and in the form and manner expressly authorized by Starwood. Any use of Starwood Intellectual Property by or on behalf of Vistana in a manner not authorized by Starwood shall constitute infringement, dilution, misuse, unfair competition or a similar violation of Starwood’s rights;

(ii) Vistana will use the Licensed Marks as set forth in the Standards and Policies;

(iii) Vistana will not use the Licensed Marks for the operation of Exchange Programs, Clubs or any Ancillary Amenities or any other business, good, or service except to the extent expressly permitted in this Agreement;

(iv) Vistana will use the Licensed Marks only in compliance with Applicable Law;

(v) Vistana may use the “Sheraton Flex” Licensed Mark for the “Sheraton Flex” Licensed Club in existence as of the date of this Agreement (including the operation, marketing, sales and promotion of such Club, and any uses of the “Sheraton Flex” Licensed Mark in existence as of the date of this Agreement in connection with such Club), for so long as such Club is comprised entirely of “Sheraton”-branded Licensed Vacation Ownership Properties (other than the Licensed Unbranded Properties included in the “Sheraton Flex” Licensed Club as of the Effective Date), operated pursuant to the terms of this Agreement.

(vi) (a) Vistana will identify itself as a licensee of Starwood and the owner and/or operator of the Licensed Business and each Licensed Vacation Ownership Property as allowed or required by Starwood under the Standards and Policies.

(b) For the avoidance of doubt, Vistana shall have no right to use any of the Licensed Marks or any of the names or marks “Sheraton,” “Westin,” “St. Regis” or “Luxury Collection” as (or as a part of) Vistana’s or its Affiliates’ corporate names, except with Starwood’s prior written consent, which may be withheld in its sole discretion. If Vistana or its Affiliates use any Licensed Marks or any other Proprietary Marks or any variation thereof in violation of this Section 13.2A(vi), then, in addition to any damages that Starwood or its Affiliates may be entitled to hereunder or under Applicable Law, Starwood will have the right to require Vistana or its Affiliates, as applicable, to pay royalties with respect to Vistana’s or its Affiliates’ use of such Proprietary Mark or variation thereof.

(vii) Vistana does not have any right to and will not Transfer, sublicense or allow any Person to use any of the Starwood Intellectual Property, except as expressly permitted in this Agreement;

(viii) Vistana will not use the Starwood Intellectual Property or the Applicable System to incur any obligation or indebtedness;

(ix) Vistana, directly or indirectly, will not claim rights to or apply for registration of any Proprietary Mark, any variation thereof, or any other mark determined by Starwood to be similar to, or that includes in whole or a portion thereof, any Proprietary Mark in any jurisdiction throughout the world;

(x) If Vistana or any of its Affiliates registers or has registered or directly or indirectly controls any social media handles or domain name that is determined by Starwood to be similar to the social media handles or domain names owned by Starwood or its Affiliates as described in Section 13.2B(i) below or that incorporate any of the Proprietary Marks (or any variation thereof), Vistana or its Affiliates, as applicable, must unconditionally and immediately assign such social media handles and domain names to Starwood or one of its Affiliates;

(xi) Vistana will obtain Starwood’s written approval of, and will comply with Starwood’s instructions in filing and maintaining, any required business, trade, fictitious, assumed, or similar name registrations containing the Licensed Marks. Vistana will also execute any documents and take such other action as deemed necessary by Starwood or its counsel to protect and enforce the Starwood Intellectual Property or maintain Starwood’s or its Affiliate’s ownership and/or the validity and enforceability of Starwood Intellectual Property; and

(xii) If any litigation or other demand or action involving the Starwood Intellectual Property is instituted or threatened against Vistana or any notice of such infringement is received by Vistana, or if Vistana becomes actually aware of any infringement or other violation of the Starwood Intellectual Property by Vistana or a third party, Vistana will promptly notify Starwood in writing and will cooperate fully with Starwood, at Starwood’s sole expense, and comply with Starwood’s instructions in connection with Starwood’s defense, prosecution or settlement of such litigation, notice, infringement or violation, including signing any necessary documents to perfect Starwood’s rights to the Intellectual Property. Starwood shall have sole responsibility for enforcing the Starwood Intellectual Property in its sole discretion (including the right to and right not to take action) at its cost, and is entitled to all settlements, damages, costs, attorneys’ fees or other amounts received from such enforcement efforts.

B. Vistana agrees that:

(i) Starwood and/or its Affiliates are the owners or licensees of all right, title, and interest in and to the Applicable System (other than Technology provided by or licensed by third parties), other Starwood Intellectual Property and the Proprietary Marks, and the goodwill connected with the use of and symbolized by all of the foregoing, and the domain names and social media handles owned by Starwood or any of its Affiliates;

(ii) The Proprietary Marks are valid and serve to identify the System and those who hold rights to operate under the System;

(iii) The Proprietary Marks are subject to replacement, addition, deletion, and other modification by Starwood (or the Affiliate that owns the Proprietary Marks) in its sole discretion. In such event,

(a) Starwood may require Vistana to discontinue or modify Vistana’s use of any of the Licensed Marks or to use one or more additional or substitute or modified marks; provided, however, that Starwood shall not amend, modify, delete, or change the words “Sheraton,” “Westin,” “St. Regis” or “Luxury Collection” in any of the Licensed Marks described in clauses (i) through (iv) of the definition of “Licensed Marks” as used in connection with the Licensed Business (other than the appearance, including the color, font, stylization, script, or format of the words “Sheraton,” “Westin,” “St. Regis” or “Luxury Collection” used as part of such Licensed Marks) without Vistana’s prior written consent; and

(b) Starwood may require that Vistana bear the costs related to such replacement, addition, deletion, or other modification in respect of the Licensed Business; provided, however, that Starwood shall treat Vistana in the same way that Starwood treats franchisees or licensees of Starwood Lodging Facilities with respect to such costs, or the economic equivalent thereof;

(iv) During the Term and thereafter, Vistana will not directly or indirectly (a) attack, contest or otherwise challenge the validity, ownership, or right of Starwood or its Affiliates to use the Starwood Intellectual Property, or the right of Starwood to grant to Vistana the use of any part of the Applicable System (other than Technology provided by or licensed by third parties) in accordance with this Agreement; (b) take any action or refrain from taking any action that could impair, jeopardize, violate, or infringe any Starwood Intellectual Property; (c) claim adversely to Starwood or its Affiliates any right, title, or interest in and to the Starwood Intellectual Property or apply for any rights or interests in any aspect of the Starwood Intellectual Property or anything similar thereto in any jurisdiction; (d) assert any interest in all or any part of the Starwood Intellectual Property by virtue of a constructive trust; (e) infringe, dilute, tarnish, steal or otherwise misuse, harm or bring into dispute any Starwood Intellectual Property; or (f) make any demand, or serve any notice orally or in writing, on a third party or institute any legal action against a third party, or negotiate, litigate, compromise or settle any controversy with a third party in relation to any claim, suit or demand, involving the Starwood Intellectual Property without first obtaining Starwood’s consent, which consent may be withheld in Starwood’s sole discretion; provided, however, that nothing herein shall limit the provisions of Section 16.1B or Vistana’s enforcement of its rights under this Agreement;

(v) Vistana has no Ownership Interest in any aspect of the Applicable System or other Starwood Intellectual Property (including any modifications, improvements, derivatives or additions thereto proposed by or on behalf of Vistana or its Affiliates (for purposes hereof, collectively, “modifications”)), and Vistana’s use of the Applicable System and other Starwood Intellectual Property in connection with the operation of the Licensed Business and the Licensed Vacation Ownership Properties will not give Vistana any Ownership Interest therein. Vistana hereby irrevocably assigns (and will cause each of its employees or independent contractors who contributed to such modifications to irrevocably assign) to Starwood, in perpetuity throughout the world, all rights, title and interest (including the entire copyright and all renewals, reversions and extensions thereof) in and to all modifications to the Starwood Intellectual Property and other aspects of the Applicable System proposed or created by or on behalf of Vistana or its Affiliates. Vistana waives (and will cause each of its employees or independent contractors who contributed to such modifications to waive) all rights of “droit moral” or “moral rights of authors” or any similar rights that Vistana (or its employees or independent contractors) may now or hereafter have in such modifications, and Vistana disclaims any interest in such modifications by virtue of a constructive trust. Vistana shall execute (or cause to be executed) and deliver to Starwood any documents and do any acts that may be deemed necessary by Starwood to perfect or protect the title in the modifications herein conveyed, or intended to be conveyed now or in the future at Starwood’s expense; and

(vi) All goodwill arising from Vistana’s use of any aspect of the Applicable System (other than Technology provided by or licensed by third parties) and any other Starwood Intellectual Property will inure solely and exclusively to Starwood’s benefit, and upon expiration or termination of this Agreement, no monetary amount will be assigned as attributable to any goodwill associated with Vistana’s use of any aspect of the Applicable System or any other Starwood Intellectual Property.

C. The provisions of this Section 13.2 will survive the expiration or termination of this Agreement.

13.3	Vistana’s Use of Other Marks.

A. Vistana will not use in any manner the Licensed Marks or any aspect of the Applicable System in connection with, or close proximity with, any Other Mark(s) (including the Vistana Marks), without Starwood’s prior written approval, which approval may be withheld in Starwood’s sole discretion; provided that approval of the use of Licensed Marks (i) in connection with Vistana Marks solely to market and sell the Licensed Vacation Ownership Properties, including in promotional materials and Offering Documents approved in accordance with Section 7.4 and Section 8.1B, respectively, and (ii) in investor, business development and related non-consumer facing materials of Vistana and its Affiliates (such as investor reports, other investor presentations or materials and business development presentations) may not be unreasonably withheld or delayed and use in accordance with approved templates shall be permitted. The parties agree that this provision will not prohibit Vistana from using the names of the Licensed Vacation Ownership Properties in Vacation Ownership Property directories or other listings of Vacation Ownership Properties, to identify such Licensed Vacation Ownership Properties for informational purposes.

B. Vistana will not use any name or other Intellectual Property Rights (including the Vistana Intellectual Property) in connection with the Licensed Business or the Licensed Vacation Ownership Properties that may infringe upon, or tend to be confused with, dilute or otherwise violate a third party’s trade name, trademark, or other Intellectual Property Rights.

C. Except as otherwise expressly permitted by Sections 8.3 and 8.4, Vistana will not use or permit the use of any Other Mark (except for the Vistana Marks) in connection with the Licensed Business or the Licensed Vacation Ownership Properties or in any Marketing Content, advertising of, for, relating to or involving the Licensed Business or the Licensed Vacation Ownership Properties or its operation without Starwood’s prior approval, which approval may be withheld in Starwood’s sole discretion; provided, however, that nothing in this Section 13.3C is intended to prohibit Vistana or its Affiliates from utilizing Other Marks in connection with the operation of country clubs, spas, golf courses, food and beverage outlets, gift and sundry shops in the ordinary course of business at the Licensed Vacation Ownership Properties.

13.4	Use of Vistana Marks.

A. Vistana represents and warrants to Starwood that (i) the registrations and applications set forth in Exhibit H have been issued or filed, (ii) Vistana or one of its Affiliates owns such registrations and applications, (iii) Vistana and its Affiliates have taken and will take reasonable steps to prosecute and maintain such registrations and applications; and (iv) to the best of its actual knowledge: (a) Vistana has the right to consent to Starwood’s use of the Vistana Marks and (b) there are no claims, litigation or proceedings pending or threatened by any Person that would materially affect Starwood’s use of the Vistana Marks as contemplated by the terms of this Agreement. In the case of any pending applications, Starwood acknowledges that such applications are not officially registered as a trademark or service mark in the jurisdictions where the applications are pending, and may be subject to administrative proceedings. Vistana hereby consents to Starwood’s and its Affiliate’s use of the Vistana Marks in connection the Licensed Business and the Licensed Vacation Ownership Properties, in all existing forms of media and those forms invented in the future, and agrees that such consent shall remain in full force and effect until thirty (30) days following the termination of this Agreement for any reason, and all other uses otherwise agreed to in writing between Starwood and Vistana or their respective Affiliates as of the Effective Date. In addition, Starwood may use the Vistana Marks in investor, business development and related non-consumer facing materials of Starwood and its Affiliates (such as investor reports, other investor presentations or materials and business development presentations) with Vistana’s prior written approval, which approval may not be unreasonably withheld or delayed.

B. Starwood acknowledges and agrees that (i) it shall not acquire any right, title or interest in or to the Vistana Marks; (ii) all goodwill associated with the Vistana Marks generated by Starwood’s use shall inure solely to Vistana; and (iii) except as necessary in connection with a filing by Starwood under Section 13.4D, Starwood shall not assert that the Vistana Marks and the Licensed Marks when used together comprise a composite mark.

C. Vistana will use the Vistana Marks together with the Licensed Marks only as authorized under this Agreement in connection with the Licensed Business and the Licensed Vacation Ownership Properties and only in accordance with the Standards and Policies or as otherwise authorized in advance by Starwood in writing.

D. Vistana, directly or indirectly, will not file, seek or make any registration containing any of the Vistana Marks together with any Proprietary Marks. If such filing is required by Applicable Law, such registration shall be subject to the prior written approval of Starwood and shall be made solely by Starwood. Vistana shall withdraw, cancel or assign to Starwood, at Starwood’s option, any unauthorized application or registration upon the request of Starwood. At Vistana’s request upon the expiration or termination of this Agreement, Starwood shall withdraw or cancel any application or registration containing any Vistana Marks together with Licensed Marks.

E. Vistana acknowledges and agrees that (i) it shall not acquire any right, title or interest in or to the Licensed Marks as a result of the use of the Licensed Marks alone or together with the Vistana Marks or otherwise; (ii) all goodwill associated with the Licensed Marks generated by their use alone or together with the Vistana Marks shall inure solely to Starwood; and (iii) it shall not assert that the Licensed Marks and the Vistana Marks when used together comprise a composite mark.

F. Vistana hereby acknowledges and agrees that if at any time the use of the Vistana Marks in connection with the Licensed Business or any Licensed Vacation Ownership Property is challenged by a third party, Starwood may require that such use immediately cease or that the affected Vistana Marks be changed in a manner that resolves the challenge raised by the third party. Except as otherwise set forth in this Agreement, Vistana shall have sole responsibility for enforcing the Vistana Marks in its sole discretion (including the right to and right not to take action) at its cost, and is entitled to all settlements, damages, costs, attorneys’

fees or other amounts received from such enforcement efforts. To the extent any Vistana Mark is used in connection with any of the Licensed Marks, enforcement and defense of the Licensed Marks is governed by Section 13.2A(xii).

14.	CONFIDENTIAL INFORMATION; CUSTOMER INFORMATION

14.1	Starwood Confidential Information.

A. During the Term and thereafter, except with Starwood’s prior written consent (which consent may be withheld in Starwood’s sole discretion), Vistana shall (i) not copy, distribute or publish any Starwood Confidential Information in whole or in part, or otherwise transmit or make available to any “unauthorized” Person any Starwood Confidential Information or use the Starwood Confidential Information in any manner not expressly authorized by this Agreement; (ii) use its commercially reasonable efforts to maintain the confidentiality of all Starwood Confidential Information, and not disclose any Starwood Confidential Information, except to its employees or agents, in each case on a “need-to-know” basis as necessary to operate the Licensed Business and the Licensed Vacation Ownership Properties, and comply with Vistana’s obligations under the Transaction Agreements, and only if such employees or agents are apprised of the confidential nature of such information before it is divulged to them and they are bound by confidentiality obligations substantially similar to those listed above; (iii) not use Starwood Confidential Information in connection with any other Hotel, brand, business, product, service or activity anywhere in the world at any time and will establish sufficient information barriers to ensure this; (iv) use its commercially reasonable efforts to ensure that none of the recipients of Starwood Confidential Information takes any action which Vistana may not take under this Section 14.1 and (v) if any Starwood Confidential Information is used, copied, distributed, published or otherwise disseminated in breach of this Agreement, immediately destroy or recover such Starwood Confidential Information. Vistana will be liable to Starwood for any breaches of the confidentiality obligations in this Section 14.1 by its employees and agents. Vistana will maintain the Starwood Confidential Information in a safe and secure location, and will immediately report to Starwood the theft, loss, corruption or unauthorized access or disclosure of all or any part of the Starwood Confidential Information.

B. The restrictions in this Section 14.1 shall not apply to information (other than Guest Data) which is, or becomes, generally known in the hospitality industry or to the general public (other than through disclosure in breach of this Agreement), or to the extent such disclosure is required under Applicable Law, in which case Vistana shall provide Starwood with a reasonable opportunity to review and comment before any such disclosure.

C. Vistana agrees that the Starwood Confidential Information has commercial value and that Starwood and its Affiliates have taken commercially reasonable measures to maintain its confidentiality, and, as such, the Starwood Confidential Information is proprietary and a trade secret of Starwood and its Affiliates. Vistana further acknowledges that a violation of this Section 14.1 will cause irreparable injury to Starwood, for which monetary damages would not provide an adequate remedy.

14.2	Guest Data.

Vistana shall only use Guest Data (whether in sales, marketing or otherwise) in a manner which complies with the terms of this Agreement, contractual restrictions on Starwood and its Affiliates that have been communicated in writing to Vistana, all Applicable Law and the Standards and Policies, including with respect to the destruction of certain personal data about Individuals (including information that is stored on systems and databases containing Guest Data) upon expiration or termination of this Agreement and under certain other circumstances. Vistana shall not knowingly take any action that could reasonably jeopardize the ability of Starwood or any of its Affiliates to comply with, or make certifications under, Applicable Law, such contractual restrictions, and the Standards and Policies. To the extent required for Starwood and its Affiliates to meet its legal obligations, Vistana agrees to participate in Starwood data privacy programs and execute any required regulatory agreements. As between Starwood and Vistana, Guest Data shall remain at all times the property of Starwood and its Affiliates; provided that during the Term (and any Tail Period), Vistana may use Guest Data in accordance with this Section 14.2. Vistana’s use of Guest Data constitutes Vistana’s acceptance of the Standards and Policies governing such use, including Starwood’s information management, privacy, spamming and security policies. Vistana shall not create any copies of Guest Data other than Vistana Data without Starwood’s prior approval. Vistana shall notify Starwood immediately if it becomes aware of any breach of the Standards and Policies concerning information management, privacy, spamming or security policies, including, without limitation, those policies concerning Guest Data.

14.3	Vistana Data.

As between Starwood and Vistana, Vistana Data shall remain at all times the property of Vistana and its Affiliates and Vistana shall be responsible for obtaining all rights necessary to provide the Vistana Data to Starwood and its Affiliates for the uses contemplated herein and in the other Transaction Agreements. Starwood shall not enter into any contract that will restrict Vistana’s use of Vistana Data to market Licensed Vacation Ownership Interests or Licensed Unbranded Vacation Ownership Interests and approved Exchange Programs. Notwithstanding Vistana’s ownership of the Vistana Data, Vistana agrees that during the Term (and any Tail Period) it may only use the Vistana Data in connection with the Licensed Business.

14.4	Vistana Confidential Information.

A. During the Term and thereafter, except with Vistana’s prior written consent (which consent may be withheld in Vistana’s sole discretion), Starwood shall (i) not copy, distribute or publish any Vistana Confidential Information, in whole or in part, or otherwise transmit or make available to any “unauthorized” Person any Vistana Confidential Information or use the Vistana Confidential Information in any manner not expressly authorized by this Agreement or any other written agreement between Starwood and Vistana or their respective Affiliates; (ii) use its commercially reasonable efforts to maintain the confidentiality of all Vistana Confidential Information, and not disclose any Vistana Confidential Information, except to its employees or agents, in each case on a “need-to-know” basis in order to comply with its obligations with respect to the operation of the Licensed Business and the Licensed Vacation Ownership Properties and the Transaction Agreements, and only if such employees or agents are apprised of the confidential nature of such information before it is divulged to them and they are bound by confidentiality obligations substantially similar to those listed above; (iii)

not use Vistana Confidential Information in connection with any other Hotel, brand, business, product, service or activity anywhere in the world at any time and will establish sufficient information barriers to ensure this; (iv) use its commercially reasonable efforts to ensure that none of the recipients of Vistana Confidential Information takes any action that Starwood may not take under this Section 14.4; and (v) if any Vistana Confidential Information is used, copied, distributed, published or otherwise disseminated in breach of this Agreement, immediately destroy or recover such Vistana Confidential Information. Starwood will be liable to Vistana for any breaches of the confidentiality obligations in this Section 14.4 by its employees and agents. Starwood will maintain the Vistana Confidential Information in a safe and secure location, and will immediately report to Vistana the theft, loss, corruption or unauthorized access or disclosure of all or any part of the Vistana Confidential Information.

B. The restrictions in this Section 14.4 shall not apply to information (other than Vistana Data) which is, or becomes, generally known in the hospitality industry or to the general public (other than through disclosure in breach of this Agreement), or to the extent such disclosure is required under Applicable Law, in which case Starwood shall provide Vistana with a reasonable opportunity to review and comment before any such disclosure.

C. Starwood agrees that the Vistana Confidential Information has commercial value and that Vistana and its Affiliates have taken commercially reasonable measures to maintain its confidentiality, and, as such, the Vistana Confidential Information is proprietary and a trade secret of Vistana and its Affiliates. Starwood further acknowledges that a violation of this Section 14.4 will cause irreparable injury to Vistana, for which monetary damages would not provide an adequate remedy.

14.5	Common Data

For the purposes of this Agreement, including this Section 14, to the extent the same information about an Individual is independently collected in the ordinary course of business by Starwood and its Affiliates, on the one hand, and Vistana and its Affiliates, on the other hand, and use thereof is not otherwise restricted under any of the Transaction Documents, such information shall constitute “Common Data” hereunder and Starwood (and its Affiliates) and Vistana (and its Affiliates) shall be permitted to use such Common Data for each of their respective businesses in accordance with the terms of this Agreement and shall not be required to destroy any such Common Data upon expiration or termination of this Agreement.

14.6	Survival.

The rights and obligations of the parties under this Section 14 will survive termination or expiration of this Agreement.

15.	ACCOUNTING AND REPORTS

15.1	Books, Records, and Accounts.

Vistana, at its expense, will maintain and preserve for at least five (5) years (or, if longer, the period of time required by Applicable Law) complete and accurate books, records, and accounts, in accordance with United States GAAP, Applicable Law, the Standards and Policies

and the Applicable System, for the Licensed Business, including, without limitation, for each Licensed Vacation Ownership Property and Licensed Unbranded Property and each sale of an interest in Licensed Vacation Ownership Units and Licensed Unbranded Vacation Ownership Units as well as other reasonable information that is necessary for Starwood to determine whether Vistana is in compliance with this Agreement. Vistana’s obligation to preserve such books, records and accounts will survive the expiration or termination of this Agreement.

15.2	Reports.

A. Vistana shall, at its expense, submit to Starwood, within eight (8) Business Days after the end of each month during the Term (and any Tail Period), (i) a statement, in the form reasonably required by Starwood, containing specified sales information for such month with respect to the Licensed Business, including aggregate sales relating to Gross Sales Prices, and the Licensed Vacation Ownership Property count (showing the number of open and operating Licensed Vacation Ownership Properties and Licensed Unbranded Properties and the corresponding number of Licensed Vacation Ownership Interests and Licensed Unbranded Vacation Ownership Interests built and that have a certificate of occupancy) as of the end of each such month, (ii) such other information as is requested by Starwood, where such request is applicable to the Licensed Business and consistent with the information required to be provided by substantially all of the Branded Starwood Lodging Facilities or a category thereof in which the relevant Licensed Vacation Ownership Property to which such information relates would be included if it was a Branded Starwood Lodging Facility, and (iii) such other information as is reasonably required to be provided pursuant to the Standards and Policies.

B. All information provided to Starwood under this Section 15.2 may be used and published by Starwood in connection with the System. Any such publication shall be in a form whereby the Licensed Vacation Ownership Properties and Vistana are not specifically identified, except where (i) required under Applicable Law, or (ii) data is provided to a Person that collects, aggregates and publishes benchmarking data.

C. Upon Starwood’s request, Vistana will, at its expense, submit to Starwood, within ninety (90) days after receipt of such request but no more often than once every calendar year during the Term (and any Tail Period), information regarding the length of the terms, renewal rights, and expiration dates of Property Owners’ Association management agreements, which information is Vistana Confidential Information.

15.3	Starwood Examination and Audit of Vistana’s Records.

A. During the Term and any Tail Period, and for three (3) years thereafter, Starwood and its authorized representatives have the right, at any time (but not more than once per calendar year, unless an audit reveals an understatement of two percent (2%) or more in such year), upon reasonable notice to Vistana and at Starwood’s cost, to: (i) examine all books, records, accounts and data (including its computers and electronic storage media) of Vistana for the five (5) years preceding such examination to ensure that Vistana is complying with the terms of this Agreement (including with respect to the calculation of the Royalty Fees and other amounts payable under this Agreement where the calculation of such amount depends on information provided by Vistana), and to copy such information that is reasonably necessary for, and relevant to, such audit; and (ii) have an independent audit made of any of such books, records, accounts and data (including its computers and electronic storage media). Vistana will fully cooperate with, and provide such other assistance as may be reasonably requested related to, the audit. If an examination or audit reveals that Vistana has made underpayments to Starwood or any of its Affiliates, Vistana will promptly pay to Starwood or such Affiliate, upon demand, the amount underpaid, plus interest on the underpaid amount, which will accrue thereon at a rate per annum equal to the Interest Rate from the date such amount was due until paid. If Vistana, in good faith, disputes that there was an underpayment, the parties will review the books and records in a cooperative manner in an attempt to resolve any discrepancy.

B. If an examination or audit discloses an understatement of payments due to Starwood of two (2%) or more for the period being examined or audited, or if the examination or audit reveals that the accounting procedures are insufficient to determine the accuracy of the calculation of any payments due, Vistana will reimburse Starwood for all reasonable costs and expenses connected with the examination or audit (including reasonable accounting and lawyers’ fees). If the examination or audit establishes a pattern of underreporting, Starwood may require that the financial reports due under Section 15.2 be audited by an internationally recognized independent accounting firm consented to by Starwood. The foregoing remedies are in addition to any other remedies that Starwood may have under this Agreement. Starwood’s acceptance of the payment of any deficiency shall not waive its rights arising out of Vistana’s breach.

C. If an examination or audit discloses an overpayment to Starwood, this shall be credited against future payments due to Starwood without interest, or, if no future payments are due, Starwood shall promptly refund such amount without interest.

D. To the extent Vistana is required to have access to information that is in the sole possession of Starwood or its Affiliates for purposes of Vistana’s (and Parent’s) compliance obligations with respect to the Sarbanes-Oxley Act of 2002 (or any successor statute) or for purposes Parent’s reporting obligations as a publicly traded company, Starwood will cooperate in providing access to the necessary information that is within Starwood’s or its Affiliates’ control and that Starwood and its Affiliates are permitted to provide under Applicable Law.

16.	INDEMNIFICATION; LIMITATION ON LIABILITY

16.1	Indemnification.

A. Vistana shall defend, indemnify and hold harmless Starwood and its Affiliates, their officers, directors, agents and employees, and their respective successors and assigns for, from and against any and all losses, costs, liabilities, damages, claims, demands and expenses (including reasonable attorneys’ and expert fees and costs) of every kind and description with respect to claims arising out of, relating to or resulting from the following:

(i) the use of any Starwood Intellectual Property in violation of this Agreement (including unauthorized use of the Licensed Marks);

(ii) any violation of Applicable Law with respect to the Licensed Business;

(iii) a claim that Starwood or its Affiliates are developers, declarants, sponsors, or brokers of Licensed Vacation Ownership Units or Licensed Unbranded Vacation Ownership Units;

(iv) any design, development, renovation, upgrading, alteration, remodeling, repair or construction relating to the Licensed Vacation Ownership Properties (provided that in no event shall this provision impact Vistana’s rights and interest under any insurance policies as provided under other Transaction Agreements);

(v) claims related to services provided to Owners, any claim by any Owner relating to the interests in Vacation Ownership Units, any claim relating to any untrue statement or alleged untrue statement of a material fact contained in any Offering Documents, or any omission or alleged omission to state a material fact required to be stated in such Offering Documents or necessary to make the statements made therein not misleading;

(vi) the offer, sale, marketing or financing of interests in Licensed Vacation Ownership Units or Licensed Unbranded Vacation Ownership Units;

(vii) the development, sales and marketing activities occurring after the Effective Date, and the operation, management or servicing of the Licensed Vacation Ownership Properties or of any other business conducted by Vistana or its Affiliates on, related to, or in connection with the Licensed Vacation Ownership Properties or the Licensed Business;

(viii) the use of the Licensed Marks in connection with the offer and sale of interests in Licensed Vacation Ownership Units (a) in any jurisdiction not approved by Starwood in writing; or (b) in any jurisdiction approved by Starwood in writing where the Licensed Vacation Ownership Units are first operated or marketed three (3) years after said approval;

(ix) claims made by Owners or other customers of the Licensed Business as a result of the termination (other than wrongful termination by Starwood) or expiration of this Agreement, or any rights granted hereunder in accordance herewith;

(x) trademark infringement by third parties in relation to the Vistana Marks or for Starwood’s use of Vistana Marks that are licensed, or the use of which is consented to, hereunder by Vistana in accordance with the terms of this Agreement;

(xi) failure to pay Taxes payable by, levied or assessed against Vistana, its Affiliates, or any Property Owners’ Association by any Tax authority relating to the Licensed Business, the Licensed Vacation Ownership Properties, this Agreement, any other Transaction Agreements or in connection with operating the Licensed Vacation Ownership Properties or the Licensed Business;

(xii) Logoed Merchandise produced by or on behalf of Vistana and its Affiliates bearing the Licensed Marks, including, without limitation products liability and personal injury claims and claims for infringement, dilution or any other violation of Intellectual Property Rights or other rights;

(xiii) breach of the obligations with respect to Personally Identifiable Information or data security under this Agreement, and any and all costs and expenses related to notification of affected Individuals and procurement of credit protection services for such Individuals;

(xiv) the infringement of a third party’s Intellectual Property Rights in connection with the Licensed Business, other than with respect to use by Vistana and its Affiliates of Starwood Intellectual Property that is permitted hereunder in accordance with the terms of this Agreement;

(xv) any claim arising from the operation, ownership or use of the Licensed Business, the Licensed Vacation Ownership Properties or of any other business conducted on, related to, or in connection with the Licensed Vacation Ownership Properties (including any occurrence at any Licensed Vacation Ownership Property);

(xvi) failure to operate the Licensed Vacation Ownership Properties in compliance with the terms, conditions, restrictions and prohibitions in this Agreement relating to the operation of the Licensed Vacation Ownership Properties; and

(xvii) the gross negligence or willful misconduct of Vistana or its Affiliates or their respective officers, directors, agents, sublicensees or employees related to this Agreement or the Licensed Business.

B. Starwood shall indemnify, defend and hold harmless Vistana and its Affiliates, their officers, directors, agents and employees, and their respective successors and assigns, from and against any and all losses, costs, liabilities, damages, claims, demands and expenses (including reasonable attorneys’ and expert fees and costs) of every kind and description with respect to claims arising out of, relating to or resulting from the following:

(i) other than with respect to claims for which Vistana is required to indemnify Starwood under Section 16.1A(viii), all claims by a third party against Vistana for trademark infringement of the Licensed Marks, which result in Vistana’s rights to use the Licensed Marks pursuant to this Agreement being materially impaired; provided that this indemnification shall only apply if Vistana’s use of the applicable Licensed Mark is in material compliance with this Agreement;

(ii) if Vistana and its Affiliates are in compliance with the terms, conditions, restrictions and prohibitions in this Agreement (including Sections 5.2, 5.4, 5.8, 8.2 and 12), claims by owners, developers, operators, lessees, licensees, or franchisees of Starwood Lodging Facilities that the conduct of the Licensed Business violates Agreed Territorial Protections or Permitted Territorial Restrictions; and

(iii) the gross negligence or willful misconduct of Starwood or its Affiliates or their respective officers, directors, agents, sublicensees or employees related to this Agreement or the Licensed Business.

Notwithstanding the foregoing, Starwood shall have no liability for any claims arising out of or relating to:

(a) the unauthorized use of the Licensed Marks by Vistana or any of its Affiliates: (x) in any jurisdiction in which Vistana did not submit a Property Approval Request; or (y) in any jurisdiction in which Starwood rejected a proposed New Property in accordance with Section 5.2 or otherwise specifically identified in writing to Vistana that there is a risk of proceeding with the use of the relevant Licensed Marks;

(b) any uses of the Licensed Marks by Vistana or its Affiliates that are not covered by the trademark registrations for the Licensed Marks held by Starwood or its Affiliates; or

(c) Logoed Merchandise bearing the Licensed Marks, including, without limitation, products liability and personal injury claims and claims for infringement, dilution or any other violation of Intellectual Property Rights or other rights.

C. If either party receives notice of any action, suit, proceeding, claim, demand, inquiry or investigation for which it is entitled to an indemnity under Sections A or B, the party receiving notice shall promptly notify the other party.

D. Unless the parties otherwise agree, within thirty (30) days after an indemnifying party receives notice of a claim in accordance with Section 16.1C, the indemnifying party will defend the third-party claim (and, unless the indemnifying party has specified any reservations or exceptions, seek to settle or compromise), at its expense and with its counsel. The indemnitee may, at its expense, employ separate counsel and participate in (but not control) the defense, compromise or settlement of the third-party claim. However, the indemnifying party will pay the fees and expenses of the indemnitee’s counsel (i) for any period during which the indemnifying party has not assumed the defense of the claim (other than for any period in which the indemnitee did not notify the indemnifying party of the third-party claim as required by Section 16.1C); or (ii) if the engagement of counsel is as a result of a conflict of interest, as the indemnitee reasonably determines in good faith. Notwithstanding the above, (a) if Starwood determines that the matter at issue may have a material adverse effect on Starwood, the Licensed Marks, or Starwood’s Lodging Business, then Starwood, through counsel of its choice, may control the defense or response to any such action, and such undertaking by Starwood will not, in any manner or form, diminish Vistana’s obligations to Starwood hereunder, or (b) if the matter at issue principally relates to Vistana’s interest in the Licensed Business, Starwood shall allow Vistana, through counsel of its choice, to control the defense or response to any such action, and such undertaking by Vistana will not, in any manner or form, diminish Starwood’s obligations to Vistana hereunder; provided that, in either case, the non-controlling party and its counsel shall be permitted to participate in such action at its expense.

E. Under no circumstances will any indemnitee be required or obligated to seek recovery from third parties or otherwise mitigate its losses in order to maintain a claim for indemnification under this Agreement, and the failure to pursue such recovery or mitigate a loss will in no way reduce the amounts recoverable from the indemnifying party by the indemnitee.

F. The remedies provided in this Section 16.1 are cumulative and do not preclude assertion by any indemnitee of any other rights, or the seeking of any and all other remedies, against any indemnifying party.

G. (i) Notwithstanding anything to the contrary in Sections A or B, none of Starwood or its Affiliates or Vistana or its Affiliates will in any event have any liability to the other (including the obligation to indemnify the other party under this Section 16.1), or to any other Starwood indemnitee or Vistana indemnitee, as applicable, under this Agreement, for any claim to the extent it is determined pursuant to an award or decision that such damages or losses arose directly and solely from a material breach of this Agreement by the party seeking indemnification. For the avoidance of doubt, (a) a failure by Starwood to (x) inspect or note in any inspection a deficiency or noncompliance with Standards and Policies by Vistana or its Affiliate or (y) enforce compliance with any Standards and Policies by Vistana or its Affiliate, or (b) any approval by Starwood of conduct or actions of Vistana or its Affiliate shall, in either case, not be deemed a breach that would limit or otherwise affect Vistana’s obligation to indemnify Starwood.

(ii) Except as may expressly be set forth in this Agreement, none of Starwood or its Affiliates or Vistana or its Affiliates will in any event have any liability to the other (including the obligation to indemnify the other party under this Section 16.1), or to any other Starwood indemnitee or Vistana indemnitee, as applicable, under this Agreement (a) for claims where either party or their Affiliates or their respective officers, directors, employees or agents are found to be solely responsible by a final nonappealable award or decision for such damages or losses based upon such Person’s willful misconduct or gross negligence or (b) for any consequential, indirect, punitive, exemplary or statutory or treble damages (other than to the extent the indemnitee is liable for such damages under a court order issued in connection with a claim).

16.2	Limitations on Liability.

A. DISCLAIMER OF WARRANTIES. EXCEPT AS SPECIFICALLY SET OUT IN THIS AGREEMENT OR THE OTHER TRANSACTION AGREEMENTS, NEITHER PARTY NOR ANY OF ITS AFFILIATES OR REPRESENTATIVES HAS MADE ANY PROMISE, REPRESENTATION, WARRANTY OR GUARANTEE OF ANY KIND TO THE OTHER PARTY, WHETHER WRITTEN OR ORAL, OR EXPRESS, IMPLIED OR STATUTORY, INCLUDING (I) OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, WORKMANLIKE EFFORT, QUALITY, ACCURACY, TIMELINESS, COMPLETENESS, TITLE, QUIET ENJOYMENT, NO ENCUMBRANCES, NO LIENS OR SYSTEM INTEGRATION; (II) OF CONFORMANCE TO ANY DEMONSTRATION OR PROMISE; (III) ARISING THROUGH COURSE OF DEALING, COURSE OF PERFORMANCE OR USAGE OF TRADE; (IV) THAT ANY ACCESS OR USE (INCLUDING ACCESS TO AND USE OF THE APPLICABLE SYSTEM AND CENTRALIZED SERVICES) WILL BE UNINTERRUPTED, ERROR-FREE OR COMPLETELY SECURE, OR THAT ERRORS OR DEFECTS WILL BE CORRECTED; OR (V) THAT ANY GOODS OR SERVICES (INCLUDING THE APPLICABLE SYSTEM AND CENTRALIZED SERVICES) WILL MEET THE OTHER PARTY’S REQUIREMENTS.

B. Waiver of Liability. Subject to Section 16.1B, neither Starwood nor any of its Affiliates or representatives shall have any liability to Vistana or any other Person by reason of (i) any consent, approval, authorization, advice, assistance, recommendation or direction given or withheld by Starwood or its Affiliates or representatives or any delay or failure in doing so; (ii) defects in the design or construction of, or other capital improvements at, the Licensed Vacation Ownership Properties or installation of any building systems or FF&E; (iii) non-compliance with any fire safety, life safety, engineering or structural design standards; (iv) errors in any plans or specifications; or (v) the purchase, lease, installation, use, maintenance, update, repair, replacement or security of any Equipment and Supplies (including any design flaw, failure or malfunction), whether supplied through Starwood or its Affiliates or directly from a third-party vendor.

C. Limitation on Damages. Notwithstanding anything to the contrary in this Agreement, to the fullest extent permitted under Applicable Law, Starwood and Vistana each unconditionally and irrevocably waive and disclaim for itself and its Affiliates and representatives all rights to any consequential, indirect, punitive, exemplary or statutory or treble damages (other than Starwood’s rights and remedies relating to the Starwood Intellectual Property and Starwood Confidential Information and the Proprietary Marks and Vistana’s rights and remedies relating to the Vistana Intellectual Property and Vistana Confidential Information and the Vistana Marks). The rights and remedies in this Agreement will be adequate in all circumstances for any claims Starwood or Vistana might have with respect thereto. Vistana shall not be entitled to damages for any costs or expenses incurred in connection with rebranding the Licensed Vacation Ownership Properties.

16.3	Survival.

The parties’ obligations under this Section 16 will survive the termination or expiration of this Agreement.

17.	INSURANCE

17.1	Insurance Requirements of Vistana.

At all times during the Term (and any Tail Period), Vistana, at its (or the applicable Property Owners’ Associations’) expense, shall procure and maintain (or cause to be procured and maintained) for each Licensed Vacation Ownership Property and the Licensed Business, such insurance as required by (i) the terms of each condominium, association, and trust agreement applicable to such Licensed Vacation Ownership Property, and (ii) Applicable Law, and in any event no less than the following insurance coverage:

A. Property insurance coverage for each Licensed Vacation Ownership Property as required under any condominium, association, or trust agreement applicable to such property, except to the extent such insurance is procured by Starwood under any Starwood Management Agreement. In the event the applicable Licensed Vacation Ownership Property does not have a condominium, association, or trust agreement (or insurance requirements set forth in such agreements), the Licensed Vacation Ownership Property building(s) and contents shall be insured against loss or damage by fire, lightning, and all other risks covered by the usual all-risk policy form, all in an amount not less than the full replacement cost (as such term is customarily used in the insurance industry). The perils of earthquake, windstorm/cyclone, flood, terrorism and other catastrophic perils (as may be determined from time to time) shall be insured to limits (a) no less than one hundred percent (100%) of Probable Maximum Loss using a period of recurrence of two hundred and fifty (250) years, or (b) available on commercially reasonable terms. To the extent that a Probable Maximum Loss is not readily determinable for one (1) or more of these special perils, the parties shall agree to sublimit(s) using reasonable and customary insurance practices;

B. Business Interruption insurance covering loss of profits and necessary continuing expenses, including Royalty Fees due to Starwood and its Affiliates under the Agreement, for interruption caused by any occurrence covered by property insurance in Section 17.1A and providing coverage for the actual loss sustained;

C. (i) Workers’ Compensation insurance or equivalent as required by statute or custom, in statutory amounts on all employees of each Licensed Vacation Ownership Property and the Licensed Business and (ii) Employer’s Liability insurance in amounts not less than one million dollars ($1,000,000) per accident/disease, except Starwood shall insure any employees who are directly employed by Starwood or one of its Affiliates;

D. Commercial General / Public Liability insurance for any losses arising from each Licensed Vacation Ownership Property or its operation, with a limit of not less than one million dollars ($1,000,000) per occurrence for bodily injury and property damage. If the general liability coverages contain a general aggregate limit, such limit will be not less than two million dollars ($2,000,000), and will apply as a total for the applicable Licensed Vacation Ownership Property only (and not as a collective total for more than one Licensed Vacation Ownership Property). Subject to standard terms of such policy, such insurance will be on an occurrence policy form and will include premises and operations, independent contractors, blanket contractual, products and completed operations, worldwide defense and indemnity, advertising injury, employees as additional insureds, personal injury to include false arrest and molestation, broad form property damage, incidental medical malpractice, severability of interests, innkeeper’s and safe deposit box liability, and explosion, collapse and underground coverage during any, renovation, upgrading, remodeling or ancillary construction. There shall not be any exclusion for terrorism liability;

E. Liquor Liability insurance (applicable for each Licensed Vacation Ownership Property where alcoholic beverages are distributed, sold, served, or furnished) for combined single limits of bodily injury and property damage of not less than one million dollars ($1,000,000);

F. Business Auto Liability insurance including owned, non-owned and hired vehicles for combined single limits of bodily injury and property damage of not less than one million dollars ($1,000,000) per occurrence;

G. Aviation General Liability insurance in an amount not less than twenty five million dollars ($25,000,000) to the extent Vistana operates, maintains, uses, or causes to be used any permanent or temporary helipad on any Licensed Vacation Ownership Property;

H. Non-Owned Aircraft Liability insurance in an amount not less than fifty million dollars ($50,000,000) to the extent Vistana now or in the future charters any fixed or rotary wing aircraft for the transportation of individuals, including but not limited to existing or future employees, guests, business colleagues, owners;

I. Umbrella – Excess Liability insurance in an amount not less than seventy-five million dollars ($75,000,000) (with such limit on a Per Location basis) in excess of the liability insurance required under Sections 17.1C(ii) through H above;

J. Fidelity Bond / Comprehensive Crime insurance coverage to include employee dishonesty coverage, loss inside and outside the premises, money orders and counterfeit currency, depositor’s forgery, and computer crime / fraud in an amount not less than one million dollars ($1,000,000) per occurrence;

K. Employment Practices Liability insurance in an amount not less than three million dollars ($3,000,000) per occurrence;

L. Directors’ and Officers’ Liability insurance for each Property Owners’ Association covering individual and organization liability in an amount not less than one million dollars ($1,000,000);

M. Cyber-Network Privacy Liability insurance for all technology and personally identifiable information at corporate, divisional, regional, property and outsourced operations in an amount not less than ten million ($10,000,000) or such limit as is available on commercially reasonable terms, including (i) Specialty Professional Liability insurance covering third party liability arising from the rendering of or failure to render professional services (including technology-related services); (ii) Security and Privacy Liability insurance covering liability arising from a failure of Vistana’s network security (including liability and costs associated with a breach of or unauthorized access to or disclosure of personally identifiable information in the care, custody and control of Vistana (or on its behalf)); (iii) Event Management insurance covering costs of retaining a public relations or crisis management firm to help control damage to Vistana’s and Starwood’s reputations, and costs to restore, recreate or recollect electronic data; (iv) Privacy Event Expense insurance covering costs of notification and credit monitoring resulting from a breach of or unauthorized access to or disclosure of personally identifiable information in the custody and control of Vistana (or on its behalf), including costs of maintaining an identity theft call center, restoration services, and victim cost reimbursement; and (v) Cyber Extortion insurance covering monies paid by Vistana to terminate a threat that would otherwise harm Vistana or Starwood, including costs associated with investigating the cause of a threat. The parties recognize that coverages under Section 17.1.M may not all be provided under one insurance policy and/or may be subject to sublimits;

N. Insurance coverage as required pursuant to Exhibit E; and

O. Such other insurances as may be customarily carried by other first class operators of Vacation Ownership Properties similar to the Licensed Vacation Ownership Properties or as required by Starwood for Branded Starwood Lodging Facilities or a category thereof in which the relevant Licensed Vacation Ownership Property would be included if it was a Branded Starwood Lodging Facility.

P. All insurance amounts required pursuant to this Section 17 shall be reviewed every five (5) calendar years, compounded annually, starting January 1, 2021, to consider adjustment in accordance with the GDP Deflator.

17.2	Other Insurance Provisions.

A. Starwood may change the Insurance Requirements as it deems advisable from time to time to respond to insurance market trends, customer demands, economic conditions, technological advances and other factors affecting the Licensed Business or Lodging Business, or to cover any special or unusual conditions or risks at the Licensed Vacation Ownership Properties (including in response to competitive terms and conditions in the jurisdiction where an applicable Licensed Vacation Ownership Property is located). Subject to availability of such insurance coverages and limits on commercially reasonable terms, Vistana shall implement all changes to the Insurance Requirements no later than the next insurance policy renewal date.

B. Subject to the applicable insurer(s)’s approval and underwriting acceptance, Starwood may also make available to Vistana the following insurance via its Insurance Program for the Licensed Business (or parts thereof) as part of the Centralized Services (i) Property, Business Interruption and Property Terrorism insurance, and/or (ii) General / Public / Umbrella-Excess Liability insurance, in each case subject to contractual obligation and confirmation, including pursuant to the parties’ mutual execution of a “Confirmation of Insurance Placement Form” (substantially in the form attached hereto as Exhibit I) which coverages shall be deemed to meet the applicable requirements set forth in Section 17.1 and, solely to the extent applicable, this Section 17.2. In the event Starwood or its Affiliates enter into a Starwood Management Agreement with Vistana, Starwood or its Affiliates shall maintain the insurance required to be procured by Starwood or its Affiliates pursuant to the terms and conditions of such Starwood Management Agreement.

C. All insurance required under this Section 17 (other than Section 17.1C(i)) shall, via endorsement to policy, name “Starwood Hotels & Resorts Worldwide, Inc.,” and all of its Affiliates and subsidiaries, and their shareholders and other equity owners, directors, officers, employees and agents as Additional Insured and/or Loss Payee as their interests may appear.

D. All insurance required under this Section 17 will be specifically endorsed or provide that the coverages will be primary and that any insurance carried by any additional insured, including but not limited to Starwood, will be excess and non-contributory.

E. Any deductibles or self-insured retentions allocated to any individual Licensed Vacation Ownership Property by Vistana (excluding deductibles for high hazard risks in high hazard geological zones, such as flood, earthquake, terrorism, windstorm and other catastrophic perils, which will be as required by the insurance carrier) will not exceed two hundred fifty thousand dollars ($250,000), or such higher amount as may be approved in advance in writing by Starwood.

F. All insurance purchased in compliance herewith will be placed with insurance companies of recognized responsibility and reasonably acceptable to Starwood, which acceptance shall not be unreasonably withheld, and approved to do business in the state or country where each Licensed Vacation Ownership Property is located.

G. All insurance required pursuant to this Agreement will, if commercially available, (and if not commercially available, Vistana shall provide Starwood with prior notice of such non-availability) provide that the policies will not be canceled, non-renewed, or limits reduced without at least thirty (30) days prior written notice to Starwood. Vistana shall deliver to Starwood a certificate of insurance (or a certified copy of such insurance policy if requested by Starwood in the event of a loss) in English, evidencing insurance coverage in full satisfaction of the Insurance Requirements. Renewal certificates of insurance (or certified copies of such insurance policy if requested by Starwood in a particular jurisdiction) will be delivered to Starwood not less than ten (10) days prior to their respective inception dates. To the extent that Starwood procures any coverage(s) required herein on behalf of Vistana and itself, Starwood shall adhere to the cancellation / non-renewal notice and certificates of insurance requirements set forth in this Section 17.2G.

H. The Insurance Requirements may be satisfied under policies of blanket insurance that cover other properties of Vistana and its Affiliates so long as such blanket insurance fulfills the Insurance Requirements.

I. Vistana’s obligation to maintain insurance in satisfaction of the Insurance Requirements will not relieve Vistana of its indemnification obligations under Section 16.

J. Should Vistana for any reason fail to procure or maintain insurance in full satisfaction of the Insurance Requirements, Starwood shall have the right and authority (but not the obligation) to immediately procure such insurance and to charge the cost thereof to Vistana, which charges, together with a reasonable fee for Starwood’s expenses in so acting, will be payable by Vistana immediately upon notice.

K. Vistana acknowledges that Starwood has not made any representations or warranties regarding the adequacy or appropriateness of the Insurance Requirements, and Vistana shall be responsible for consulting with its insurance and legal advisors and procuring such insurances as it deems appropriate (without limiting Vistana’s obligation to satisfy the Insurance Requirements).

L. All limits, deductibles and/or retention included herein shall be calculated on the basis of the local currency equivalent to U.S. Dollars, at the prevailing exchange rates at time of policy inception/renewal.

M. Vistana and Starwood shall complete and execute the “Confirmation of Insurance Placement Form” (substantially in the form attached hereto as Exhibit I) to verify responsibility for procuring coverage in satisfaction of the Insurance Requirements and understand that the party placing the coverage has the obligation to construct the policy(s) so as to protect the other party’s interests as set forth herein. This form should be signed as of the Effective Date and upon any change in the coverage or Insurance Requirements.

N. Vistana hereby waives any and all rights of recovery (and shall use commercially reasonable efforts to ensure its insurers waive all rights of recovery and subrogation) against Starwood and its Affiliates on account of any loss or damage to the Licensed Business or any Licensed Vacation Ownership Property or any part thereof or any of its contents, or for bodily injury or property damage to third parties arising from risks actually covered or required to be covered pursuant to the Insurance Requirements. For the avoidance of doubt, all coverage required to be carried pursuant to the Insurance Requirements shall be primary and non-contributory to any insurance coverage Starwood or its Affiliates may otherwise carry.

17.3	Release from Liability.

To the extent permitted by Applicable Law, each party releases the other party and its Affiliates, and its and their employees, agents and representatives from any and all liability, damage, loss, cost or expense incurred by the releasing party (whether or not due to the negligence or other acts or omissions of the Persons so released) to the extent such liability, damage, loss, cost or expense is paid to the releasing party by an insurer under any applicable insurance policies.

17.4	Insurance Terms.

All capitalized terms used in this Section 17, but not defined in this Agreement, shall have the meaning commonly used in the insurance industry.

18.	TRANSFERABILITY OF INTERESTS

18.1	Transfers by Vistana.

A. Except as otherwise expressly provided herein, Vistana and Parent may not, directly or indirectly (i) Transfer this Agreement, or Transfer or sublicense any of its rights or delegate any of its duties under this Agreement, (ii) Transfer all or substantially all of its assets relating to the Licensed Business, (iii) merge or consolidate with any other Entity in which Vistana or Parent is not the surviving Entity, or (iv) engage in a transaction or series of related transactions that result in a Change in Control of Vistana or Parent (including, without limitation, arising out of the enforcement of a pledge or a security interest in Ownership Interests), in each case without Starwood’s prior written consent, which it may withhold in its sole discretion; provided that Starwood’s prior consent shall not be required for a Change in Control of Parent so long as (a) Parent and its subsidiaries own substantially all of the assets following such Change in Control that they owned immediately prior to such Change in Control, (b) Parent and Vistana are not otherwise in Default, (c) Parent provides Starwood at least thirty (30) days’ prior written notice of such Change in Control, (d) Parent is publicly traded or, if Parent is not publicly traded, then the earnings from the Licensed Business do not comprise substantially all of Parent’s EBITDA, and (e) the Person acquiring a Controlling Interest in Parent (1) is not a Business Competitor (other than a Person or an Affiliate of a Person that operates a Distribution Platform having inventory of scale and in markets competitive with Starwood and that is not otherwise a Business Competitor), (2) is not a Specially Designated National or Blocked Person, (3) (x) is a Person with sufficient resources to satisfy its financial obligations and (y) has a Consolidated Debt to EBITDA Leverage Ratio immediately after giving pro forma effect to the proposed Change in Control equal to or less than 4.5, and (4) is not a Person of bad moral character.

For the purposes of this Section 18.1A:

“Consolidated Debt to EBITDA Leverage Ratio” shall mean, with respect to any Person as of the relevant date of determination, the ratio of (i) Debt of such Person and its subsidiaries on such date to (ii) EBITDA of such Person and its subsidiaries for the most recently ended Test Period.

“Debt” shall mean, with respect to any Person, as of the relevant date of determination, (i) all indebtedness of such Person for borrowed money, (ii) all obligations of such Person for the deferred purchase price of property or services, including seller notes or earn-out obligations appearing on such Person’s balance sheet in accordance with GAAP (other than deferred revenue and trade payables incurred in the ordinary course of such Person’s business), (iii) all obligations of such Person evidenced by notes, bonds, debentures, loan agreements or other similar instruments, (iv) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (v) all capital lease obligations, purchase money obligations or similar obligations of such Person, (vi) all obligations of such Person, contingent or otherwise, as an account party or applicant under bankers’ acceptance, letter of credit or similar facilities but only to the extent such letters of credit have been drawn on by the beneficiary and the resulting obligations not paid by the Person, (vii) all guarantee obligations of such Person in respect of obligations of the kind referred to in clauses (i) through (vi) above, and (viii) all obligations of such Person in respect of any hedges, swaps or similar derivative products; provided, however, that transactions pursuant to which Vistana or its Affiliates sell time share receivables to a receivables subsidiary for resale by such receivables subsidiary as part of a customary asset securitization or similar financing transaction involving time share receivables, the obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to Vistana and its Affiliates (other than the receivables subsidiary) shall not be considered Debt.

“EBITDA” shall mean, with respect to any Person for any Test Period, such Person’s and its subsidiaries’ (i) consolidated net income of such Person and its subsidiaries’ for the applicable Test Period, determined on a consolidated basis in accordance with GAAP, plus to the extent reducing consolidated net income, the sum, without duplication, of (a) consolidated interest expense of such Person and its subsidiaries’ for the applicable Test Period, determined on a consolidated basis in accordance with GAAP, (b) consolidated income tax expense of such Person and its subsidiaries’ for the applicable Test Period, determined on a consolidated basis in accordance with GAAP, (c) all amounts attributable to depreciation and amortization of such Person and its subsidiaries’ for the applicable Test Period, determined on a consolidated basis in accordance with GAAP, (d) any extraordinary loss in accordance with GAAP, (e) any restructuring, non-recurring or other unusual item of loss or expense, (f) losses to the extent due to fluctuations in currency values, and (g) other non-cash charges reducing consolidated net income (excluding any such non-cash charge to the extent that it represents an accrual or reserve for a potential cash charge in any future period or amortization of a prepaid cash charge that was paid in a prior period) of such Person and its subsidiaries’ for the applicable Test Period, determined on a consolidated basis in accordance with GAAP, minus (ii) (a) non-cash gains increasing consolidated net income (excluding any such non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash gain in any prior period), (b) any extraordinary gain in accordance with GAAP, (c) gains to the extent due to fluctuations in currency values, and (d) any non-recurring item of gain or income, other than any write-up of inventory or accounts receivable of such Person and its subsidiaries’ for the applicable Test Period, determined on a consolidated basis in accordance with GAAP.

“Test Period” shall mean the period of four (4) consecutive fiscal quarters (taken as one accounting period) ended on the last day of the fiscal quarter in question.

B. Any actions described in clauses (i) through (iv) of Section 18.1A above taken in violation of this Section 18.1 (each, a “Prohibited Transfer”) will be a material breach under this Agreement, and Starwood shall be entitled to enjoin or obtain a court order prohibiting such Prohibited Transfer without posting a bond. Vistana shall not make any Transfer to a Specially Designated National or Blocked Person; provided, however, that so long as the Ownership Interests in Vistana or Parent are publicly traded on a U.S., nationally recognized securities exchange, the purchase of publicly traded Ownership Interests in Vistana or Parent by a Specially Designated National or Blocked Person shall not be deemed to be a violation of this sentence. If, however, a Specially Designated National or Blocked Person acquires a Controlling Interest in Parent or Vistana, Starwood shall have the right to terminate this Agreement immediately, upon notice to Vistana.

18.2	Transfers by Starwood.

A. Except as otherwise expressly provided herein, Starwood may not assign this Agreement, or assign any of its rights or delegate any of its duties under this Agreement, without Vistana’s prior written consent; provided, however, that without Vistana’s prior written consent, Starwood may assign this Agreement, in whole or in part, to any Person that (i) (a) is an Affiliate of Starwood that has the legal, financial and operational ability to perform the obligations of Starwood under this Agreement, or (b) acquires all or substantially all of Starwood’s rights in respect of the Applicable System, or (c) acquires (whether by purchase of stock or assets, merger, consolidation, reorganization or other corporate-level transaction) substantially all of the business and assets of Starwood or any of its Affiliates relating to any of the “Westin,” “Sheraton,” “St. Regis” or “The Luxury Collection” brands, as applicable, and (ii) assumes Starwood’s obligations to Vistana under this Agreement and, in the case of clauses (i)(b) and (c) above, such Person assumes such obligations in writing. For the avoidance of doubt, a change in control of Starwood shall not be deemed an assignment that would require the consent of Vistana.

B. This Agreement will be binding on, and inure to the benefit of, Starwood and the successors and assigns of Starwood. If, in connection with any such assignment of this Agreement, Starwood retains ownership or control of any of the underlying assets of the Applicable System or other Starwood Intellectual Property necessary to perform Starwood’s obligations under this Agreement, Starwood will continue to provide to Vistana, or to the Person assuming this Agreement, access to such assets as is reasonably necessary to comply with the terms of this Agreement. Starwood shall not assign this Agreement or any of its rights or obligations hereunder to a Specially Designated National or Blocked Person; provided, however, that so long as the Ownership Interests in Starwood are publicly traded on a U.S., nationally recognized securities exchange, the purchase of publicly traded Ownership Interests in Starwood by a Specially Designated National or Blocked Person shall not be deemed to be a violation of this sentence. If a Specially Designated National or Blocked Person acquires a Controlling Interest in Starwood, Vistana shall have the right to terminate this Agreement immediately, upon notice to Starwood.

C. Vistana acknowledges that Starwood and its Affiliates operate as a multi-national business enterprise. Without limiting Section 18.2A, Starwood has the right to Transfer all or part of its rights under this Agreement to any of Starwood’s Affiliates and, in connection therewith, require Vistana to pay amounts due under this Agreement to such Affiliates.

18.3	Proposed Transfers to Lodging Competitors.

Without limiting Section 18.1, no Transfer (whether by purchase or exchange of stock, or purchase of assets, merger, consolidation or otherwise) of any Ownership Interest in Vistana, any Licensed Vacation Ownership Properties, the Licensed Business or any Transaction Agreement will be made to a Lodging Competitor (other than any Affiliates of Vistana as of the Effective Date) that results in a Lodging Competitor obtaining Control of Vistana, any Licensed Vacation Ownership Property, or the Licensed Business. Any such Transfer will be a material breach under this Agreement, and Starwood shall be entitled to enjoin or obtain a court order prohibiting such Transfer without posting a bond.

18.4	Proposed Transfers of Properties or Bulk Vacation Ownership Interests.

A. Without the prior written consent of Starwood, which may be withheld in its sole discretion, no Transfer (whether by purchase or exchange of stock, or purchase of assets, merger, consolidation or otherwise) of any Licensed Vacation Ownership Property, or any Ownership Interest therein (other than sales of Vacation Ownership Interests in the ordinary course of business) or in any permitted sublicensee involved in such Licensed Vacation Ownership Property, may be effectuated at any time by Vistana, its permitted Affiliates or permitted sublicensees unless such Licensed Vacation Ownership Property has been Deflagged.

B. Without the prior written consent of Starwood, neither Vistana nor its Affiliates or agents shall sell any Licensed Vacation Ownership Interests or Licensed Unbranded Vacation Ownership Interests to any Bulk Re-Seller. A “Bulk Re-Seller” shall be any Person known by Vistana, or its permitted Affiliates or permitted sublicensees to be purchasing Licensed Vacation Ownership Interests or Licensed Unbranded Vacation Ownership Interests not for personal use and enjoyment but, rather, for the purpose of reselling or distributing such Licensed Vacation Ownership Interests or Licensed Unbranded Vacation Ownership Interests, where such Person purchases three (3) or more Licensed Vacation Ownership Units or Licensed Unbranded Vacation Ownership Units or the equivalent amount of Licensed Vacation Ownership Interests or Licensed Unbranded Vacation Ownership Interests in any ninety (90) day period.

C. Any Transfer made in contravention of this Section 18.4 will be a material breach under this Agreement, and Starwood shall be entitled to enjoin or obtain a court order prohibiting such Transfer without posting a bond.

18.5	Grant of Security Interests by Vistana.

A. Neither Vistana nor Parent shall, in connection with any financing entered into following the Effective Date:

(i) transfer, assign, mortgage, or grant a security interest in, or pledge as collateral this Agreement, without the prior written consent of Starwood, which it may withhold in its sole discretion, and provided that such consent may be conditioned upon (a) the execution and delivery by the parties and the holder of such security interest of a lender letter, in the form attached hereto as Exhibit J-1, and (b) Vistana’s reimbursement to Starwood of its reasonable costs and expenses in connection with its review of such financing; or

(ii) assign, mortgage, or grant a security interest in, or pledge as collateral any Ownership Interests in Vistana or any subsidiary of Vistana (and may not permit any Person Controlling Vistana to do the same), unless (a) the holder of such security interest is an Institutional Lender and not an Affiliate of Vistana or a Lodging Competitor or a Specially Designated National or Blocked Person, and (b) the parties and the holder of such security interest execute and deliver a lender letter, in the form attached hereto as Exhibit J-2. In addition, Vistana shall not permit any Person Controlling Vistana to assign, mortgage, or grant a security interest in, or pledge as collateral any Ownership Interests in, such Person unless the holder of such security interest is an Institutional Lender and is not an Affiliate of Vistana or a Lodging Competitor or a Specially Designated National or Blocked Person.

Vistana and Parent shall promptly notify Starwood of any written default notices received by Vistana or Parent with respect to the financing referred to in this Section 18.5, to the extent the matters set forth in any such default notice could reasonably result in a remedy that would permit the respective lender to enforce the applicable assignment, mortgage, security interest or pledge.

For the avoidance of doubt, Starwood has no obligation to provide any assurances to any lender in the form of a “comfort letter” or otherwise in connection with any financing transaction referred to in this Section 18.5 or otherwise grant its consent thereto. If a financing has been approved by Starwood under Section 18.5A(i) or Section 18.5A(ii) above, thereafter any such lender participating in such financing shall not subsequently assign, transfer, convey or sell participations in such financing to any Person other than an Institutional Lender that is not an Affiliate of Vistana, a Lodging Competitor or a Vacation Ownership Competitor, without the prior written consent of Starwood, which consent may be withheld in Starwood’s sole discretion.

B. If a lender forecloses on, or otherwise exercises its rights against, the assets of the Licensed Business (including this Agreement), the revenues of the Licensed Business, or Ownership Interests in Vistana or Ownership Interests in any subsidiaries of Vistana, or Vistana or Parent violates this Section 18, Starwood will have the rights pursuant to Section 18.1, Section 19.1, Section 19.2 and Section 19.5 of this Agreement, as applicable, including, without limitation, the right to terminate this Agreement. Starwood has no obligation to license a lender, any successor to a lender, or any Person acting on behalf of a lender, including a receiver or servicer of a loan, the right to use the Licensed Marks or the Applicable System (or any aspect thereof) or any other Starwood Intellectual Property, unless that obligation arises from a valid and binding written agreement between Starwood and such party.

C. Parent shall not require Starwood’s consent under this Section 18.5 to pledge as collateral Ownership Interests in Vistana and its subsidiaries pursuant to Parent’s existing financing arrangements (as such arrangements exist as of the Effective Date); provided that the parties and the holder of such security interest execute and deliver a lender letter, in the form attached hereto as Exhibit J-2.

19.	DEFAULTS AND REMEDIES

19.1	Vistana Property-, Sales Gallery-, Marketing Facility, and Owner Service Center-Level Defaults and Remedies.

A. Defaults with No Cure Period. In the event of any of the following Defaults with respect to a Licensed Vacation Ownership Property, Sales Gallery, Marketing Facility or Owner Service Center, Starwood may terminate Vistana’s rights to operate such Licensed Vacation Ownership Property, Sales Gallery, Marketing Facility or Owner Service Center as part of the Licensed Business immediately upon notice to Vistana, or exercise any of the remedies under Section 19.1C:

(i) (a) execution is levied against all or any part of a Licensed Vacation Ownership Property, or any property necessary for the operation of such Licensed Vacation Ownership Property in accordance with the Standards and Policies, or Vistana regarding such Licensed Vacation Ownership Property or other property, in connection with a final, nonappealable judgment for the payment of an amount in excess of ten million dollars ($10,000,000) (as adjusted annually after the Effective Date by the GDP Deflator); or

(b) a suit is initiated to foreclose any lien, mortgage or security interest (except for foreclosures with respect to consumer financing on Owner interests in Licensed Vacation Ownership Interests and except for mechanics liens that are placed on such Licensed Vacation Ownership Property in the ordinary course of business) on all or any part of a Licensed Vacation Ownership Property or any property necessary for the operation of such Licensed Vacation Ownership Property in accordance with Standards and Policies, and is not vacated within ninety (90) days; and

in either such case, Vistana does not within forty-five (45) days following a notice of Default from Starwood, post a bond or provide other financial assurances reasonably acceptable to Starwood that such Licensed Vacation Ownership Property can continue to operate as part of the Licensed Business in accordance with this Agreement;

(ii) Vistana fails to comply with its obligations after being issued a notice of breach pursuant to Section 7.8D; or

(iii) any threat or danger to public health or safety or persistent unlawful activity arises at any Licensed Vacation Ownership Property, that in the determination of Starwood, could be expected to result in substantial liability or an adverse effect on such Licensed Vacation Ownership Property, any Starwood Intellectual Property, any Proprietary Marks, the goodwill associated therewith or Starwood’s interests therein, and Vistana fails to notify Starwood thereof or provide a plan to address such threat or danger or persistent unlawful activity acceptable to Starwood, in each case in accordance with Section 19.6C; provided, however, that the reinstatement rights described in 19.6C shall apply upon any termination.

B. Defaults with a Cure Period. In the event of any of the following Defaults with respect to a Licensed Vacation Ownership Property, Sales Gallery, Marketing Facility or Owner Service Center, Starwood may terminate Vistana’s rights to operate such Licensed Vacation Ownership Property, Sales Gallery, Marketing Facility or Owner Service Center as part of the Licensed Business upon notice to Vistana, or exercise any of the remedies under Section 19.1C, if such Default is not cured within the applicable Cure Period following a notice of Default from Starwood to Vistana:

(i) with respect to any Licensed Vacation Ownership Property that is controlled by a Non-Controlled Property Owners’ Association, such Non-Controlled Property Owners’ Association fails to develop, operate, maintain or renovate such Licensed Vacation Ownership Property in compliance with this Agreement, the Applicable System and the Standards and Policies, and:

(a) Vistana fails to request that such Non-Controlled Property Owners’ Association cure the failure or fails to Deflag such Licensed Vacation Ownership Property in accordance with Section 7.9, or

(b) Vistana requests that such Non-Controlled Property Owners’ Association cure the failure in accordance with Section 7.9, and the Non-Controlled Property Owners’ Association does not cure such failure, and, despite Vistana’s commercially reasonable efforts, Vistana is unable to promptly Deflag such Licensed Vacation Ownership Property in accordance with Section 7.9;

(ii) with respect to any Licensed Vacation Ownership Property that is controlled by Vistana or its Affiliate or any Controlled Property Owners’ Association, Vistana, its Affiliate, or such Controlled Property Owners’ Association fails to develop, operate, maintain or renovate such Licensed Vacation Ownership Property in compliance with this Agreement, the Applicable System and the Standards and Policies (whether by failure to provide adequate funds to comply therewith or otherwise);

(iii) Vistana fails to operate any Sales Gallery, Marketing Facility or Owner Service Center in compliance with this Agreement, the Applicable System or the Standards and Policies;

(iv) except with respect to a Deflagging pursuant to Section 7.9, any Licensed Vacation Ownership Property ceases to operate as a Licensed Vacation Ownership Property under the Licensed Marks or the Applicable System; or

(v) with respect to any Licensed Vacation Ownership Property for which Vistana or its Affiliates have entered into a sublicense agreement with a permitted sublicensee, such permitted sublicensee is convicted of a felony or other similar crime or offense or engages in a pattern or practice of acts or conduct that, as a result of the adverse publicity that has occurred in connection with such offense, acts, or conduct (a) is reasonably likely to have or has had a material adverse effect on any Starwood Intellectual Property, the Proprietary Marks, the goodwill associated therewith or Starwood’s interests therein, or (b) has had or is reasonably likely to result in the goodwill associated with any Proprietary Marks or Starwood Intellectual Property being so materially damaged that termination of the entire relationship with such sublicensee contemplated by this Agreement is the only adequate remedy.

For the purposes of this Section 19.1B, “Cure Period” means:

(a) with respect to clause (iv) above, sixty (60) days following a notice of Default from Starwood to Vistana; and

(b) with respect to clauses (i), (ii), (iii) and (v) above, ninety (90) days following a notice of Default from Starwood to Vistana.

C. Remedies. Upon any Default under Section 19.1A or 19.1B with respect to any Licensed Vacation Ownership Property, Sales Gallery, Marketing Facility or Owner Service Center, Starwood shall have the right to pursue any one or more of the following remedies (without limitation to Starwood’s right to terminate such Licensed Vacation Ownership Property, Sales Gallery, Marketing Facility or Owner Service Center under Sections 19.1A and 19.1B):

(i) institute any and all proceedings permitted by Applicable Law or in equity with respect to such event of Default, including, without limitation, actions for injunctive and/or declaratory relief (including specific performance) and/or damages. Vistana acknowledges and agrees that, in the event that Starwood terminates Vistana’s rights to operate such Licensed Vacation Ownership Property, Sales Gallery, Marketing Facility or Owner Service Center as part of the Licensed Business in accordance herewith, Starwood will have the right to seek and obtain damages as to such Licensed Vacation Ownership Property, Sales Gallery, Marketing Facility or Owner Service Center with respect to which the rights to operate hereunder have been terminated;

(ii) suspend Vistana’s right to use the Reservation System, except for booking of Owner usage rights, in accordance with Section 9.3 at such Licensed Vacation Ownership Property, until the Default is cured;

(iii) suspend Vistana’s right of access to and use of information included in the Brand Loyalty Programs and/or the Guest Data for sales and marketing efforts with respect to such Licensed Vacation Ownership Property, Sales Gallery, Marketing Facility or Owner Service Center, or utilize any other services to be provided by Starwood or its Affiliates hereunder with respect to such Licensed Vacation Ownership Property, Sales Gallery, Marketing Facility or Owner Service Center until the Default is cured;

(iv) suspend or limit Vistana’s rights to develop new phases of such Licensed Vacation Ownership Property as determined by Starwood, in its sole discretion, until the Default is cured; and

(v) refuse to provide any operational support or Centralized Services to such Licensed Vacation Ownership Property that this Agreement otherwise requires.

19.2	Vistana Agreement-Level Defaults.

A. Defaults with No Cure Period. Starwood may terminate this Agreement immediately upon notice to Vistana, or exercise any of the remedies under Section 19.2D, in the event of any of the following Defaults:

(i) Vistana or its Affiliates fail to pay any amounts due under and in the manner required by this Agreement to Starwood or any of its Affiliates when the same becomes due and payable, and the aggregate amount outstanding that Vistana has failed to pay at any time is in excess of five million dollars ($5,000,000) (as adjusted annually after the Effective Date by the GDP Deflator);

(ii) Vistana or its Affiliates fail to pay any amount in excess of two million five hundred thousand dollars ($2,500,000) (as adjusted annually after the Effective Date by the GDP Deflator) due to Starwood or any of its Affiliates when the same becomes due and payable three (3) or more times within any thirty-six (36) month period;

(iii) Starwood terminates the SPG Affiliation Agreement in accordance with the terms thereof based on Vistana’s default thereunder;

(iv) Vistana or any principal, director, officer, shareholder or agent of Vistana, contrary to the provisions of this Agreement, discloses, causes, or fails to exercise commercially reasonable efforts to prevent the disclosure of, or otherwise uses in an unauthorized manner, any Starwood Confidential Information in violation of this Agreement, and an arbitration panel under Section 22.5 determines that (a) a material breach has occurred, (b) (x) Vistana has failed to exercise commercially reasonable efforts to prevent such breach or (y) such breach was intentional or resulted from Vistana’s gross negligence, and (c) such breach has or may result in the goodwill associated with the Licensed Marks or Applicable System (or any aspect thereof) being so materially damaged as a result of the breach that interim injunctive relief is an inadequate remedy and that termination of the entire relationship contemplated by this Agreement is the only adequate remedy;

(v) Twenty-five percent (25%) or more of the Licensed Vacation Ownership Units and Licensed Unbranded Vacation Ownership Units (taken collectively) are the subject of one or more Deficiencies (pursuant to the quality assurance provisions of Section 7.8), and Vistana fails to comply with its obligations after being issued a notice of breach pursuant to Section 7.8D. Notwithstanding the foregoing to the contrary, to the extent the Deficiencies are due solely to a failure of a Non-Controlled Property Owners’ Association to comply with Section 12 notwithstanding Vistana’s compliance with Section 12.5, then such Vacation Ownership Unit shall be excluded from the calculation of the percentage specified in this Section 19.2A(x);

(vi) the weighted average overall composite Customer Satisfaction, Owner Satisfaction and Guest Satisfaction scores for all Licensed Vacation Ownership Properties is less than the Minimum Satisfaction Score for the Measurement Period, and Vistana fails to comply with its obligations after being issued a notice of breach pursuant to Section 7.8D;

(vii) a Prohibited Transfer occurs or any other Transfer by Vistana or its Affiliates occurs in violation of Section 18.1, and Vistana fails to notify Starwood within fourteen (14) days following a notice of Default from Starwood that Vistana intends to unwind such Prohibited Transfer or other Transfer or fails to actually unwind such Prohibited Transfer or other Transfer in a manner satisfactory to Starwood within ninety (90) days following the notice of Default; provided, however, that nothing herein shall restrict or limit Starwood’s ability to seek injunctive relief to stop such Prohibited Transfer or other Transfer at any time;

(viii) Vistana dissolves or liquidates, except in connection with a Transfer permitted by Section 18.1;

(ix) Vistana becomes insolvent, generally does not pay its debts as they become due, or files a voluntary petition (or consents to an involuntary petition) or an involuntary petition is filed and is not dismissed within sixty (60) days under any bankruptcy, insolvency, or similar law, and such bankruptcy or insolvency has a material adverse effect on Vistana’s operation of the Licensed Business or Starwood or Starwood’s Affiliates; or

(x) at any time, the number of Vacation Ownership Units which have been operated as Licensed Vacation Ownership Units or Licensed Unbranded Vacation Ownership Units (taken collectively) pursuant to this Agreement is reduced by thirty percent (30%), in any five (5) year period during the Term, due to Starwood having terminated Vistana’s rights to operate such Vacation Ownership Units as Licensed Vacation Ownership Units or Licensed Unbranded Vacation Ownership Units pursuant to Section 19.1. Notwithstanding the foregoing to the contrary, in the event Vistana’s right to operate a Vacation Ownership Unit as a Licensed Vacation Ownership Unit or Licensed Unbranded Vacation Ownership Unit is terminated in such five (5) year period due solely to a failure of a Non-Controlled Property Owners’ Association to comply with Section 12 notwithstanding Vistana’s compliance with Section 12.5, then such Vacation Ownership Unit shall be excluded from the calculation of the percentage specified in this Section 19.2A(x).

B. Defaults with a Cure Period. Starwood may terminate this Agreement upon notice to Vistana, or exercise any of the remedies under Section 19.2D, if any of the following Defaults is not cured within the applicable Cure Period following a notice of Default from Starwood to Vistana:

(i) Vistana or its Affiliates fail to pay any amounts due under and in the manner required by this Agreement to Starwood or any of its Affiliates when the same becomes due and payable;

(ii) Vistana or its Affiliates fail to pay when due a total amount in excess of five million dollars ($5,000,000) (as adjusted annually after the Effective Date by the GDP Deflator) under all the Transaction Agreements taken together;

(iii) Vistana or its Affiliates fail to comply with the Standards and Policies relating to marketing and sales operations, Owner services or Licensed Vacation Ownership Property operations and such failure has, or is reasonably expected to have, a material adverse effect on Starwood or its Affiliates; or

(iv) Vistana or any of its Affiliates is convicted of a felony or other similar crime or offense, or engages in a pattern or practice of acts or conduct that, as a result of the adverse publicity that has occurred in connection with such offense, acts, or conduct, has or may result in the goodwill associated with any Proprietary Marks or any Starwood Intellectual Property or the reputation of Starwood or any of its Affiliates being so materially damaged that termination of the entire relationship contemplated by this Agreement is the only adequate remedy.

For the purposes of this Section 19.2B, “Cure Period” means:

(a) with respect to clauses (i) and (ii) above, ten (10) Business Days following a notice of Default from Starwood to Vistana; and

(b) with respect to clauses (iii) and (iv) above, ninety (90) days following a notice of Default from Starwood to Vistana.

C. Other Defaults. Starwood may exercise any of the remedies under Section 19.2D in the event of any of the following Defaults:

(i) Vistana or any principal, director, officer, shareholder or agent of Vistana, contrary to the provisions of this Agreement, discloses, causes, or fails to exercise commercially reasonable efforts to prevent the disclosure of, or otherwise uses in an unauthorized manner, any Starwood Confidential Information in violation of this Agreement, (including any violation by Vistana of Section 8.3B with respect to the use of Starwood Confidential Information); or

(ii) Vistana or any of its Affiliates is convicted of a felony or other similar crime or offense, or engages in a pattern or practice of acts or conduct that, as a result of the adverse publicity that has occurred in connection with such offense, acts, or conduct, is likely to have, or has had, a material adverse effect on any Starwood Intellectual Property, any Proprietary Marks, the goodwill associated therewith or Starwood’s interests therein.

D. Remedies. Upon any Default under Sections 19.2A, 19.2B, and 19.2C, Starwood shall have the right to pursue any one or more of the following remedies (without limitation to Starwood’s right to terminate this Agreement under Sections 19.2A and 19.2B):

(i) institute any and all proceedings permitted by Applicable Law or in equity with respect to such event of Default, including, without limitation, actions for injunctive and/or declaratory relief (including specific performance) and/or damages. Vistana acknowledges and agrees that, in the event that Starwood terminates this Agreement pursuant to a termination right expressly identified in Section 19.2A or 19.2B, Starwood will, in addition to the right to terminate, have the right to seek and obtain damages with respect to the termination of the Agreement. Vistana agrees that Starwood has devoted substantial resources to developing and building the Licensed Business (including the Existing Properties, Licensed Marks and the System) and that the Licensed Business, including the significant reputation and goodwill associated therewith, has been developed by Starwood over a period of years prior to the Effective Date. Vistana further acknowledges and agrees that, in the event Starwood terminates this Agreement as a result of a Default hereunder by Vistana, it would be commercially impossible for Starwood to take measures to recreate the Licensed Business or develop an equivalent business, and, therefore, it would be unreasonable to expect or require Starwood to mitigate its damages resulting from such Default and termination;

(ii) suspend Vistana’s right to use or access the Reservation System, except for booking of Owner usage rights, in accordance with Section 9.3 of this Agreement, at any or all Licensed Vacation Ownership Properties or the entire Licensed Business until the Default is cured;

(iii) suspend Vistana’s right to access and use of information included in the Brand Loyalty Programs and/or the Guest Data for sales and marketing efforts with respect to any or all Licensed Vacation Ownership Properties or the entire Licensed Business until the Default is cured;

(iv) suspend or limit Vistana’s rights to develop any New Property, as determined by Starwood in its sole discretion, until the Default is cured;

(v) suspend or prohibit any New Property from opening or operating under the Licensed Marks as part of the Licensed Business until the Default is cured; and

(vi) refuse to provide any operational support or Centralized Services to any Licensed Vacation Ownership Property that this Agreement otherwise requires.

19.3	No Waiver.

The exercise by Starwood of any remedies in Sections 19.1, 19.2, 19.5 and 21.3D shall not (i) constitute actual or constructive termination or abandonment of this Agreement, (ii) be a waiver of any Default under this Agreement or (iii) prevent Starwood from terminating this Agreement as otherwise permitted hereunder or exercising its other remedies. Vistana shall pay all Reimbursable Expenses incurred by Starwood and its representatives in exercising its rights under Sections 19.1, 19.2, 19.5 and 21.3D. Vistana will not be entitled to any compensation for any expenses or losses directly or indirectly incurred as a result of Starwood’s exercise and/or withdrawal of any interim remedy.

19.4	Starwood Defaults.

A. Defaults with No Cure Period. Vistana may terminate this Agreement immediately upon notice to Starwood, or exercise any of the remedies under Section 19.4D, in the event of any of the following Defaults:

(i) Starwood or its Affiliates fail to pay any amounts due under this Agreement to Vistana or any of its Affiliates when the same becomes due and payable and the aggregate amount outstanding that Starwood has failed to pay at any time is in excess of five million dollars ($5,000,000) (as adjusted annually after the Effective Date by the GDP Deflator);

(ii) Starwood or its Affiliates fail to pay any amount in excess of two million five hundred thousand dollars ($2,500,000) (as adjusted annually after the Effective Date by the GDP Deflator) due to Vistana or any of its Affiliates when the same becomes due and payable three (3) or more times within any thirty-six (36) month period;

(iii) Vistana terminates the SPG Affiliation Agreement in accordance with the terms thereof based on Starwood’s default thereunder;

(iv) Starwood or any principal, director, officer, shareholder or agent of Starwood, contrary to the provisions of this Agreement, discloses, causes, or fails to exercise commercially reasonable efforts to prevent the disclosure of, or otherwise uses in an unauthorized manner, any Vistana Confidential Information in violation of this Agreement, and an arbitration panel under Section 22.5 determines that (a) a material breach has occurred, (b) (x) Starwood has failed to exercise commercially reasonable efforts to prevent such breach or (y) such breach was intentional or resulted from Starwood’s gross negligence, and (c) such breach has or may result in the goodwill associated with the Licensed Business being so materially damaged as a result of the breach that interim injunctive relief is an inadequate remedy and that termination of the entire relationship contemplated by this Agreement is the only adequate remedy;

(v) a Transfer by Starwood occurs in violation of Section 18.2, and Starwood fails to notify Vistana within fourteen (14) days following a notice of Default from Vistana that Starwood intends to unwind such Transfer or fails to actually unwind such Transfer in a manner satisfactory to Vistana within ninety (90) days following the notice of Default; provided, however, that nothing herein shall restrict or limit Vistana’s ability to seek injunctive relief to stop such Transfer at any time;

(vi) Starwood dissolves or liquidates, except in connection with a Transfer permitted by Section 18.2; or

(vii) Starwood becomes insolvent, generally does not pay its debts as they become due, or files a voluntary petition (or consents to an involuntary petition) or an involuntary petition is filed and is not dismissed within sixty (60) days under any bankruptcy, insolvency, or similar law, and such bankruptcy or insolvency has a material adverse effect on the Licensed Business or Vistana or Vistana’s Affiliates.

B. Defaults with a Cure Period. Vistana may terminate this Agreement immediately upon notice to Starwood, or exercise any of the remedies under Section 19.4D, if any of the following Defaults is not cured within the applicable Cure Period following a notice of Default from Vistana to Starwood:

(i) Starwood or its Affiliates fail to pay any amounts due under this Agreement to Vistana or any of its Affiliates when the same becomes due and payable;

(ii) Starwood or its Affiliates fails to pay when due a total amount in excess of five million dollars ($5,000,000) (as adjusted annually after the Effective Date by the GDP Deflator) under all the Transaction Agreements taken together; or

(iii) Starwood or any of its Affiliates is convicted of a felony or other similar crime or offense and such conviction is the actual and sole cause of Vistana being prevented from obtaining or retaining the licenses that it requires to continue operating the Licensed Business at all, or substantially all, of the Licensed Vacation Ownership Properties and the Licensed Business is so materially damaged that termination of the entire relationship contemplated by this Agreement is the only adequate remedy.

For the purposes of this Section 19.4B, “Cure Period” means:

(a) with respect to clauses (i) and (ii) above, ten (10) Business Days following notice of Default from Vistana to Starwood; and

(b) with respect to clause (iii) above, ninety (90) days following a notice of Default from Vistana to Starwood.

C. Other Defaults. Vistana may exercise any of the remedies under Section 19.4D in the event of any of the following Defaults:

(i) Starwood or any principal, director, officer, shareholder or agent of Starwood, contrary to the provisions of this Agreement, discloses, causes, or fails to exercise commercially reasonable efforts to prevent the disclosure of, or otherwise uses in an unauthorized manner, any Vistana Confidential Information in violation of this Agreement; or

(ii) Starwood or any of its Affiliates is convicted of a felony or other similar crime or offense and such conviction prevents Vistana from obtaining or retaining the licenses that it requires to continue operating the Licensed Business at any individual Licensed Vacation Ownership Properties.

D. Remedies. Upon any Default under Section 19.4A, 19.4B or 19.4C, Vistana shall have the right to pursue any one or more of the following remedies (without limitation to Vistana’s right to terminate this Agreement under Sections 19.4A and 19.4B):

(i) institute any and all proceedings permitted by Applicable Law or in equity with respect to such event of Default, including, without limitation, actions for injunctive and/or declaratory relief (including specific performance) and/or damages. Starwood acknowledges and agrees that, in the event that Vistana terminates this Agreement pursuant to a termination right expressly identified in Section 19.4A or 19.4B, Vistana will, in addition to the right to terminate, have the right to seek and obtain damages with respect to the termination of the Agreement; and

(ii) suspend provision of the services that Vistana is required to provide to Starwood under this Agreement until the Default is cured.

19.5	Other Defaults.

If Vistana or Starwood materially fail to fulfill any of the other material covenants, undertakings, obligations or conditions set forth in this Agreement, Exhibit E or the SPG Affiliation Agreement, except where specific remedies are identified for such Defaults described in Section 19.1, 19.2, 19.3 and 19.4, the non-defaulting party shall have the right to institute any and all proceedings permitted by Applicable Law or in equity with respect to such failure, including, without limitation, actions for injunctive and/or declaratory relief (including specific performance) and/or damages; provided, however, that the non-defaulting party shall not have the right to terminate this Agreement with respect to such failure, unless it is determined by an arbitration panel under Section 22.5 that (i) the non-defaulting party has been, or will be, damaged in an amount in excess of fifty million dollars ($50,000,000) (as adjusted annually after the Effective Date by the GDP Deflator) or (ii) the goodwill associated with the Licensed Marks and System (or any aspect thereof) (if Starwood is the non-defaulting party) or the Licensed Business (if Vistana is the non-defaulting party) has been, or will be, so materially damaged as a result of the conduct of the defaulting party that interim injunctive relief is an inadequate remedy and that termination of the entire relationship contemplated by this Agreement is the only adequate remedy, in which case the non-defaulting party shall have the right to terminate this Agreement upon the rendering of arbitration panel’s determination. The parties acknowledge and agree that, in the event that the non-defaulting party terminates this Agreement pursuant to this Section 19.5, the non-defaulting party will, in addition to the right to terminate, have the right to seek and obtain damages with respect to the termination of the Agreement.

19.6	Extraordinary Events.

A. If either Vistana’s or Starwood’s failure to conform to, keep, perform, fulfill or satisfy any representation, warranty, covenant, undertaking, obligation, standard, test, or condition set forth in this Agreement with respect to one or more Licensed Vacation Ownership Properties, Sales Galleries, Marketing Facilities or Owner Service Centers, other than an obligation to make monetary payments or provide monetary funding, is caused, in whole or in material part, by one or more Extraordinary Events, such failure shall not constitute a failure or a Default under this Agreement, and such failure shall be excused with respect to the subject Licensed Vacation Ownership Properties, Sales Galleries, Marketing Facilities or Owner Service Centers (but only as to the subject Licensed Vacation Ownership Properties, Sales Galleries, Marketing Facilities or Owner Service Centers) for as long as the failure is caused, in whole or in part, by such Extraordinary Event(s), and so long as a cure is diligently pursued.

B. If either Vistana’s or Starwood’s failure to conform to, keep, perform, fulfill or satisfy a material obligation set forth in this Agreement that affects all or substantially all of the services to be provided under this Agreement, or that has a material adverse effect on the Licensed Business as a whole, other than an obligation to make monetary payments or provide monetary funding, is caused, in whole or in material part, by one or more Extraordinary Events, such failure shall not constitute a failure or a Default under this Agreement, and such failure shall be excused for as long as the failure is caused, in whole or in part, by such Extraordinary Event(s), and so long as a cure is diligently pursued.

C. Notwithstanding any other provision of this Agreement, if a threat or danger to public health or safety or any persistent unlawful activity occurs at any Licensed Vacation Ownership Property which could be expected to result in substantial liability or would be reasonably likely to have an adverse effect on such Licensed Vacation Ownership Property, any Starwood Intellectual Property, any Proprietary Marks, the goodwill associated therewith or Starwood’s interests therein, then:

(i) Vistana will notify Starwood of such threat or danger or unlawful activity;

(ii) as soon as reasonably practicable after any such notification (and/or after any notice to Vistana by Starwood of such threat or danger or unlawful activity), Vistana will provide Starwood with a plan to address such threat or danger or unlawful activity in a manner reasonably acceptable to Starwood, which plan may include proposed arrangements to accommodate guests and Owners at alternative lodging facilities, and may require the treatment of Owners differently than transient guests; and

(iii) depending on the severity of such threat or danger or unlawful activity, following notice to Vistana Starwood may (a) suspend such Licensed Vacation Ownership Property from the Reservation System, except for booking of Owner usage rights, in accordance with Section 9.3, until the threat or danger or unlawful activity is eliminated; or (b) remove such Licensed Vacation Ownership Property from the Applicable System pending resolution of the threat or danger or unlawful activity. However, if such Licensed Vacation Ownership Property is removed from the Applicable System under clause (b) above, Vistana may request that Starwood reinstate the rights to operate such Licensed Vacation Ownership Property, and Starwood will thereafter reinstate such rights, at Vistana’s cost, if, within twelve (12) months after removal of such Licensed Vacation Ownership Property from the Applicable System, the threat or danger to public health or safety or unlawful activity is eliminated and Starwood has determined that such reinstatement would not cause substantial liability or loss of goodwill.

20.	POST-TERMINATION OBLIGATIONS; DE-IDENTIFICATION

20.1	Property De-Identification and Post-Termination Obligations.

A. Upon termination of Vistana’s rights to operate one or more (but not all) of the Licensed Vacation Ownership Properties as part of the Licensed Business, the subject Licensed Vacation Ownership Property shall be Deflagged. In connection with a Deflagging (including pursuant to Section 7.9):

(i) Notification of Owners. Vistana will notify all Owners of the Deflagged Vacation Ownership Property (whether or not a component site in a Club), pursuant to a form of notice agreed to by the parties, that the Deflagged Vacation Ownership Property is no longer affiliated with the Licensed Marks or the Applicable System and is no longer a Licensed Vacation Ownership Property;

(ii) Use of Licensed Marks and Applicable System. All rights to operate the subject Deflagged Vacation Ownership Property under the Licensed Marks using the Applicable System shall immediately terminate (including all rights to use Starwood Technology, Centralized Services and any other Starwood Intellectual Property with respect to the subject Deflagged Vacation Ownership Property), and all Vacation Ownership Interests

(whether or not part of a Club) in, and Vacation Ownership Units at, the subject Deflagged Vacation Ownership Property shall no longer be marketed or sold under, or in association with, the Licensed Marks or any other aspect of the Applicable System;

(iii) Transient Rental. Inventory for transient rental at the subject Deflagged Vacation Ownership Property will no longer be available through the Reservation System, and any stay at the subject Deflagged Vacation Ownership Property will not be deemed a Starwood-branded stay for purposes of any Brand Loyalty Program;

(iv) Licensed Club Component Sites. To the extent the Deflagged Vacation Ownership Property was included as a component site in a Licensed Club prior to Deflagging, such Deflagged Vacation Ownership Property may continue to be included as a component site in such Licensed Club, but must be clearly identified as a non-Starwood branded Vacation Ownership Property (without reference to the Licensed Marks); provided, however, that if Applicable Law permits Vistana to remove such Deflagged Vacation Ownership Property from the Licensed Club (including by substituting a different Licensed Vacation Ownership Property therein), then Starwood may require Vistana to remove such Deflagged Vacation Ownership Property from the Licensed Club at such time as Vistana is able to obtain (through diligent efforts) replacement inventory, and in such event, Owners who own Vacation Ownership Interests in such Deflagged Vacation Ownership Property will no longer be permitted to trade usage rights associated with such interests for points under any Brand Loyalty Program; and

(v) Trade of Usage Rights. Owners who own Vacation Ownership Interests in the subject Deflagged Vacation Ownership Property will no longer be permitted to trade usage rights associated with such interests for points under any Brand Loyalty Program; provided, however, that Owners who own Vacation Ownership Interests which are part of a Club that has no designated “home” Vacation Ownership Property preference or priority reservation right at a specific Vacation Ownership Property (a “Non-Site Specific Club”) may, subject to Section 20.1B, continue to trade usage rights associated with such interests for points under any Brand Loyalty Program.

In addition, the parties will comply with their respective obligations described below:

(a) Vistana will not represent that the subject Deflagged Vacation Ownership Property is, or was, in any way connected with the Licensed Marks or the Applicable System, other than to the extent required by Applicable Law;

(b) Starwood will not represent that the subject Deflagged Vacation Ownership Property is, or was, in any way connected with the Applicable System, other than to the extent required by Applicable Law;

(c) Vistana, at its expense, will remove, or cause to be removed, promptly, any items using the Starwood Intellectual Property from, or in connection with, the subject Deflagged Vacation Ownership Property and perform or cause to be performed such additional actions as set forth in any de-identification list Starwood provides to Vistana to ensure that the subject Deflagged Vacation Ownership Property is not connected with the Applicable System and is not using any Starwood Intellectual Property;

(d) Vistana will permit Starwood or its representatives to enter the premises of the subject Deflagged Vacation Ownership Property at any time to take the de-identification actions described above, at Vistana’s sole risk and expense (including any cost to repair the Deflagged Vacation Ownership Property after such removal) with no obligation on Starwood to restore the Deflagged Vacation Ownership Property to its previous condition and without liability for trespass, if such actions have not been taken within ten (10) days after termination of Vistana’s rights to operate the subject Deflagged Vacation Ownership Property as part of the Licensed Business (provided, however, that such period shall be extended for a reasonable period with respect to any de-identification activities that cannot be completed within such period (e.g., removal of monument signage));

(e) Each party will promptly pay all amounts owing to the other party and any of its Affiliates related to the subject Deflagged Vacation Ownership Property; and

(f) Starwood, at its expense, will promptly perform such reasonable additional actions as set forth in any de-identification list Vistana provides to Starwood to ensure that Starwood is not connected with the subject Deflagged Vacation Ownership Property.

B. If at any time the aggregate number of Licensed Vacation Ownership Units at the Vacation Ownership Properties that make up the component sites in a Licensed Club that is a Non-Site Specific Club is less than fifty percent (50%) of the aggregate number of Vacation Ownership Units at the component sites in such Club, then, upon Starwood’s request, the subject Licensed Club shall be Deflagged. In connection with the Deflagging:

(i) Notification of Owners. Vistana will notify all Owners of Vacation Ownership Interests in such Deflagged Club, pursuant to a form of notice agreed to by the parties, that the Deflagged Club is no longer affiliated with the Licensed Marks or the Applicable System and is no longer a Licensed Club;

(ii) Use of Licensed Marks and Applicable System. All rights to operate the subject Deflagged Club under the Licensed Marks using the Applicable System shall immediately terminate (including all rights to use Starwood Technology, Centralized Services and any other Starwood Intellectual Property with respect to the subject Deflagged Club), and all Vacation Ownership Interests in the Deflagged Club shall no longer be marketed or sold under, or in association with, the Licensed Marks or any other aspect of the Applicable System;

(iii) Licensed Club Inventory. The Deflagged Club may continue to include as component sites the Licensed Vacation Ownership Properties that were component sites at the time of the Deflagging; provided, however, that Vistana may not, without Starwood’s prior written consent, in Starwood’s sole discretion, add other Licensed Vacation Ownership Properties as component sites to the subject Deflagged Club;

(iv) Trade of Usage Rights. Owners of Vacation Ownership Interests in the subject Deflagged Club will no longer be permitted to trade usage rights associated with such interests for points under any Brand Loyalty Program; and

(v) Outstanding Payments. Each party will promptly pay all amounts owing to the other party and any of its Affiliates related to the subject Deflagged Club.

20.2	Agreement De-Identification and Post-Termination Obligations.

Upon expiration (including the Tail Period, if applicable) or other termination of this Agreement, all rights granted under this Agreement to Vistana to operate the Licensed Vacation Ownership Properties under the Licensed Marks using the Applicable System will immediately terminate (including all rights to use the Starwood Technology, the Centralized Services and any other Starwood Intellectual Property), and the parties will comply with their respective obligations described below:

(i) Each party will promptly pay all amounts owing to the other party and any of its Affiliates under this Agreement;

(ii) Vistana will not represent that the Licensed Business or any of the Licensed Vacation Ownership Properties are in any way connected with the Applicable System or hold itself out as a licensee or former licensee of Starwood or that it was formerly known by any corporate name or trade name containing the Licensed Marks, other than to the extent required by Applicable Law;

(iii) Starwood will not represent that any of the Licensed Vacation Ownership Properties are in any way connected with the Applicable System, or hold itself out as a licensor or former licensor of Vistana, other than to the extent required by Applicable Law;

(iv) Vistana, at its expense, will stop using for any purpose, and promptly remove, any items using the Starwood Intellectual Property from, or in connection with, the Licensed Vacation Ownership Properties and perform such additional actions as set forth in any de-identification list Starwood provides to Vistana to ensure that Vistana is not connected with the Applicable System and is not using any Starwood Intellectual Property. If Vistana cannot remove all signage displaying the Licensed Marks, Vistana shall ensure that it is immediately completely obscured in a professional manner. If Vistana fails to fulfill its obligations under this Section 20.2(iv) within ten (10) days after expiration or termination of this Agreement (provided, however, that such period shall be extended for a reasonable period with respect to any de-identification activities that cannot be completed within such period (e.g., removal of monument signage)), Starwood or its representatives may, at Vistana’s sole risk and expense (including any cost to repair the Licensed Vacation Ownership Property after such removal) and without liability for trespass, enter the Licensed Vacation Ownership Property and remove or obscure any offending item with no obligation to restore the Licensed Vacation Ownership Property to its previous condition. Subject to the rights of the applicable Property Owners’ Association, Vistana shall give Starwood a reasonable opportunity to buy from Vistana at their depreciated book value any Equipment and Supplies or other items that bear any Starwood Intellectual Property. Starwood shall not be obliged to buy such items and its election not to do so shall not give Vistana any right to use such items after termination of this Agreement;

(v) Starwood, at its expense will promptly remove, any items using the Vistana Intellectual Property from, or in connection, with any Starwood Lodging Facilities or any other businesses of Starwood and its Affiliates (except that Vistana shall be responsible for removing any Sales Galleries, Marketing Facilities and Owner Service Centers located at the

Starwood Lodging Facilities at Vistana’s expense) and perform such additional actions as set forth in any de-identification list Vistana provides to Starwood to ensure that Starwood is not connected with the Licensed Vacation Ownership Properties or the Vacation Ownership Business of Vistana and its Affiliates, and is not using any Vistana Intellectual Property;

(vi) Vistana will immediately cease to use, and turn over to Starwood, all copies of any Starwood Confidential Information, Starwood Intellectual Property, and all other Applicable System materials relating to the operation of the Licensed Business and the Licensed Vacation Ownership Properties, all of which are acknowledged by Vistana to be Starwood’s property. Vistana will not retain a copy or record of any of the foregoing, except for Vistana’s copy of this Agreement, any correspondence between the parties, and any other documents that Vistana reasonably needs for compliance with any provisions of Applicable Law. If Starwood expressly permits Vistana to continue to use any Starwood Intellectual Property after the termination or expiration date, such use by Vistana will be in accordance with the terms of this Agreement;

(vii) Starwood will immediately turn over to Vistana all copies of any Vistana Confidential Information, Vistana Intellectual Property, and all other materials relating to the operation of the Licensed Vacation Ownership Properties, all of which are acknowledged by Starwood to be Vistana’s property. Starwood will not retain a copy or record of any of the foregoing, except for Starwood’s copy of this Agreement, any correspondence between the parties, and any other documents that Starwood reasonably needs for compliance with any provisions of Applicable Law. If Vistana expressly permits Starwood to continue to use any Vistana Intellectual Property after the termination or expiration date, such use by Starwood will be in accordance with the terms of this Agreement; and

(viii) Vistana shall (a) continue to resolve, in accordance with this Agreement all Owner, guest and customer complaints that relate to the period before termination or expiry, and (b) not represent in any marketing, advertising or otherwise that Vistana is a former licensee of the Licensed Marks, or that any Licensed Vacation Ownership Property is, or was, a Licensed Vacation Ownership Property or otherwise associated with the Applicable System.

20.3	Survival.

The rights and obligations of the parties under this Section 20 will survive termination or expiration of this Agreement.

21.	COMPLIANCE WITH LAWS; LEGAL ACTIONS

21.1	Compliance with Laws.

A. The parties will comply with Applicable Law in connection with the fulfillment of their respective obligations under this Agreement. Starwood shall have no obligation to ensure that the Standards and Policies comply with Applicable Law, and, if any Standards and Policies would violate any Applicable Law, the Applicable Law shall prevail. Vistana and Parent will forward to Starwood, within a reasonable period of time (not to exceed ten (10) Business Days) following Vistana’s or Parent’s receipt, copies of all inspection reports, warnings, certificates, and ratings issued by any Governmental Authority related to any Licensed Vacation Ownership Property or the Licensed Business that identify a material failure to meet or maintain governmental standards regarding health or life safety, or any other material violation of Applicable Law that may materially and adversely affect the operation of any Licensed Vacation Ownership Property or adversely affect the Licensed Business or Vistana or Parent or Starwood.

B. Each party will, if required by Applicable Law, timely file, register, or report this Agreement or the payments to be made hereunder, as applicable, to the appropriate Governmental Authorities having jurisdiction over any Licensed Vacation Ownership Property, the Licensed Business or this Agreement, and pay all costs and expenses related thereto.

21.2	Block Exemption.

Starwood and Vistana acknowledge and agree that the license is granted on the assumption that this Agreement complies, and will continue to comply, with the European Commission’s Block Exemption Regulation for Vertical Agreements (EU No. 330/2010) (the “Regulation”) and with Article 101 of the Treaty on the Functioning of the European Union (“Article 101”) and with the official interpretative guidelines of 2010, and any successor to the Regulation and to the guidelines. If, at any time, questions arise concerning this Agreement’s compliance with the Regulation, the parties shall use their commercially reasonable efforts to cooperate with each other to amend this Agreement, either to bring it into conformity with the requirements of the Regulation or to seek an alternative way to comply with Article 101. If, in Starwood’s sole judgment, this Agreement cannot be modified to comply with Article 101, including the Regulation, without undermining material elements of the license relationship, Starwood may, at its option, without liability for such action or any further obligation to Vistana, terminate the provisions of this Agreement and the license upon thirty (30) days’ notice to Vistana as to the portions of the Agreement or Territory that violate the Regulation. In such event, with respect to any change in the territorial rights that are materially adverse to Vistana or a material decrease in revenue of the Licensed Business that are directly attributable to such termination, the Base Royalty shall be equitably adjusted to take into account the termination of the provisions of this Agreement and the license as to the portions of the Territory that include the European Union. To the extent that the post-termination obligations described in Section 20 of this Agreement would be applicable, Vistana and its Affiliates will comply with such obligations.

21.3	Sanction and Anti-Corruption Laws.

A. Sanction and Anti-Corruption Laws. Vistana acknowledges that Starwood is a publicly held U.S. corporation that is required to comply with Sanction and Anti-Corruption Laws. Starwood desires to confirm that the conduct of Vistana and its delegates with respect to the development and operation of the Licensed Business complies and will comply with Sanction and Anti-Corruption Laws. Accordingly, Vistana represents and warrants that (i) neither Vistana nor any of its delegates hereunder is a Person who is a target of Sanction and Anti-Corruption Laws or who could cause Starwood or any of its Affiliates to be in violation of any Sanction and Anti-Corruption Laws, and (ii) neither Vistana nor any of its delegates has directly or indirectly authorized, offered, promised or given, in relation to the Licensed Business or this Agreement, anything of value (a) to a Non-US Government Official in order to influence official action or (b) to any Person while knowing or having reason to know that all or part of it will be offered, promised or given to a Non-US Government Official in order to influence official action. Vistana shall take all actions necessary to ensure that these representations and warranties remain true throughout the Term (and any Tail Period).

B. Shareholders, Directors, Officers or Employees as Government Officials. Vistana represents and warrants that no Individual is a Related Official or is expected to become a Related Official during the Term (or any Tail Period). At least thirty (30) days before any Individual becomes a Related Official, Vistana shall disclose to Starwood the expectation that such Individual will become a Related Official and the compensation payable to such Individual or their immediate family member by virtue of their status as an equityholder, director, officer or employee of Vistana or director of an equityholder of Vistana. For the purpose of this Section 21.3, “Related Official” means any (i) equityholder, director, officer or employee of Vistana, (ii) director of an equityholder of Vistana, or (iii) immediate family member of any of the foregoing, who in each case is a Non-US Government Official with the ability to take or influence official action in relation to the development or operation of any Licensed Vacation Ownership Property.

C. Activities of Related Government Officials. Vistana represents and warrants that (i) the status of every Related Official as an equityholder, director, officer or employee of Vistana or director of an equityholder of Vistana, or immediate family member of any of the foregoing, complies with Applicable Law and has been disclosed to all employers of the Related Official, and (ii) each Related Official has recused himself or herself in writing from taking any action in their official capacity that affects the Licensed Business and from interacting with any Non-US Government Official regarding the Licensed Business. Vistana shall take all actions necessary to ensure that these representations and warranties remain true throughout the Term (and any Tail Period).

D. Violation of Sanction and Anti-Corruption Laws. Notwithstanding anything to the contrary in Section 19.5, Starwood may terminate this Agreement if Starwood determines that Vistana has breached any representation, warranty or undertaking in this Section 21.3 or that any such breach is likely to occur unless this Agreement is terminated; provided, however, that to the extent permitted by Sanction and Anti-Corruption Laws, prior to terminating this Agreement, Starwood shall provide Vistana with thirty (30) days (or such shorter period, if any, before any such consequences may be imposed under the applicable Sanction and Anti-Corruption Laws) to restructure its ownership or take such other actions as may be necessary or desirable, subject to the other terms and conditions of this Agreement, to avoid or mitigate any potential violation. When requested by Starwood from time to time, Vistana shall certify to Starwood in writing the continuing accuracy of the covenants and representations in this Section 21.3.

22.	GOVERNING LAW; INJUNCTIVE RELIEF; COSTS OF ENFORCEMENT; ARBITRATION; AND EXPERT RESOLUTION

22.1	Governing Law; Venue.

This Agreement, and all disputes, claims, controversies or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in, or in connection with, this Agreement or as an inducement to enter into this Agreement) shall be governed by the internal Laws of the State of Maryland, without regard to any conflict of law principles, except that (i) this Agreement shall not be subject to the Maryland General and Limited Power of Attorney Act and (ii) the interpretation and enforceability of the arbitration provisions shall be governed by the Federal Arbitration Act and the body of federal common law interpreting the Federal Arbitration Act.

22.2	Injunctive Relief.

A. Starwood shall be entitled to injunctive or other equitable or judicial relief for any actual or threatened breach or violation of this Agreement or the Standards and Policies, or any actual or threatened misuse or misappropriation of the Starwood Intellectual Property or Starwood Confidential Information, without (i) the necessity of proving the inadequacy of money damages as a remedy, (ii) the necessity of posting a bond and (iii) waiving any other rights or remedies at law or in equity.

B. Vistana shall be entitled to injunctive or other equitable or judicial relief for any actual or threatened breach or violation of this Agreement or any actual or threatened misuse or misappropriation of the Vistana Intellectual Property or Vistana Confidential Information, without (i) the necessity of proving the inadequacy of money damages as a remedy, (ii) the necessity of posting a bond and (iii) waiving any other rights or remedies at law or in equity.

22.3	Costs of Enforcement.

The prevailing party in any legal proceeding relating to this Agreement (including any appeals and actions to enforce any arbitration awards or court judgments) shall be entitled to recover from the losing party all reasonable fees, costs and expenses incurred by the prevailing party in connection with such proceeding. If a party prevails on some, but not all, of its claims, such party shall be entitled to recover an equitable amount of such fees, costs and expenses, as determined by the court or arbitrator(s).

22.4	Mediation.

Subject to Section 11.D, the parties agree to submit any dispute, claim or controversy arising out of this Agreement to mediation administered by the American Arbitration Association under its Commercial Mediation Procedures before resorting to arbitration, litigation, or some other dispute resolution procedure.

22.5	Arbitration.

A. The parties agree for themselves and each of their representatives that any dispute, claim or controversy arising out of this Agreement (including any question regarding an agreement’s existence, validity or termination and actions taken or not taken under such agreement) or relating to the relationship of the parties shall be referred to, and resolved by, arbitration under the Commercial Arbitration Rules of the American Arbitration Association (or if it no longer exists, the parties shall agree on a substitute arbitration administrator), which rules are deemed to be incorporated by reference into this Section 22.5. The arbitration shall be conducted by three (3) arbitrators. The parties acknowledge that the arbitrators’ subpoena power with respect to the parties is not subject to geographic limitations. The place of arbitration shall be New York, New York. The language to be used in the arbitration shall be English. The arbitrators shall have the authority to award only actual damages. The parties shall keep the award and decision of the arbitrators confidential in accordance with Section 14, and such award and decision of the arbitrators shall be conclusive and binding on all parties and not subject to appeal. Judgment upon the award may be entered in any court of competent jurisdiction.

B. Each party may, without waiving any rights it has under this Agreement, seek from a court having jurisdiction any interim or provisional relief that may be necessary to protect its rights or property.

C. The provisions of this Section 22.5 will survive the expiration or termination of this Agreement.

22.6	Expert Resolution.

Where this Agreement calls for a matter to be referred to Expert(s) for determination, the following provisions shall apply.

A. Either party may commence the expert resolution process by providing notice to the other party. The parties shall have ten (10) days from the date of such notice to mutually agree on one (1) nationally recognized hospitality industry consulting firm or Individual as the Expert. If they fail to agree, each party shall have an additional ten (10) days to each select one (1) nationally recognized hospitality industry consulting firm or Individual, which such Persons shall jointly, within ten (10) days after the completion of the selection process by the parties (but in any event no later than thirty (30) days after the date of the notice), designate another such nationally recognized consulting firm or Individual to be the Expert. If either party fails to make its respective selection of a firm or Individual within the ten (10) day period provided for above, then the other party’s selection shall be the Expert. In all cases, the Experts selected shall be “qualified candidates” as described in this Section 22.6A. To be a “qualified candidate,” the Expert shall be an independent, nationally or internationally recognized consulting firm or Individual having a minimum of ten (10) years of experience in the timeshare and lodging industry and qualified to resolve the issue in question; provided that an Expert shall not include any Individual who is, as of the date of appointment or within six (6) months prior to such date, employed either directly or indirectly as a consultant in connection with any other matter, by a party (or its Affiliates) seeking to appoint such person. The selected Expert shall execute an agreement reasonably satisfactory to Vistana and Starwood to maintain the confidentiality of any information provided to it by the parties, and not to use such information for any purpose other than resolution of the dispute.

B. Each party may make written statements and provide supporting materials to the Expert, which must be delivered concurrently to the other party. The other party may respond to such submissions. The parties shall make available to the Expert all books and records relating to the issues in dispute and shall provide the Expert with any information or assistance reasonably requested by the Expert. The Expert shall establish a timetable for the making of submissions and replies, and notify the parties in writing of its decision within thirty (30) days after the date on which the expert has been selected (or such other period as the parties may agree).

C. Each party shall submit its proposed resolution of the dispute to the Expert (with a copy provided concurrently to the other party), and the Expert shall decide in favor of one of the parties’ positions, and may not make any determination other than by choosing one of the proposals presented by the parties. The Expert’s determination shall be based on the principles in this Agreement, including the requirement that the Licensed Vacation Ownership Properties be operated in accordance with the Standards and Policies. The Expert’s authority shall be limited to deciding the specific issue presented to it, and shall have no authority to award damages, issue orders or take any other action whatsoever. The decision of the Expert shall be final and binding upon the parties and shall not be capable of appeal or other challenge, whether by arbitration or otherwise, except for manifest error or fraud.

22.7	Litigation.

A. Notwithstanding Sections 11.D, 22.4, 22.5, and 22.6, a party may commence litigation or other legal proceedings (i) as permitted under Section 22.2, (ii) for any temporary injunctive relief against conduct or threatened conduct which might cause irreparable harm to a party or its Affiliates (including, in the case of Starwood, the reputation of the Licensed Marks), pending resolution of the dispute in accordance with Sections 11.D, 22.4, 22.5 or 22.6, (iii) for the enforcement of any arbitration award or (iv) for the enforcement of the dispute resolution provisions in this Section 22.

B. The parties irrevocably submit to the jurisdiction of the federal and state courts of the State of New York in any litigation or other legal proceeding arising out of, or relating to, the relationship of the parties in respect of the Licensed Business and this Agreement (including any question regarding any agreement’s existence, validity or termination and actions taken or not taken under such agreement) or any other dispute between the parties that is not subject to arbitration or expert resolution under this Section 22. Service of process by each party need not be personally served or served within the State of New York, but may be served by any means permitted by Applicable Law. All claims brought by a party must be brought and/or defended in the federal and state courts of the State of New York. Nothing in this Section 22.7, however, shall affect a party’s rights to enforce any court-entered judgment against the other party in any other appropriate jurisdiction. The parties waive all defenses based on lack of jurisdiction or inconvenient venue or forum for any litigation, legal action or other proceeding brought in accordance with this Section 22.7.

C. Each party waives, to the fullest extent permitted by Applicable Law, trial by jury of all claims arising out of or relating to this Agreement.

22.8	Class Actions.

Vistana agrees that, for the businesses operated under Starwood’s brands to function properly, Starwood should not be burdened with the costs of arbitrating or litigating system wide claims. Accordingly, Vistana agrees that any disagreement between Vistana and Starwood shall be considered unique as to its facts and shall not be brought as a class action, and Vistana waives, to the fullest extent permitted by Applicable Law, all rights to bring a class action or multi-plaintiff, consolidated or collective action against Starwood or any of its Affiliates.

22.9	Decisions in Prior Claims.

Vistana agrees that in any arbitration or litigation between the parties, the arbitrator(s) or court shall not be precluded from making its own independent determination of the issues in question, notwithstanding the similarity of issues in any other arbitration or litigation involving Starwood and any other third party or any of their respective Affiliates, and each party waives, to the fullest extent permitted by Applicable Law, all rights to claim that a prior disposition of the same or similar issues precludes such independent determination.

22.10	Survival.

The rights and obligations of the parties under this Section 22 will survive termination or expiration of this Agreement.

23.	REPRESENTATIONS, WARRANTIES AND COVENANTS

23.1	Existence and Power; Authorization; Contravention.

A. Organization and Authority. Each party represents and warrants that (i) it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, (ii) it has full power, authority and legal right to execute and perform its obligations under this Agreement and (iii) the Individual signing this Agreement has been duly authorized to do so on behalf of such party. Vistana represents and warrants that it or its Affiliates (as applicable) are qualified to do business in each state and jurisdiction in which the Existing Properties are located (to the extent required by Applicable Law) and shall ensure that it or its applicable Affiliate remains in good standing in the jurisdiction of its organization and qualified to do business in the state and jurisdiction in which each Licensed Vacation Ownership Property is located.

B. Enforceability. Each party represents and warrants that this Agreement constitutes a valid and binding obligation of such party and such party’s Affiliates, and does not violate or conflict with any such parties’ formation or governing documents or any Applicable Law.

C. No Conflicts. Each party represents and warrants that (i) it has obtained all approvals required for the execution of and performance of its obligations under this Agreement and (ii) this Agreement and such performance do not, and will not, conflict with, or constitute a default under, any agreement by which it or an Affiliate or any of their respective assets is bound or affected.

23.2	Acknowledgements and Representations Regarding Territorial Restrictions in Existing Contracts.

The parties acknowledge that each party may, as of the Effective Date, be parties to agreements with third parties that contain territorial restrictions, including the Permitted Territorial Restrictions that would be a breach of this Agreement if either party had agreed to such territorial restrictions without the consent of the other party during the Term.

24.	GENERAL PROVISIONS

24.1	Notices.

Unless expressly stated otherwise in this Agreement, no notice, consent, approval, waiver, demand or objection given under this Agreement shall be valid unless delivered in writing by (i) personal delivery, overnight DHL, FedEx, UPS or other similar courier service or (ii) United States Postal Service as Express Mail or certified mail, postage prepaid, return receipt requested, in each case addressed to the recipient party at the addresses specified below:

To Starwood:

Starwood Hotels & Resorts Worldwide, Inc.

One StarPoint

Stamford, Connecticut 06902

Attention:	Chief Financial Officer
Facsimile:	(203) 351-2519

Email: thomas.mangas@starwoodhotels.com

with a copy (which shall not constitute notice) to the same address:

Attention:	Kenneth S. Siegel
Facsimile No.:	(203) 351-2401
Email:	kenneth.siegel@starwoodhotels.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

885 Third Avenue

New York, New York 10022

Attention:	Jennifer Perkins
Facsimile No.:	(212) 751-4864
Email:	jennifer.perkins@lw.com

To Vistana:

Vistana Signature Experiences, Inc.

9002 San Marco Court

Orlando, Florida 32819

Attention:	President and Chief Executive Officer
Facsimile No.:	(407) 417-7110

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attention: Michael E. Lubowitz

Facsimile No.: (212) 310-8007

Email: michael.lubowitz@weil.com

To Parent:

Interval Leisure Group, Inc.

6262 Sunset Drive

Miami, Florida 33143

Attention:	Victoria J. Kincke, General Counsel
Facsimile:	305-667-2072

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attention: Michael E. Lubowitz

Facsimile No.: (212) 310-8007

Email: michael.lubowitz@weil.com

or at such other address as a party may designate by providing notice in accordance with this Section 24.1. Such notices shall be deemed to have been received upon (i) delivery to the recipient party’s address; provided that such delivery is before 5:00 p.m. (local time for the recipient party) on a Business Day, otherwise on the following Business Day or (ii) the attempted delivery if the recipient party refuses delivery or is no longer at such address and failed to provide the sending party with its current address in accordance with this Section 24.1. Email correspondence shall not constitute a notice under this Agreement. Notwithstanding the foregoing, but subject to Applicable Law, either party may provide the other party with routine information, consents, approvals, invoices, the Standards and Policies and information regarding any other System requirements and/or programs (including the Centralized Services and Insurance Requirements) and any changes to them, by regular mail, email, fax or by making them available on the internet, an extranet or other forms of digital media.

24.2	Independent Contractor.

Vistana is an independent contractor, and this Agreement does not create a fiduciary, agency, partnership, joint venture, joint ownership, employment or similar relationship, and nothing in this Agreement shall be construed as creating any such relationships between the parties. Neither party is authorized to (i) enter into any agreement, make any representation or warranty, incur any liability, or create any obligation on behalf of the other; provided that

Starwood may act on Vistana’s behalf, as Vistana’s agent, for purposes of booking reservations at any Licensed Vacation Ownership Property, or (ii) hire, dismiss or determine the working conditions or compensation of any of the other party’s employees. Vistana is solely responsible for determining the manner in which its rights are exercised and obligations fulfilled in the exercise of its business interest and day-to-day control of the Licensed Vacation Ownership Properties.

24.3	Interpretation of this Agreement.

A. Headings. The headings in this Agreement are for convenience and reference only and are not to be construed as a part of this Agreement.

B. Certain Words and Phrases. In this Agreement, unless otherwise expressly stated: (i) all words shall be deemed to include any number or gender as the context or sense requires; (ii) the words “include,” “includes,” “including,” “exclude,” “excludes,” “excluding” and “such as” shall be construed as if they are immediately followed by the words “without limitation”; (iii) the word “may” shall be construed as meaning “shall have the right but not the obligation to”; (iv) all dollar amounts are stated in U.S. Dollars; (v) a period of days shall be counted by excluding the first day and including the last day, unless the last day falls on a weekend or legal holiday, in which case the last day shall be the next Business Day; (vi) references to any Recital, Section or Exhibit are to recitals, sections or exhibits of this Agreement; (vii) any agreement, instrument, law, rule or regulation defined or referred to in this Agreement shall mean such agreement, instrument, law, rule or regulation as from time to time amended, supplemented or otherwise modified; (viii) the words “hereof,” “hereby,” “hereto,” “herein” and “hereunder” refer to this Agreement, and are not limited to the provision in which such words are used; and (ix) references to a Person are also to its permitted successors and assigns.

C. Drafting. No provision of this Agreement shall be construed against or in favor of a party merely because of who drafted it. When this Agreement provides that either party may take or refrain from taking any action or exercise discretion, such as rights of approval or consent, or to modify any part of the Standards and Policies or Applicable System, or to make other determinations or modifications under this Agreement, such party may do so from time to time.

D. Severability and Illegality. Each of the provisions in this Agreement shall be construed as independent of every other such provision. If any provision of this Agreement is held invalid, illegal or unenforceable by Applicable Law or a Governmental Authority for any reason, the remainder of this Agreement shall in no way be affected and shall remain valid and enforceable for all purposes and the provision in question shall be deemed replaced with a provision that is valid and enforceable and Starwood reasonably believes most nearly reflects its original intent. If any Standards and Policies are invalid, illegal or unenforceable under Applicable Law, Starwood may, in its sole discretion, modify such Standards and Policies to the extent required to make them valid, legal and enforceable. If any Applicable Law requires (i) a longer period than required by this Agreement for a notice of termination or of refusal to enter into a renewal or successor franchise and/or (ii) the taking of any other action not required under this Agreement, the notice and/or other action required by such Applicable Law shall be substituted for the comparable provisions in this Agreement to the extent required.

E. No Exclusive Remedies. No right or remedy conferred upon or reserved to Starwood or Vistana by this Agreement is intended to be, nor will be, deemed exclusive of any other right or remedy herein or by law or equity provided or permitted, but each will be cumulative of every other right or remedy.

24.4	Approvals, Consents and Waivers.

A. Subject to Section 24.4B, a party’s delay or failure to require the strict performance of any provision of this Agreement, or to exercise any power, right or remedy available to such party, shall not constitute a waiver of any breach of this Agreement or of the right to exercise any power, right or remedy. A waiver by a party of any breach of this Agreement shall not constitute a waiver of any prior or subsequent breach of the same provision. No waiver of any breach shall affect or alter this Agreement, but each and every provision of this Agreement shall continue in full force and effect with respect to any other then-existing or subsequent breach.

B. Except for claims by a party arising from the other party’s non-payment or underpayment of amounts due pursuant to this Agreement or as otherwise restricted by Applicable Law, any failure or delay of a party in asserting any claim arising from or relating to this Agreement shall constitute a waiver of such claim and shall preclude the enforcement of any remedy with respect to such claim, unless notice specifying such a claim is provided to the other party by no later than the second anniversary of the later of the date on which (i) such claim arose and (ii) the facts giving rise to such a claim were first known (or reasonably should have been known) to the party asserting the claim. Nothing in this Section 24.4 shall toll or extend any applicable statute of limitations or other limitation period.

24.5	Entire Agreement.

This Agreement, together with the other Transaction Agreements, constitutes the entire agreement between the parties with respect to the Licensed Business and the Licensed Vacation Ownership Properties and supersedes all prior agreements and understandings, whether written or oral. Each party acknowledges that, in entering into this Agreement, it does not do so in reliance on any written or oral representation, warranty, projection or other information, except as expressly set forth herein.

24.6	Amendments.

Except for the right of Starwood to make unilateral changes to the Standards and Policies, Centralized Services, Insurance Requirements and other changes permitted under this Agreement, any amendment, modification, change, waiver or discharge of a provision of this Agreement must be in writing, executed by the party against whom the enforcement of the amendment, modification, change, waiver or discharge is sought. If Vistana requests that Starwood execute or consent to any document relating to this Agreement, Vistana shall provide Starwood with at least thirty (30) days to review such document, but Starwood shall not be obligated to execute or consent to any such document. Vistana shall pay Starwood its then-

standard fee for the review, negotiation and execution of any such document. No party will be liable to other party for providing (or denying) any waiver, approval, consent or suggestion to the other party in connection with this Agreement or by reason of any delay or denial of any request.

24.7	Translations.

The English language version of all written materials, including this Agreement, the Standards and Policies, and any other documents, forms, agreements, manuals, and advertising materials provided to either party under this Agreement will be the version used for determining the intent of the parties. Either party may translate any such materials into any other language. All translations will be at the sole cost and expense of the translating party. Ownership of any translated materials shall vest in the party who owned the materials from which the translation was made, and all copyrights in any such translated materials will be assigned by translating party to the owning party or its designated Affiliate upon the owning party’s request. The translating party will obtain any necessary agreement with any translator that such translation will be the sole property of the owning party or its Affiliates.

24.8	Multiple Counterparts.

This Agreement may be executed in counterparts, each of which, when executed and delivered, shall be deemed an original, and such counterparts together shall constitute one and the same instrument.

24.9	Survival.

Termination or expiration of this Agreement shall not terminate or otherwise affect any rights or obligations of a party that either expressly or by their nature survive termination or expiration.

25.	STARWOOD MANAGED PROPERTIES

To the extent (i) any Vistana obligation under this Agreement is an express obligation of Starwood under a Starwood Management Agreement, or (ii) any liability of Vistana under this Agreement is a liability which Starwood expressly assumes under a Starwood Management Agreement, Vistana shall be excused from performing such obligation or assuming such liability (as applicable) with respect to the Starwood Managed Property to which the Starwood Management Agreement relates (but not any other Licensed Vacation Ownership Property) for the term of such Starwood Management Agreement.

26.	GUARANTY

26.1	Guaranty.

Parent absolutely, unconditionally and irrevocably guaranties to Starwood that if Vistana or an Affiliate or permitted sublicensee of Vistana fails for any reason to perform when due any of its respective obligations to Starwood under this Agreement or any of the other Transaction Agreements (the “Obligations”) within the time specified therein, it will without any demand or notice whatsoever promptly pay or perform such Obligations (the “Guaranty”). Parent acknowledges that the Guaranty is a continuing, absolute, unconditional and irrevocable guaranty both of performance and of payment (and not merely of collection), which Guaranty shall not terminate unless (i) this Agreement has terminated or expired in accordance with Sections 4 or 19 of this Agreement and all other Transaction Agreements have terminated or expired in accordance with their respective terms, and (ii) all amounts owing to pursuant to the Obligations have been paid in full. The liability of Parent hereunder is independent of and not in consideration of or contingent upon the liability of Vistana, its Affiliates or permitted sublicensees or any other Person, and a separate action or actions may be brought and prosecuted against Parent, whether or not any action is brought or prosecuted against Vistana, its Affiliates or permitted sublicensees or any other Person or whether Vistana, its Affiliates or permitted sublicensees or any other Person is joined in any such action or actions and without any obligation on the part of Starwood to assert any claim or demand or to enforce any remedy under the Agreement or the other Transaction Agreements. No delay or omission by Starwood to exercise any right or remedy arising from the Guaranty shall impair any right, nor shall it be construed to be a waiver thereof. No waiver of any single breach or default in connection with the Guaranty shall be deemed a waiver of any other breach or default.

26.2	Parent Waivers.

Parent hereby expressly waives diligence, presentment, demand, protest, and all notices whatsoever with regard to any of the Obligations and any requirement that Starwood protect, secure or perfect any security interests or exhaust any right, power, privilege or remedy or proceed against Vistana, its Affiliates or permitted sublicensees or any other Person with respect to any of the Obligations. Each and every default in payment or performance by Vistana, its Affiliates or sublicensees of any of the Obligations shall give rise to a separate cause of action hereunder and separate suits may be brought hereunder against Parent as each cause of action arises. Parent hereby expressly waives to the fullest extent permitted by law any defense by reason of: (i) the value, genuineness, validity, regularity, illegality or enforceability of this Agreement, the other Transaction Agreements or any other document or agreement delivered pursuant hereto or thereto, (ii) any modification, amendment or variation in or addition to the terms of any of the Obligations or any covenants in respect thereof or any security therefor, (iii) any extension or other change in time, manner or place for performance or waiver of performance of any covenant of Vistana, its Affiliates or permitted sublicensees or any other Person or any failure or omission to enforce any right with regard to or any other indulgence with respect to any of the Obligations, (iv) any merger or consolidation of Parent into or with any other Entity or any change in corporate existence, structure or ownership of Parent or Vistana, its Affiliates or permitted sublicensees or the permitted assignment or transfer of the Guaranty, this Agreement or the other Transaction Agreements or the Obligations, (v) any exchange, surrender, release of any other guaranty of or security for any of the Obligations or any circumstances that might otherwise constitute a legal or equitable discharge of a surety or guarantor, (vi) the existence of any claim, set-off or other right that Parent or any of its Affiliates may have against Starwood, whether in connection with the Obligations or otherwise, or (vii) any bankruptcy, insolvency, dissolution, liquidation, reorganization, or other similar proceeding involving or affecting Vistana, its Affiliates or permitted sublicensees or any other Person, it being Parent’s intent that Parent’s obligations hereunder shall be absolute, unconditional and irrevocable under any and all circumstances. In the event that any payment to Starwood in respect of any Obligation is rescinded or must otherwise be returned, restored or rejected for any reason whatsoever (including upon such bankruptcy, insolvency, dissolution, liquidation, reorganization or other similar proceeding involving or affecting any such Person described in clause (vii) or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any such Person or any substantial part of any such Person’s property, or otherwise), Parent shall remain liable hereunder with respect to the Obligations as if such payment had not been made. Notwithstanding anything herein to the contrary, Starwood hereby acknowledges and agrees that Parent does not waive any defense that an Obligation has already been paid, already been performed, or is not due or yet due under the terms of this Agreement or any of the other Transaction Agreements. For the avoidance of doubt, nothing herein shall obligate Parent to make any payment which is illegal for Parent to have made under any Applicable Law now or hereafter in effect in any jurisdiction applicable to Parent. Parent acknowledges that it will receive substantial benefits from the transactions contemplated by this Agreement and the other Transaction Agreements and that the waivers set forth herein are knowingly made in contemplation of such benefits.

26.3	Maximum Liability of Parent.

It being understood that the intent of Starwood is to obtain a guaranty from Parent, and the intent of Parent is to incur guaranty obligations, in an amount no greater than the largest amount that would not render such obligations subject to avoidance under Section 548 of the Bankruptcy Code or any applicable state law relating to fraudulent conveyances or fraudulent transfers, it is hereby agreed that:

A. if the sum of the obligations of Parent hereunder (the “Guarantor Obligations”) exceeds the sum (such sum, the “Total Available Net Assets”) of the Maximum Available Net Assets of Parent and Vistana, in the aggregate, then the Guarantor Obligations of Parent shall be limited to the greater of (i) the Total Available Net Assets and (ii) the value received by Parent in connection with the incurrence of the Guarantor Obligations to the greatest extent such value can be determined; and

B. if, but for the operation of this Section 26.3B and notwithstanding Section 26.3A above, the Guarantor Obligations of Parent hereunder otherwise would be subject to avoidance under Section 548 of the Bankruptcy Code or any applicable state law relating to fraudulent conveyances or fraudulent transfers, taking into consideration Parent’s (i) rights of contribution, reimbursement and indemnity from Vistana and any other guarantors with respect to amounts paid by Parent in respect of the Obligations (calculated so as to reasonably maximize the total amount of obligations able to be incurred hereunder), and (ii) rights of subrogation to the rights of Starwood, then the Guarantor Obligations of Parent shall be the largest amount, if any, that would not leave Parent, after the incurrence of such obligations, insolvent or with unreasonably small capital within the meaning of Section 548 of the Bankruptcy Code or any applicable state law relating to fraudulent conveyances or fraudulent transfers, or otherwise make such obligations subject to such avoidance.

Any Person asserting that the Guarantor Obligations of Parent are subject to Section 26.3A or are avoidable as referenced in Section 26.3B shall have the burden (including the burden of production and of persuasion) of proving (a) the extent to which such Guarantor Obligations, by operation of Section 26.3A, are less than the Obligations owed by Vistana to

Starwood or (b) that, without giving effect to Section 26.3B, the Guarantor Obligations of Parent hereunder would be avoidable and the extent to which such Guarantor Obligations, by operation of Section 26.3B, are less than the Obligations of Vistana, as the case may be.

26.4	Representations and Warranties of Parent.

A. Organization and Authority. Parent represents and warrants that (i) it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, (ii) it has full power, authority and legal right to execute and perform its obligations under this Agreement and (iii) the Individual signing this Agreement has been duly authorized to do so on behalf of Parent.

B. Enforceability. Parent represents and warrants that this Agreement constitutes a valid and binding obligation of Parent, and does not violate or conflict with any of Parent’s formation or governing documents or any Applicable Law.

C. No Conflicts. Parent represents and warrants that (i) it has obtained all approvals required for the execution of and performance of its obligations under this Agreement and (ii) this Agreement and such performance do not, and will not, conflict with, or constitute a default under, any agreement by which it or any of its respective assets is bound or affected.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement, under seal, as of the Effective Date.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

By:
(SEAL)

Name:
Title:

VISTANA SIGNATURE EXPERIENCES, INC.

By:
(SEAL)

Name:
Title:

[ADDITIONAL SIGNATURE BLOCKS APPEAR ON THE FOLLOWING PAGE]

[Signature Page to License Agreement]

SOLELY FOR THE PURPOSES OF THE GUARANTY IN SECTION 26 AND SECTIONS 18, 21.1, 22, AND 24 AND, AS APPLICABLE, EXHIBIT A:

INTERVAL LEISURE GROUP, INC.

By:
(SEAL)

Name:
Title:

[Signature Page to License Agreement]

EXHIBIT C

Noncompetition Agreement

See Attached.

FORM OF NONCOMPETITION AGREEMENT

dated as of

[ ● ]

by and between

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

and

VISTANA SIGNATURE EXPERIENCES, INC.

FORM OF NONCOMPETITION AGREEMENT

NONCOMPETITION AGREEMENT, dated as of [ ● ] (the “Effective Date”), between Starwood Hotels & Resorts Worldwide, Inc., a Maryland corporation (“Starwood”), and Vistana Signature Experiences, Inc., a Delaware corporation (“Vistana”). Starwood and Vistana are hereinafter referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

(A)	Pursuant to that certain Agreement and Plan of Merger, dated as of October 27, 2015 by and among Starwood, Vistana, Interval Leisure Group, Inc., a Delaware corporation (“Buyer”), and Iris Merger Sub, Inc., a Delaware corporation and wholly-owned Subsidiary of Buyer (“Merger Sub”) (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), Merger Sub will merge with and into Vistana immediately following the spin-off of Vistana to Starwood’s stockholders.

(B)	Following the closing of the transactions contemplated by the Merger Agreement, (i) Vistana will continue to own and conduct, directly and indirectly, the Vacation Ownership Business (as defined herein) and (ii) Starwood will continue to own and conduct, directly and indirectly, the Hotel Management and Franchising Business (as defined herein).

(C)	The Parties have entered into a License, Services and Development Agreement, dated as of the date hereof (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “License Agreement”), pursuant to which, among other things, Starwood has granted to Vistana the limited right for the Vacation Ownership Business to be operated under the Licensed Marks using the Applicable System pursuant to the terms thereof.

(D)	In connection with the closing of the transactions contemplated by the Merger Agreement, and to permit Starwood and Vistana to tailor their business strategies to best address market opportunities in their respective industries while maximizing the value of the Westin and Sheraton brands and the Applicable System, Starwood and Vistana have agreed to the noncompetition covenants set forth in this Agreement. Except as expressly stated in this Agreement, the License Agreement and the other Transaction Agreements, there are no agreements or understandings between Starwood and Vistana limiting in any way the extent to which or the means by which each Party might choose to compete with the other Party. Each of Starwood and Vistana acknowledges and agrees that Starwood and Vistana are not Affiliates for purposes of this Agreement.

AGREEMENT

In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Defined Terms. For the purpose of this Agreement (a) unless otherwise defined herein capitalized terms used herein shall have the meanings ascribed to them in the License Agreement, and (b) the following terms shall have the meanings hereinafter specified:

“Agreement” means this Noncompetition Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Compete” means: (i) to conduct or participate or engage in, or bid for or otherwise pursue a business in exchange for any direct fees or other direct payment, whether as a principal, sole proprietor, partner, stockholder, or agent of, or consultant to or manager for, any Person or in any other capacity; or (ii) to have any debt or equity ownership interest in or actively assist, any Person or business that conducts, participates or engages in, or bids for or otherwise pursues a business in exchange for any direct fees or other direct payment, whether as a principal, sole proprietor, partner or stockholder, or agent of, or consultant to or manager for, any Person or in any other capacity.

“Exclusive Marks” means the names and marks “Sheraton” and “Westin,” whether alone or together with other words, terms, designs or other elements.

“Existing Vacation Ownership Management Affiliate” means an Affiliate of Vistana as of the Effective Date (or a Subsidiary of such Affiliate that, after the Effective Date, becomes part of such Affiliate’s business in existence as of the Effective Date) that provides management services to Vacation Ownership Properties.

“Fractional Business” means the Vacation Ownership Business to the extent involving the development, sale, marketing, managing, operating and financing of Fractional Interests and Fractional Units.

“Fractional Interest” means a Vacation Ownership Interest where the ownership interest in, use right of or other entitlement to use the applicable accommodations and facilities is acquired for not less than three (3) weeks per calendar year.

“Fractional Unit” means a physical unit used for overnight accommodation as part of a Fractional Interest.

“Hotel Management and Franchising Business” means the business of developing, selling, marketing, managing, operating, licensing or franchising Hotels, including Condominium Hotels, but does not include the activities included in the term Vacation Ownership Business. For the avoidance of doubt, the mere ownership or leasing of a Hotel shall not be deemed to be engaging in the Hotel Management and Franchising Business.

“Law” means any statute, law, regulation, ordinance, rule, judgment, rule of common law, order, decree, government approval, concession, grant, franchise, license, agreement, directive, guideline, policy, requirement or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority, whether now or hereinafter in effect and, in each case, as amended.

“Management Agreements” means the management agreements between Starwood and Vistana relating to Starwood’s management of the Transferred Lodging Properties, as such agreements may be amended, restated, supplemented or otherwise modified from time to time.

“Membership Program” means a program under which purchasers acquire a membership interest in, use right of or other entitlement to use, on a recurring basis, overnight accommodations and access to associated facilities at one or more properties.

“Membership Program Hotel” means any Hotel that offers a Membership Program.

“Subsidiary” with respect to any Person, any corporation or other legal entity, of which such Person and/or one or more of its subsidiaries, controls or owns, directly or indirectly, at least a

2

majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or other similar governing body, or in the case of a legal entity with no governing body, at least a majority of the equity or voting interest.

“Timeshare Business” means the Vacation Ownership Business but specifically excluding the Fractional Business.

“Timeshare Unit” means any Vacation Ownership Unit that is not a Fractional Unit.

Section 1.2 Table of Definitions. The following terms have the meanings set forth in the Sections referenced below:

Definition	Location
Aqua-Aston	Section 3.2
Adjacent Hotel	Section 2.4
Buyer	Recitals
Conversion Hotels	Section 3.4
Effective Date	Preamble
Hotel Chain Transaction	Section 2.4
License Agreement	Recitals
Merger Agreement	Recitals
Merger Sub	Recitals
Owned or Leased Hotels	Section 3.3
Part(y)(ies)	Preamble
Permitted Hotel Transaction	Section 2.4
Permitted Vacation Ownership Business Acquisition	Section 3.3
Single Hotel Acquisition	Section 2.4
Starwood	Preamble
Term	Article IV
Vistana	Preamble

ARTICLE II

STARWOOD NONCOMPETITION COVENANTS

Section 2.1 Restrictions. Subject to the exclusions, exceptions and limitations expressly set forth in this Agreement, Starwood agrees that during the Term, it will not, and it will cause each of its Subsidiaries and Affiliates not to:

(i) Compete in the Timeshare Business anywhere in the world;

(ii) license its names or marks (including the Applicable System) to any Person other than Vistana or its Affiliates for use in the Timeshare Business anywhere in the world;

(iii) Compete in the Fractional Business under the Exclusive Marks anywhere in the world;

(iv) license the Exclusive Marks to any Person other than Vistana or its Affiliates for use in the Fractional Business anywhere in the world; or

(v) use or license the term “Starwood Vacation Network.”

3

Section 2.2 Management Exception. Notwithstanding Section 2.1 above, nothing in this Agreement will restrict Starwood or its Affiliates from operating and managing properties branded under the Proprietary Marks (including the Exclusive Marks and the Licensed Marks) that are developed, owned, leased or sold by Vistana under on-site resort management contracts (or similar agreements) between Vistana (or its Affiliates) and Starwood (or its Affiliates).

Section 2.3 Starwood Exceptions. Notwithstanding Section 2.1 above, nothing in this Agreement will restrict Starwood or any of its Subsidiaries or Affiliates from engaging in the following:

(i) developing, selling, marketing, owning, operating, licensing, leasing, managing, franchising or financing Condominium Hotel units and Residential Units;

(ii) engaging in activities that Starwood or its Affiliates are specifically permitted to engage in under Section 2.3(B) or Section 5.7 of the License Agreement or under Section 2.4 below, in each case, in accordance with such provisions;

(iii) (x) managing or franchising a Starwood Lodging Facility that is not branded with the Exclusive Marks and that is a Membership Program Hotel; provided that the amount of revenue generated from transient rental of the rooms/units at such Membership Program Hotel is more than the amount of revenue generated from use of the rooms/units at such Membership Program Hotel by members who have prepaid for use of such Membership Program Hotel through a Membership Program associated with such Membership Program Hotel, with such revenue amounts calculated based on the average revenue generated by the applicable Membership Program Hotel during the five (5) year period immediately preceding the date of the commencement of the management or franchise activities, or (y) providing operational services to a Vacation Ownership Property whose operations are complexed with a Starwood Lodging Facility and Starwood’s involvement in such Vacation Ownership Property is otherwise permitted pursuant to Section 5.7 of the License Agreement; provided that (A) neither Starwood nor any of its Affiliates markets or sells membership interests in any such Membership Program Hotel or units in any such Vacation Ownership Property, as applicable, or receives any direct fees or other direct payment in connection with any such marketing or sale activities, and (B) participants in the Membership Program associated with any such Membership Program Hotel and Owners of interests in any such Vacation Ownership Property are not permitted to trade usage rights associated with such interests for points under any Brand Loyalty Program, or otherwise utilize or have access to a Brand Loyalty Program with respect to their interests;

(iv) (x) accepting advance deposits or payments for Hotel stays, and (y) accepting multi-year advance Hotel bookings (provided that any such multi-year advance Hotel bookings relate to specific, identified Hotels and not on a systemwide basis);

(v) developing, selling, marketing, owning, operating, licensing, leasing, managing, franchising or financing any Ancillary Amenities;

(vi) owning equity securities of a publicly-traded Person that Competes in the Timeshare Business; provided that the aggregate holdings of Starwood and its Subsidiaries and Affiliates of such equity securities in such Person does not exceed 5% of the outstanding equity securities of such Person; provided, however, that no such cap on equity ownership will apply in the event Starwood and its Subsidiaries and Affiliates in the aggregate hold more than 5% of the outstanding equity securities of such Person as a result of a transaction otherwise permitted pursuant to Section 2.4 below and not prohibited by Section 18.2 of the License Agreement;

4

(vii) owning equity securities of a publicly-traded Person that Competes in the Fractional Business but not in the Timeshare Business; and/or

(viii) entering into an agreement for a transaction that would otherwise be restricted by Section 2.1 above; provided that any Vacation Ownership Property contemplated by any such transaction does not open for business and sales of Vacation Ownership Units at such Vacation Ownership Property do not commence, in each case, until after the Term (even if the development or construction of any such Vacation Ownership Property commences during the Term).

Section 2.4 Single Hotel Acquisitions and Hotel Chain Transactions.

Vistana acknowledges that Starwood and its Affiliates may whether by purchase of assets, purchase or exchange of stock of or by another Person, merger or consolidation with or into another Person, undergoing a change of control, joint ventures or other strategic partnerships with another Person, assumption of management or franchise rights, or otherwise (and subsequent dispositions thereof) (i) acquire a single Hotel that may include an existing branded or unbranded Vacation Ownership Business (a “Single Hotel Acquisition”) or (ii) make or be the subject of transactions with another Person that includes or otherwise involves another Hotel chain that may also include or otherwise involve an existing branded or unbranded Vacation Ownership Business, whether by way of owning, managing, or franchising, or otherwise licensing rights to, such Vacation Ownership Business (a “Hotel Chain Transaction”) to the extent permitted under this Section 2.4 and not prohibited by Section 18.2 of the License Agreement. Any Single Hotel Acquisition or Hotel Chain Transaction in which (1) the aggregate number of Hotel rooms that are the subject of such Single Hotel Acquisition or Hotel Chain Transaction (whether owned, leased, managed or franchised) is greater than the aggregate number of Timeshare Units that are the subject of such Single Hotel Acquisition or Hotel Chain Transaction (whether owned, leased, managed or franchised) and/or (2) with respect to any single Membership Program Hotel or portfolio of Membership Program Hotels, the amount of revenue generated from transient rental of the rooms/units at such Membership Program Hotel(s) is more than the amount of revenue generated from use of the rooms/units at such Membership Program Hotel(s) by members who have prepaid for use of such Membership Program Hotel(s) through a Membership Program associated with such Membership Program Hotel(s), with such revenue amounts calculated based on the average revenue generated by the applicable Membership Program Hotel(s) during the five (5) year period immediately preceding the date of the Single Hotel Acquisition or Hotel Chain Transaction (each such Single Hotel Acquisition or Hotel Chain Transaction in (1) and (2), a “Permitted Hotel Transaction”) shall be permitted under this Section 2.4, subject to this Section 2.4. Starwood shall notify Vistana within five (5) Business Days following the closing of any such Permitted Hotel Transaction, and, to the extent Starwood is permitted pursuant to the terms (provided Starwood does not seek to include terms that restrict a Vistana relationship) or nature of such Permitted Hotel Transaction, Starwood and Vistana shall use commercially reasonable efforts to negotiate (i) an exchange relationship between the Vacation Ownership Business acquired in the Permitted Hotel Transaction and the Licensed Business, (ii) the affiliation of all or part of any such acquired Vacation Ownership Business with the Licensed Business, and/or (iii) the management or purchase by Vistana of all or part of any such acquired Vacation Ownership Business. In the event that the Parties are unable to reach agreement on any of the foregoing alternatives within sixty (60) days following the receipt of notice of closing of such Permitted Hotel Transaction (or, to the extent Starwood is not permitted pursuant to the terms or nature of such Permitted Hotel Transaction to allow Vistana to participate in any of the foregoing alternatives, immediately upon the closing of any such Permitted Hotel Transaction), then Starwood and its Affiliates shall have the right to operate or manage (or engage third

5

parties to operate or manage, under a management, license or franchise agreement or otherwise) such acquired Vacation Ownership Business, including through the use of the System, but under a brand name that does not include any of the Exclusive Marks, even if the Timeshare Units that are part of such Vacation Ownership Business are co-located with a Starwood Lodging Facility; provided, however, that Starwood and its Affiliates will have the right (and will have the right to permit third parties, under a management, license or franchise agreement or otherwise) to (x) market, offer, and sell Timeshare Units that are part of such Vacation Ownership Business at any Hotel (including any Starwood Lodging Facility as long as it is not branded with the Exclusive Marks) acquired as part of such Permitted Hotel Transaction and adjacent to the Vacation Ownership Property that includes such Timeshare Units (an “Adjacent Hotel”) to any Person, including guests of such Adjacent Hotel, whether or not such guest is a member of any brand loyalty program, (y) place overflow guests of such Adjacent Hotel in such adjacent Vacation Ownership Property on a transient basis, and (z) offer potential customers of such adjacent Vacation Ownership Property stays at such Adjacent Hotel in connection with the marketing and sale of the Timeshare Units of such adjacent Vacation Ownership Property.

ARTICLE III

VISTANA NONCOMPETITION COVENANTS

Section 3.1 Restrictions. Subject to the exclusions, exceptions and limitations expressly set forth in this Agreement, Vistana agrees that during the Term it will not, and it will cause each of its Subsidiaries and Affiliates not to: (i) Compete in the Hotel Management and Franchising Business anywhere in the world; or (ii) license its names or marks or systems to any Persons (other than Starwood or its Affiliates) for use in the Hotel Management and Franchising Business anywhere in the world.

Section 3.2 Vistana Exceptions. Notwithstanding Section 3.1 above, nothing in this Agreement will restrict Vistana or any of its Subsidiaries or Affiliates from engaging in the following:

(i) engaging in activities that Vistana or its Affiliates are specifically permitted to engage in under Section 8.2 of the License Agreement or Section 3.3 or Section 3.4 below, in each case, in accordance with such provisions;

(ii) owning Hotels branded under the Proprietary Marks subject to a management agreement with Starwood;

(iii) operating Hotels branded under the Proprietary Marks as a franchisee under a franchise agreement with Starwood;

(iv) owning equity securities of a publicly-traded Person that Competes in the Hotel Management and Franchising Business; provided that the aggregate holdings of Vistana and its Subsidiaries and Affiliates of such equity securities in such Person does not exceed 5% of the outstanding equity securities of such Person;

(v) owning the Transferred Lodging Properties subject to and in accordance with the Management Agreements and Section 5.9 of the License Agreement;

(vi) engaging in the business operated by Aqua-Aston Holdings, Inc. and its Subsidiaries (“Aqua-Aston”); provided that Aqua-Aston will not (A) solicit management of a Hotel (including a Condominium Hotel) managed by Starwood and its Affiliates, or (B) knowingly bid for management of a Hotel (including a Condominium Hotel) not then managed by Aqua-Aston that Starwood is bidding to manage;

6

(vii) operating the Hyatt Carmel Highlands hotel;

(viii) an Existing Vacation Ownership Management Affiliate operating a Hotel that is co-located or adjacent to a Vacation Ownership Property (other than a Licensed Vacation Ownership Property) managed by such Existing Vacation Ownership Management Affiliate; and/or

(ix) entering into an agreement for a transaction that would otherwise be restricted by Section 3.1 above; provided that any Hotel contemplated by any such transaction does not open for business and reservations at such Hotel do not commence, in each case, until after the Term (even if the development or construction of any such Hotel commences during the Term).

Section 3.3 Vacation Ownership Business Acquisitions.

Starwood acknowledges that Vistana and its Affiliates may make Vacation Ownership Business acquisitions, whether by purchase of assets, purchase or exchange of stock of another Person, merger or consolidation with or into another Person, joint ventures or other strategic partnerships with another Person, assumption of sales, marketing or branding rights, or otherwise (and subsequent dispositions thereof), that may include an existing branded or unbranded Hotel Management and Franchising Business, or owned or leased Hotels (together with any owned or leased Hotels included in any such Hotel Management and Franchising Business, the “Owned or Leased Hotels”) to the extent permitted under this Section 3.3. Any such Vacation Ownership Business acquisitions made by Vistana or any of its Affiliates in which the aggregate number of Vacation Ownership Units that are the subject of such acquisition (whether owned, leased, managed or franchised) is greater than the aggregate number of Hotel rooms that are the subject of such acquisition (whether owned, leased, managed or franchised) (such an acquisition, a “Permitted Vacation Ownership Business Acquisition”) shall be permitted under this Section 3.3, subject to this Section 3.3. Vistana shall notify Starwood within five (5) Business Days following the closing of any such Permitted Vacation Ownership Business Acquisition by Vistana or any of its Subsidiaries, and Vistana and Starwood shall use commercially reasonable efforts to negotiate (i) a relationship under which such acquired Hotel Management and Franchising Business and/or the acquired Owned or Leased Hotels will affiliate with, and use certain systems that are part of, Starwood’s Hotel Management and Franchising Business, and/or (ii) the management or purchase by Starwood or any of its Affiliates of all or part of any such acquired Hotel Management and Franchising Business and/or such acquired Owned or Leased Hotels. In the event that the Parties are unable to reach agreement on any of the foregoing alternatives within sixty (60) days following the receipt of notice of closing of such Permitted Vacation Ownership Business Acquisition, then Vistana and its Affiliates shall have the right to operate or manage (or engage third parties to operate or manage, under a management, license or franchise agreement or otherwise) such acquired Hotel Management and Franchising Business and/or such acquired Owned or Leased Hotels; provided, however, that Vistana and its Affiliates shall have no right to use the Proprietary Marks (including the Licensed Marks) or any Starwood Intellectual Property (including the Applicable System) in connection therewith under the terms of the License Agreement, and such operation or management shall be subject to reasonable restrictions required by Starwood to ensure a level of brand separation sufficient to avoid customer confusion as determined by Starwood in its sole discretion. In the event that any such acquired Owned or Leased Hotel is managed at the time of the Vacation Ownership Business Acquisition by a third party under a contract that Vistana does not have the right to terminate without penalty, then at such time during the Term as such third party manager ceases to manage any such acquired Owned or Leased Hotel, Vistana and Starwood shall use commercially reasonable efforts to negotiate an agreement under which Starwood or one of its Affiliates will manage such acquired Owned or Leased Hotel. If Vistana and Starwood are not able to agree on terms for Starwood or an Affiliate of Starwood to manage such acquired Owned or Leased Hotel within sixty (60)

7

days after commencing such negotiations, then Vistana shall have the right to manage (or engage a third party to manage) such acquired Owned or Leased Hotel thereafter; provided, however, that Vistana and its Affiliates shall have no right to use the Proprietary Marks (including the Licensed Marks) or any Starwood Intellectual Property (including the Applicable System) in connection therewith under the terms of the License Agreement, and such management shall be subject to reasonable restrictions required by Starwood to ensure a level of brand separation sufficient to avoid customer confusion as determined by Starwood in its sole discretion.

Section 3.4 Hotels Acquired for Conversion to Vacation Ownership Properties.

Starwood acknowledges that Vistana and its Affiliates may acquire, lease or otherwise become involved in the management or operation of Hotels for the purpose of converting such Hotels to Vacation Ownership Properties (“Conversion Hotels”). For purposes of this Section 3.4, the Transferred Lodging Properties do not constitute Conversion Hotels. Vistana and its Affiliates may engage in the Hotel Management and Franchising Business with respect to any Conversion Hotel during the period between the date of takeover of such Conversion Hotel by Vistana or an Affiliate of Vistana and the date on which such Conversion Hotel is converted to a Vacation Ownership Property; provided that (a) for a Conversion Hotel acquired, leased, managed or otherwise operated by Vistana or any of its Affiliates (other than Existing Vacation Ownership Management Affiliates) (i) if such conversion occurs in a single phase, such period may not exceed thirty-six (36) months after the date of takeover of such Conversion Hotel by Vistana or any of its Affiliates (other than Existing Vacation Ownership Management Affiliates), and (ii) if such conversion occurs in multiple phases, at least half of the units of such Conversion Hotel must be converted within thirty-six (36) months after the date of takeover of such Conversion Hotel by Vistana or any of its Affiliates (other than Existing Vacation Ownership Management Affiliates) and the remainder of such units must be converted within sixty (60) months after the date of takeover of such Conversion Hotel; and provided further that in the case of either (i) or (ii) above, Vistana or any of its Affiliates (other than Existing Vacation Ownership Management Affiliates) diligently pursues the conversion of such Conversion Hotel to a Vacation Ownership Property during such period; and (b) for a Conversion Hotel acquired, leased, managed or otherwise operated by any Existing Business Affiliate, such Existing Business Affiliate diligently pursues such conversion in good faith. Notwithstanding the foregoing, if a Conversion Hotel is approved by Starwood as a New Property pursuant to the terms of Section 5.2 of the License Agreement, and any terms and conditions of such approval govern the timing of the conversion of such Conversion Hotel to a Licensed Vacation Ownership Property and/or the operation thereof as a Hotel in the interim, then to the extent that any provision of this Section 3.4 is deemed to conflict with the terms and conditions of Starwood’s approval of such Conversion Hotel as a New Property in accordance with the terms of the License Agreement, the terms and conditions of such approval shall control. Further notwithstanding the foregoing, to the extent required for legal or regulatory approval (including zoning and other land use approvals), Vistana and its Affiliates may continue to operate a portion or phase(s) of the Conversion Hotel as a Hotel.

Section 3.5 Considerations In Pursuing Opportunities. In determining whether a Vacation Ownership Business acquisition described in Section 3.3 above or a Conversion Hotel opportunity will be pursued by Vistana, any of its Subsidiaries or another Affiliate of Vistana, Buyer and its Affiliates will consider a number of factors including, without limitation, (i) the ability to secure and breadth of marketing access rights at co-located or nearby Hotels, (ii) existing brand affiliations of the Hotel, (iii) absence of territorial restrictions, (iv) appropriateness of the Hotel for applicable brand standards, and (v) the source of the opportunity and affiliation of any financial participants in the project.

8

ARTICLE IV

TERM

The term of this Agreement (the “Term”) will commence on the Effective Date and will continue until the earlier of (i) the date on which the License Agreement terminates in accordance with its terms, and (ii) the tenth anniversary of the Effective Date.

ARTICLE V

DISPUTE RESOLUTION

Section 5.1 Governing Law.

This Agreement, and all disputes, claims, controversies or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including to any representation or warranty made in, or in connection with, this Agreement or as an inducement to enter into this Agreement) shall be governed by the internal Laws of the State of Maryland, without regard to any conflict of law principles, except that (i) this Agreement shall not be subject to the Maryland General and Limited Power of Attorney Act and (ii) the interpretation and enforceability of the arbitration provisions shall be governed by the Federal Arbitration Act and the body of federal common law interpreting the Federal Arbitration Act.

Section 5.2 Injunctive Relief.

Each Party shall be entitled to injunctive or other equitable or judicial relief for any actual or threatened breach or violation of this Agreement, without (i) the necessity of proving the inadequacy of money damages as a remedy, (ii) the necessity of posting a bond and (iii) waiving any other rights or remedies at law or in equity.

Section 5.3 Costs of Enforcement.

The prevailing Party in any legal proceeding relating to this Agreement (including any appeals and actions to enforce any arbitration awards or court judgments) shall be entitled to recover from the losing Party all reasonable fees, costs and expenses incurred by the prevailing Party in connection with such proceeding. If a Party prevails on some, but not all, of its claims, such Party shall be entitled to recover an equitable amount of such fees, costs and expenses, as determined by the court or arbitrator(s).

Section 5.4 Mediation.

The Parties agree to submit any dispute, claim or controversy arising out of this Agreement to mediation administered by the American Arbitration Association under its Commercial Mediation Procedures before resorting to arbitration, litigation, or some other dispute resolution procedure.

Section 5.5 Arbitration.

(a) The Parties agree for themselves and each of their representatives that any dispute, claim or controversy arising out of this Agreement (including any question regarding an agreement’s existence, validity or termination and actions taken or not taken under this Agreement) or relating to the relationship of the Parties shall be referred to and resolved by arbitration under the Commercial Arbitration Rules of the American Arbitration Association (or if it no longer exists, the Parties shall agree on a substitute arbitration administrator), which rules are deemed to be incorporated by

9

reference into this Section. The arbitration shall be conducted by three (3) arbitrators. The Parties acknowledge that the arbitrators’ subpoena power with respect to the Parties is not subject to geographic limitations. The place of arbitration shall be New York, New York. The language to be used in the arbitration shall be English. The arbitrators shall have the authority to award only actual damages. The Parties shall keep the award and decision of the arbitrators confidential, and such award and decision of the arbitrators shall be conclusive and binding on all Parties and not subject to appeal. Judgment upon the award may be entered in any court of competent jurisdiction.

(b) Each Party may, without waiving any rights it has under this Agreement, seek from a court having jurisdiction any interim or provisional relief that may be necessary to protect its rights or property.

Section 5.6 Litigation.

(a) Notwithstanding Section 5.4 and Section 5.5, a Party may commence litigation or other legal proceedings (i) as permitted under Section 5.2, (ii) for any temporary injunctive relief against conduct or threatened conduct which might cause irreparable harm to a Party or its Affiliates, pending resolution of the dispute in accordance with Section 5.4 or Section 5.5, (iii) for the enforcement of any arbitration award or (iv) for the enforcement of the dispute resolution provisions in this Article V.

(b) Each Party irrevocably submits to the jurisdiction of the federal and state courts of the State of New York in any litigation or other legal proceeding arising out of or relating to the relationship of the Parties in respect of this Agreement (including any question regarding any agreement’s existence, validity or termination and actions taken or not taken under such agreement) or any other dispute between the Parties that is not subject to arbitration under this Article V. Service of process on a Party need not be personally served or served within the State of New York, but may be served by any means permitted by Applicable Law. All claims brought by a Party must be brought and/or defended in the federal and state courts of the State of New York. Nothing in this Section 5.6, however, shall affect a Party’s rights to enforce any court-entered judgment against the other Party in any other appropriate jurisdiction. The Parties waive all defenses based on lack of jurisdiction or inconvenient venue or forum for any litigation, legal action or other proceeding brought in accordance with this Section 5.6.

(c) Each Party waives, to the fullest extent permitted by Applicable Law, trial by jury of all claims arising out of or relating to this Agreement.

Section 5.7 Class Actions. Vistana agrees that, for the businesses operated under Starwood’s brands to function properly, Starwood should not be burdened with the costs of arbitrating or litigating system wide claims. Accordingly, Vistana agrees that any disagreement between Vistana and Starwood shall be considered unique as to its facts and shall not be brought as a class action, and Vistana waives, to the fullest extent permitted by Applicable Law, all rights to bring a class action or multi-plaintiff, consolidated or collective action against Starwood or any of its Affiliates.

Section 5.8 Decisions in Prior Claims. Vistana agrees that in any arbitration or litigation between the Parties, the arbitrator(s) or court shall not be precluded from making its own independent determination of the issues in question, notwithstanding the similarity of issues in any other arbitration or litigation involving Starwood and any other third party or any of their respective Affiliates, and each Party waives, to the fullest extent permitted by Applicable Law, all rights to claim that a prior disposition of the same or similar issues precludes such independent determination.

10

ARTICLE VI

MISCELLANEOUS

Section 6.1 Counterparts; Entire Agreement; Corporate Power.

(a) This Agreement may be executed in counterparts, each of which, when executed and delivered, shall be deemed an original, and such counterparts together shall constitute one and the same instrument.

(b) This Agreement, together with the License Agreement and the other Transaction Agreements, constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, whether written or oral. Each Party acknowledges that, in entering into this Agreement, it does not do so in reliance on any written or oral representation, warranty, projection or other information, except as expressly set forth herein.

(c) Each of Starwood and Vistana represents on behalf of itself that:

(i) it is duly incorporated or formed, validly existing and in good standing under the laws of the state or other jurisdiction of its incorporation or formation, and has all material corporate or other similar powers required to carry on its business as currently conducted;

(ii) it has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby;

(iii) this Agreement has been duly executed and delivered by it and constitutes a valid and binding agreement of such Person enforceable in accordance with the terms hereof;

(iv) it has carefully considered the provisions of this Agreement and agrees that the restrictions set forth herein are fair and reasonable, are required for protection of the legitimate interests of the other Party and are a material and necessary part of the transactions contemplated in connection with the Merger Agreement, and it further agrees that the restrictions are reasonable in scope, area and time, and will not prevent it from pursuing other non-competitive business ventures or otherwise cause a financial hardship to it; and

(v) it agrees that it is receiving good and valuable consideration for entering into this Agreement, which consideration includes, among other things, the receipt of consideration pursuant to the terms of the Merger Agreement, and acknowledges that the other Party has relied upon the covenants contained in this Agreement and that such covenants are conditions to, and a material part of, the willingness of such other Party to consummate the transactions contemplated by the Merger Agreement.

Section 6.2 Assignment. This Agreement may not be assigned or transferred, in whole or in part, without the prior written consent of the other Party, and any such assignment or transfer without consent will be void. Notwithstanding the foregoing, a Party shall assign this Agreement, in whole or in part, to the extent such Party assigns the License Agreement pursuant to and in accordance with the terms and conditions thereof; provided, however, that Starwood shall only be required to assign this Agreement in connection with and to the extent of an assignment of the License Agreement as it relates to the “Westin” and/or “Sheraton” brands. This Agreement will be binding on and inure to the benefit of each of the Parties and their respective successors and permitted assigns.

11

Section 6.3 Third Party Beneficiaries. The provisions of this Agreement are solely for the benefit of the Parties and their respective Affiliates and are not intended to confer any right or remedies hereunder upon any Person except the Parties and their respective Affiliates. Subject to the immediately preceding sentence, there are no third party beneficiaries of this Agreement and this Agreement will not provide any third person with any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

Section 6.4 Notices. Unless expressly stated otherwise in this Agreement, no notice, consent, approval, waiver, demand or objection given under this Agreement shall be valid unless delivered in writing by (i) personal delivery, overnight DHL, FedEx, UPS or other similar courier service or (ii) United States Postal Service as Express Mail or certified mail, postage prepaid, return receipt requested, in each case addressed to the recipient Party at the addresses specified below:

To Starwood:

Starwood Hotels & Resorts Worldwide, Inc.
One StarPoint
Stamford, Connecticut 06902
Attention: Chief Financial Officer
Facsimile: (203) 351-2519
Email: thomas.mangas@starwoodhotels.com
with a copy (which shall not constitute notice) to the same address:

Attention:	Kenneth S. Siegel
Facsimile No.:	(203) 351-2401
Email:	kenneth.siegel@starwoodhotels.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
885 Third Avenue
New York, New York 10022
Attention:	Jennifer Perkins
Facsimile No.:	(212) 751-4864
Email:	jennifer.perkins@lw.com

To Vistana:

Vistana Signature Experiences, Inc.
9002 San Marco Court
Orlando, Florida 32819
Attention:	President and Chief Executive Officer
Facsimile No.:	(407) 417-7110

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153 Attention: Michael E. Lubowitz Facsimile No.: (212) 310-8007 Email: michael.lubowitz@weil.com

12

or at such other address as a Party may designate by providing notice in accordance with this Section 6.4. Such notices shall be deemed to have been received upon (i) delivery to the recipient Party’s address; provided that such delivery is before 5:00 p.m. (local time for the recipient Party) on a Business Day, otherwise on the following Business Day or (ii) the attempted delivery if the recipient Party refuses delivery or is no longer at such address and failed to provide the sending Party with its current address in accordance with this Section 6.4. Email correspondence shall not constitute a notice under this Agreement.

Section 6.5 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and will in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby or thereby, as the case may be, is not affected in any manner adverse to either Party. Upon such determination, the Parties will negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

Section 6.6 Headings. The headings in this Agreement are for convenience and reference only and are not to be construed as a part of this Agreement.

Section 6.7 Waivers. Waiver by a Party of any default by the other Party of any provision of this Agreement will not be deemed a waiver by the waiving Party of any subsequent or other default, nor will it prejudice the rights of either Party. No provisions of this Agreement will be deemed waived by a Party, unless such waiver is in writing and signed by an authorized representative of the Party against whom such waiver is sought to be enforced.

Section 6.8 Amendments. This Agreement may not be amended, supplemented or modified except upon the execution and delivery of a written agreement executed by each of the Parties and specifically referencing this Agreement.

Section 6.9 Interpretation. In this Agreement, words in the singular are deemed to include the plural and vice versa and words of one gender are deemed to include the other gender as the context requires. The terms “hereof,” “herein,” “hereto,” “hereby,” “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement taken as a whole and not to any particular provision of this Agreement. Article and Section references are to the Articles and Sections of this Agreement unless otherwise specified. The table of contents and headings contained in this Agreement are for convenience of reference purposes only and do not affect in any way the meaning or interpretation of this Agreement. The word “including” and words of similar import when used in this Agreement means “including, without limitation,” unless the context otherwise requires or unless otherwise specified. The word “or” is not exclusive.

The Parties have participated jointly in the negotiation and drafting of this Agreement, and in the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring either Party by virtue of the authorship of any provisions of this Agreement.

13

[The remainder of this page is intentionally left blank.]

14

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its duly authorized representative.

Starwood Hotels & Resorts Worldwide, Inc.

By:
Name:
Title:

Vistana Signature Experiences, Inc.

By:
Name:
Title:

[Signature Page to Noncompetition Agreement]

EXHIBIT D

SPG Affiliation Agreement

See Attached.

FORM OF STARWOOD PREFERRED GUEST AFFILIATION AGREEMENT

dated as of

[ ● ]

by and among

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.,

PREFERRED GUEST, INC. and

VISTANA SIGNATURE EXPERIENCES, INC.

INDEX OF DEFINED TERMS

Defined Term	Location

Agreement	Preamble
Buyer	Recitals
Effective Date	Preamble
Elite Offerings	Section 6(a)
Elite Status	Section 6(b)
Exchanges	Section 2(a)
Incentives	Section 2(a)
License Agreement	Recitals
Material Program Changes	Section 8(b)
Merger Agreement	Recitals
Merger Sub	Recitals
Partner Agreements	Section 11(a)
Permitted Uses	Section 2(c)
PGI	Preamble
Pitch	Section 11(b)
Purchases	Section 2(a)
SPG Member(s)	Recitals
SPG Participating Hotel(s)	Recitals
SPG Program	Recitals
SPG Program Terms	Recitals
Standard Uses	Section 2(c)
Starpoints	Recitals
Starwood	Preamble
Starwood Parties	Preamble
Vistana	Preamble
Vistana Cost Per Point	Section 3(a)
Vistana Goodwill	Section 2(a)
Vistana Premium	Section 3(a)
Vistana Specific Use SOP	Section 2(b)
Vistana Specific Uses	Section 2(a)

ii

FORM OF STARWOOD PREFERRED GUEST AFFILIATION AGREEMENT

This STARWOOD PREFERRED GUEST AFFILIATION AGREEMENT (this “Agreement”), effective as of [ ● ] (“Effective Date”), is entered into by and among Starwood Hotels & Resorts Worldwide, Inc., a Maryland corporation (“Starwood”), Preferred Guest, Inc., a Delaware corporation, (“PGI,” and together with Starwood, the “Starwood Parties”), and Vistana Signature Experiences, Inc., a Delaware corporation (“Vistana”).

RECITALS

A. Pursuant to that certain Agreement and Plan of Merger, dated as of October 27, 2015, by and among Starwood, Vistana, Interval Leisure Group, Inc., a Delaware corporation (“Buyer”), and Iris Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Buyer (“Merger Sub”) (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), Merger Sub will merge with and into Vistana immediately following the spin-off of Vistana to Starwood’s stockholders.

B. Vistana has been operating the Licensed Business by developing, selling, marketing, operating and financing Vacation Ownership Properties under the Licensed Marks using the Applicable System.

C. Starwood, directly and through its Affiliates (including PGI), operates a loyalty program known as the Starwood Preferred Guest® (SPG) program (the “SPG Program”), whose members (each an “SPG Member” and collectively, the “SPG Members”) earn Starpoints® (“Starpoints”) for staying at Lodging Facilities and Vacation Ownership Properties that participate in the SPG Program (each, an “SPG Participating Hotel” and collectively, the “SPG Participating Hotels”), and for the purchase of goods and services from specified vendors.

D. The SPG Program is governed by certain terms which, as of the Effective Date, are located at http://www.spg.com/legal/spg_terms.html (as the same may be updated, amended, supplemented, replaced or otherwise modified from time to time, the “SPG Program Terms”).

E. In connection with the transactions contemplated by the Merger Agreement, Vistana shall enter into a License, Services and Development Agreement with Starwood (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “License Agreement”) pursuant to which, among other things, Starwood has granted Vistana the limited right for the Vacation Ownership Business to be operated under the Licensed Marks using the Applicable System and Starwood or its Affiliates shall provide certain services to Vistana and its Affiliates with respect to the Licensed Business.

F. In connection with the transactions contemplated by the Merger Agreement, the parties have agreed that Vistana, the Licensed Vacation Ownership Properties and the Licensed Unbranded Properties shall retain the ability to participate in the SPG Program in accordance with the terms hereof.

G. Capitalized terms used herein that are not otherwise defined shall have the respective meanings set forth in the License Agreement, or if not defined therein, in the SPG Program Terms.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Section 1.	Participation in the SPG Program as a Centralized Service.

(a) Centralized Service. Pursuant and subject to Section 6.2 of the License Agreement, each Licensed Vacation Ownership Property and each Licensed Unbranded Property shall participate in the SPG Program in accordance with the License Agreement and all Standards and Policies applicable to the SPG Program as an SPG Participating Hotel. The Starwood Parties agree that to the extent any other Vacation Ownership Business participates in the SPG Program, such participation shall be on terms no more favorable to such Vacation Ownership Business than those provided to Vistana under this Agreement, provided that if the number of Starpoints issued in connection with the Permitted Uses hereunder during any two consecutive calendar year period is, as a percentage of all Starpoints issued for the SPG Program during such period, less than 4% due to a decrease in the number of Starpoints issued by Vistana that is more than de minimus, this restriction shall be null and void.

(b) Centralized Service Charges. Pursuant to Section 6.3 of the License Agreement, the Centralized Services Charges for the participation by each Licensed Vacation Ownership Property and each Licensed Unbranded Property in the SPG Program as a mandatory Centralized Service shall be determined by Starwood on a fair and commercially reasonable basis and in a manner consistent with the manner in which such charges are made with respect to substantially all of the Branded Starwood Lodging Facilities or a category thereof which the Licensed Vacation Ownership Property would be included in if it was a Branded Starwood Lodging Facility participating in the SPG Program, subject to modifications agreed to in writing by Starwood and Vistana as of or after the Effective Date.

Section 2.	Starpoints Offered by Vistana in the Licensed Business.

(a) Offer of Starpoints in the Licensed Business. Subject to Section 10, Vistana and its Affiliates may offer Starpoints to SPG Members (including persons then being enrolled as SPG Members): (i) as an incentive upon a purchase of a Licensed Vacation Ownership Interest or a Licensed Unbranded Vacation Ownership Interest (“Purchases”); (ii) for conversion of a Licensed Vacation Ownership Interest or a Licensed Unbranded Vacation Ownership Interest to Starpoints (“Exchanges”); (iii) to resolve Owner customer service issues or otherwise as a goodwill gesture to Owners unrelated to transient stays at Licensed Vacation Ownership Properties and Licensed Unbranded Properties (“Vistana Goodwill”); and (iv) for promotional purposes such as sales presentations, tours, financing and certain other specified incentives in connection with the offer and sale of Licensed Vacation Ownership Interests and Licensed Unbranded Vacation Ownership Interests (“Incentives” and together with Purchases, Exchanges and Vistana Goodwill, the “Vistana Specific Uses”).

(b) Vistana Specific Use SOP. As of the Effective Date, the parties have set forth the details of the Vistana Specific Uses and the number of Starpoints that may be offered in

2

connection therewith in writing (including, without limitation, the exchange rate for conversion) and any flexibility with respect thereto (the “Vistana Specific Use SOP”). Any change to the Vistana Specific Use SOP shall require the mutual consent of the parties. The parties shall review the Vistana Specific Use SOP on an annual basis.

(c) Permitted Uses. Vistana may not offer Starpoints for any purposes other than the permissible uses under the Standards and Policies that apply to the SPG Program as a Centralized Service (the “Standard Uses”) and the Vistana Specific Uses (collectively, the “Permitted Uses”) without the prior written consent of the Starwood Parties. Starwood Parties will reasonably consider Vistana’s requests to offer Starpoints for any purposes other than a Permitted Use.

Section 3.	Payment for Starpoints Issued for Vistana Specific Uses.

(a) Vistana Specific Use Price Per Starpoint. Vistana shall pay PGI (or its designee) for Starpoints issued in connection with Vistana Specific Uses at: (i) the price per Starpoint then paid for goodwill points for Standard Uses, plus (ii) the premium set forth in the Vistana Specific Use SOP for Vistana Specific Uses (the “Vistana Premium,” and together with subclause (i), the “Vistana Cost Per Point”); provided, however, that if the number of Starpoints offered by Vistana in connection with a Vistana Goodwill gesture equals or exceeds the number of Starpoints that if offered for a goodwill gesture as a Standard Use would increase the price per Starpoint, the Vistana Cost Per Point shall be increased by an amount consistent with the premium applicable to goodwill gestures as a Standard Use.

(b) Vistana Premium Adjustment. If (i) the number of Starpoints issued in connection with Vistana Specific Uses during any calendar year is, as a percentage of all Starpoints issued for the SPG Program during such calendar year, greater than 15% due to an increase in the number of Starpoints issued by Vistana, or (ii) during any calendar year, the redemption behavior of Owners or prospective Owners materially changes from historical redemption behavior, the parties agree to negotiate in good faith an adjustment to the Vistana Premium for future calendar years.

(c) Payment for Starpoints. Vistana shall be obligated to pay PGI (or its designee) for all Starpoints following receipt of an invoice in respect of such issued Starpoints. Vistana shall be invoiced for Starpoints issued for Vistana Specific Uses, and obligated to make payments in connection with such invoices, in the same manner as it is invoiced for Standard Uses, and obligated to make payments in connection with such invoices, under the License Agreement.

Section 4.	Expiration and Reinstatement of Starpoints.

(a) Expiration of Starpoints. Starpoints awarded in connection with Vistana Specific Uses prior to the Effective Date of this Agreement or pursuant to this Agreement shall expire on the sixth (6th) anniversary of the date such Starpoints are deposited in a SPG Member’s account, regardless of such SPG Member’s activity in the SPG Program during that time.

(b) Reinstatement of Expired or Forfeited Starpoints. Vistana may elect to reinstate expired or forfeited Starpoints issued to Owners for Vistana Specific Uses at its sole discretion, provided that any reinstated Starpoints shall be treated as newly issued Starpoints for purposes of expiration thereof and payment to PGI (or its designee) hereunder.

3

Section 5.	Use, Redemption and Transfer of Starpoints by SPG Members.

(a) Redemption by SPG Members. The redemption of Starpoints by Owners and other Vistana customers shall be subject to the SPG Program Terms.

(b) Transfer. Any Starpoints issued to an SPG Member for Vistana Specific Uses are transferable to other SPG Members as permitted under the SPG Program Terms and to another Owner that is an SPG Member and that is included on the deed of the same Licensed Vacation Ownership Interest or a Licensed Unbranded Vacation Ownership Interest.

Section 6.	Elite Status.

(a) Elite Offerings. Vistana may provide (i) Gold Preferred Guest status in the SPG Program to any Owner of a Licensed Vacation Ownership Property (other than Specified Fractional Properties) or a Licensed Unbranded Property until such Owner is no longer an Owner of such Vacation Ownership Property; (ii) Platinum Preferred Guest status in the SPG Program to any initial purchaser of fractional units at Specified Fractional Properties during such initial purchaser’s term of ownership of such fractional unit; and (iii) Platinum Preferred Guest status in the SPG Program to any Owner who is a Five Star Elite member (as defined in the Vistana Specific Use SOP) until such Owner is no longer an Owner of Licensed Vacation Ownership Properties or Licensed Unbranded Properties or fails to meet the Five Star Elite member requirements which are set forth in the Vistana Specific Use SOP (collectively, the “Elite Offerings”). Additional details about the Elite Offerings (including, without limitation, the Five Star Elite membership requirements) shall be included in the Vistana Specific Use SOP, and any change thereto shall require both Vistana’s and the Starwood Parties’ prior written consent.

(b) Changes. The Starwood Parties and Vistana agree to discuss, in good faith: (i) a change to the Elite Offerings if, at any time, the number of Owners that have Gold Preferred Guest status or Platinum Preferred Guest status (collective, “Elite Status”) exceeds 6% of the total number of active SPG Members; and (ii) potential modifications to the status tiers of the Elite Offerings by the Starwood Parties before any such modifications occur.

(c) Permitted Uses. Vistana may not offer Elite Status for any purpose other than as an Elite Offering without the prior written consent of the Starwood Parties.

Section 7.	Removal of Owners from SPG Program.

The Starwood Parties may terminate an Owner from the SPG Program if the Owner violates the SPG Program Terms and shall promptly notify Vistana of such termination.

Section 8.	Changes to the SPG Program.

(a) Changes by the Starwood Parties. The Starwood Parties shall have the right to change any terms or conditions of the SPG Program and the SPG Program Terms, at any time, in

4

their sole discretion and shall provide Vistana with notice in the same manner as it provides notice to the Branded Starwood Lodging Facilities. Notwithstanding the foregoing, the Starwood Parties agree that in no event shall the Starwood Parties, without Vistana’s prior consent: (i) impose new SPG Program Terms or amend or modify any SPG Program Terms or exceptions thereto that, in each case, exclusively relate to the Licensed Business, or (ii) impose new SPG Program Terms or amend or modify any SPG Program Terms that have a disproportionate adverse impact on an individual SPG Member who is an Owner as compared to a similarly situated SPG Member who is not an Owner. Vistana shall, as part of the sales process with respect to the sale of Licensed Vacation Ownership Interests, provide written disclosure to each prospective purchaser to the effect that (i) all Starpoints are subject to the SPG Program Terms, and (ii) the Starwood Parties may modify the SPG Program Terms at any time in their sole discretion. Vistana shall be permitted to incorporate such disclosure with other disclosures Vistana makes to prospective purchasers and all such documents shall be reviewed by Starwood in accordance with the License Agreement.

(b) Material Program Changes. The Starwood Parties shall meet annually with Vistana at a mutually agreed upon time and place to discuss anticipated material changes to the SPG Program (“Material Program Changes”) that may affect Vistana in accordance with the governance process set forth in the License Agreement.

(c) Suggested Changes. The Starwood Parties shall reasonably consider changes to the SPG Program suggested by Vistana which address issues specifically relevant to the Licensed Business (including any systems enhancements needed to implement such changes) within a reasonable time after receiving a formal proposal from Vistana containing information reasonably necessary for the Starwood Parties to assess such suggested change. Notwithstanding the foregoing sentence, any changes made to the SPG Program shall be at the Starwood Parties’ sole discretion.

(d) No Obligation to Continue SPG Program. Vistana acknowledges that Starwood is under no obligation to continue the SPG Program. In the event that the SPG Program is eliminated, Starwood shall treat Owners who hold Starpoints in a manner consistent with other SPG Members. Starwood shall provide Vistana with notice of any termination of the SPG Program no less than six (6) months prior to the effectiveness of the termination, unless otherwise required by Applicable Law.

(e) Merger of Programs. In the event the SPG Program is combined with or becomes part of another Loyalty Program, Starwood shall treat Owners who hold Starpoints in a manner consistent with other SPG Members other than with respect to the rights described in Sections 4(a) and 6(a).

Section 9.	Prohibition on Dilution of SPG Program Relationship Benefits.

During the term of this Agreement, Vistana shall neither take any action, nor fail to take any action, that would result in the dilution of SPG Member’s benefits under the SPG Program. For the avoidance of doubt, Vistana entering into any partnership whereby customers of the partner are advantaged over SPG Members of comparable status would result in the dilution of SPG Member’s benefits. For example, without limitation, Vistana may not enter into a partnership whereby elite customers of a partner are upgraded when staying at Vistana Properties before SPG Members with Elite Status.

5

Section 10.	Exclusive Customer Loyalty Program.

Except as otherwise approved by Starwood pursuant to the License Agreement, neither Vistana nor any Licensed Vacation Ownership Property or Licensed Unbranded Property may utilize or affiliate with in any manner (including in connection with marketing initiatives) any loyalty program other than (i) the SPG Program, or (ii) any general timeshare exchange company in which other Vacation Ownership Business operators participate. For the avoidance of doubt, the foregoing restrictions on use and affiliation with customer loyalty programs shall apply, without limitation, to (i) any customer loyalty program provided by a Lodging Competitor with respect to each Licensed Vacation Ownership Property and each Licensed Unbranded Property and (ii) any third-party travel distribution company (e.g., Expedia, Orbitz and Travelocity). Notwithstanding the foregoing, Vistana may not utilize or affiliate with in any manner (including in connection with marketing initiatives) any customer loyalty program provided by a third-party timeshare exchange company that (i) is an Affiliate of a Lodging Competitor or (ii) issues “points” or other currency of a loyalty program of a Lodging Competitor.

Section 11.	Partner Agreements.

(a) Cooperation and Compliance. The parties acknowledge and agree that, prior to the Transaction, Vistana received significant benefits (e.g. co-branded cards and crossover rewards) from SPG Program partner agreements between the Starwood Parties and various vendor and service providers (such agreements in effect now or in the future, “Partner Agreements”) and Vistana’s continued participation in Partner Agreements following the Transaction would benefit the Starwood Parties and Vistana. As such, the Starwood Parties agree to cooperate with Vistana in good faith to enable Vistana to participate after the Effective Date in Partner Agreements in which Vistana is eligible to participate and Vistana agrees that each Licensed Vacation Ownership Property and each Licensed Unbranded Property shall, to the extent practicable, participate in all Partner Agreement benefits in the same manner as other SPG Participating Hotels. Notwithstanding Vistana’s participation in any Partner Agreements, Vistana hereby agrees it and each Licensed Vacation Ownership Property and each Licensed Unbranded Property shall comply with all obligations set forth in the Partner Agreements that subject the Starwood Parties or the SPG Participating Hotels to act on an exclusive basis with respect to any service or product provided or received by the Starwood Parties or the SPG Participating Hotels to the extent Starwood notifies Vistana of such obligations; provided, that upon notice to the Starwood Parties Vistana may continue to comply with obligations under of its then existing agreements for the remainder of the then current term unless Vistana has the ability to terminate the existing agreements without penalty or adverse impact to the Licensed Business or Starwood elects to pay termination fees and otherwise compensate for any adverse impact to the Licensed Business to assist Vistana in exiting the existing partnership.

(b) Pitches. Upon request, Starwood shall provide Vistana the opportunity to present or otherwise submit Partner Agreements proposals for marketing initiatives (a “Pitch”). Starwood may in its commercially reasonable judgment accept or reject any Pitch. Starwood and Vistana shall cooperate in good faith to pursue any accepted Pitch; provided however, Starwood may at any time cease its efforts to pursue an accepted Pitch for any good faith reason.

6

Section 12.	Marketing

The Starwood Parties shall include Vistana and the Licensed Vacation Ownership Properties in promotions, marketing and communications, and Vistana may include the SPG Program in its promotions marketing and communications, pursuant to and as set forth in the License Agreement, the Vistana Specific Use SOP and in other agreements between the parties.

Section 13.	Vistana Associates.

(a) Benefits. Following the Effective Date, Vistana associates shall be provided with the same benefits and limitations relating to the SPG Program as those provided by Starwood to Starwood associates.

(b) Fraud Prevention. As of or prior to the Effective Date, Vistana shall adopt and maintain a policy directed at preventing Vistana associates from engaging in fraudulent activity in connection with the SPG Program. Vistana shall provide a copy of this policy, and any changes thereto, to the Starwood Parties. Vistana shall provide such assistance as the Starwood Parties reasonably request in connection with the Starwood Parties’ efforts to determine whether any Vistana associate is engaging in fraudulent activity in connection with the SPG Program.

Section 14.	Reporting.

(a) Reports to Vistana. Starwood shall report to Vistana the same categories and quantities of information relating to the SPG Program that Starwood provides to other SPG Participating Hotels.

(b) Starwood Audits. During the term of this Agreement and any Tail Period, and for three (3) years thereafter, the Starwood Parties and their authorized representatives shall have the right, at any time (but not more than once per calendar year, unless an audit reveals non-compliance with this Agreement or the Vistana Specific Use SOP in such year), upon reasonable notice to Vistana and at the Starwood Parties’ cost, to: (i) examine all books, records, accounts and data (including its computers and electronic storage media) of Vistana solely relating to the issuance, redemption or reimbursement of Starpoints for the year preceding such examination to ensure that Vistana is complying with the terms of this Agreement (including with respect to the calculation of fees related to the issuance of Starpoints by Vistana and other amounts payable under this Agreement where the calculation of such amount depends on information provided by Vistana) and to copy such information that is reasonably necessary for, and relevant to, such audit; and (ii) have an independent audit made of any of such books, records, accounts and data (including its computers and electronic storage media). Vistana shall fully cooperate with, and provide such other assistance as may be reasonably requested related to, the audit. If an examination or audit reveals that Vistana has not complied with its obligations hereunder in any material respect, the parties shall convene promptly after such non-compliance is discovered and use their best good faith efforts to resolve such non-compliance. For the avoidance of doubt, payment of damages and restriction of Vistana’s rights hereunder may be appropriate resolutions.

7

Section 15.	Term.

This Agreement shall be effective as of the Effective Date and shall remain in effect until the earlier of (i) the termination of this Agreement pursuant to Section 17, (ii) the termination of the SPG Program without substitution of a successor program, or (iii) the termination or expiration of the License Agreement; provided, however, if the License Agreement expires in accordance with its terms, this Agreement shall continue until the expiration of the Tail Period of the License Agreement subject to the limitations described below in Section 18.

Section 16.	Assignment.

Vistana may not assign or transfer this Agreement, in whole or in part, without the prior written consent of the Starwood Parties, and any such assignment or transfer without consent will be void. Notwithstanding the foregoing, Vistana shall assign this Agreement to the extent it assigns the License Agreement pursuant to and in accordance with the terms and conditions thereof. Each of the Starwood Parties may assign or transfer this Agreement, in whole or in part, without Vistana’s consent to: (i) an Affiliate of Starwood that has the legal, financial and operational ability to perform the obligations of Starwood under this Agreement, or (ii) any other Person, but only to the extent of an assignment or transfer of the applicable portion of the SPG Program. This Agreement will be binding on and inure to the benefit of each of the parties hereto and their respective successors and permitted assigns.

Section 17.	Default.

(a) Vistana Defaults with No Cure Period. The Starwood Parties may terminate this Agreement immediately upon notice to Vistana, or exercise any of the remedies under Section 17(d), in the event of any of the following Defaults:

(i) Starwood terminates the License Agreement in accordance with the terms thereof based on Vistana’s default thereunder;

(ii) Vistana or any principal, director, officer, shareholder or agent of Vistana, contrary to the provisions of this Agreement, discloses, causes, or fails to exercise commercially reasonable efforts to prevent the disclosure of, or otherwise uses in an unauthorized manner, any Starwood Confidential Information in violation of this Agreement, and an arbitration panel under this Agreement determines that (A) a material breach has occurred, (B) (I) Vistana has failed to exercise commercially reasonable efforts to prevent such breach or (II) such breach was intentional or resulted from Vistana’s gross negligence, and (C) such breach has or may result in the goodwill associated with the SPG Program being so materially damaged as a result of the breach that interim injunctive relief is an inadequate remedy and that termination of the entire relationship contemplated by this Agreement is the only adequate remedy; or

(iii) any assignment or transfer by Vistana or its Affiliates occurs in violation of Section 16 of this Agreement, and Vistana fails to notify the Starwood Parties within fourteen (14) days following a notice of Default from the Starwood Parties that Vistana intends to unwind such assignment or transfer or fails to actually unwind such assignment or transfer in a manner satisfactory to the Starwood Parties within ninety (90) days following the notice of Default; provided, however, that nothing herein shall restrict or limit the Starwood Parties’ ability to seek injunctive relief to stop such assignment or transfer at any time;

8

(iv) Vistana dissolves or liquidates, except in connection with an assignment or transfer permitted by Section 16 of this Agreement; or

(v) Vistana becomes insolvent, generally does not pay its debts as they become due, or files a voluntary petition (or consents to an involuntary petition) or an involuntary petition is filed and is not dismissed within sixty (60) days under any bankruptcy, insolvency, or similar law, and such bankruptcy or insolvency has a material adverse effect on Vistana’s operation of the Licensed Business or the Starwood Parties or the Starwood Parties’ Affiliates or the SPG Program or any goodwill associated with the SPG Program.

(b) Vistana Defaults with a Cure Period. The Starwood Parties may terminate this Agreement upon notice to Vistana, or exercise any of the remedies under Section 17(d), if any of the following Defaults is not cured within the applicable Cure Period following a notice of Default from the Starwood Parties to Vistana:

(i) Vistana or its Affiliates fail to pay any amounts due under and in the manner required by this Agreement to the Starwood Parties or their Affiliates when the same becomes due and payable;

(ii) Vistana or its Affiliates fail to pay when due a total amount in excess of five million dollars ($5,000,000) (as adjusted annually after the Effective Date by the GDP Deflator) under all the Transaction Agreements taken together;

(iii) Vistana or its Affiliates fail to comply with any of their obligations in this Agreement or the Vistana Specific Use SOP and such failure has, or is reasonably expected to have, a material adverse effect on the Starwood Parties or their Affiliates; or

(iv) Vistana or any of its Affiliates is convicted of a felony or other similar crime or offense, or engages in a pattern or practice of acts or conduct that, as a result of the adverse publicity that has occurred in connection with such offense, acts, or conduct, has or may result in the goodwill associated with the SPG Program or the reputation of the Starwood Parties or any of their Affiliates being so materially damaged that termination of the entire relationship contemplated by this Agreement is the only adequate remedy.

For the purposes of this Section 17(b), “Cure Period” means:

1.	with respect to clauses (i) and (ii) above, ten (10) Business Days following a notice of Default from the Starwood Parties to Vistana; and

2.	with respect to clauses (iii) and (iv) above, ninety (90) days following a notice of Default from the Starwood Parties to Vistana.

9

(c) Other Vistana Defaults. The Starwood Parties may exercise any of the remedies under Section 17(d), in the event of any of the following Defaults:

(i) Vistana or any principal, director, officer, shareholder or agent of Vistana, contrary to the provisions of this Agreement, discloses, causes, or fails to exercise commercially reasonable efforts to prevent the disclosure of, or otherwise uses in an unauthorized manner, any Starwood Confidential Information in violation of this Agreement; or

(ii) Vistana or any of its Affiliates is convicted of a felony or other similar crime or offense, or engages in a pattern or practice of illegal acts or conduct that, as a result of the adverse publicity that has occurred in connection with such offense, acts, or conduct, is likely to have, or has had, a material adverse effect on the SPG Program.

(d) The Starwood Parties’ Remedies. Upon any Default under Section 17(a), Section 17(b), or Section 17(c), the Starwood Parties shall have the right to pursue any one or more of the following remedies (without limitation to the Starwood Parties’ right to terminate this Agreement under Section 17(a) and Section 17(b)):

(i) institute any and all proceedings permitted by Applicable Law or in equity with respect to such event of Default, including, without limitation, actions for injunctive or declaratory relief (including specific performance) and damages. Vistana acknowledges and agrees that, in the event that the Starwood Parties terminate this Agreement pursuant to a termination right expressly identified in Section 17(a) or Section 17(b), the Starwood Parties shall, in addition to the right to terminate, have the right to seek and obtain damages with respect to the termination of the Agreement. Vistana agrees that the Starwood Parties have devoted substantial resources to developing and building the SPG Program and that the SPG Program, including the significant reputation and goodwill associated therewith, has been developed by the Starwood Parties over a period of years prior to the Effective Date, and, therefore, it would be unreasonable to expect or require the Starwood Parties to mitigate their damages resulting from such Default and termination; and

(ii) suspend Vistana’s right to access and use information included in the SPG Program, to offer Starpoints for Permitted Uses, provide Elite Status pursuant to Section 6 or be included in the Starwood Parties’ communications, marketing or promotional materials until the Default is cured.

(e) No Waiver by the Starwood Parties. The exercise by the Starwood Parties of any remedies in Sections 16(a) through (d) shall not (i) constitute actual or constructive termination or abandonment of this Agreement, (ii) be a waiver of any Default under this Agreement or (iii) prevent the Starwood Parties from terminating this Agreement as otherwise permitted hereunder or exercising their other remedies. Vistana shall pay all Reimbursable Expenses actually incurred by the Starwood Parties and their representatives in exercising their rights under Sections 16(a) through (d). Vistana shall not be entitled to any compensation for any expenses or losses directly or indirectly incurred as a result of the Starwood Parties’ exercise or withdrawal of any interim remedy.

10

(f) The Starwood Parties’ Defaults with No Cure Period. Vistana may terminate this Agreement immediately upon notice to the Starwood Parties, or exercise any of the remedies under Section 17(i), in the event of any of the following Defaults:

(i) Vistana terminates the License Agreement in accordance with the terms thereof based on Starwood’s default thereunder;

(ii) the Starwood Parties or any principal, director, officer, shareholder or agent of the Starwood Parties, contrary to the provisions of this Agreement, discloses, causes, or fails to exercise commercially reasonable efforts to prevent the disclosure of, or otherwise uses in an unauthorized manner, any Vistana Confidential Information in violation of this Agreement, and an arbitration panel under this Agreement determines that (A) a material breach has occurred, (B) (I) the Starwood Parties have failed to exercise commercially reasonable efforts to prevent such breach or (II) such breach was intentional or resulted from the Starwood Parties’ gross negligence, and (C) such breach has or may result in the goodwill associated with the Licensed Business being so materially damaged as a result of the breach that interim injunctive relief is an inadequate remedy and that termination of the entire relationship contemplated by this Agreement is the only adequate remedy;

(iii) an assignment or transfer by the Starwood Parties occurs in violation of Section 16 of this Agreement, and the Starwood Parties fail to notify Vistana within fourteen (14) days following a notice of Default from Vistana that the Starwood Parties intend to unwind such assignment or transfer or fail to actually unwind such assignment or transfer in a manner satisfactory to Vistana within ninety (90) days following the notice of Default; provided, however, that nothing herein shall restrict or limit Vistana’s ability to seek injunctive relief to stop such assignment or transfer at any time;

(iv) the Starwood Parties dissolve or liquidate, except in connection with an assignment or transfer permitted under Section 16 of this Agreement; or

(v) to the extent permitted by Applicable Law, the Starwood Parties become insolvent, generally do not pay their debts as they become due, or file a voluntary petition (or consent to an involuntary petition or an involuntary petition is filed and is not dismissed within sixty (60) days) under any bankruptcy, insolvency, or similar law, and such bankruptcy or insolvency has a material adverse effect on the Licensed Business or Vistana or Vistana’s Affiliates.

(g) The Starwood Parties’ Defaults with a Cure Period. Vistana may terminate this Agreement immediately upon notice to the Starwood Parties, or exercise any of the remedies under Section 17(i), if any of the following Defaults is not cured within the applicable Cure Period following a notice of Default from Vistana to the Starwood Parties:

(i) the Starwood Parties or their Affiliates fail to pay when due a total amount in excess of five million dollars ($5,000,000) (as adjusted annually after the Effective Date by the GDP Deflator) under all the Transaction Agreements taken together;

(ii) the Starwood Parties or any of their Affiliates are convicted of a felony or other similar crime or offense and such conviction is the actual and sole cause of Vistana being prevented from obtaining or retaining the licenses that it requires to continue operating the Licensed Business at all, or substantially all, of the Licensed Vacation Ownership Properties and the Licensed Business is so materially damaged as a result of such conviction that termination of the entire relationship contemplated by this Agreement is the only adequate remedy; or

(iii) the Starwood Parties or any of their Affiliates fail to comply with any of their obligations in this Agreement or the Vistana Specific Use SOP and such failure has, or is reasonable expected to have, a material adverse effect on Vistana or its Affiliates.

11

For the purposes of this Section 17(g), “Cure Period” means:

1.	with respect to clause (i) above, ten (10) Business Days following notice of Default from Vistana to the Starwood Parties.

2.	with respect to clauses (ii) and (iii) above, ninety (90) days following a notice of Default from Vistana to the Starwood Parties.

(h) The Starwood Parties’ Other Defaults. Vistana may exercise any of the remedies under Section 17(i) in the event of any of the following Defaults:

(i) the Starwood Parties or any principal, director, officer, shareholder or agent of the Starwood Parties, contrary to the provisions of this Agreement, disclose, cause, or fail to exercise commercially reasonable efforts to prevent the disclosure of, or otherwise use in an unauthorized manner, any Vistana Confidential Information in violation of this Agreement; or

(ii) the Starwood Parties or any of their Affiliates is convicted of a felony or other similar crime or offense and such conviction prevents Vistana from obtaining or retaining the licenses that it requires to continue operating the Licensed Business at any individual Licensed Vacation Ownership Properties.

(i) Vistana Remedies. Upon any Default under Sections 16(f) through (h), Vistana shall have the right to pursue any one or more of the following remedies (without limitation to Vistana’s right to terminate this Agreement under Sections 16(f) through (h)):

(i) institute any and all proceedings permitted by Applicable Law or in equity with respect to such event of Default, including, without limitation, actions for injunctive or declaratory relief (including specific performance) and damages. The Starwood Parties acknowledge and agree that, in the event that Vistana terminates this Agreement pursuant to a termination right expressly identified in Sections 16(f) and (g), Vistana shall, in addition to the right to terminate, have the right to seek and obtain damages with respect to the termination of the Agreement; and

(ii) suspend provision of the services that Vistana is required to provide to the Starwood Parties under this Agreement until the Default is cured.

(j) Other Defaults. If Vistana or the Starwood Parties materially fail to fulfill any of the other material covenants, undertakings, obligations or conditions set forth in this Agreement, except where specific remedies are identified for Defaults described in Sections 16(a) through (e), the non-defaulting party shall have the right to institute any and all proceedings permitted by Applicable Law or in equity with respect to such failure, including, without limitation, actions

12

for injunctive or declaratory relief (including specific performance) and damages; provided, however, that the non-defaulting party shall not have the right to terminate this Agreement with respect to such failure, unless it is determined by an arbitration panel under this Agreement that (i) the non-defaulting party has been, or shall be, damaged in an amount in excess of fifty million dollars ($50,000,000) (as adjusted annually after the Effective Date by the GDP Deflator) or (ii) the goodwill associated with the SPG Program (if the Starwood Parties are the non-defaulting party) or the Licensed Business (if Vistana is the non-defaulting party) has been, or shall be, so materially damaged as a result of the conduct of the defaulting party that interim injunctive relief is an inadequate remedy and that termination of the entire relationship contemplated by this Agreement is the only adequate remedy, in which case the non-defaulting party shall have the right to terminate this Agreement upon the rendering of the arbitration panel’s determination. The parties acknowledge and agree that, in the event that the non-defaulting party terminates this Agreement pursuant to this Section 17(j), the non-defaulting party shall, in addition to the right to terminate, have the right to seek and obtain damages with respect to the termination of this Agreement.

(k) Extraordinary Events.

(i) If either Vistana’s or the Starwood Parties’ failure to conform to, keep, perform, fulfill or satisfy any representation, warranty, covenant, undertaking, obligation, standard, test, or condition set forth in this Agreement, other than an obligation to make monetary payments or provide monetary funding, is caused, in whole or in material part, by one or more Extraordinary Events, such failure shall not constitute a failure or a Default under this Agreement, and such failure shall be excused for as long as the failure is caused, in whole or in part, by such Extraordinary Event(s), and so long as cure is diligently pursued.

(ii) If either Vistana’s or the Starwood Parties’ failure to conform to, keep, perform, fulfill or satisfy a material obligation set forth in this Agreement that affects all or substantially all of the services to be provided under this Agreement, or that has a material adverse effect on the SPG Program or the Licensed Business as a whole, other than an obligation to make monetary payments or provide monetary funding, is caused, in whole or in material part, by one or more Extraordinary Events, such failure shall not constitute a failure or a Default under this Agreement, and such failure shall be excused for as long as the failure is caused, in whole or in part, by such Extraordinary Event(s), and so long as cure is diligently pursued.

Section 18.	Effect of Termination.

(a) Starpoints. The termination or expiration of the Agreement shall have no effect on any Starpoints issued hereunder.

(b) Elite Status. On February 28th of the year following termination or expiration of the Agreement, any Owner that has received Elite Status in the SPG Program solely due to its status as an Owner, shall no longer have Gold Preferred Guest Status or Platinum Preferred Guest Status in the SPG Program.

(c) Unpaid Amounts. Any unpaid amounts payable by Vistana hereunder as of the date of termination shall be automatically due and payable in full within ten (10) Business Days following termination of this Agreement.

13

Section 19.	Indemnification; Limitation of Liability.

(a) Indemnification.

(i) Vistana shall defend, indemnify and hold harmless the Starwood Parties and their Affiliates, and their respective officers, directors, agents and employees, and their respective successors and assigns for, from and against any and all losses, costs, liabilities, damages, claims, demands and expenses (including reasonable attorneys’ and expert fees and costs) of every kind and description with respect to claims arising out of, relating to or resulting from the following:

(A) any violation of Applicable Law with respect to the Vistana Specific Uses;

(B) claims related to services provided to Owners, any claim relating to any untrue statement or alleged untrue statement of a material fact contained in any Offering Documents, or any omission or alleged omission to state a material fact required to be stated in such Offering Documents or necessary to make the statements made therein not misleading;

(C) the sales and marketing activities occurring after the Effective Date, and the operation, management or servicing of the Licensed Vacation Ownership Properties or of any other business conducted by Vistana or its Affiliates on, related to, or in connection with the Licensed Vacation Ownership Properties, the Licensed Unbranded Properties, or the Licensed Business;

(D) claims made by Owners or other customers of the Licensed Business as a result of the termination (other than wrongful termination by the Starwood Parties) or expiration of this Agreement or any rights granted hereunder to Vistana in accordance herewith;

(E) any claim arising from the Vistana Specific Uses; and

(F) the gross negligence or willful misconduct of Vistana or its Affiliates or their respective officers, directors, agents, sublicensees or employees related to this Agreement or the Licensed Business.

(ii) The Starwood Parties shall defend, indemnify and hold harmless Vistana and its Affiliates, and their respective officers, directors, agents and employees, and their respective successors and assigns for, from and against any and all losses, costs, liabilities, damages, claims, demands and expenses (including reasonable attorneys’ and expert fees and costs) of every kind and description with respect to claims arising out of, relating to or resulting from the gross negligence or willful misconduct of the Starwood Parties or their Affiliates or their respective officers, directors, agents, sublicensees or employees related to this Agreement, the SPG Program or the Licensed Business.

14

(iii) If any party receives notice of any action, suit, proceeding, claim, demand, inquiry or investigation for which it is entitled to an indemnity under Section 19(a), it shall promptly notify the other party.

(iv) Unless the parties otherwise agree, within 30 days after an indemnifying party receives notice of a claim in accordance with Section 19(a)(iii), the indemnifying party shall defend the third-party claim (and, unless the indemnifying party has specified any reservations or exceptions, seek to settle or compromise), at its expense and with its counsel. The indemnitee may, at its expense, employ separate counsel and participate in (but not control) the defense, compromise or settlement of the third-party claim. However, the indemnifying party shall pay the fees and expenses of the indemnitee’s counsel (i) for any period during which the indemnifying party has not assumed the defense of the claim (other than for any period in which the indemnitee did not notify the indemnifying party of the third-party claim as required by Section 19(a)(iii); or (ii) if the engagement of counsel is as a result of a conflict of interest, as the indemnitee reasonably determines in good faith. Notwithstanding the above, (x)if the Starwood Parties determines that the matter at issue may have a material adverse effect on the Starwood Parties, the SPG Program, or Starwood’s Lodging Business, then the Starwood Parties, through counsel of their choice, may control the defense or response to any such action, and such undertaking by the Starwood Parties shall not, in any manner or form, diminish the Starwood Parties’ obligations to Vistana hereunder; or (y) if the matter at issue principally relates to Vistana’s interest in the Licensed Business, the Starwood Parties shall allow Vistana, through counsel of its choice, to control the defense or response to any such action, and such undertaking by Vistana shall not, in any manner or form, diminish Vistana’s obligations to the Starwood Parties hereunder; provided, in either case, the non-controlling party and its counsel shall be permitted to participate in such action at its expense.

(v) Under no circumstances shall any indemnitee be required or obligated to seek recovery from third parties or otherwise mitigate its losses in order to maintain a claim for indemnification under this Agreement, and the failure to pursue such recovery or mitigate a loss shall in no way reduce the amounts recoverable from the indemnifying party by the indemnitee.

(vi) The remedies provided in this Section 19 are cumulative and do not preclude assertion by any indemnitee of any other rights, or the seeking of any and all other remedies, against any indemnifying party.

(vii) Notwithstanding anything to the contrary in this Agreement, none of the Starwood Parties or their Affiliates or Vistana or its Affiliates shall in any event have any liability to the other party (including the obligation to indemnify the other party under this Section 19), or to any other Starwood indemnitee or Vistana indemnitee, as applicable, under this Agreement, for any claim to the extent it is determined pursuant to a final nonappealable award or decision that such damages or losses arose directly and solely from a material breach of this Agreement by the party seeking indemnification.

(viii) Except as may expressly be set forth in this Agreement, none of the Starwood Parties or their Affiliates or Vistana or its Affiliates shall in any event have any liability to the other (including the obligation to indemnify the other party under this Section 19), under this Agreement (i) for claims where either party or their Affiliates or their respective

15

officers, directors, employees or agents are found to be solely responsible by a final nonappealable award or decision for such damages or losses based upon such Person’s willful misconduct or gross negligence, or (ii) for any indirect, punitive or consequential damages (other than to the extent the indemnitee is liable for such damages under a court order issued in connection with a claim).

(b) Limitations on Liability.

(i) EXCEPT AS SPECIFICALLY SET OUT IN THIS AGREEMENT OR THE OTHER TRANSACTION AGREEMENTS, NEITHER PARTY NOR ANY OF ITS AFFILIATES OR REPRESENTATIVES HAS MADE ANY PROMISE, REPRESENTATION, WARRANTY OR GUARANTEE OF ANY KIND TO THE OTHER PARTY, WHETHER WRITTEN OR ORAL, OR EXPRESS, IMPLIED OR STATUTORY, INCLUDING (I) OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, WORKMANLIKE EFFORT, QUALITY, ACCURACY, TIMELINESS, COMPLETENESS, TITLE, QUIET ENJOYMENT, NO ENCUMBRANCES, NO LIENS OR SYSTEM INTEGRATION; (II) OF CONFORMANCE TO ANY DEMONSTRATION OR PROMISE; (III) ARISING THROUGH COURSE OF DEALING, COURSE OF PERFORMANCE OR USAGE OF TRADE; (IV) THAT ANY ACCESS OR USE WILL BE UNINTERRUPTED, ERROR-FREE OR COMPLETELY SECURE, OR THAT ERRORS OR DEFECTS WILL BE CORRECTED; OR (V) THAT ANY GOODS OR SERVICES WILL MEET THE OTHER PARTY’S REQUIREMENTS.

(ii) Subject to Section 19(a)(ii), neither of the Starwood Parties nor any of their Affiliates or representatives shall have any liability to Vistana or any other Person by reason of (i) any consent, approval, authorization, advice, assistance, recommendation or direction given or withheld by the Starwood Parties or their Affiliates or representatives or any delay or failure in doing so; or (ii) the purchase, lease, installation, use, maintenance, update, repair, replacement or security of any Equipment and Supplies (including any design flaw, failure or malfunction), whether supplied through the Starwood Parties or their Affiliates or directly from a third-party vendor.

(iii) Notwithstanding anything to the contrary in this Agreement, to the fullest extent permitted under Applicable Law, the Starwood Parties and Vistana each unconditionally and irrevocably waive and disclaim for itself and its Affiliates and representatives all rights to any consequential, indirect, punitive, exemplary or statutory or treble damages (other than Starwood’s rights and remedies relating to the Starwood Intellectual Property and Starwood Confidential Information and the Proprietary Marks and Vistana’s rights and remedies relating to the Vistana Intellectual Property and Vistana Confidential Information and the Vistana Marks). The rights and remedies in this Agreement will be adequate in all circumstances for any claims the Starwood Parties or Vistana might have with respect thereto.

(d) The parties’ obligations under this Section 19 shall survive the termination or expiration of this Agreement.

16

Section 20.	Provisions Incorporated by Reference.

(a) Incorporation of Certain Provisions. The provisions of the License Agreement listed below are incorporated by reference into this Agreement as if set out herein with such modifications to such provisions and the defined terms used therein to the extent necessary to conform to the subject matter and terminology of this Agreement. For example, the word “Starwood” in the License Agreement shall refer to the Starwood Parties in this SPG Affiliation Agreement and the words “this Agreement” in the License Agreement shall refer to this SPG Affiliation Agreement.

(i) Section 3.2.D (Payment Disputes);

(ii) Section 3.3 (Interest on Late Payments);

(iii) Section 3.4 (Currency and Taxes);

(iv) Section 11.A (Governance);

(v) Section 14 (Confidential Information; Customer Information);

(vi) Section 17 (Insurance);

(vii) Section 18.5 (Grant of Security Interests by Vistana);

(viii) Section 21 (Compliance with Laws; Legal Actions);

(ix) Section 22 (Governing Law; Injunctive Relief; Costs of Enforcement; Arbitration; and Expert Resolution);

(x) Section 23 (Representations, Warranties and Covenants); and

(xi) Section 24 (General Provisions).

(b) Survival. The parties’ obligations under this Section 20 shall survive the termination or expiration of this Agreement.

[Signature Page Follows]

17

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement, effective as of the Effective Date.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

By:
Name:
Title:

PREFERRED GUEST, INC.

By:
Name:
Title:

VISTANA SIGNATURE EXPERIENCES, INC.

By:
Name:
Title:

[Signature Page to Starwood Preferred Guest Affiliation Agreement]

EXHIBIT E

Tax Matters Agreement

See Attached.

FORM OF TAX MATTERS AGREEMENT

by and among

Starwood Hotels & Resorts Worldwide, Inc.,

Vistana Signature Experiences, Inc.

and

Interval Leisure Group, Inc.

Dated as of [●]

i

ii

FORM OF TAX MATTERS AGREEMENT

THIS TAX MATTERS AGREEMENT (this “Agreement”), dated as of [●], is by and among Starwood Hotels & Resorts Worldwide, Inc., a Maryland corporation (“Starwood”), Vistana Signature Experiences, Inc. (“Vistana”), a Delaware corporation and Interval Leisure Group, Inc. (“Iris”), a Delaware corporation. Each of Starwood, Vistana and Iris is sometimes referred to herein as a “Party” and, collectively, as the “Parties.”

WHEREAS, Starwood is engaged, directly and indirectly, in the Vistana Business;

WHEREAS, the Board of Directors of Starwood has determined that it is advisable and in the best interests of Starwood and Starwood’s shareholders to separate the Vistana Business from the other businesses of Starwood and to divest the Vistana Business in the manner contemplated by the Separation Agreement and the Merger Agreement;

WHEREAS, Starwood and Vistana have entered into the Separation Agreement pursuant to which (a) (i) Starwood will, and will cause its Subsidiaries to, transfer certain assets, liabilities and subsidiaries of the Vistana Business to Vistana and its Subsidiaries, and (ii) Vistana will, and/or will cause one or more of its Subsidiaries to, transfer certain assets, liabilities, subsidiaries and/or businesses to Starwood and its Subsidiaries, as a result of which Vistana will own, directly and indirectly through its Subsidiaries, the Vistana Business and will not own, directly or indirectly through its Subsidiaries, any of the Starwood Business (collectively, the “Restructuring”), and (b) Starwood will distribute the interests in Vistana to its shareholders (the “Distribution”) as described therein;

WHEREAS, the Parties contemplate that, pursuant to the Merger Agreement, immediately after the Distribution and at the Effective Time, Merger Sub shall be merged (the “Merger”) with and into Vistana, with Vistana surviving the Merger as a wholly owned subsidiary of Iris, and the Vistana Common Stock shall be converted into the right to receive shares of common stock of Iris on the terms and subject to the conditions of the Merger Agreement and in accordance with the Delaware General Corporation Law; and

WHEREAS, the Parties wish to (a) provide for the payment of Tax liabilities and entitlement to refunds thereof, allocate responsibility for, and cooperation in, the filing of Tax Returns, and provide for certain other matters relating to Taxes and (b) set forth certain covenants and indemnities relating to the preservation of the tax-free status of the Contribution, the Distribution and the Merger.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 General. As used in this Agreement, the following terms shall have the following meanings:

“Accounting Firm” has the meaning set forth in Section 8.01.

“Adjustment” means an adjustment of any item of income, gain, loss, deduction, credit or any other item affecting Taxes of a taxpayer pursuant to a Final Determination.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Ancillary Agreement” has the meaning set forth in the Separation Agreement.

“Association” means any association, trust, property owning company or similar entity that is formed (whether incorporated or unincorporated, mandatory or voluntary) for the purpose of protecting the consumer purchasers of vacation ownership interests from the insolvency or bankruptcy of any member of the Vistana Group or for governance purposes relating to a vacation ownership resort, including any entity which the Starwood Group has treated as subject to Section 528 of the Code prior to the Effective Time.

“Benefited Party” has the meaning set forth in Section 4.01(b).

“Carryback” has the meaning set forth in Section 4.02(b).

“Closing Date” has the meaning set forth in the Merger Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Parent” means the “common parent corporation” of an “affiliated group” (in each case, within the meaning of Section 1504 of the Code) filing a U.S. federal consolidated Income Tax Return.

“Confidentiality Agreement” has the meaning set forth in the Merger Agreement.

“Contribution” means the contribution by Starwood of all of the equity interests in SVO, Starwood Vacation Network, Inc., Starwood Vacation Exchange Company, Westin Vacation Management Corporation, FOH Hospitality, LLC, and Kauai Blue, Inc. to Vistana in exchange for all of Vistana Common Stock and the assumption by Vistana of liabilities related thereto.

“Counsel” means Skadden, Arps, Slate, Meagher & Flom LLP.

“Disqualifying Action” means a Starwood Disqualifying Action or a Vistana Disqualifying Action.

“Distribution” has the meaning set forth in the recitals to this Agreement.

“Distribution Date” means the date on which the Distribution is consummated.

“Distribution Tax Opinion” means any opinion issued by Counsel and/or other tax advisor to Starwood regarding U.S. federal Income Tax consequences of the Contributions and Distributions.

2

“Due Date” means (a) with respect to a Tax Return, the date (taking into account all valid extensions) on which such Tax Return is required to be filed under applicable Law and (b) with respect to a payment of Taxes, the date on which such payment is required to be made to avoid the incurrence of interest, penalties and/or additions to Tax.

“Effective Time” has the meaning set forth in the Merger Agreement.

“Employee Matters Agreement” means the Employee Matters Agreement by and between the Parties dated as of [●].

“Extraordinary Transaction” means any action that is not in the Ordinary Course of Business, but shall not include any action described in or contemplated by the Separation Agreement, the Merger Agreement or any Ancillary Agreement or that is undertaken pursuant to the Restructuring or the Distribution.

“Fifty-Percent or Greater Interest” has the meaning ascribed to such term for purposes of Sections 355(d) and (e) of the Code.

“Final Determination” means the final resolution of liability for any Tax for any taxable period, by or as a result of (a) a final decision, judgment, decree or other order by any court of competent jurisdiction that can no longer be appealed to a court other than the Supreme Court of the United States, (b) a final settlement with the IRS, a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the Laws of other jurisdictions, which resolves the entire Tax liability for any taxable period, (c) any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund or credit may be recovered by the jurisdiction imposing the Tax, or (d) any other final resolution, including by reason of the expiration of the applicable statute of limitations or the execution of a pre-filing agreement with the IRS or other Taxing Authority.

“Group” of which a Person is a member means (i) the Starwood Group if the Person is a member of the Starwood Group, (ii) the Vistana Group if the Person is a member of the Vistana Group, and (iii) the Iris Group if the Person is a member of the Iris Group.

“Income Tax Return” means any Tax Return on which Income Taxes are reflected or reported.

“Income Taxes” means any net income, net receipts, net profits, excess net profits or similar Taxes based upon, measured by, or calculated with respect to net income.

“Indemnified Party” means the Party which is entitled to seek indemnification from the other Party pursuant to the provisions of Article III.

“Indemnifying Party” means the Party from which the other Party is entitled to seek indemnification pursuant to the provisions of Article III.

“Information” has the meaning set forth in Section 7.01(a).

“Information Request” has the meaning set forth in Section 7.01(a).

3

“Intended Tax Treatment” means that (a) the Contribution and Distribution, taken together, will constitute a tax-free reorganization pursuant to Sections 355 (including under Section 355(e)), 361 and 368(a)(1)(D) of the Code and the Vistana Common Stock received pursuant to the Distribution will constitute “qualified property” for purposes of Section 355(e) of the Code, (b) the Merger will constitute a tax-free reorganization pursuant to Section 368(a) of the Code, (c) the Starwood Group will recognize any loss realized by Starwood on the Steamboat Sale and, immediately before the Distribution, will take into account any loss so recognized (Section 267(f)(2)(B) and Reg. § 1.267(f)-1(c); Reg. § 1.1502-13(d)(1)(i)), and (d) the SVO Conversion will be treated as a complete liquidation within the meaning of Section 332 of the Code.

“Iris” has the meaning set forth in the preamble to this Agreement.

“Iris Group” means Iris and each of its Subsidiaries, including, after the Effective Time, the Vistana Group.

“IRS” means the U.S. Internal Revenue Service.

“IRS Ruling” means the U.S. federal Income Tax ruling issued to Starwood by the IRS in connection with the Restructuring and the Distribution and any amendment or supplement to such ruling.

“IRS Ruling Request” means any letter filed by Starwood with the IRS requesting a ruling regarding certain tax consequences of the Restructuring and the Distribution and any amendment or supplement to such ruling request letter.

“Law” means any U.S. or non-U.S. federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, administrative pronouncement, order, requirement or rule of law (including common law).

“Merger” has the meaning set forth in the recitals to this Agreement.

“Merger Agreement” has the meaning set forth in the Separation Agreement.

“Merger Sub” has the meaning set forth in the Merger Agreement.

“Merger Tax Opinion” means any opinion issued by Counsel and/or other tax advisor to Starwood regarding U.S. federal Income Tax consequences of the Merger.

“Mixed Business Income Tax Return” means any Mixed Business Tax Return on which Income Taxes are reflected or reported.

“Mixed Business Tax Return” means any Tax Return (other than a Starwood Consolidated Return), including any consolidated, combined or unitary Tax Return, that reflects or reports Taxes that relate to at least one asset or activity that is part of the Starwood Business, on the one hand, and at least one asset or activity that is part of the Vistana Business, on the other hand.

“Notified Action” has the meaning set forth in Section 6.03(a).

4

“Opinions” means the Distribution Tax Opinion and the Merger Tax Opinion.

“Ordinary Course of Business” means an action taken by a Person only if such action is taken in the ordinary course of the normal operations of such Person.

“Party” and “Parties” have the meaning set forth in the preamble to this Agreement.

“Past Practice” means past practices, accounting methods, elections and conventions.

“Person” has the meaning set forth in the Separation Agreement.

“Post-Closing Period” means any taxable period (or portion thereof) beginning after the Distribution Date, including for the avoidance of doubt, the portion of any Straddle Period beginning after the Distribution Date.

“Pre-Closing Period” means any taxable period (or portion thereof) ending on or before the Distribution Date, including for the avoidance of doubt, the portion of any Straddle Period ending at the end of the day on the Distribution Date.

“Preparing Party” has the meaning set forth in Section 2.04(a)(ii).

“Privilege” means any privilege that may be asserted under applicable Law, including any privilege arising under or relating to the attorney-client relationship (including the attorney-client and work product privileges), the accountant-client privilege and any privilege relating to internal evaluation processes.

“Proposed Acquisition Transaction” means a transaction or series of transactions (or any agreement, understanding or arrangement, within the meaning of Section 355(e) of the Code and Treasury Regulation Section 1.355-7, or any other regulations promulgated thereunder, to enter into a transaction or series of transactions), whether such transaction is supported by Vistana management or shareholders, is a hostile acquisition, or otherwise, as a result of which one or more Persons would (directly or indirectly) acquire, or have the right to acquire, from Vistana and/or one or more holders of outstanding shares of Vistana capital stock, as the case may be, a number of shares of Vistana capital stock that would, when combined with any other direct or indirect changes in ownership of Vistana capital stock pertinent for purposes of Section 355(e) of the Code (including the Merger), comprise fifty percent (50%) or more of (a) the value of all outstanding shares of stock of Vistana as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series, or (b) the total combined voting power of all outstanding shares of voting stock of Vistana as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series. Notwithstanding the foregoing, a Proposed Acquisition Transaction shall not include (i) the adoption by Vistana or Iris of, or the issuance of stock pursuant to, a shareholder rights plan or (ii) issuances by Vistana that satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulation Section 1.355-7(d). For purposes of determining whether a transaction constitutes an indirect acquisition, any recapitalization resulting in a shift of voting power or any redemption of shares of stock shall be treated as an indirect acquisition of shares of stock by the non-exchanging shareholders. This definition and the application thereof is

5

intended to monitor compliance with Section 355(e) of the Code and shall be interpreted accordingly. Any clarification of, or change in, the statute or regulations promulgated under Section 355(e) of the Code shall be incorporated in this definition and its interpretation. For the avoidance of doubt, the Merger shall not constitute a Proposed Acquisition Transaction.

“Refund” means any refund (or credit in lieu thereof) of Taxes (including any overpayment of Taxes that can be refunded or, alternatively, applied to other Taxes payable), including any interest paid on or with respect to such refund of Taxes; provided, however, that for purposes of this Agreement, the amount of any Refund required to be paid to another Party shall be reduced by the net amount of any Income Taxes imposed on, related to, or attributable to, the receipt or accrual of such Refund.

“Restriction Period” has the meaning set forth in Section 6.02(b).

“Restructuring” has the meaning set forth in the recitals to this Agreement.

“Restructuring VAT” means any VAT arising pursuant to the Restructuring.

“Reviewing Party” has the meaning set forth in Section 2.04(a)(ii).

“Separation Agreement” means the Separation Agreement by and between Starwood and Vistana dated as of [●], 2015.

“Single Business Return” means any Tax Return including any consolidated, combined or unitary Tax Return, that reflects or reports Tax Items relating only to the Starwood Business, on the one hand, or the Vistana Business, on the other (but not both).

“Single Business Return Preparing Party” has the meaning set forth in Section 2.04(b).

“Single Business Return Reviewing Party” has the meaning set forth in Section 2.04(b).

“Single Business Taxes” means any U.S. federal, state or local, or foreign Taxes attributable to any Single Business Return.

“Starwood” has the meaning set forth in the preamble to this Agreement.

“Starwood Business” means any businesses currently or formerly conducted by any member of the Starwood Group, other than the Vistana Business.

“Starwood Consolidated Return” means the U.S. federal Income Tax Return required to be filed by Starwood as the Common Parent.

“Starwood Consolidated Taxes” means any U.S. federal Income Taxes attributable to any Starwood Consolidated Return.

“Starwood Disqualifying Action” means (a) any action (or the failure to take any action) within its control by Starwood or any Starwood Entity (including entering into any agreement, understanding or arrangement or any negotiations with respect to any transaction or series of

6

transactions) that, (b) any event (or series of events) involving, directly or indirectly, the capital stock of Starwood, any assets of Starwood or any assets of any Starwood Entity that, or (c) any breach by Starwood or any Starwood Entity of any representation, warranty or covenant made by them in this Agreement, that, in each case, would adversely affect, in whole or in part, the Intended Tax Treatment; provided, however, the term “Starwood Disqualifying Action” shall not include any action expressly required by the Separation Agreement, the Merger Agreement or any Ancillary Agreement.

“Starwood Entity” means any Subsidiary of Starwood immediately after the Effective Time.

“Starwood Group” means, individually or collectively, as the case may be, Starwood and any Starwood Entity.

“Starwood Taxes” means, without duplication, (a) any Starwood Consolidated Taxes, (b) any Taxes imposed on Vistana or any member of the Vistana Group under Treasury Regulations Section 1.1502-6 (or any similar provision of other Law) as a result of Vistana or any such member being or having been included as part of a Starwood Consolidated Return (or similar consolidated or combined Tax Return under any other provision of Law), (c) any Taxes of the Starwood Group and any former Subsidiary of Starwood for any Pre-Closing Period and, with respect to a Straddle Period, the portion of such period ending at the end of the day on the Distribution Date (determined in accordance with Section 2.06), (d) any Taxes attributable to a Starwood Disqualifying Action, (e) any Transaction Taxes, and (f) any Transfer Taxes, in each case other than Vistana Taxes, in each case including any Taxes resulting from an Adjustment.

“Straddle Period” means any taxable period that begins on or before and ends after the Distribution Date.

“Steamboat Sale” means the sale by Starwood of all of its membership interests in Starwood Steamboat LLC to Points of Colorado, Inc. in exchange for a portion of an intercompany receivable.

“Subsidiary” means, with respect to any Person (a) a corporation more than fifty percent (50%) of the voting or capital stock of which is owned, directly or indirectly, by such Person or (b) a partnership, joint venture, association, joint stock company, trust, unincorporated organization or other entity (other than any Association) in which such Person, directly or indirectly, owns more than fifty percent (50%) of the equity economic interests thereof or for which such Person, directly or indirectly, has the power to elect or direct the election of more than fifty percent (50%) of the members of the governing body or which such Person otherwise has control (e.g., as the managing partner or managing member of a partnership or limited liability company, as the case may be).

“SVO” means Starwood Vacation Ownership, Inc., or, if the SVO Conversion occurs, Vistana Vacation Ownership, LLC.

“SVO Conversion” means (i) a conversion of SVO from a corporation to a limited liability company under Florida Law treated as a liquidation of SVO under Section 332 of the Code or (ii) other transaction treated as a liquidation of SVO under Section 332 of the Code, if any, as determined by Starwood in its discretion.

7

“Tax” means (a) all taxes, charges, fees, duties, levies, imposts, or other similar assessments, imposed by any U.S. federal, state or local or foreign governmental authority, including, but not limited to, net income, gross income, gross receipts, excise, real property, personal property, sales, use, service, service use, license, lease, capital stock, transfer, recording, franchise, business organization, occupation, premium, environmental, windfall profits, profits, customs, duties, payroll, wage, withholding, social security, employment, unemployment, insurance, severance, workers compensation, excise, stamp, alternative minimum, estimated, value added, ad valorem, hospitality, accommodations, transient accommodations, unclaimed property, escheat and other taxes, charges, fees, duties, levies, imposts, or other similar assessments, (b) any interest, penalties or additions attributable thereto and (c) all liabilities in respect of any items described in clauses (a) or (b) payable by reason of assumption, transferee or successor liability, operation of Law or Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under Law).

“Tax Attributes” includes, but is not limited, to net operating losses, capital losses, tax credit carryovers, earnings and profits, foreign tax credit carryovers, overall foreign losses, previously taxed income, tax bases, separate limitation losses and any other losses, deductions, credits or other comparable items that could affect a Tax liability for a past or future taxable period.

“Tax Benefit” means any refund, credit, or other reduction in Tax payments otherwise required to be made to a Taxing Authority, including for the avoidance of doubt, any actual Tax savings if, as and when realized arising from a step up in Tax basis or an increase in a Tax Attribute.

“Tax Cost” means any increase in Tax payments otherwise required to be made to a Taxing Authority (or any reduction in any refund otherwise receivable from any Taxing Authority).

“Tax Group” means the members of a consolidated, combined, unitary or other tax group (determined under applicable U.S., State or foreign Income Tax law) which includes Starwood or Vistana, as the context requires, but for the avoidance of doubt, (i) Starwood’s Tax Group does not include any members of the Vistana Group and (ii) Vistana’s Tax Group does not include any members of the Starwood Group.

“Tax Item” means any item of income, gain, loss, deduction, credit, recapture of credit or any other item which increases or decreases Taxes paid or payable.

“Tax Materials” means (a) the IRS Ruling, (b) the Opinions, (c) each submission to the IRS in connection with the IRS Ruling Request, (d) any tax representation letter addressed to Counsel supporting the Opinions, (e) any other materials delivered or deliverable by Starwood, Vistana or Iris, in connection with the rendering by Counsel of the Opinions and the issuance by the IRS of the IRS Ruling and (f) the representation letter from Vistana to the auditors who prepared the Vistana Financial Statements.

“Tax Matter” has the meaning set forth in Section 7.01(a).

“Tax Proceeding” means any audit, assessment of Taxes, pre-filing agreement, other examination by any Taxing Authority, proceeding, appeal of a proceeding or litigation relating to Taxes, whether administrative or judicial, including proceedings relating to competent authority determinations.

8

“Tax Return” means any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, or declaration of estimated Tax) required to be supplied to, or filed with, a Taxing Authority in connection with the payment, determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax and any amended Tax return or claim for refund.

“Taxing Authority” means any governmental authority or any subdivision, agency, commission or entity thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the IRS).

“Transaction Taxes” means any Taxes imposed on or by reason of the Restructuring (including, for the avoidance of doubt, Taxes payable by reason of the settlement of Intercompany Accounts as contemplated by Section 2.3 of the Separation Agreement) and any Taxes payable by reason of the distribution of cash or any other property from Vistana to Starwood, other than, in each case, any such Taxes caused by a Vistana Disqualifying Action.

“Transactions” means the Restructuring, the Distribution and the other transactions contemplated by the Separation Agreement, the Merger Agreement and the Ancillary Agreements.

“Transfer Taxes” means all sales, use, transfer, real property transfer, intangible, recordation, registration, documentary, stamp or similar Taxes imposed on the Restructuring or the Distribution.

“Treasury Regulations” means the final and temporary (but not proposed) Income Tax regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Universal Explorer Program” means the solicitation program operated by Vistana pursuant to which potential purchasers of VOIs make advance payments of cash in exchange for an opportunity to experience some of the features of VOI ownership at one of Vistana’s resorts without a full purchase of a VOI.

“Unqualified Tax Opinion” means a “will” opinion, without substantive qualifications, of a nationally recognized law or accounting firm, which firm is reasonably acceptable to Starwood, to the effect that a transaction will not affect the Intended Tax Treatment.

“U.S.” means the United States of America.

“VAT” means the value added tax charged under any provision of national legislation, including but not limited to European Union Directive 2006/112/EC and charged under the provisions of any national legislation implementing that directive or European Union Directive 77/388/EEC together with legislation supplemental thereto and any similar tax in any other jurisdiction.

“Vistana” has the meaning set forth in the preamble to this Agreement.

“Vistana Business” has the meaning set forth in the Separation Agreement.

9

“Vistana Common Stock” has the meaning set forth in the Separation Agreement.

“Vistana Disqualifying Action” means (a) any action (or the failure to take any action) within its control by Vistana or any Vistana Entity (including entering into any agreement, understanding or arrangement or any negotiations with respect to any transaction or series of transactions) that, (b) any event (or series of events) involving, directly or indirectly, the capital stock of Vistana, any assets of Vistana or any assets of any Vistana Entity that, (c) any breach, by Vistana or any Vistana Entity of any warranty or covenant made by them in this Agreement that, or (d) any breach, by Vistana or any Vistana Entity of any representation made by them in this Agreement, with respect to any action (or failure to take any action) of Vistana or any member of the Vistana Group after the Effective Time that, in each case, would adversely affect, in whole or in part, the Intended Tax Treatment; provided, however, the term “Vistana Disqualifying Action” shall not include any action expressly required by the Separation Agreement, the Merger Agreement or any Ancillary Agreement.

“Vistana Employee” has the meaning set forth in Section 4.04(b).

“Vistana Entity” means any Subsidiary of Vistana immediately after the Effective Time.

“Vistana Financial Statements” has the meaning set forth in the Merger Agreement.

“Vistana Group” means, individually or collectively, as the case may be, Vistana and any Vistana Entity.

“Vistana Taxes” means, without duplication, (a) any Taxes for any Post-Closing Tax Period of (i) Starwood or any Subsidiary or former Subsidiary of Starwood attributable to assets or activities of the Vistana Business, as determined pursuant to Section 2.09 or (ii) Vistana, Iris or any Subsidiary of Vistana or Iris, (b) any Taxes attributable to a Vistana Disqualifying Action and (c) any Taxes attributable to an action taken after the Closing on the Closing Date by Vistana or a Vistana Entity outside the ordinary course of business, in each case including any Taxes resulting from an Adjustment.

Section 1.02 Additional Definitions. Capitalized terms not defined in this Agreement shall have the meaning ascribed to them in the Merger Agreement.

ARTICLE II

PREPARATION, FILING AND PAYMENT OF TAXES SHOWN DUE ON TAX RETURNS

Section 2.01 Starwood Consolidated Returns.

(a) Starwood Consolidated Returns. Starwood shall prepare and file all Starwood Consolidated Returns for a Pre-Closing Period or a Straddle Period, and shall pay all Taxes shown to be due and payable on such Tax Returns; provided that Vistana shall reimburse Starwood for any such Taxes that are Vistana Taxes.

10

(b) Extraordinary Transactions. Notwithstanding anything to the contrary in this Agreement, for all Tax purposes, the Parties shall report any Extraordinary Transactions that are caused or permitted by Vistana or any Vistana Entity on the Distribution Date after the Effective Time as occurring on the day after the Distribution Date pursuant to Treasury Regulation Section 1.1502-76(b)(1)(ii)(B) or any similar or analogous provision of state, local or foreign Law.

Section 2.02 Mixed Business Tax Returns.

(a) Subject to Section 2.02(b), Starwood shall prepare (or cause a Starwood Entity to prepare) and Starwood, a Starwood Entity or Vistana shall file (or cause to be filed) any Mixed Business Tax Returns for a Pre-Closing Period or a Straddle Period and shall pay, or cause such Starwood Entity to pay, all Taxes shown to be due and payable on such Tax Returns; provided that Vistana shall reimburse Starwood for any such Taxes that are Vistana Taxes.

(b) Vistana shall prepare and file (or cause a Vistana Entity to prepare and file) any Mixed Business Tax Returns for a Pre-Closing Period or a Straddle Period required to be filed by Vistana or a Vistana Entity after the Distribution Date, and Vistana shall pay, or cause such Vistana Entity to pay, all Taxes shown to be due and payable on such Tax Returns; provided that Starwood shall reimburse Vistana for any such Taxes that are Starwood Taxes.

Section 2.03 Single Business Returns.

(a) Starwood shall prepare and file (or cause a Starwood Entity to prepare and file) any Single Business Returns for a Pre-Closing Period or a Straddle Period required to be filed by Starwood or a Starwood Entity and shall pay, or cause such Starwood Entity to pay, all Taxes shown to be due and payable on such Tax Returns; provided that Vistana shall reimburse Starwood for any such Taxes that are Vistana Taxes.

(b) Vistana shall prepare and file (or cause a Vistana Entity to prepare and file) any Single Business Returns for a Pre-Closing Period or a Straddle Period required to be filed by Vistana or a Vistana Entity and shall pay, or cause such Vistana Entity to pay, all Taxes shown to be due and payable on such Tax Returns; provided that Starwood shall reimburse Vistana for any such Taxes that are Starwood Taxes.

Section 2.04 Tax Return Procedures.

(a) Procedures relating to Tax Returns other than Single Business Returns.

(i) Starwood Consolidated Returns. With respect to all Starwood Consolidated Returns for the taxable year which includes the Distribution Date, Starwood shall use the closing of the books method under Treasury Regulation Section 1.1502-76. To the extent that the positions taken on any Starwood Consolidated Tax Return would reasonably be expected to materially adversely affect the Tax position of Vistana or a Vistana Entity for any period after the Distribution Date, Starwood shall prepare the portions of such

11

Tax Return that relates to the Vistana Business in a manner that is consistent with Past Practice except to the extent that Starwood decides to change the method of reporting with respect to the Universal Explorer Program or unless otherwise required by applicable Law or agreed to in writing by the Parties, and shall provide a draft of such portion of such Tax Return to Vistana for its review and comment at least thirty (30) days prior to the Due Date for such Tax Return, provided, however, that nothing herein shall prevent Starwood from timely filing any such Tax Return. In the event that Past Practice is not applicable to a particular item or matter, Starwood shall determine the reporting of such item or matter in good faith. The Parties shall negotiate in good faith to resolve all disputed issues. Any disputes that the Parties are unable to resolve shall be resolved by the Accounting Firm pursuant to Section 8.01. In the event that any dispute is not resolved (whether pursuant to good faith negotiations among the Parties or by the Accounting Firm) prior to the Due Date for the filing of any such Tax Return, such Tax Return shall be timely filed by Starwood and Starwood agrees to amend such Tax Return as necessary to reflect the resolution of such dispute in a manner consistent with such resolution.

(ii) Mixed Business Tax Returns. To the extent that the positions taken on any Mixed Business Tax Return would reasonably be expected to materially adversely affect the Tax position of the party other than the party that is required to prepare and file any such Tax Return pursuant to Section 2.02 (the “Reviewing Party”) for any period after the Distribution Date, the party required to prepare and file such Tax Return (the “Preparing Party”) shall prepare the portions of such Tax Return that relates to the business of the Reviewing Party (the Vistana Business or the Starwood Business, as the case may be) in a manner that is consistent with Past Practice unless otherwise required by applicable Law or agreed to in writing by the Parties, and shall provide a draft of such portion of such Tax Return to the Reviewing Party for its review and comment at least thirty (30) days prior to the Due Date for such Tax Return, provided, however, that nothing herein shall prevent the Preparing Party from timely filing any such Tax Return. In the event that Past Practice is not applicable to a particular item or matter, the Preparing Party shall determine the reporting of such item or matter in good faith. The Parties shall negotiate in good faith to resolve all disputed issues. Any disputes that the Parties are unable to resolve shall be resolved by the Accounting Firm pursuant to Section 8.01. In the event that any dispute is not resolved (whether pursuant to good faith negotiations among the Parties or by the Accounting Firm) prior to the Due Date for the filing of any such Tax Return, such Tax Return shall be timely filed by the Preparing Party and the Parties agree to amend such Tax Return as necessary to reflect the resolution of such dispute in a manner consistent with such resolution.

(b) Procedures relating to Single Business Returns. The Party that is required to prepare and file any Single Business Return pursuant to Section 2.03 (the “Single Business Return Preparing Party”) which reflects Taxes which are reimbursable by the other Party (the “Single Business Return Reviewing Party”), in whole or in part, shall (x) unless otherwise required by Law or agreed to in writing by the Single Business Return Reviewing

12

Party, prepare such Tax Return in a manner consistent with Past Practice to the extent such items affect the Taxes for which the Single Business Return Reviewing Party is responsible pursuant to this Agreement, and (y) submit to the Single Business Return Reviewing Party a draft of any such Tax Return (or to the extent practicable the portion of such Tax Return that relates to Taxes for which the Single Business Return Reviewing Party is responsible pursuant to this Agreement) along with a statement setting forth the calculation of the Tax shown due and payable on such Tax Return reimbursable by the Single Business Return Reviewing Party under Section 2.03 at least thirty (30) days prior to the Due Date for such Tax Return provided, however, that nothing herein shall prevent the Single Business Return Preparing Party from timely filing any such Single Business Return. The Parties shall negotiate in good faith to resolve all disputed issues. Any disputes that the Parties are unable to resolve shall be resolved by the Accounting Firm pursuant to Section 8.01. In the event that any dispute is not resolved (whether pursuant to good faith negotiations among the Parties or by the Accounting Firm) prior to the Due Date for the filing of any Single Business Return, such Single Business Return shall be timely filed by the Single Business Return Preparing Party and the Parties agree to amend such Single Business Return as necessary to reflect the resolution of such dispute in a manner consistent with such resolution.

(c) Notwithstanding anything to the contrary in this Article II, (i) the portion of any Tax Return that relates to any Taxes attributable to a Starwood Disqualifying Action shall be prepared by Starwood in the manner determined by Starwood in its sole discretion (or, if such Tax Return is required to be prepared by Vistana, be prepared by Vistana in the manner determined by Starwood in its sole discretion), and (ii) the portion of any Tax Return that relates solely to any Taxes attributable to a Vistana Disqualifying Action shall be prepared by Vistana in the manner determined by Vistana in its sole discretion or, if such Tax Return is required to be prepared by Starwood, be prepared by Starwood in the manner determined by Vistana in its sole discretion, in each case in accordance with applicable Law. For the avoidance of doubt, the foregoing sentence shall apply only to the extent that the Parties shall be aware of the Starwood Disqualifying Action or the Vistana Disqualifying Action at the time such Tax Return is prepared.

Section 2.05 Amended Returns. Except as provided in Section 2.04 to reflect the resolution of any dispute by the Accounting Firm pursuant to Section 8.01, (a) except with the prior written consent of Starwood, Vistana shall not, and shall not permit any Vistana Entity, to amend any Tax Return of Vistana or any Vistana Entity for any Pre-Closing Period or Straddle Period and (b) except with the prior written consent of Vistana, Starwood shall not, and shall not permit any Starwood Entity, to amend any Tax Return for any Pre-Closing Period or Straddle Period if the result would be to unreasonably increase any liability of Vistana under this Agreement, or to unreasonably increase any liability of Vistana or a Vistana Entity for a Post-Closing Period, in any material way.

Section 2.06 Straddle Period Tax Allocation. Starwood and Vistana shall take all actions necessary or appropriate to close the taxable year of Vistana and each Vistana Entity for all Tax purposes as of the close of the Distribution Date to the extent permissible or required under applicable Law. If applicable Law does not require or permit Vistana or a Vistana Entity, as the case may be, to close its taxable year on the Distribution Date, then the allocation of income or deductions required to determine any Taxes or other amounts attributable to the

13

portion of the Straddle Period ending on, or beginning after, the Distribution Date shall be made by means of a closing of the books and records of Vistana or such Vistana Entity as of the close of the Distribution Date; provided that exemptions, allowances or deductions that are calculated on an annual or periodic basis shall be allocated between such portions in proportion to the number of days in each such portion; provided, further, that real property and other property or similar periodic Taxes shall be apportioned on a per diem basis.

Section 2.07 Timing of Payments. All Taxes required to be paid or caused to be paid pursuant to this Article II by either Starwood or a Starwood Entity or Vistana or a Vistana Entity, as the case may be, to an applicable Taxing Authority or reimbursed by Starwood or Vistana to the other Party pursuant to this Agreement, shall, in the case of a payment to a Taxing Authority, be paid on or before the Due Date for the payment of such Taxes and, in the case of a reimbursement to the other Party, be paid at least two (2) business days before the Due Date for the payment of such Taxes by the other Party; provided that the Party seeking reimbursement shall furnish such other Party reasonably satisfactory documentation setting forth the basis for, and calculation of, the amount of such reimbursement obligation.

Section 2.08 Expenses. Except as provided in Section 8.01 in respect of the Accounting Firm, each Party shall bear its own expenses incurred in connection with this Article II.

Section 2.09 Apportionment of Vistana Taxes. For all purposes of this Agreement, but subject to Section 4.03, Starwood and Iris shall jointly determine in good faith which Tax Items are properly attributable to assets or activities of the Vistana Business (and in the case of a Tax Item that is properly attributable to both the Vistana Business and the Starwood Business, the allocation of such Tax Item between the Vistana Business and the Starwood Business) in a manner consistent with the provisions of this Agreement and any disputes shall be resolved by the Accounting Firm in accordance with Section 8.01.

ARTICLE III

INDEMNIFICATION

Section 3.01 Indemnification by Starwood. Subject to Section 3.03, Starwood shall pay, and shall indemnify and hold Vistana harmless from and against, without duplication, (a) all Starwood Taxes, (b) all Taxes incurred by Vistana or any Vistana Entity by reason of the breach by Starwood or any member of the Starwood Group of any of its representations, warranties or covenants hereunder, and (c) any costs and expenses related to the foregoing (including reasonable attorneys’ fees and expenses).

Section 3.02 Indemnification by Vistana. Subject to Section 3.03, Vistana shall pay, and shall indemnify and hold Starwood harmless from and against, without duplication, (a) all Vistana Taxes, (b) all Taxes incurred by Starwood or any Starwood Entity by reason of the breach by Vistana or any member of the Vistana Group of any of its warranties or covenants hereunder, (c) all Taxes incurred by Starwood or any Starwood Entity by reason of the breach by Vistana or any member of the Vistana Group of any of its representations hereunder with respect to any action (or failure to take any action) of Vistana or any member of the Vistana Group after the Effective Time, and (d) any costs and expenses related to the foregoing (including reasonable attorneys’ fees and expenses).

14

Section 3.03 Characterization of and Adjustments to Payments.

(a) For all Tax purposes, Starwood and Vistana agree to treat any payment required by this Agreement (other than payments with respect to interest accruing after the Distribution Date) as either a contribution by Starwood to Vistana or a distribution by Vistana to Starwood, as the case may be, occurring immediately prior to the Distribution Date.

(b) Notwithstanding the foregoing, the amount that any Indemnifying Party is or may be required to provide indemnification to or on behalf of any Indemnified Party pursuant to Article III of this Agreement shall be (i) decreased to take into account the actual Tax Benefit to the Indemnified Party (or any of its affiliates) arising from the incurrence or payment of the relevant indemnified item (which Tax Benefit would not have arisen or been allowable but for such indemnified item), and (ii) increased to take into account any actual Tax Cost of the Indemnified Party (or any of its affiliates) arising from the receipt of the relevant indemnity payment (but taking into account any actual offsetting Tax Benefits resulting from the payment of such Tax Cost). The Parties shall use their reasonable best efforts to agree on a one-time estimate of future Tax Costs and Tax Benefits under this paragraph and will make payment accordingly, and any such agreement will be final and conclusive. To the extent the Parties fail to reach agreement, any disagreement shall be resolved pursuant to Section 8.01 hereof.

Section 3.04 Timing of Indemnification Payments. Indemnification payments in respect of any liabilities for which an Indemnified Party is entitled to indemnification pursuant to this Article III shall be paid by the Indemnifying Party to the Indemnified Party within ten (10) days after written notification thereof by the Indemnified Party, including reasonably satisfactory documentation setting forth the basis for, and calculation of, the amount of such indemnification payment, or within ten (10) days after resolution pursuant to Section 8.01.

Section 3.05 Indemnification Payments under Ancillary Agreements. To the extent that an indemnification payment is made under any Ancillary Agreement, such indemnification payment shall be decreased to take into account the Tax Benefit actually realized (whether directly or indirectly) by the indemnified party and increased to take into account any Tax Cost actually incurred (whether directly or indirectly) by the indemnified party under principles analogous to the principles described in Section 3.03 hereof.

ARTICLE IV

REFUNDS, CARRYBACKS, TIMING DIFFERENCE AND TAX ATTRIBUTES

Section 4.01 Refunds and Credits.

(a) Except as provided in Section 4.02, Starwood shall be entitled to all Refunds of Taxes for which Starwood is responsible pursuant to Article III, and Vistana shall be entitled to all Refunds of Taxes for which Vistana is responsible pursuant to Article III. For the avoidance of doubt, to the extent that a particular Refund of Taxes may be allocable to a Straddle Period with respect to which the Parties may share responsibility pursuant to Article III, the

15

portion of such Refund to which each Party will be entitled shall be determined by comparing the amount of payments made by a Party (or any of member of such Party’s Group) to a Taxing Authority or to the other Party (and reduced by the amount of payments received from the other Party) pursuant to Articles II and III hereof with the Tax liability of such Party as determined under Section 2.06, taking into account the facts as utilized for purposes of claiming such Refund. If a Party (or any member of its Tax Group) receives a Refund to which the other Party is entitled pursuant to this Agreement, such Party shall pay the amount to which such other Party is entitled within ten (10) days after the receipt of the Refund.

(b) In the event of an Adjustment relating to Taxes for which one Party is responsible pursuant to Article III which would have given rise to a Refund but for an offset against the Taxes for which the other Party (or a member of its Tax Group) is or may be responsible pursuant to Article III (the “Benefited Party”), then the Benefited Party shall pay to the other Party, within ten (10) days of the Final Determination of such Adjustment an amount equal to the amount of such reduction in the Taxes of the Benefited Party (or such Tax Group member) plus interest at the rate set forth in Section 6621(a)(1) on such amount for the period from the filing date of the Tax Return that would have given rise to such Refund to the payment date.

(c) Notwithstanding Section 4.01(a), to the extent that a Party (or any member of its Tax Group) applies or causes to be applied an overpayment of Taxes as a credit toward or a reduction in Taxes otherwise payable (or a Taxing Authority requires such application in lieu of a Refund) and such overpayment of Taxes, if received as a Refund, would have been payable by such Party to the other Party pursuant to this Section 4.01, such Party shall pay such amount to the other Party no later than the Due Date of the Tax Return for which such overpayment is applied to reduce Taxes otherwise payable.

(d) If Vistana or any member of its Tax Group receives a Refund attributable to Restructuring VAT, or otherwise utilizes the benefits of a payment of Restructuring VAT (including by way of credit), Vistana shall pay, or cause to be paid, to Starwood, within ten (10) days of the receipt of any such Refund or the filing of the Tax Return utilizing any such benefit the amount of such Restructuring VAT to the extent of such Refund, credit or other benefit. Vistana agrees to claim, and to cause members of its Tax Group to claim, any refund, offset, credit or other allowance attributable to Restructuring VAT as soon as reasonably possible and to furnish to Starwood at Starwood’s request all information, records and assistance reasonably necessary to verify the amount of any such refund, offset, credit or other allowance.

(e) To the extent that the amount of any Refund under this Section 4.01 is later reduced by a Taxing Authority or in a Tax Proceeding, such reduction shall be allocated to the Party to which such Refund was allocated pursuant to this Section 4.01 and an appropriate adjusting payment shall be made.

16

Section 4.02 Carrybacks.

(a) The carryback of any loss, credit or other Tax Attribute from any Post-Closing Period shall be in accordance with the provisions of the Code and Treasury Regulations (and any applicable state, local or foreign Laws).

(b) Except to the extent otherwise consented to by Starwood or prohibited by applicable Law, Vistana (or the appropriate member of its Tax Group) shall elect to relinquish, waive or otherwise forgo the carryback of any loss, credit or other Tax Attribute from any Post-Closing Period to any Pre-Closing Period or Straddle Period with respect to members of the Vistana Group (a “Carryback”). In the event that Vistana (or the appropriate member of its Tax Group) is prohibited by applicable Law to relinquish, waive or otherwise forgo a Carryback (or Starwood consents to a Carryback), Starwood shall cooperate with Vistana, at Vistana’s expense, in seeking from the appropriate Taxing Authority such Refund as reasonably would result from such Carryback, to the extent that such Refund is directly attributable to such Carryback, and shall pay over to Vistana the amount of such Refund, net of any Taxes imposed on the receipt of such Refund, within ten (10) days after such Refund is received; provided, however, that Vistana shall indemnify and hold the members of Starwood’s Tax Group harmless from and against any and all collateral Tax consequences and reasonable out of pocket expenses resulting from or caused by any such Carryback, including, for the avoidance of doubt, Taxes (including any penalties, interest or other charges imposed by the relevant Taxing Authority) resulting from the Final Determination of an Adjustment that results in the disallowance of or adjustment to the amount of any Carryback under this Section 4.02, and including, without limitation, the loss or postponement of any benefit from the use of Tax Attributes generated by a member of Starwood’s Tax Group if (i) such Tax Attributes expire unutilized, but would have been utilized but for such Carryback, or (ii) the use of such Tax Attributes is postponed to a later taxable period than the taxable period in which such Tax Attributes would have been utilized but for such Carryback and shall pay Starwood such amounts within ten (10) days after written notification thereof by Starwood, including reasonably satisfactory documentation setting forth the basis for, and calculation of, the amount of such Tax consequences and expenses, or within ten (10) days after resolution pursuant to Section 8.01.

Section 4.03 Tax Attributes; E&P.

(a) Subject to Section 4.03(c), as soon as reasonably practicable after the Effective Time, Starwood shall reasonably determine in good faith the allocation of Tax Attributes arising in a Pre-Closing Period to the Starwood Group and the Vistana Group in accordance with the Code and Treasury Regulations including (i) in the case of Tax Attributes other than earnings and profits, Treasury Regulations Sections 1.1502-9T(c), 1.1502-21, 1.1502-21T, 1.1502-22, 1.1502-79 and, if applicable, 1.1502-79A (and any applicable state, local and foreign Tax Laws), and (ii) in the case of earnings and profits, in accordance with Code Section 312(h) and Treasury Regulations Section 1.312-10(a). Subject to the preceding sentence, Starwood shall be entitled to make any determination as to (A) basis, and (B) valuation, and shall make such determinations reasonably and in good faith and consistent with Past Practice, where applicable. Starwood shall consult in good faith with Vistana regarding such allocation of Tax Attributes and determinations as to basis and valuation, and shall consider in good faith any reasonable comments received in writing from Vistana regarding such allocation and determinations. Starwood and Vistana hereby agree to compute all Taxes for Post-Closing Periods consistently with the determination of the allocation of Tax Attributes pursuant to this Section 4.03(a) unless otherwise required by a Final Determination.

17

(b) To the extent that the amount of any Tax Attribute is later reduced or increased by a Taxing Authority or Tax Proceeding, such reduction or increase shall be allocated to the Party to which such Tax Attribute was allocated pursuant to Section 4.03(a).

(c) Upon the written request of Vistana, Starwood shall provide Vistana, within six (6) months of receipt of such request or as soon as reasonably practicable thereafter, an allocation of earnings and profits (“E&P”) between Starwood and Vistana, and Starwood shall allocate such E&P in accordance with Section 1.312-10(a) of the Treasury Regulations, and such allocation shall control for Tax periods beginning after the Distribution Date; provided however, that (i) Starwood shall provide Vistana a reasonable opportunity to review, and provide written comments to, such allocation of E&P, including an E&P study if an E&P study is conducted, and shall consider in good faith the reasonable comments made by Vistana and (ii) as reasonably requested by Vistana, Starwood shall provide Vistana with copies of any workpapers or other documentation that are used in connection with determining the allocations and/or reductions of E&P, including a final copy of any E&P study conducted and prepared in connection therewith.

Section 4.04 Treatment of Deductions Associated with Equity-Related Compensation.

(a) Unless otherwise prohibited by applicable Law, from and after the Distribution Date, (i) solely Starwood or any member of the Starwood Group, as the case may be, shall be entitled to claim any Tax deduction associated with (A) the exercise in any taxable period of any Starwood stock options, stock appreciation rights or any other equity award in respect of Starwood stock (“SW Equity Award”) by any Vistana Employee, (B) any cash payment made by Starwood to any Vistana Employee in respect of any SW Equity Award and (C) any other cash payments by Starwood (or for which Starwood or any member of the Starwood Group is economically responsible under the Transaction Documents) to a Vistana Employee, including any annual bonuses payable in 2016, and (ii) solely Iris or any member of the Iris Group, as the case may be, shall be entitled to claim any Tax deduction associated with (A) the exercise in any taxable period of any Iris stock option, stock appreciation rights or other equity award in respect of any Iris stock (“Iris Equity Award”) by any Vistana Employee into which a SW Equity Award is converted pursuant to the Employees Matters Agreement, (B) any cash payment made to any Vistana Employee after the Distribution Date in respect of any Iris Equity Award and (C) any other cash payments to a Vistana Employee for which Iris or any member of the Iris Group is economically responsible under the Transaction Documents.

(b) “Vistana Employee” means any person employed or formerly employed by any member of the Vistana Group at the time of the exercise, vesting, settlement disqualifying disposition or payment, as appropriate.

(c) To the extent under applicable law a Party or a member of such Party’s Tax Group is unable to claim any of the Tax deductions in Section 4.04(a) and the other Party or a member of such other Party’s Tax Group obtains a Tax deduction or a Tax Benefit in

18

respect of a Tax period for which such other Party is responsible for Taxes, then such other Party shall make a cash payment to the first Party in an amount equal to the reduction in Taxes otherwise required to be paid as a result of such Tax deduction or Tax Benefit.

Section 4.05 Timing Differences. If pursuant to a Final Determination an Adjustment (i) increases the amount of liability for any Taxes for which a member of the Starwood Group is responsible hereunder and a Tax Benefit is made allowable to Vistana or a member of its Tax Group for any Tax period after the Effective Time, which Tax Benefit would not have arisen or been allowable but for such Adjustment, and which Tax Benefit reduces Taxes in respect of a Tax period for which Vistana or a member of its Tax Group is liable (and for which no member of the Starwood Group is liable) or (ii) increases the amount of liability for any Taxes for which a member of the Vistana Group is responsible hereunder and a Tax Benefit is made allowable to Starwood or a member of its Tax Group for any Tax period prior to the Effective Time, which Tax Benefit would not have arisen or been allowable but for such Adjustment, and which Tax Benefit reduces Taxes in respect of a Tax period which Starwood or a member of its Tax Group is liable (and for which no member of the Vistana Group is liable), then Vistana or Starwood, as the case may be, shall make a payment to either Starwood or Vistana, as appropriate, within thirty (30) days of the date that such paying Party (or any of its Tax Group members) actually receives such Tax Benefit (determined by comparing its (and its Tax Group members’) Tax liability with and without the Tax consequences of the Adjustment), which payment shall not exceed the increase in the amount of liability for any Taxes resulting from such Adjustment, for which a member of the Starwood Group or Vistana Group, as the case may be, is responsible hereunder.

Section 4.06 Section 336(e) Election.

(a) Pursuant to Treasury Regulation Sections 1.336-2(h)(1) and 1.336-2(j), Starwood shall make a timely actual or protective election (as shall be appropriate) under Section 336(e) of the Code and the Treasury Regulations issued thereunder for Vistana and any other Vistana Entity for which Starwood determines to make an election with respect to the Distribution (a “Section 336(e) Election”). It is intended that a Section 336(e) Election will have no effect unless the Distribution is a “qualified stock disposition,” as defined in Treasury Regulation Section 1.336-1(b)(6), if as determined by Starwood in good faith (a) the Distribution is not a transaction described in Treasury Regulation Section 1.336-1(b)(5)(i)(B) or (b) Treasury Regulation Section 1.336-1(b)(5)(ii) applies to the Distribution. Starwood, Iris, and Vistana shall cooperate in making the Section 336(e) Election, including filing any statements, amending any Tax Returns or taking such other action reasonably necessary to carry out the Section 336(e) Election. For the avoidance of doubt, this Agreement is intended to constitute a written, binding agreement to make such Section 336(e) Election within the meaning of Treasury Regulation Section 1.336-2(h)(1)(i). Starwood shall provide Vistana with a proposed determination of the “Aggregate Deemed Asset Disposition Price” and the “Adjusted Grossed-Up Basis” (each as defined under applicable Treasury Regulations) and the allocation of such Aggregate Deemed Asset Disposition Price and Adjusted Grossed-Up Basis among the disposition date assets of Vistana and its subsidiaries, each in accordance with the applicable provisions of Section 336(e) of the Code and applicable Treasury Regulations (the “Section 336(e) Allocation Statement”). Within thirty (30) days after Vistana’s receipt of the Section 336(e) Allocation Statement, Vistana may provide comments to Starwood to the Section 336(e) Allocation Statement and

19

Starwood shall consider such comments in good faith; provided, however, that Starwood may not reject any such Vistana comment if such rejection would materially adversely affect Vistana without Vistana’s consent, which consent may not be unreasonably withheld, delayed or conditioned (taking into account the rights and obligations under this Agreement), provided, however, that if Starwood may not reject any such comment pursuant to this sentence then the Parties shall work together in good faith and any remaining disagreement with respect to such comment shall be resolved pursuant to Section 8.01. No member of the Iris Group or the Vistana Group shall take any position inconsistent with the Section 336(e) Election including the Section 336(e) Allocation Statement except as may be required by a Final Determination.

(b) If Starwood files a Tax Return reflecting the position that, or there is a Final Determination that, the Distribution fails to qualify as a Tax-free spin-off under Sections 368(a)(1)(D) and 355 of the Code, including taxation even if only by reason of the application of Section 355(e) of the Code to the Distribution, and Starwood or any member of the Starwood Group is liable for Taxes as a result therefrom, then any Tax Benefit actually realized by Vistana or any member of its Tax Group as a result of the Section 336(e) Election for any Tax period after the Effective Time, whether by virtue of an increase in the Tax basis in such member’s assets or otherwise, shall be paid by Vistana to Starwood within thirty (30) days of the date that Vistana or any member of its Tax Group actually receives such Tax Benefit.

Section 4.07 SVO Conversion. Starwood may, in its discretion, submit an IRS Ruling Request to the IRS regarding an SVO Conversion. In such event, Iris shall use commercially reasonable efforts to assist Starwood in obtaining the ruling. If the SVO Conversion is not effected, whether because such ruling is not obtained or because Starwood in its discretion decides not to convert SVO to a limited liability company and/or effect the SVO Conversion, Iris will pay Starwood an amount equal to eighty-five percent (85%) of any Tax Benefit actually realized (in any period , provided that such Tax Benefit reduces Taxes for which Vistana, and not Starwood, is responsible hereunder) by Vistana or any member of its Tax Group as a result of SVO not being treated as liquidating for U.S. federal Income Tax purposes (including, without limitation, any Tax Benefits relating to losses in respect of a Tax election to treat Westin SVO Los Cabos, S. de R.L. de CV as a partnership for U.S. federal Income Tax purposes and in respect of any transfer of the stock of Caledonia Properties N.V. and Caledonia Development R Management) within thirty (30) days of the date that Vistana or any member of its Tax Group actually receives such Tax Benefit. The amount of such Tax Benefit shall be the amount by which (i) the Vistana Group’s actual Tax liability (treating SVO as a corporation for U.S. federal Income Tax purposes before and immediately after the Distribution Date) is less than (ii) the Tax liability the Vistana Group would have incurred had SVO “liquidated” (within the meaning and as determined for purposes of Section 332 of the Code) prior to the Distribution Date and such “liquidation” of SVO had been respected for U.S. federal Income Tax purposes.

Section 4.08 Tax Benefit Determinations. Notwithstanding anything herein to the contrary, if and to the extent a Party owns, directly or indirectly, less than 100% of the equity of any entity and as a result of such less-than-100% ownership interest in the entity such entity is not a member of the Party’s Tax Group, then the amount of the Tax Benefit payment under Article IV shall be appropriately adjusted to take into account the percentage ownership (based on value) of any such entity, and shall be determined and due and owing even if such entity is not a member of the Tax Group of a Party.

Section 4.09 Supporting Documentation. If a Party seeks any payment from the other Party pursuant to Article IV, the requesting Party shall furnish such other Party reasonably satisfactory documentation setting forth the basis for, and the calculation of, the amount of such payment obligation. If such other Party disagrees with the determination of the amount of the payment obligation set forth therein, any disputes shall be resolved by the Accounting Firm in accordance with Section 8.01

20

ARTICLE V

TAX PROCEEDINGS

Section 5.01 Notification of Tax Proceedings. Within ten (10) days after an Indemnified Party becomes aware of the commencement of a Tax Proceeding that may give rise to Taxes for which an Indemnifying Party is responsible pursuant to Article III, such Indemnified Party shall notify the Indemnifying Party of such Tax Proceeding, and thereafter shall promptly forward or make available to the Indemnifying Party copies of notices and communications relating to such Tax Proceeding. The failure of the Indemnified Party to notify the Indemnifying Party of the commencement of any such Tax Proceeding within such ten (10) day period or promptly forward any further notices or communications shall not relieve the Indemnifying Party of any obligation which it may have to the Indemnified Party under this Agreement except to the extent that the Indemnifying Party is materially prejudiced by such failure.

Section 5.02 Tax Proceeding Procedures Generally.

(a) Tax Proceedings relating to Starwood Consolidated Returns. Except as provided in Section 5.03, Starwood shall be entitled to contest, compromise, control and settle any adjustment or deficiency proposed, asserted or assessed pursuant to any Tax Proceeding with respect to any Starwood Consolidated Return; provided that to the extent such Tax Proceeding could materially adversely affect the amount of Taxes for which Vistana is responsible pursuant to Article III less the amount payable to Vistana pursuant to Section 4.05, Starwood shall (i) defend such Tax Proceeding diligently and in good faith and (ii) shall keep Vistana informed in a timely manner of all actions proposed to be taken by Starwood with respect to such Tax Proceeding (or to the extent practicable the portion of such Tax Proceeding that relates to Taxes for which Vistana is responsible pursuant to Article III), (C) shall permit Vistana to participate in all proceedings with respect to such tax Proceeding (or to the extent practicable the portion of such Tax Proceeding that relates to Taxes for which Vistana is responsible pursuant to Article III), and (D) shall not settle any such Tax Proceeding without the prior written consent of Vistana, which shall not be unreasonably withheld, conditioned or delayed provided that Starwood may settle any such Tax Proceeding in its sole discretion without the prior written consent of Vistana if Starwood agrees to indemnify Vistana for the incremental Taxes for which Vistana is responsible as a result of the Tax Proceeding.

(b) Tax Proceedings relating to Mixed Business Returns. Except as provided in Section 5.03, with respect to any Mixed Business Tax Return, the Preparing Party shall be entitled to contest, compromise, control and settle any adjustment or deficiency proposed, asserted or assessed pursuant to any Tax Proceeding with respect to any Mixed Business Tax Return; provided that to the extent such Tax Proceeding could materially adversely

21

affect the amount of Taxes for which the Reviewing Party is responsible pursuant to Article III, the Preparing Party shall (A) defend such Tax Proceeding diligently and in good faith, (B) shall keep the Reviewing Party informed in a timely manner of all actions proposed to be taken by the Preparing Party with respect to such Tax Proceeding (or to the extent practicable the portion of such Tax Proceeding that relates to Taxes for which the Reviewing Party is responsible pursuant to Article III), (C) shall permit the Reviewing Party to participate in all proceedings with respect to such Tax Proceeding (or to the extent practicable the portion of such Tax Proceeding that relates to Taxes for which the Reviewing Party is responsible pursuant to Article III), and (D) shall not settle any such Tax Proceeding without the prior written consent of the Reviewing Party, which shall not be unreasonably withheld, conditioned or delayed.

(c) Tax Proceedings relating to Single Business Returns. Except as provided in Section 5.03, the Indemnifying Party shall be entitled to contest, compromise, control and settle any adjustment or deficiency proposed, asserted or assessed pursuant to any Tax Proceeding with respect to any Single Business Return for which the Indemnifying Party is responsible pursuant to Article III and any such defense shall be made diligently and in good faith; provided, that the Indemnifying Party shall keep the Indemnified Party informed in a timely manner of all actions proposed to be taken by the Indemnifying Party and shall permit the Indemnified Party to participate in all proceedings with respect to such Tax Proceeding.

Section 5.03 Tax Proceedings in respect of Disqualifying Actions.

(a) If Vistana has acknowledged in writing its liability for all of the Taxes in the event of an adverse determination with respect to the proposed, asserted, or assessed adjustment or deficiency, Vistana shall be entitled to contest, compromise, control and settle any adjustment or deficiency proposed, asserted or assessed pursuant to any Tax Proceeding relating to any Taxes attributable to a Vistana Disqualifying Action; provided, that Vistana shall keep Starwood informed in a timely manner of all actions proposed to be taken by Vistana and provided further that to the extent such Tax Proceeding could materially adversely affect the amount of Taxes for which Starwood is responsible pursuant to Article III, Vistana shall not settle any such Tax Proceeding without the prior written consent of Starwood, which shall not be unreasonably withheld, conditioned or delayed; provided that Vistana may settle any such Tax Proceeding in its sole discretion without the prior written consent of Starwood if Vistana agrees to indemnify Starwood for the incremental Taxes for which Starwood is responsible arising as a result of the Tax Proceeding.

(b) Subject to Section 5.03(a), Starwood shall be entitled to contest, compromise, control and settle any adjustment or deficiency proposed, asserted or assessed pursuant to any Tax Proceeding relating to any Taxes attributable to a Disqualifying Action; provided, that Starwood shall keep Vistana informed in a timely manner of all actions proposed to be taken by Starwood and provided further that to the extent such Tax Proceeding could materially adversely affect the amount of Taxes for which Vistana is responsible pursuant to Article III, Starwood shall not settle any such Tax Proceeding without the prior written consent of Vistana, which shall not be unreasonably withheld, conditioned or delayed provided that Starwood may settle any such Tax Proceeding in its sole discretion without the prior written consent of Vistana if Starwood agrees to indemnify Vistana for the incremental Taxes for which Vistana is responsible arising as a result of the Tax Proceeding.

22

ARTICLE VI

TAX-FREE STATUS OF THE DISTRIBUTION

Section 6.01 Representations and Warranties.

(a) Vistana. Vistana hereby represents and warrants or covenants and agrees, as appropriate, that the facts presented and the representations made in the Tax Materials, to the extent they both (i) are descriptive of the Vistana Group (including the business purposes for the Distribution described in the Tax Materials to the extent that they relate to the Vistana Group and the plans, proposals, intentions and policies of the Vistana Group after the Effective Time), and (ii) relate to the actions or non-actions of the Vistana Group to be taken (or not taken, as the case may be) after the Effective Time, are, or will be from the time presented or made through and including the Effective Time (and thereafter as relevant) true, correct and complete in all respects. Iris hereby represents and warrants or covenants and agrees, as appropriate, that the facts presented and the representations made in the Tax Materials, with the consent of Iris, to the extent descriptive of the Iris Group at any time (including the plans, proposals, intentions and policies of the Iris Group at any time) are, or will be from the time presented or made through and including the Effective Time (and thereafter as relevant), true, correct and complete in all respects.

(b) Starwood. Starwood hereby represents and warrants or covenants and agrees, as appropriate, that (i) it has, to the extent available, delivered or will deliver complete and accurate copies of the Tax Materials to Vistana and Iris and (ii) the facts presented and the representations made therein, to the extent descriptive of (A) the Starwood Group at any time or (B) the Vistana Group at any time at or prior to the Effective Time (including, in each case, (x) the business purposes for the Distribution described in the Tax Materials to the extent that they relate to the Starwood Group at any time or the Vistana Group at any time at or prior to the Effective Time, and (y) the plans, proposals, intentions and policies of the Starwood Group at any time or the Vistana Group at any time at or prior to the Effective Time), are, or will be from the time presented or made through and including the Effective Time (and thereafter as relevant) true, correct and complete in all respects.

(c) No Contrary Plan. Each of Starwood and Vistana represents and warrants that neither it, nor any of its Subsidiaries, has any plan or intent to take any action which is inconsistent with any statements or representations made in the Tax Materials.

Section 6.02 Restrictions Relating to the Distribution.

(a) General. Vistana shall not, and shall not permit, any Vistana Entity to take or fail to take, as applicable, any action that constitutes a Vistana Disqualifying Action.

(b) Restrictions. Prior to the first day following the second anniversary of the Distribution (the “Restriction Period”), Vistana:

(i) shall continue and cause to be continued the active conduct of the Vistana Business (as defined in Section 355(b)(2) of the Code), taking into account Section 355(b)(3) of the Code;

23

(ii) shall not dissolve or liquidate itself or any Vistana Entity (including any action that is a liquidation for federal Income Tax purposes);

(iii) shall not and shall not permit any Vistana Entity to (1) enter into any Proposed Acquisition Transaction or, to the extent Vistana has the right to prohibit any Proposed Acquisition Transaction, permit any Proposed Acquisition Transaction to occur, (2) redeem or otherwise repurchase (directly or through a Subsidiary) any stock, or rights to acquire stock, other than repurchases satisfying the requirements of Section 4.05(1)(b) of Revenue Procedure 96-30, 1996-1 C.B. 696 (as in effect prior to the release of Revenue Procedure 2003-48, 2003-2 C.B. 86), (3) amend its certificate of incorporation (or other organizational documents), or take any other action, whether through a stockholder vote or otherwise, affecting the relative voting rights of its capital stock (including through the conversion of any capital stock into another class of capital stock), (4) merge or consolidate with any other Person (other than pursuant to the Merger) or (5) take any other action or actions (including any action or transaction that would be reasonably likely to be inconsistent with, or cause to be untrue, any information, statement, representation, undertaking or covenant made in the Tax Materials) which in the aggregate (and taking into account the Merger and any other transactions described in this Section 6.02(b)(iii)) would, when combined with any other direct or indirect changes in ownership of Vistana capital stock pertinent for purposes of Section 355(e) of the Code (including the Merger), have the effect of causing or permitting one or more Persons (whether or not acting in concert) to acquire directly or indirectly stock representing a Fifty-Percent or Greater Interest in Vistana or would reasonably be expected to result in a failure to preserve the Intended Tax Treatment; and

(iv) shall not, and shall not permit any member of the Vistana Group, to sell, transfer, or otherwise dispose of or agree to, sell, transfer or otherwise dispose (including in any transaction treated for federal Income Tax purposes as a sale, transfer or disposition) of assets (including, any shares of capital stock of a Subsidiary) that, in the aggregate, constitute more than twenty-five percent (25%) of the consolidated gross assets of Vistana or the Vistana Group. The foregoing sentence shall not apply to (1) sales, transfers, or dispositions of assets in the Ordinary Course of Business, (2) any cash paid to acquire assets from an unrelated Person in an arm’s-length transaction, (3) any assets transferred to a Person that is disregarded as an entity separate from the transferor for federal Income Tax purposes or (4) any mandatory or optional repayment (or pre-payment) of any indebtedness of Vistana or any member of the Vistana Group. The percentages of gross assets or consolidated gross assets of Vistana or the Vistana Group, as the case may be, sold, transferred, or otherwise disposed of, shall be based on the fair market value of the gross assets of Vistana and the members of the Vistana Group as of the Distribution Date. For purposes of this Section 6.02(b)(iv), a merger of Vistana or one of its Subsidiaries with and into any Person that is not a wholly owned Subsidiary of Vistana or Iris shall constitute a disposition of all of the assets of Vistana or such Subsidiary.

24

(c) Notwithstanding the restrictions imposed by Section 6.02(b), during the Restriction Period, Vistana may proceed with any of the actions or transactions described therein, if (i) Vistana shall first have requested Starwood to obtain a ruling in accordance with Section 6.03(a) to the effect that such action or transaction will not affect the Intended Tax Treatment and Starwood shall have received such a ruling in form and substance reasonably satisfactory to it, (ii) Vistana shall have provided to Starwood an Unqualified Tax Opinion in form and substance reasonably satisfactory to Starwood, or (iii) Starwood shall have waived in writing the requirement to obtain such ruling or opinion. For the avoidance of doubt, the presence of a ruling, an Unqualified Tax Opinion or a waiver from Starwood shall not relieve Vistana from indemnification obligations otherwise present under Article III of this Agreement. In determining whether a ruling or opinion is satisfactory, Starwood may consider, among other factors, the appropriateness of any underlying assumptions, representations or covenants used as a basis for the ruling or opinion and the views on the substantive merits.

(d) Tax Reporting. Each of Starwood and Vistana covenants and agrees that it will not take, and will cause its respective Subsidiaries to refrain from taking, any position on any Tax Return that is inconsistent with the Intended Tax Treatment.

(e) For the avoidance of the doubt, notwithstanding the restrictions set forth in this Section 6.02, (i) Vistana shall be permitted to enter into the Merger and (ii) Vistana may adopt or modify a shareholder rights plan (and issue stock in accordance therewith) that is described in or similar to the shareholder rights plan described in Revenue Ruling 90-11, 1990-1 C.B. 10.

Section 6.03 Procedures Regarding Opinions and Rulings.

(a) If Vistana notifies Starwood that it desires to take one of the actions described in Section 6.02(b) (a “Notified Action”), Starwood shall cooperate with Vistana and use its reasonable best efforts to seek to obtain a ruling from the IRS or an Unqualified Tax Opinion for the purpose of permitting Vistana to take the Notified Action unless Starwood shall have waived the requirement to obtain such ruling or opinion. If such a ruling is to be sought, Starwood shall apply for such ruling and Starwood and Vistana shall jointly control the process of obtaining such ruling. In no event shall Starwood be required to file any ruling request under this Section 6.03(a) unless Vistana represents that (i) it has read such ruling request, (ii) agrees to all representations contained in such ruling request and (iii) all information and representations, if any, relating to any member of the Vistana Group, contained in such ruling request documents are (subject to any qualifications therein) true, correct and complete. Vistana shall reimburse Starwood for all reasonable costs and expenses incurred by the Starwood Group in obtaining or seeking to obtain a ruling or Unqualified Tax Opinion requested by Vistana within ten (10) days after receiving an invoice from Starwood therefor.

(b) Starwood shall have the right to obtain a ruling or an Unqualified Tax Opinion at any time in its sole and absolute discretion. If Starwood determines to obtain such ruling or opinion, Vistana shall (and shall cause each Vistana Entity to) cooperate with Starwood and take any and all actions reasonably requested by Starwood in connection with obtaining such ruling or opinion (including by making any representation or reasonable covenant or providing any materials requested by the IRS or the law firm issuing such opinion); provided,

25

that Vistana shall not be required to make (or cause a Vistana Entity to make) any representation or covenant that is untrue or inconsistent with historical facts, or as to future matters or events over which it has no control. In connection with obtaining such ruling, Starwood shall apply for such ruling and shall have sole and exclusive control over the process of obtaining such ruling. Starwood shall reimburse Vistana for all reasonable costs and expenses incurred by the Vistana Group in cooperating with Starwood’s efforts to obtain a ruling or Unqualified Tax Opinion within ten (10) days after receiving an invoice from Vistana therefor.

(c) Except as provided in Sections 6.03(a) and (b), following the Effective Time, neither Vistana nor any Vistana Subsidiary shall seek any guidance from, initiate any communication with, the IRS or any other Taxing Authority (whether written, verbal or otherwise) at any time concerning the Contribution, the Distribution or the Restructuring (including the impact of any transaction on the Contribution, the Distribution or the Restructuring) without the prior approval of Starwood (such approval not to be unreasonably withheld, conditioned or delayed).

ARTICLE VII

COOPERATION

Section 7.01 General Cooperation.

(a) The Parties shall each cooperate fully (and each shall cause its respective Subsidiaries to cooperate fully) with all reasonable requests in writing (“Information Request”) from another Party hereto, or from an agent, representative or advisor to such Party, in connection with the preparation and filing of Tax Returns, claims for Refunds, Tax Proceedings, and calculations of amounts required to be paid pursuant to this Agreement, in each case, related or attributable to or arising in connection with Taxes of any of the Parties or their respective Subsidiaries covered by this Agreement and the establishment of any reserve required in connection with any financial reporting (a “Tax Matter”). Such cooperation shall include the provision of any information reasonably necessary or helpful in connection with a Tax Matter (“Information”) and shall include, without limitation:

(i) the provision of any Tax Returns, other than any Starwood Consolidated Return, of the Parties and their respective Subsidiaries, books, records (including information regarding ownership and Tax basis of property), documentation and other information relating to such Tax Returns, including accompanying schedules, related work papers, and documents relating to rulings or other determinations by Taxing Authorities (or, in the case of any Mixed Business Income Tax Return, to the extent practicable, the portion of such Tax Return that relates to Taxes for which Vistana is responsible pursuant to this Agreement);

(ii) the execution of any document (including any power of attorney) in connection with any Tax Proceedings of any of the Parties or their respective Subsidiaries, or the filing of a Tax Return or a Refund claim of the Parties or any of their respective Subsidiaries;

26

(iii) the use of the Party’s reasonable best efforts to obtain any documentation in connection with a Tax Matter;

(iv) the use of the Party’s reasonable best efforts to obtain any Tax Returns (including accompanying schedules, related work papers, and documents) (other than any Starwood Consolidated Return), documents, books, records or other information in connection with the filing of any Tax Returns of any of the Parties or their Subsidiaries (or, in the case of any Mixed Business Income Tax Return, to the extent practicable, the portion of such Tax Return, documents, books, records or other information that relates to Taxes for which Vistana is responsible pursuant to this Agreement); and

(v) Each Party shall make its employees, advisors, and facilities available on a reasonable and mutually convenient basis in connection with the foregoing matters.

(b) Notwithstanding anything in this Agreement to the contrary, neither Party shall be required to provide the other Party or any of such other Party’s Subsidiaries access to or copies of information, documents or personnel if such action could reasonably be expected to result in the waiver of any Privilege. In the event that either Party determines that the provision of any information or documents to the other Party or any of such other Party’s Subsidiaries could be commercially detrimental, violate any law or agreement or waive any Privilege, the Parties shall use commercially reasonable efforts to permit compliance with its obligations hereunder in a manner that avoids any such harm or consequence.

(c) The Parties shall perform all actions required or permitted under this Agreement in good faith. If one Party requests the cooperation of the other Party pursuant to this Section 7.01 or any other provision of this Agreement, except as otherwise expressly provided in this Agreement, the requesting Party shall reimburse such other Party for all reasonable out-of-pocket costs and expenses incurred by such other Party in complying with the requesting Party’s request.

Section 7.02 Retention of Records. Starwood and Vistana shall retain or cause to be retained all Tax Returns, schedules and work papers, and all material records or other documents relating thereto in their possession, in each case that relate to a Pre-Closing Period, until the later of the six-year anniversary of the filing of the relevant Tax Return or, upon the written request of the other Party, for a reasonable time thereafter (the “Retention Date”). Upon the expiration of the Retention Period, the foregoing information may be destroyed or disposed of by the Party retaining such documentation or other information unless the other Party otherwise requests in writing before the expiration of the Retention Period. In such case, the Party retaining such documentation or other information shall deliver such materials to the other Party or continue to retain such materials, in either case at the expense of such other Party.

27

ARTICLE VIII

MISCELLANEOUS

Section 8.01 Dispute Resolution. In the event of any dispute between the Parties as to any matter covered by this Agreement, the Parties shall appoint a nationally recognized independent public accounting firm (the “Accounting Firm”) to resolve such dispute. In this regard, the Accounting Firm shall make determinations with respect to the disputed items based solely on representations made by Starwood and Vistana and their respective representatives, and not by independent review, and shall function only as an expert and not as an arbitrator and shall be required to make a determination in favor of one Party only. The Parties shall require the Accounting Firm to resolve all disputes no later than thirty (30) days after the submission of such dispute to the Accounting Firm, but in no event later than the Due Date for the payment of Taxes or the filing of the applicable Tax Return, if applicable, and agree that all decisions by the Accounting Firm with respect thereto shall be final and conclusive and binding on the Parties. The Accounting Firm shall resolve all disputes in a manner consistent with this Agreement and, to the extent not inconsistent with this Agreement, in a manner consistent with the Past Practices of Starwood and its Subsidiaries, except as otherwise required by applicable Law. The Parties shall require the Accounting Firm to render all determinations in writing and to set forth, in reasonable detail, the basis for such determination. The fees and expenses of the Accounting Firm shall be borne equally by the Parties.

Section 8.02 Interest on Late Payments. With respect to any payment between the Parties pursuant to this Agreement not made by the due date set forth in this Agreement for such payment, the outstanding amount will accrue interest at a rate per annum equal to the prime rate published in the Wall Street Journal for the relevant period.

Section 8.03 Survival of Covenants. Except as otherwise contemplated by this Agreement, all covenants and agreements of the Parties contained in this Agreement shall survive the Effective Time and remain in full force and effect in accordance with their applicable terms.

Section 8.04 Successors. This Agreement shall be binding on and inure to the benefit of any successor by merger, acquisition of assets, or otherwise, to any of the parties hereto (including without limitation any successor of Starwood or Vistana succeeding to the Tax Attributes of either under Section 381 of the Code), to the same extent as if such successor had been an original party to this Agreement. As of the Effective Time, this Agreement shall be binding on Iris and Iris shall be subject to the obligations and restrictions imposed on Vistana hereunder, including, without limitation, with respect to the restrictions imposed on Vistana hereunder, including, without limitation, with respect to the indemnification obligations of Vistana under Section 3.02 and the restrictions imposed on Vistana under Section 6.02, and for the avoidance of doubt any references to Vistana capital stock shall mean both Vistana’s capital stock and, as of and after the Effective Time, Iris’s capital stock and any restrictions applicable to Vistana shall apply to Iris mutatis mutandis.

Section 8.05 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all

28

other conditions and provisions of this Agreement shall remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner.

Section 8.06 Entire Agreement. Except as otherwise expressly provided in this Agreement, this Agreement constitutes the entire agreement of the Parties hereto with respect to the subject matter of this Agreement and supersedes all prior agreements and undertakings, both written and oral, between or on behalf of the Parties hereto with respect to the subject matter of this Agreement.

Section 8.07 Assignment; No Third-Party Beneficiaries. This Agreement shall not be assigned by any Party without the prior written consent of the other Parties hereto, except that each Party may assign (a) any or all of its rights and obligations under this Agreement to any of its Subsidiaries and (b) any or all of its rights and obligations under this Agreement in connection with a sale or disposition of any of its assets or entities or lines of business; provided, however, that, in each case, no such assignment shall release such Party from any liability or obligation under this Agreement. Except as provided in Article III with respect to indemnified Parties, this Agreement is for the sole benefit of the Parties to this Agreement and their respective Subsidiaries and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.08 Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Party who is or is to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, may be inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by the Parties to this Agreement.

Section 8.09 Amendment. No provision of this Agreement may be amended or modified except by a written instrument signed by the Parties to this Agreement. No waiver by any Party of any provision of this Agreement shall be effective unless explicitly set forth in writing and executed by the Party so waiving. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other subsequent breach.

Section 8.10 Rules of Construction. Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, paragraph, clause, Exhibit and

29

Schedule are references to the Articles, Sections, paragraphs, clauses, exhibits and schedules of this Agreement unless otherwise specified; (c) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto; (d) references to “$” shall mean U.S. dollars; (e) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) references to “written” or “in writing” include in electronic form; (h) provisions shall apply, when appropriate, to successive events and transactions; (i) the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (j) Starwood and Vistana have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or burdening either Party by virtue of the authorship of any of the provisions in this Agreement or any interim drafts of this Agreement; and (k) a reference to any Person includes such Person’s successors and permitted assigns.

Section 8.11 Counterparts. This Agreement may be executed in one or more counterparts each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or portable document format (PDF) shall be as effective as delivery of a manually executed counterpart of any such Agreement.

Section 8.12 Coordination with the Employee Matters Agreements. To the extent any covenants or agreements between the Parties with respect to employee withholding Taxes are set forth in the Employee Matters Agreement, such Taxes shall be governed exclusively by the Employee Matters Agreement and not by this Agreement.

Section 8.13 Confidentiality. The parties hereby agree that the provisions of the Confidentiality Agreement shall apply to all information and material furnished by any party or its representatives hereunder (including any Information and any Tax Returns).

Section 8.14 Expenses. Except as otherwise provided in this Agreement, whether or not the Distribution or the other transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs or expenses.

Section 8.15 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

30

Section 8.16 Notices. Any notice, demand, claim or other communication under this Agreement will be in writing and will be deemed to have been given (a) on delivery if delivered personally; (b) on the date on which delivery thereof is guaranteed by the carrier if delivered by a national courier guaranteeing delivery within a fixed number of days of sending; or (c) on the date of facsimile transmission thereof if delivery is confirmed, but, in each case, only if addressed to the Parties in the following manner at the following addresses or facsimile numbers (or at the other address or other number as a Party may specify by notice to the others):

If to: Starwood, to:

Starwood Hotels & Resorts Worldwide, Inc. 15140 N. Scottsdale Road, Suite H-210 Scottsdale, Arizona 85254

Attention: Sr. Vice President of Global Tax
Email: [●]
Facsimile: [●]

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom, LLP 300 South Grand Avenue, Suite 3400 Los Angeles, California 90071

Attention:	Ken Betts
Email:	kenneth.betts@skadden.com
Facsimile:	(213) 621-5300

If to: Iris or Vistana, to:

Vistana Signature Experiences, Inc. 9002 San Marco Court Orlando, Florida 32819

Attention:	Chief Financial Officer[●]
Email:	[●]
Facsimile:	[●]

with a copy (which shall not constitute notice) to:

[●]
Attention:	[●]
Email:	[●]
Facsimile:	[●]

Any notice to Starwood will be deemed notice to all members of the Starwood Group, and any notice to Vistana will be deemed notice to all members of the Vistana Group.

31

Section 8.17 Coordination with Ancillary Agreements. Except as explicitly set forth in the Separation Agreement or any other Ancillary Agreement, this Agreement shall be the exclusive agreement among the Parties with respect to all Tax matters, including indemnification in respect of Tax matters. The Parties agree that this Agreement shall take precedence over any and all agreements among the Parties with respect to Tax matters.

Section 8.18 Effective Date. This Agreement shall become effective only upon the occurrence of the Distribution.

[The remainder of this page is intentionally left blank.]

32

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

Starwood Hotels & Resorts Worldwide, Inc.

By
Name:
Title:

Vistana Signature Experiences, Inc.

By
Name:
Title:

Interval Leisure Group, Inc.

By
Name:
Title:

[Signature Page to Tax Matters Agreement]

EXHIBIT F

Transition Services Agreement

See Attached.

FORM OF TRANSITION SERVICES AGREEMENT

dated as of

[ ● ]

by and among

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

and

INTERVAL LEISURE GROUP, INC.

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT, dated as of [ ● ] (the “Effective Date”), is entered into by and between Starwood Hotels & Resorts Worldwide, Inc., a Maryland corporation (“Starwood”), on behalf of itself and any of its Affiliates that are Providers hereunder and Interval Leisure Group, Inc., a Delaware corporation (“Buyer”), on behalf of itself and any of its Affiliates that are Recipients hereunder. Starwood and Buyer are sometimes hereinafter collectively referred to as the “Parties” and individually as a “Party.”

WHEREAS, Starwood, Vistana Signature Experiences, Inc. (“Vistana”), Buyer, and Iris Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Buyer (“Merger Sub”), have entered into that certain Agreement and Plan of Merger, dated as of October 27, 2015 (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into Vistana immediately following the spin-off of Vistana to Starwood’s stockholders; and

WHEREAS, the Merger Agreement provides that, in connection with the consummation of the transactions contemplated thereby, the Parties will enter into this Agreement to provide for certain services and other arrangements among Starwood and/or its Affiliates, on the one hand, and Buyer and its Affiliates, on the other hand, all as more fully described herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Defined Terms. For the purposes of this Agreement, (a) unless otherwise defined herein capitalized terms used herein shall have the meanings assigned to them in the Merger Agreement and (b) the following terms shall have the meanings specified below:

“Agreement” means this Transition Services Agreement, including the Schedules and Exhibits hereto.

“Applicable Law” means all laws, regulations, ordinances, rules, orders, decrees and requirements of any Governmental Authority having jurisdiction over the Services, Recipient, Provider or this Agreement, all as they may be amended from time to time.

“Interest Rate” means an annual rate equal to the lesser of (i) the prime rate (as published by the Wall Street Journal or, if no longer published, such other similar source as reasonably selected by Starwood) applicable on the date such payment is due and on each date thereafter that interest is compounded, plus eight (8) percentage points and (ii) the highest rate then permitted by Applicable Law.

“Personally Identifiable Information” means any information received by a party in connection with the Services that can be associated with or traced to any individual, including an individual’s name, address, telephone number, e-mail address, credit card information, social security number, or other similar specific factual information, regardless of the media on which such information is stored (e.g., on paper or electronically) and includes certain of such information that is generated, collected, stored or obtained as part of this Agreement, including transactional and other data pertaining to users.

“Provider” means Starwood or any of its Affiliates, in such Person’s capacity as a Person providing or causing other Persons to provide Services hereunder.

“Recipient” means Buyer or any of its Affiliates, in such Person’s capacity as a Person receiving Services from a Provider hereunder.

“Reference Period” means the period beginning twelve (12) months prior to the Effective Date, and ending on the Effective Date.

“Schedule A” means Schedule A to this Agreement.

“Service” or “Services” means, collectively, the Transition Services and the Migration Services.

“Third Party Claims” means all claims or threatened claims, civil, criminal, administrative, or investigative action or proceeding, demand, charge, action, cause of action or other proceeding asserted against a party hereto and brought by a third party.

“Transition Service” or “Transition Services” means (i) those services, (ii) access to those facilities, networks, equipment and software, and (iii) other assistance, each as listed and described on Schedule A, including any Omitted Services added to Schedule A by amendment pursuant to Section 2.1(b).

Section 1.2 Cross References. Each of the following terms is defined in the Section of this Agreement set forth opposite such term:

Term

Base Service Fees	Section 3.1
Consent	Section 2.1(c)
Disclosing Party	Section 9.3(a)
Dispute	Section 5.1(c)
Effective Date	Preamble
Extended Service	Section 4.2
Force Majeure Event	Section 5.1
Functional Lead	Section 5.1(b)
Indemnified Party	Section 7.2(a)
Indemnifying Party	Section 7.2(a)
Information	Section 9.3(a)
Losses	Section 7.1
Merger Agreement	Recitals
Merger Sub	Recitals
Migration Plan	Section 2.1(d)
Migration Planning Period	Section 2.1(d)
Migration Services	Section 2.1(d)
Migration Services Fee	Section 3.1(a)
Omitted Services	Section 2.1(b)
Omitted Services Fees	Section 3.1(e)

2

Party / Parties	Preamble
Receiving Party	Section 9.3(a)
Recipient	Preamble
Recipient TSA Project Lead	Section 5.1(a)
Sales Taxes	Section 3.3
Seller	Recitals
Service Fees	Section 3.1
Service Term	Section 4.1
Starwood	Preamble
Starwood Auditors	Section 5.4(a)
Starwood TSA Project Lead	Section 5.1(a)
TSA Project Leads	Section 5.1(a)

Section 1.3 Interpretation; Exhibits and Schedules. The table of contents, titles, headings and captions contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words “hereof,” “hereby,” “herein,” “hereto,” and “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular Section or paragraph of this Agreement; (b) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (c) masculine gender shall also include the feminine and neutral genders, and vice versa; (d) words importing the singular shall also include the plural, and vice versa; (e) references to an “Article,” “Section,” “Schedule” or “Exhibit” shall be to an Article or Section of, or a Schedule or Exhibit to this Agreement; (f) any agreement, instrument or statute defined or referred to in this Agreement shall mean such agreement, instrument or statute as from time to time amended, supplemented or modified; (g) all Exhibits and Schedules to this Agreement are hereby incorporated in and made a part of this Agreement as if set forth in full herein, and any capitalized terms used in such Exhibits and Schedules and not otherwise defined therein shall have the meaning set forth in this Agreement; (h) “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (i) the sign “$” means the lawful currency of the United States of America; (j) all references to “days” mean calendar days and all references to time mean Eastern Time in the United States of America, in each case unless otherwise indicated; and (k) derivative forms of defined terms will have correlative meanings. The Parties acknowledge that each Party and its attorney has reviewed and participated in the drafting of this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.

ARTICLE II

SERVICES

Section 2.1 Provision of Services.

(a) Provider shall provide to Recipient the Services in accordance with the terms, fees, limitations and conditions set forth herein and on Schedule A. Starwood hereby represents

3

and warrants as of the date hereof that Provider has not changed the level of services provided by Provider in respect of the Vistana Business since October 27, 2015 in a manner that reduced the level or quality of Services provided to Recipient under this Agreement.

(b) During the ninety (90) days after the Effective Date, in the event that Buyer identifies in writing to Starwood any services not referenced on Schedule A that were provided by Provider in respect of the Vistana Business during the Reference Period and that are reasonably necessary to operate the Vistana Business in the manner conducted as of the Effective Date (“Omitted Services”), the Parties will promptly negotiate in good faith the terms governing any such Omitted Service with respect to (i) the nature and description of such Omitted Service, which shall be consistent with the descriptions of the Services set forth on Schedule A (to the extent applicable to such Omitted Service), (ii) the duration such Omitted Service will be provided, which shall not be longer than the term of this Agreement and (iii) the fees for such Omitted Service, which shall be set in the same manner as for the other Services. In the event the Parties agree to such terms, the Parties will enter into an amendment to this Agreement amending Schedule A to reflect such Omitted Service, and such Omitted Service shall be deemed to be part of this Agreement and shall be deemed one of the “Services” hereunder from and after the date of such amendment. Starwood shall have no obligation to consider any requests for services not listed on Schedule A at any time after ninety (90) days after the Effective Date.

(c) Provider and Recipient shall use commercially reasonable efforts to obtain in a cost effective manner any necessary waivers, permits, consents or similar approvals with respect to agreements with third parties in order for Provider to provide the Services directly or indirectly (other than the Omitted Services) (any such waiver, permit, consent or similar approval, a “Consent”). If after using commercially reasonable efforts, Provider and Recipient are unable to obtain any Consent, the Parties shall work together to agree upon, identify and implement an alternative arrangement in a cost effective manner. Any license fees, royalties or other fees, costs or expenses to third parties that may be necessary for Provider to obtain Consents in a cost effective manner or for Provider to perform, or for Recipient to receive, the Services will be borne equally by the Recipient and Provider, and any out-of-pocket costs and expenses reasonably incurred by Provider in connection with the implementation of any such alternative arrangements in a cost effective manner shall be borne by Recipient, provided, that Provider and Recipient shall be equally responsible for the amount by which the cost of such alternative arrangement exceeds the amount that Recipient would have paid pursuant to Schedule A, as of the Effective Date, for the applicable Service. As long as Provider otherwise complies with this Section 2.1(c), failure to obtain any Consent, and any resulting failure to provide Services hereunder, shall not be deemed a breach hereof.

(d) Recipient shall be responsible for planning and preparing the transition of the provision of each of the Services to its own internal organization or other third-party service providers, and shall prepare, within thirty (30) days after the Effective Date (“Migration Planning Period”), a plan in order to transition off of each Service by the end of the term for such Service (“Migration Plan”); provided, however, that Recipient will not be deemed to have violated its obligations with respect to preparation of the Migration Plan if Recipient (i) fails to complete the Migration Plan within the Migration Planning Period, (ii) has been working, and thereafter continues to work, in good faith and without undue delay to expeditiously prepare the Migration Plan and (iii) completes the Migration Plan no later than sixty (60) days after the

4

Effective Date. At Recipient’s request, Provider shall reasonably assist, and shall use commercially reasonable efforts to cause any third-party provider of Services to reasonably assist, Recipient in connection with the implementation of Recipient’s transition plan (“Migration Services”), taking into account the need to minimize the cost of such migration and the disruption to the ongoing business activities of the Parties and their Affiliates. For the avoidance of doubt, Migration Services shall not include any services that, in Provider’s commercially reasonable opinion, do not primarily effect the separation of Recipient from the Services.

Section 2.2 Cooperation; Access. Subject to the other provisions of this Agreement, Provider and Recipient agree to reasonably cooperate with each other in all matters relating to the provision and receipt of the Services. Each Provider and Recipient shall, and shall cause any applicable Affiliates to, make available on a timely basis to the other information and materials requested to the extent reasonably necessary for the purposes of providing or receiving the Services.

Section 2.3 Books and Records. Provider shall keep books and records relating to the provision of the Services in a manner consistent with how such books and records were kept by Provider with respect to the Vistana Business as of the Effective Date, subject to Provider’s records retention policies (as such policies may be amended or otherwise modified from time to time). To the extent reasonably necessary for Recipient to conduct the Vistana Business as conducted as of the Effective Date, Provider shall make such books and records in electronic or paper form available to Recipient, at the cost of Recipient (i) upon reasonable written notice (but no more often than once each calendar quarter), during normal business hours, (ii) subject to reasonably imposed security procedures and limitations and (iii) subject to compliance with Section 8.3 (Effect of Termination).

Section 2.4 Service Quality.

(a) Provider will provide, or cause to be provided, the Services in accordance with Provider’s standard policies, procedures and practices in effect with respect to the Vistana Business as of the Effective Date, as the same may be changed from time to time. In providing the Services, Provider shall at all times exercise the same care and skill it exercises in performing like services for itself and other third parties, including franchisees. Recipient acknowledges that Provider is not in the business of providing the Services and is providing the Services to Recipient solely for the purpose of facilitating the transactions contemplated by the Merger Agreement.

(b) Notwithstanding anything to the contrary herein, Provider shall have the right to shut down temporarily for routine scheduled maintenance purposes (which shall be substantially consistent with Provider’s operations and maintenance policies as of the Effective Date) the operation of the facilities, networks and/or systems providing any Service whenever in its judgment, reasonably exercised, such action is necessary; provided that Provider shall notify Recipient as much in advance as reasonably practicable under the circumstances that such shutdown is planned, and such shutdown shall take place outside normal business hours, or if not so possible, during a period that does not unduly and adversely affect Recipient’s operations to which the provision of such Service relates. In the event nonscheduled maintenance is reasonably necessary, Provider shall notify Recipient as much in advance as reasonably

5

practicable under the circumstances. Provider shall be relieved of its obligations to provide Services (and Recipient shall be relieved of its obligation to pay for such affected Service(s) to the extent such Services are not performed or have not already been performed by Provider) that require the use of such facilities, networks or systems only for the period of time that such facilities, networks and/or systems are so shut down but shall use commercially reasonable efforts to minimize each period of shutdown for such purpose and to schedule such shutdown so as not to disrupt the conduct of the business of Recipient in the ordinary course. Provider shall consult with Recipient prior to temporary shutdowns to the extent reasonably practicable or, if not reasonably practicable, immediately thereafter in order to establish alternative sources for such Services. To the extent commercially reasonable, Provider will afford Recipient the benefit of any arrangements for substitute services that Provider makes on its own behalf.

(c) Provider shall maintain during the term of this Agreement its corporate level business continuity/disaster recovery plan (“Recovery Plan”), which plan shall prescribe actions to be taken with respect to continuation and recovery of any of Provider’s computer resources and network processes used to provide the Services. In the event of a business disaster with respect to Provider that disrupts any “mission critical” computer resources or network processes used to provide the Services, Provider will use commercially reasonable efforts to continue and recover such computer resources and network processes within 24 hours from the occurrence of such business disaster causing a disruption in the Services, except that Provider’s Data Warehouse and StarwoodOne systems may require additional recovery times beyond such 24 hour window but in no event more than a commercially reasonable timeframe following the occurrence of such business disaster. For purposes hereof, “mission-critical” computer resources or network processes are those which if not operating, would cause the cessation of, or significant adverse impact upon, the Vistana Business.

(d) EXCEPT AS EXPRESSLY SET FORTH IN Section 2.4(c), THE SERVICES ARE PROVIDED ON AN “AS IS” BASIS AND PROVIDER MAKES NO REPRESENTATIONS, WARRANTIES OR COVENANTS WITH RESPECT TO THE SERVICES, WHETHER EXPRESS OR IMPLIED, AND ALL IMPLIED WARRANTIES, INCLUDING THOSE RELATING TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, CUSTOM OR USAGE IN THE TRADE AND NON-INFRINGEMENT, ARE HEREBY DISCLAIMED.

Section 2.5 Uses of Services. Provider shall be required to provide Services only to Recipient in connection with Recipient’s operation of the Vistana Business substantially as conducted as of the Effective Date. Recipient shall not resell any Services to any Person whatsoever or permit the use of the Services by any Person other than its Affiliates in connection with Recipient’s operation of the Vistana Business.

Section 2.6 Location of Services. Provider will not be required to render any Service in a particular location that would necessitate that Provider obtain any permits or regulatory approvals, or qualify to do business, in any location or jurisdiction other than the locations and jurisdictions where Provider does business or conducted business as of the Effective Date. Provider shall obtain and maintain the permits and regulatory approvals required for providing the Services in good standing during the provision of the Services; provided, however that Recipient shall reimburse Provider for all of Provider’s out of pocket cost of maintaining such permits and regulatory approvals to the extent such costs are incurred for the purpose of providing the Services.

6

Section 2.7 No Violation of Laws or Third Party Contracts. Neither Provider nor any third-party service providers shall be required to provide all or any part of any particular Service to the extent that Provider determines in good faith, that providing such Service would require Provider or any third-party service provider to violate any Applicable Laws, or any agreement to which a Provider is a party or would otherwise conflict with the rights of any other party with respect thereto. In such case, Provider and Recipient shall work together to agree upon, identify and implement an alternative method of delivering such Service in a cost effective manner that does not violate any Applicable Laws or agreement or otherwise conflict with any third party rights. Any costs and expenses associated with such alternative method shall be borne by Recipient, provided, that Provider and Recipient shall be equally responsible for the amount by which the cost of such alternative arrangement exceeds the amount that Recipient would have paid pursuant to Schedule A, as of the Effective Date, for the applicable Service. As long as Provider otherwise complies with this Section 2.7, failure to arrange for an alternative method, and any resulting failure to provide Services hereunder, shall not be deemed a breach hereof.

Section 2.8 Provision of Services; Independent Contractor.

(a) Recipient acknowledges and agrees that it has no right to require that Provider perform the Services with specifically identified employees, provided, in all instances, Provider shall use commercially reasonable efforts to provide the Services using either the same employees that performed such duties as of the Effective Date, or employees of similar skill and qualification, to perform the duties assigned to them in connection with such Services.

(b) Provider shall act under this Agreement solely as an independent contractor and not as an agent, employee or joint venture counterparty of Recipient. All employees and representatives providing the Services shall be under the direction, control and supervision of Provider (and not of Recipient), and Provider shall have the sole right to exercise all authority with respect to such employees and representatives (including the right to select, hire, utilize and discharge such employees and representatives) and in no event shall such employees and representatives be deemed to be employees or agents of Recipient.

(c) Certain of the Services will require Recipient to make decisions based on recommendations made by Provider or consulting or advisory Services provided by Provider. Recipient shall be solely responsible for making all such decisions.

(d) Notwithstanding anything to the contrary contained herein, Provider shall not be liable under this Agreement for (i) failing to provide or make available a Service as set forth herein if such failure was the result of personnel of Provider performing the Services in accordance with instructions provided by Recipient’s Functional Lead or designee of such Functional Lead (as previously identified by Recipient’s Functional Lead to a Starwood Functional Lead), (ii) the exercise of reasonable discretion and independent judgment in the provision of administrative Services (such as data entry, data management, processing requests and preparing and processing forms) or (iii) any decisions made by Recipient with respect to any consulting or advisory Services.

7

Section 2.9 Modification of Procedures.

(a) Provider shall be entitled to make changes from time to time in the manner in which it performs any of the Services; provided that (i) Provider has furnished Recipient notice (the same notice Provider provides its own business) thereof; (ii) Provider changes such practices and procedures for its own business units at the same time; and (iii) Provider gives Recipient a reasonable period of time for Recipient to (A) adapt its operations to accommodate such changes or (B) reject such changes. In the event Recipient fails to accept or reject a proposed change on or before a reasonable date specified in such notice of change, such failure shall be deemed to be an acceptance of such change. In the event Recipient rejects a proposed change but does not terminate this Agreement, Recipient agrees to pay any reasonable expenses resulting from Provider’s need to maintain different or multiple versions of the same system, procedures, technologies, or services or resulting from requirements of their third party vendors.

(b) In the event Recipient makes a change to its technology environment, software or hardware that renders Provider incapable of providing the Services or Recipient incapable of using the Services, Provider’s performance with respect to such affected Service(s) shall be excused, and Recipient shall be relieved of its obligation to pay for such affected Service(s) to the extent such Services are not performed or have not already been performed by Provider, until Recipient has modified its technology to correct the problem.

Section 2.10 No Transfer of Rights. Recipient acknowledges that it will acquire no right, title or interest (including any license rights or rights of use) in any firmware or software, and the licenses therefor which are held by Provider, by reason of the provision of the Services provided hereunder, except to the extent that any such license rights or rights of use are provided for in a written agreement signed by Provider and Recipient.

Section 2.11 Security.

(a) Provider and Recipient shall each maintain reasonable, current security measures (i) to prevent unauthorized access to its systems and (ii) with respect to all data contained in its facilities, networks and systems and used in connection with the Services. Such measures shall in no event be less stringent than those used to safeguard such party’s own property, or industry standard security measures used by companies of a similar size. Such measures shall include, where appropriate, use of updated firewalls, virus screening software, logon identification and passwords, encryption, intrusion detection systems, logging of incidents, periodic reporting, and prompt application of current security patches, virus definitions and other updates. Recipient shall not install any new equipment, software or technology or modify the setup of any existing equipment, software or technology that is, or will be, connected to Provider’s facilities, networks or systems without the prior consent of Provider.

(b) Provider may suspend Recipient’s access (if any) to the information technology or communications systems used by Recipient following advance written notice to the extent practicable if, in Provider’s reasonable opinion (i) the integrity, security or performance of its systems, or any data stored on them, is being or is likely to be jeopardized by the activities of Recipient, or (ii) continued access to those information technology or communications systems by Recipient would expose Provider to liability.

(c) Each Party reserves the right to terminate the Agreement, in its sole discretion and without limitation or termination liability, if the Recipient or Provider, as applicable, remains in breach of this Section 2.11 five (5) Business Days after receipt of notice of such breach. Provider and Recipient acknowledge that the security measures used by the other as of the Effective Date of this Agreement are in compliance with this Section.

8

Section 2.12 Personally Identifiable Information. Each party will comply with all applicable privacy and other laws and regulations relating to protection, collection, use, and distribution of Personally Identifiable Information. In no event may a party sell or transfer Personally Identifiable Information to third parties other than its Affiliates, or otherwise provide third parties other than its Affiliates with access thereto, except (i) as may be allowed pursuant to other written agreements between the Parties, or (ii) in the case of Provider, with any of its third-party service providers assisting Provider with the performance of the Services hereunder. If there is a suspected or actual breach of security involving Personally Identifiable Information, responsible party will notify the other party’s Privacy counsel within twenty four (24) hours of a management-level associate becoming aware of such occurrence.

ARTICLE III

FEES AND EXPENSES

Section 3.1 Service Fees. In consideration for the provision of the Services, Recipient will pay Provider the fees for each Service specified on Schedule A, which fees are inclusive of an administrative service fee (the “Base Service Fees”); provided that the Base Service Fees for each Service shall be increased by five percent (5%) each year effective as of the anniversary of the Effective Date. The Base Service Fees, as may be adjusted in accordance with this Article III, together with the Migration Services Fees and any Omitted Services Fees, are referred to herein as the “Service Fees.”

(a) The Migration Services, and any assistance in the planning of such Migration Services, shall be provided to Recipient (i) at rates established using the methodology set forth on Schedule [ ● ], and (ii) with respect to any Migration Services provided by any third-party service providers, at a cost equal to the actual out of pocket payments made by Provider or its Affiliates to such third-party service provider for performing such Services (the “Migration Services Fees”).

(b) Except to the extent otherwise set forth on Schedule A or Schedule [ ● ], the Services Fees shall be exclusive of (and Recipient shall pay to Provider) any reasonable, out-of-pocket expenses incurred related to travel (including long-distance and local transportation, accommodation and meal expenses and other incidental expenses) by Provider’s personnel in connection with performing the Services.

(c) Notwithstanding anything to the contrary contained herein, any Services to be performed by a third-party service provider shall be provided to Recipient at a cost equal to the actual out of pocket payments made by Provider or its Affiliates to such third-party service provider for performing such Services (it being understood, for the avoidance of doubt, that such third party service provider may include a mark-up in what it charges to Provider and its Affiliates).

9

(d) Recipient shall be responsible for, and Provider shall not be required to use or advance its own funds for, any payment obligation of Recipient (including employee compensation payments, employee benefit payments and payments to fund checks issued or wire transfer payments made on behalf of Recipient).

(e) Unless otherwise agreed by the Parties, the Service Fees for any Omitted Services will be determined by Provider on a pass-through, fully-burdened cost basis, with a fifteen percent (15%) mark-up, including the allocable cost of any Person performing such activities (the “Omitted Services Fees”).

(f) Any Extended Service shall be provided to Recipient at the adjusted Base Service Fee set forth on Schedule A for such extension.

Section 3.2 Payment. Recipient shall compensate Provider only for Services actually provided pursuant to this Agreement. Invoices will be rendered each month by Provider to Recipient for the Service Fee for Services delivered during the preceding month and for any other sums due under Sections 2.1, 2.3, 3.3, 2.7, and 5.2 and Article IV. Each such invoice shall set forth in reasonable detail a description of such Services and the amounts charged therefor. Recipient shall pay all invoiced amounts, which are not disputed, in immediately available funds within thirty (30) days after the date of the invoice. If Recipient in good faith disputes an invoice, it must notify Provider in writing of the dispute within thirty (30) days after receipt of the relevant invoice specifying in detail the reason why Recipient disputes the invoice. Any undisputed amounts not paid within such 30-day period shall be subject to interest from the due date until the date of payment, compounded monthly, at the Interest Rate. If Recipient disputes an invoiced amount in good faith and such amount is thereafter determined to be due and payable, then the foregoing late charges will apply retroactively to the original due date after which such disputed amounts became delinquent. Without limiting any of its other rights and remedies hereunder, Provider may suspend performance of any Services in the event that Recipient fails to timely pay any undisputed amounts due under this Agreement within fifteen (15) days after written notice of non-payment from Provider is received following the end of the 30-day period reflected in such notice. Recipient may not deduct, set-off, counterclaim or otherwise withhold any amount owed to it by Provider (on account of any obligation owed by Provider, whether or not such obligation has been finally adjudicated, settled or otherwise agreed upon in writing) against the fees or other amounts payable or expenses owed by such Recipient to Provider pursuant to this Agreement.

Section 3.3 Taxes. Recipient shall pay all applicable federal, state, local or foreign Taxes (including sales, use, value-added, and other similar transaction-based Taxes), duties and tariffs and all other Taxes or charges imposed on the provision of the Services by Provider, except for taxes based on net income of Provider (collectively, “Sales Taxes”). If any such Sales Taxes are levied on Provider or deducted from amounts otherwise due to Provider hereunder, Recipient shall “gross up” the payments to Provider so that the net amount received by Provider is equal to the amount required to be paid to Provider hereunder. The amounts set forth for each Service on Schedule A do not include Sales Taxes and will be separately stated on the relevant invoice to Recipient. Unless otherwise required by Applicable Law, Provider shall be solely responsible for remitting payment of all Sales Taxes to the applicable Governmental Authority. Notwithstanding the foregoing, in the case of all Sales Taxes, Recipient shall not be obligated to pay such Sales Taxes if and to the extent that Recipient has provided valid

10

exemption certificates or other applicable documentation that would eliminate or reduce the obligation to collect and/or pay such Sales Taxes. Provider shall also be solely responsible for timely withholding and remitting to the applicable Governmental Authority any employment, income or other Taxes required to be withheld in respect of Provider’s employees related to the sale, performance, provision or delivery of Services.

Section 3.4 Regulatory Changes. If at any time after the Effective Date, any change in Applicable Law or other material unanticipated change in the operating environment of the Vistana Business materially increases (directly or indirectly) Provider’s cost of providing the Services, Provider shall notify Recipient of such increased cost and the Parties shall promptly negotiate in good faith to adjust the Base Service Fees for each Service to accurately and fairly account for such increased cost to Provider.

ARTICLE IV

TERM OF SERVICES

Section 4.1 Term and Cancellation of Services. Each Service shall be provided during the period commencing on the Effective Date and expiring on the last day such Service, as set forth on Schedule A, is required to be provided (with respect to each Service, the “Service Term”); provided, however, that Recipient may cancel any Service upon not less than one hundred twenty (120) days’ written notice of cancellation to Provider, unless a different period is provided for on Schedule A for such Service; provided that Recipient reimburses Provider for any reasonable, out-of-pocket third party costs incurred to the extent resulting from the cancellation of such Service. For the avoidance of doubt, once Recipient has cancelled any Service, Recipient shall not be entitled to have such Service resumed pursuant to this Agreement or otherwise.

Section 4.2 Extension of Term of Services. Specific Services identified on Schedule A may have their Service Term extended by Recipient for the maximum duration specified on Schedule A (an “Extended Service”). Recipient shall make requests for Extended Services in writing not less than ninety (90) days prior to the end of the Service Term for such Service. Notwithstanding the foregoing, if Provider in good faith determines the extension of any Service Term pursuant to this Section 4.2 will burden (financially or otherwise) Provider substantially more than anticipated on the Effective Date, Provider shall notify Recipient at least sixty (60) days prior to the end of the Service Term for that Service that Recipient cannot extend the Service Term for that Service. No other Services may be extended beyond their Service Term stated on Schedule A. All Extended Services are subject to (i) obtaining all Consents necessary for Provider to perform or Recipient to receive the Service beyond its original Service Term and (ii) any service limitations set forth in this Agreement. In no event shall any Services be provided beyond two (2) years after the Effective Date.

11

ARTICLE V

GOVERNANCE

Section 5.1 Project Leads; Functional Leads; Disputes.

(a) Starwood designates [ ● ] as its lead administrative contact for purposes of this Agreement (the “Starwood TSA Project Lead”), and Buyer designates [ ● ] as its lead administrative contact for purposes of this Agreement (the “Recipient TSA Project Lead” and, together with the Starwood TSA Project Lead, the “TSA Project Leads”). Either Party may change its TSA Project Lead upon written notice to the other Party. The TSA Project Leads shall meet regularly or as needed.

(b) The initial points of contact for Provider and Recipient with respect to any day-to-day matters about provision of a particular Service, including attempting to resolve any issues that may arise during the performance of such Service, shall be the functional team leaders designated in the “Contact Information” column opposite such Service on Schedule A, who shall have the authority to handle such daily operational matters related to the applicable Service (each such Person, a “Functional Lead”). Issues that cannot be resolved by the Functional Leads shall be escalated to the TSA Project Leads in accordance with this Section 5.1.

(c) Prior to initiating any legal action in accordance with Section 9.4, any dispute, controversy or claim arising out of, relating to or in connection with the Services or this Agreement (a “Dispute”) that cannot be resolved by the applicable Functional Leads after a reasonable period of time (taking into consideration the nature of the Dispute) shall be submitted first to the TSA Project Leads, and the TSA Project Leads shall seek to resolve such Dispute through informal good faith negotiation. In the event that any Dispute is not resolved by the TSA Project Leads within ten (10) Business Days after the claiming Party verbally notifies the other Party of the Dispute (during which time the TSA Project Leads shall meet in person or by telephone as often as reasonably necessary to attempt to resolve the Dispute), the TSA Project Leads shall escalate the Dispute to senior executive officers of each Party for resolution. In the event the senior executives fail to resolve the Dispute within an additional twenty (20) Business Days, then either Party may bring an action in accordance with Section 9.4 and Section 9.5 below to resolve the Dispute.

Section 5.2 Steering Committee. A steering committee (the “Steering Committee”) comprised of the TSA Project Leads, a finance executive from each Party (the “Finance Officers”) and corporate counsel from each Party (the “Legal Officers”) will have overall responsibility for oversight, administration and issue resolution relating to the performance and migration of Services under this Agreement. The Starwood Finance Officer will be responsible for gathering data required to calculate variable transition service costs, generating monthly invoices, monitoring receipt of payments, and monitoring stranded costs. Both Finance Officers will liaise with the TSA Project Leads and Functional Leads and the Legal Officers to suggest modifications to services or their costs (as necessary). The Legal Officers will adjust the schedule of Services to reflect changes in scope (as necessary) and oversee any litigation matters for their respective Parties not resolved through the dispute resolution process of this Agreement.

Section 5.3 Meetings. The key governance personnel will meet in person or by video or teleconference in accordance with the meeting cadence set forth on Exhibit 5.3.

12

Section 5.4 Audit Rights.

(a) Compliance Audits by Provider. Upon notice from Provider, Recipient shall provide Provider, its auditors (including internal audit staff and external auditors), inspectors, regulators and other reasonably designated representatives as Provider may from time to time designate in writing (collectively, the “Starwood Auditors”) with access to, at reasonable times, any Recipient facility or part of a facility at which Recipient is using the Services, Recipient personnel, and data and records relating to the Services for purposes of verifying compliance with this Agreement. Provider audits may include security reviews (including Recipient’s completion of security related questionnaires) of the Services and Recipient’s systems, including reasonable use of automated scanning tools such as network scanners, port scanners, and web inspection tools. Recipient will provide any assistance that Starwood Auditors may reasonably require with respect to such audits. Upon notice from Recipient, Provider shall provide Recipient and its auditors with access to, at reasonable times, books and records relating to the Services or this Agreement in order for Recipient to comply with Applicable Laws.

(b) Audits by Buyer. Buyer shall have the right, upon at least thirty (30) days’ written notice to Provider, and in a manner to avoid unreasonable interruption to Provider’s business, to perform audit procedures over Provider’s internal controls and procedures for the Services provided by Provider under this Agreement; provided that, such audit right shall exist solely to the extent required by Buyer’s external auditors to ensure Buyer’s compliance with the Sarbanes-Oxley Act of 2002, to determine if Buyer’s financial statements conform to Generally Accepted Accounting Principles (GAAP), to verify third-party expenses or to the extent required by any Governmental Authority. Provider shall provide Buyer and Buyer’s auditors with appropriate space, furnishings, and telephone, facsimile and photocopy equipment as Buyer or Buyer’s auditors may reasonably require to perform such audit procedures. Provider shall consider in good faith, but shall not be obligated to make, changes to its controls and procedures to address any findings of such audits. Buyer shall pay or reimburse all of Provider’s incremental costs arising from all such audit-related activities, provision of space, furnishings and equipment, and analysis and implementation, if any, of any potential changes in Provider’s controls or procedures described in this Section 5.4(b).

(c) Audit Reports. Buyer shall be entitled to request, upon reasonable notice to Provider, and Provider shall provide a copy of its most recent SSAE 16 audit report, if any, performed by Provider, or Provider’s auditors, at the same cost as Starwood or its Affiliates charge its hotel franchisees.

ARTICLE VI

FORCE MAJEURE

Section 6.1 Force Majeure Event. Provider shall not be liable for any interruption, delay or failure to perform any obligation under this Agreement when such interruption, delay or failure results from causes beyond its reasonable control (or beyond the reasonable control of any Person acting on its behalf), including any strikes, lockouts, acts of any Governmental Authority, riot, insurrection or other hostilities, acts of the public enemy or terrorism, embargo, fuel or energy shortage, fire, flood, earthquake, tsunami, or acts of God (any such event, a “Force Majeure Event”). In the event of a Force Majeure Event, Provider’s affected obligations hereunder shall be postponed for such time as its performance is suspended or delayed on account thereof. For the duration of such suspension or delay, no fees or expenses

13

shall be incurred by Recipient for Services that are suspended or delayed, and Recipient shall have the right, but not the obligation, to obtain replacement services for the duration of the Force Majeure Event from a third-party service provider at Recipient’s expense.

Section 6.2 Consequences of Force Majeure Event. Provider shall notify Recipient as soon as reasonably practicable upon learning of the occurrence of a Force Majeure Event. If the Force Majeure Event causes a material failure or delay in the provision of Services by Provider hereunder, (a) Provider shall use commercially reasonable efforts, which efforts shall include carrying out the actions set forth in the Recovery Plan, if such actions are applicable to such Force Majeure event, to remove such Force Majeure Event as soon as and to the extent reasonably and practicably possible, (b) Provider will treat Recipient substantially the same as any other internal or external service recipient (including franchisees) in connection with the restoration of the affected Services, if any, and (c) at the option of Recipient, the term and all additional payments owed in respect of any affected Service shall be tolled to the extent such Services are not provided or have not already been provided by Provider, until such Service is resumed in accordance with the standards set forth in Section 2.4(a). Upon the cessation of the Force Majeure Event, Provider shall use commercially reasonable efforts to resume its performance of any affected Service in accordance with the standards set forth in Section 2.4(a) with the least possible delay. If any Service is interrupted or suspended for more than ten (10) consecutive days, Recipient may terminate the affected Service (including any obligation to pay for such Service), in whole or in part, upon written notice to Provider.

ARTICLE VII

LIABILITIES

Section 7.1 Limitations of Liability. With regard to any and all damages, fines, penalties, deficiencies, losses, liabilities (including settlements and judgments) and expenses (including interest, court costs, reasonable fees and expenses of attorneys, accountants and other experts and professionals or other reasonable fees and expenses of litigation or other proceedings or of any claim, default or assessment) (collectively, “Losses”) arising out of a breach of Provider’s obligations in connection with the provision of Services under this Agreement, other than Losses arising as a result of the fraud, willful misconduct or gross negligence of Provider or covered under a Provider indemnity under Section 7.2, Provider’s sole liability for such Losses shall be to use reasonable commercial efforts to re-perform, or cause its contractors to re-perform, such Services. Recipient shall promptly advise Provider of any such breach of which it becomes aware.

Section 7.2 Indemnity.

(a) Recipient agrees to indemnify, defend and hold harmless each Provider and its respective officers, directors, employees, agents, successors, and assigns, from any Losses resulting from Third Party Claims arising hereunder from (i) Recipient’s breach of its obligations with respect to Provider’s Information under this Agreement, (ii) Recipient’s violation of Applicable Laws, (iii) Recipient’s failure to comply with any applicable Payment Card Industry Data Security Standard and any other credit card company specific security requirements (collectively, “Credit Card Company Regulations”) (iv) the infringement by Recipient of a third party’s intellectual property rights, or (v) Recipient’s fraud, willful misconduct or gross negligence.

14

(b) Provider agrees to indemnify, defend and hold harmless Recipient and its respective officers, directors, employees, agents, successors, and assigns, from any Losses resulting from Third Party Claims arising hereunder from (i) Provider’s breach of its obligations with respect to Recipient’s Information under this Agreement, (ii) Provider’s violation of Applicable Laws, (iii) Provider’s failure to comply with any applicable Credit Card Company Regulations, (iv) the infringement by Provider of a third party’s intellectual property rights, or (v) Provider’s fraud, willful misconduct or gross negligence.

(c) EXCEPT FOR ITS OBLIGATION TO COMPLY WITH SECTION 7.2(A) OR SECTION 7.2(B) ABOVE, AS APPLICABLE, EACH OF PROVIDER AND RECIPIENT SHALL NOT BE LIABLE FOR ANY LOSSES IN CONNECTION WITH THIS AGREEMENT. TO THE MAXIMUM EXTENT PERMISSIBLE UNDER APPLICABLE LAW, IN NO EVENT SHALL A PARTY OR ITS AFFILIATES OR AGENTS BE LIABLE TO ANY INDEMNIFIED PERSON FOR LOSS OF PROFITS, LOSS OF BUSINESS, OR LOSS OF DATA, OR FOR ANY PUNITIVE, SPECIAL, CONSEQUENTIAL, EXEMPLARY, INCIDENTAL OR OTHER INDIRECT DAMAGES, IN CONNECTION WITH THIS AGREEMENT UNLESS SUCH DAMAGES ARE AWARDED AND REQUIRED TO BE PAID BY AN INDEMNIFIED PERSON TO A THIRD PARTY PURSUANT TO AN ORDER OF A GOVERNMENTAL AUTHORITY.

(d) The party required to indemnify pursuant to this Article (the “Indemnitor”), upon demand by a party (“Indemnitee”), at Indemnitor’s sole cost and expense, shall resist or defend such claim (in the Indemnitee’s name, if necessary), using such attorneys as the Indemnitee shall approve, which approval shall not be unreasonably withheld. If, in the Indemnitee’s reasonable opinion, there exists a conflict of interest which would make it inadvisable to be represented by counsel for the Indemnitor, the Indemnitor and the Indemnitee shall jointly select acceptable attorneys, and the Indemnitor shall pay the reasonable fees and disbursements of such attorneys.

(e) No right of indemnification shall exist under this Agreement with respect to matters for which indemnification may reasonably be claimed under the Merger Agreement, it being the intent of the Parties that claims that are addressed under the Merger Agreement shall be governed solely by the Merger Agreement. No right of indemnification shall exist under the Merger Agreement for claims arising out of the performance of this Agreement, it being the intent of the Parties that such claims shall be solely governed by the provisions of this Agreement. Notwithstanding the foregoing, no claim for indemnification made under this Agreement shall be denied solely based on the preceding two sentences if such claim was initially brought under the Merger Agreement and denied because the subject matter of such claim was reasonably believed to be covered under the indemnification provisions of this Agreement, and except for the preceding sentence, none of the indemnifications provided in this Agreement shall in any way be deemed to limit, or otherwise impair a Party’s right to indemnification under any provision of the Merger Agreement.

Section 7.3 Entire Obligation. The foregoing provisions of this Article VII set forth the full extent of the parties’ liability (monetary or otherwise) under this Agreement for any and all Losses.

15

ARTICLE VIII

TERMINATION

Section 8.1 Term of Agreement. The term of this Agreement shall commence on the Effective Date and end on the earlier to occur of (a) the date on which the provision of all Services has expired or been canceled or terminated pursuant to Section 6.2, Section 8.2 or Article IV and (b) the date on which this Agreement is terminated pursuant to Section 8.2.

Section 8.2 Breach of Agreement. If Provider or Recipient causes or suffers to exist any material breach of any of its obligations under this Agreement, and such party does not cure such breach within (i) ten (10) Business Days with respect to Recipient’s obligations under Article III or (ii) thirty (30) days with respect to all other obligations of Provider or Recipient under this Agreement, after receiving written notice thereof from the non-breaching party, the Party not in breach (or whose Affiliate is not in breach) may terminate this Agreement, in whole or in part, immediately by providing written notice of termination. In addition, either Party may terminate this Agreement, effective immediately upon written notice, if the other Party commences a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar Applicable Law now or hereafter in effect or seeks the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or consents to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or makes a general assignment for the benefit of creditors or takes any corporate action to authorize any of the foregoing.

Section 8.3 Effect of Termination. In the event of a termination or expiration of this Agreement, Provider shall be entitled to all outstanding amounts due from Recipient for the provision of Services rendered prior to the date of termination or expiration. Upon termination, cancellation or expiration of any Service in accordance with this Agreement, Provider will have no further obligation to provide such terminated, cancelled or expired Service. In the event of a termination or expiration of this Agreement, (a) Provider will promptly return to Recipient copies of any of Recipient’s Information that are in Provider’s possession or control, and (b) Recipient will promptly return to Provider copies of any of Provider’s Information that are in Recipient’s possession or control; provided that neither Provider nor Recipient shall be required to erase or extinguish any Information which is contained in any computer or server system or archived computer system backup of such party, including in emails, so long as such Information is kept confidential in accordance with Section 9.3.

Section 8.4 Survival. Notwithstanding anything herein to the contrary, Articles VI and VIII and Section 2.4(c), Section 3.2, Section 3.3, Section 8.3 and this Section 8.4 shall survive any termination or expiration of this Agreement.

16

ARTICLE IX

MISCELLANEOUS 1

Section 9.1 Notices. Except as otherwise provided herein, all notices, requests, claims, demands, waivers and other communications hereunder shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier, facsimile or email transmission (in the case of telecopier, facsimile or email transmission, with copies by overnight courier service or registered mail) to the respective Parties as follows (or, in each case, as otherwise notified by any of the Parties) and shall be effective and deemed to have been given (i) immediately when sent by telecopier, facsimile or email between 9:00 A.M. and 6:00 P.M. (New York City time) on any Business Day (and when sent outside of such hours, at 9:00 A.M. (New York City time) on the next Business Day) and (ii) when received if delivered by hand or overnight courier service or certified or registered mail on any Business Day:

(a) If to Provider, to:

Starwood Hotels & Resorts Worldwide, Inc.

One Star Point

Stamford, CT 06902

Attn.: [●]

Facsimile: [●]

Email: [●]

with a copy (which shall not constitute notice or service of process) to:

Starwood Hotels & Resorts Worldwide, Inc.

Attn.: General Counsel

Facsimile: 203-351-2401

Email: Kenneth.siegel@starwoodhotels.com

(b) if to Recipient, to:

Interval Leisure Group, Inc.

6262 Sunset Drive

Miami, Florida 33143

Attn.: Victoria J. Kincke, General Counsel

Facsimile: 305-667-2072

Email: Victoria.Kincke@iilg.com

with a copy (which shall not constitute notice or service of process) to:

[ ● ]

Attn.: [●]

Facsimile: [●]

Email: [●]

[1]	To be conformed to License Agreement once finalized.

17

Notices sent by multiple means, each of which is in compliance with the provisions of this Agreement will be deemed to have been received at the earliest time provided for by this Agreement.

Section 9.2 Assignment. Neither this Agreement nor any of the rights or obligations hereunder shall be assigned by any Party or its Affiliates without the prior written consent of Recipient; provided, however, that, without the consent of Recipient, Provider may delegate the performance of all or any part of its obligations under this Agreement, including the obligation to provide any Service or any portion thereof, to (a) any Affiliate of Provider or (b) one or more third parties; provided that no such delegation by Provider to any such Affiliate or third party shall in any way affect the Recipient’s rights under this Agreement or relieve Provider of any of its obligations under this Agreement. Any purported assignment in violation of this Section 9.2 shall be null and void.

Section 9.3 Confidentiality.

(a) In the course of the provision or receipt of Services, each Provider or Recipient may need to disclose or make accessible to the other (for purposes of this Section 9.3(a), the entity disclosing or making accessible such information shall hereinafter be referred to as the “Disclosing Party”, and the entity receiving such information shall hereinafter be referred to as the “Receiving Party”) certain information that is either non-public, confidential or proprietary in nature (collectively, the “Information”); provided that for the purposes of this Agreement, Information shall not include information that (i) becomes generally available to the public without any action by, or involvement of, the Receiving Party or its Affiliates or contractors and through no violation of this Agreement, (ii) is obtained by the Receiving Party without restrictions on use or disclosure from a third party who, to the Receiving Party’s knowledge, breached no obligation of confidentiality in disclosing the information, or (iii) is independently developed by the Receiving Party without reference or access to any Information of the Disclosing Party.

(b) The Receiving Party shall hold in confidence and not disclose to any third party any Information of the Disclosing Party received by it in connection with this Agreement, and it shall use all Information of the Disclosing Party received by it in connection with this Agreement solely as necessary for the provision or receipt of the Services (and for no other purpose whatsoever) and it shall take the same care with the Disclosing Party’s Information as it does with its own, but in no event less than a reasonable degree of care; provided that Provider may disclose the Information to those of its Affiliates or to third parties that provide Services or to any directors, members, officers, employees, agents and advisors (including, without limitation, attorneys, accountants, consultants and service providers) of any such Person, but only to the extent necessary for such Affiliates, third parties, directors, members, officers, employees, agents and advisors to carry out the Services, and provided they are bound by confidentiality obligations at least as stringent as those set forth herein. Each Provider and Recipient shall keep the terms of this Agreement confidential and shall not disclose the terms of this Agreement without the other Party’s prior written consent, except as may be necessary to comply with Applicable Law (including the rules of any stock exchange) or any financial reporting obligations or except as otherwise permitted under this Agreement.

18

(c) If the Receiving Party is requested to disclose any of the Disclosing Party’s Information pursuant to any judicial or governmental order, or to a regulatory authority or under other operation of Applicable Law, it will not be in breach of this Section 9.3 to make such disclosure; provided that the Receiving Party (i) promptly notifies the Disclosing Party in writing prior to making any such disclosure so that the Disclosing Party may seek a protective order or other appropriate remedy or, in its sole discretion, waive compliance with this Section 9.3, and (ii) if the Disclosing Party is not successful in precluding the requesting legal body from requiring the disclosure of its Information, limits disclosures to the portion of Information specifically required to be disclosed and exercises reasonable efforts to obtain reliable assurances that the Information will be accorded confidential treatment.

Section 9.4 Governing Law. This Agreement and all claims arising out of or relating to this Agreement and the transactions contemplated hereby shall be governed by the Applicable Laws of the State of New York.

Section 9.5 Consent to Jurisdiction; Waiver of Jury Trial.

(a) Each of the Parties irrevocably submits to the exclusive jurisdiction of (i) state courts of the State of New York located in New York County and (ii) the United States District Court for the Southern District of the State of New York for the purposes of any suit, Action or other proceeding arising out of or relating to this Agreement or any transaction contemplated hereby (and agrees not to commence any Action, suit or proceeding relating hereto except in such courts). Each of the Parties further agrees that service of any process, summons, notice or document hand delivered or sent by U.S. registered mail to such Party’s respective address set forth in Section 9.1 shall be effective service of process for any Action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction as set forth in the immediately preceding sentence. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any Action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in (i) state courts of the State of New York located in New York County or (ii) the United States District Court for the Southern District of the State of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Notwithstanding the foregoing, each Party agrees that a final judgment in any Action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment in any jurisdiction or in any other manner provided in law or in equity.

(b) EACH OF THE PARTIES IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

19

Section 9.6 Entire Agreement. This Agreement, together with the Merger Agreement, constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes any prior understandings, negotiations, agreements, or representations among the Parties of any nature, whether written or oral, to the extent they relate in any way to the subject matter hereof.

Section 9.7 Amendments. This Agreement may not be amended except by a written instrument executed by the Parties.

Section 9.8 Waivers. Any agreement on the part of any Party to any waiver shall be valid only if set forth in an instrument in writing signed by or on behalf of such Party. No failure or delay on the part of any Party hereto in the exercise of any right hereunder shall impair such right or be construed as a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

Section 9.9 No Third Party Beneficiaries. No provision of this Agreement is intended to confer any rights, benefits, remedies hereunder upon any Person other than the Parties, their Affiliates and their respective successors and permitted assigns.

Section 9.10 Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be declared by any court of competent jurisdiction to be invalid, illegal, void or unenforceable in any respect, all other provisions of this Agreement, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid, illegal, void or unenforceable, shall nevertheless remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination that any provision, or the application of any such provision, is invalid, illegal, void or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by Applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

Section 9.11 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument. Signed counterparts of this Agreement may be delivered by facsimile and by scanned .pdf image.

[Signature pages follow.]

20

IN WITNESS WHEREOF, each Party has caused this Agreement to be duly executed by its authorized officer as of the date first above written.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

By:
Name:
Title:

[Signature Page to Transition Services Agreement]

INTERVAL LEISURE GROUP, INC.

By:
Name:
Title:

[Signature Page to Transition Services Agreement]